SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to 14a-11(c) or Rule 14a-12

Central Parking Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock, par value $.01 per share of Central Parking Corporation (“CPC common stock”)

(2)	Aggregate number of securities to which transaction applies: 32,300,416 shares of CPC common stock, 162,476 deferred stock units and 3,225,110 options to purchase CPC common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) 32,300,416 shares of CPC common stock multiplied by the merger consideration of $22.53 per share, plus (B) options to purchase 3,225,110 shares of CPC common stock multiplied by $4.65 (which is the difference between $22.53 and the weighted average exercise price of $17.88 per share), plus (C) 162,476 deferred stock units multiplied by the merger consideration of $22.53 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the amounts calculated pursuant to clauses (A), (B) and (C) of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $746,385,718

(5)	Total fee paid: $22,914

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of Central Parking Corporation, a Tennessee corporation, which will be held at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on Monday, May 21, 2007 at 9:00 a.m., local time.

At the meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of February 20, 2007 (we refer to this agreement as it may be amended from time to time as the merger agreement), among Central Parking, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and wholly-owned subsidiary of KCPC Holdings, which provides for the acquisition of Central Parking by KCPC Holdings by merger of KCPC Acquisition with and into Central Parking. If our shareholders approve the merger agreement and the merger is subsequently completed, Central Parking will become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries, and you will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, our board of directors, acting on the unanimous recommendation of a special committee composed of directors who are not officers or employees of Central Parking and who the board of directors believes meet the New York Stock Exchange criteria as “independent directors,” has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Central Parking and its shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby. In reaching its determination, our board of directors considered a number of factors which are discussed in the attached proxy statement. In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 40.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully. You may also obtain more information about Central Parking from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Central Parking common stock entitled to vote, a failure to vote will have the same effect as a vote against the approval of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you for your cooperation and your continued support of Central Parking.

Sincerely,

Monroe J. Carell, Jr.
Executive Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 30, 2007, and is first being mailed to shareholders on or about April 30, 2007.

2401 21st Avenue South
Nashville, Tennessee 37212
(615) 297-4255

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
CENTRAL PARKING
To Be Held on May 21, 2007

To the Shareholders of
CENTRAL PARKING CORPORATION:

Notice is hereby given that a special meeting of shareholders of Central Parking Corporation (“Central Parking”) will be held at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on Monday, May 21, 2007, at 9:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2007, by and among Central Parking Corporation, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and a wholly-owned subsidiary of KCPC Holdings. The merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement, provides for the acquisition of Central Parking by KCPC Holdings by merger of KCPC Acquisition with and into Central Parking. If our shareholders approve the merger agreement and the merger is subsequently completed, Central Parking will become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries, and you will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock that you own; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

Only shareholders of record of our common stock as of the close of business on April 19, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Holders of our common stock are not entitled to appraisal rights under the Tennessee Business Corporation Act in connection with the merger. See “The Merger — Dissenters’ Rights” on page 48.

By Order of the Board of Directors

Henry J. Abbott
Secretary
Nashville, Tennessee

April 30, 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

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SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about Central Parking. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 67. Except as otherwise specifically noted in this proxy statement, “Central Parking,” “we,” “our,” “us,” and other similar words refer to Central Parking Corporation and its affiliates. In addition, KCPC Holdings, Inc. may be referred to as “KCPC Holdings” or “Parent” and KCPC Acquisition, Inc. may be referred to as “KCPC Acquisition” or “Merger Sub.”

The Merger

Parties to the Merger (page 66)

Central Parking Corporation is a leading provider of parking and related services. As of December 31, 2006, Central Parking operated approximately 3,100 parking facilities containing approximately 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Colombia, Peru, the United Kingdom, the Republic of Ireland, Spain, Greece, Italy and Switzerland. Central Parking operates or manages multi-level parking facilities and surface lots. It also provides ancillary services, including parking consulting, shuttle bus, valet, parking meter collection and enforcement, and billing services. Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.”

KCPC Holdings is a newly formed corporation organized under the laws of the State of Delaware. KCPC Acquisition is a newly formed corporation organized under the laws of the State of Tennessee and is a wholly-owned subsidiary of KCPC Holdings. KCPC Holdings and KCPC Acquisition were formed by funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P. (collectively referred to in this proxy statement as the “Equity Sponsors”).

Structure of the Merger (page 52)

Upon the terms and subject to the conditions of the merger agreement, KCPC Acquisition will be merged with and into Central Parking. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary, directly or indirectly through one or more wholly-owned subsidiaries, of KCPC Holdings. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 52)

Each holder of shares of our common stock will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of our common stock held immediately prior to the merger, other than shares owned by Central Parking, KCPC Holdings, KCPC Acquisition, and by certain of our employees who agree with KCPC Holdings to exchange equity securities of Central Parking held by them for equity securities of KCPC Holdings.

Central Parking Stock Options, Deferred Units and Restricted Stock (page 53)

Except as separately agreed to by KCPC Holdings and any holder of Central Parking stock options, each outstanding Central Parking stock option that remains outstanding and unexercised as of the effective time of the merger, whether or not then vested or exercisable, will automatically be converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of the merger consideration of $22.53 per share over the exercise price per share of the stock option, multiplied by (b) the number of shares of common stock issuable upon exercise of the stock option, without interest and less any applicable tax withholding. After the merger, such stock options will no longer be outstanding and the holders of the options will no longer have any rights to purchase Central Parking stock.

Except as separately agreed to by KCPC Holdings and any holder of Central Parking deferred stock units, each deferred stock unit granted under Central Parking’s 1996 Deferred Stock Unit Plan that remains outstanding, whether or not vested, as of the effective time of the merger will automatically vest and be converted into the right to receive a cash payment equal to the product of (a) the merger consideration of $22.53 per share, multiplied by (b) the number of shares of common stock issuable with respect to such deferred unit at the time of vesting, without interest and less any applicable tax withholding. After the merger, such deferred stock units will no longer be outstanding, and the holders of the deferred stock units will no longer have any rights thereunder.

Except as separately agreed to by KCPC Holdings and any holder of Central Parking restricted stock, all Central Parking restricted stock will automatically become unrestricted common stock and be converted into the right to receive $22.53 in cash for each share of previously restricted common stock held immediately prior to the merger, without interest and less any applicable tax withholding.

Trust Issued Preferred Securities (page 53)

The Trust Issued Preferred Securities (TIPS) issued by Central Parking Finance Trust will remain outstanding after the merger. However, in accordance with the terms thereof, the TIPS will cease to be convertible at or after the consummation of the merger into shares of Central Parking common stock, but will instead be convertible into an amount equal to the product of (a) $22.53 times (b) the number of shares of Central Parking common stock into which the TIPS could have been converted as of the consummation of the merger. After the merger, each share of TIPS will remain outstanding until the maturity date of April 1, 2028 unless converted by the holder into $19.18 in cash per TIPS share or redeemed by Central Parking at $25 per TIPS share.

Conditions to the Merger (page 59)

We and KCPC Holdings will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our shareholders must have approved the merger agreement and the merger;

•	the applicable waiting period under the HSR Act must have expired or been terminated; and

•	there must not be any court or governmental restraints or prohibitions on the consummation of the merger.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the performance by each of KCPC Holdings and Merger Sub in all material respects of their obligations under the merger agreement;

•	the representations and warranties of KCPC Holdings and Merger Sub being true and correct, subject to certain material adverse effect qualifications (except for certain representations and warranties that are not subject to any qualifications or are required to be true and correct in all material respects); and

•	the receipt of the merger consideration on your behalf by the paying agent.

In addition, the obligation of KCPC Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the performance by us in all material respects of our obligations under the merger agreement;

•	our representations and warranties being true and correct, subject to certain material adverse effect qualifications (except for certain representations and warranties that are not subject to any qualifications or are required to be true and correct in all material respects); and

•	the delivery by us of any payoff letters, consents, and government approvals required to be obtained.

Termination of the Merger Agreement (page 60)

We and KCPC Holdings may mutually agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by either party, if the merger is not completed by July 31, 2007, or if any injunction, order, decree or ruling permanently prohibiting the merger becomes final and nonappealable, or if our shareholders fail to approve the merger agreement at the special meeting, or at any time prior to shareholder approval, if our board of directors, with respect to a superior proposal, executes an “acquisition agreement” (as defined in the merger agreement) in accordance with the terms of the merger agreement as described below under “The Merger Agreement — Non-Solicitation of Transactions,” or resolves to do so;

•	by KCPC Holdings, if our board makes an adverse recommendation change (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”), or resolves to do so; or

•	by us, if at any time after May 21, 2007, KCPC Holdings shall not have received financing to close the merger within five business days after we notify them that all other conditions to completing the merger have been satisfied.

Termination Fee (page 61)

We will be required to pay certain affiliates of KCPC Holdings an aggregate termination fee of $22.4 million, if any of the following occur:

•	the merger agreement is terminated by either party because our shareholders did not approve the merger agreement at the special meeting, and at or prior to the special meeting of shareholders an acquisition proposal (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”) was publicly disclosed, and within 12 months after the termination of the merger agreement we enter into an acquisition agreement;

•	the merger agreement is terminated by us because our board has executed an acquisition agreement with respect to a superior proposal (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”) in accordance with the terms of the merger agreement or resolved to do so; or

•	the merger agreement is terminated by KCPC Holdings because our board made an adverse recommendation change or resolved to do so.

KCPC Holdings will be required to pay us a termination fee of $30.0 million if Central Parking, at any time after May 21, 2007, terminates the merger agreement because KCPC Holdings is unable to close the merger as a result of insufficient proceeds from the financing to consummate the merger within five (5) business days after notice by Central Parking to KCPC Holdings that all other conditions to KCPC Holdings’ obligations to complete the merger have been satisfied.

Equity Sponsor Limited Guarantee (page 40)

In connection with the merger agreement, the Equity Sponsors have each agreed to a limited guarantee of the due, punctual and complete payment of the payment obligation of KCPC Holdings for the termination fee or arising from an intentional and material breach of the merger agreement by KCPC Holdings, provided the total amount recoverable under the limited guarantees is $30.0 million.

No Solicitation (page 58)

We have agreed that we will not, until the effective time of the merger or the earlier termination of the merger agreement, initiate, solicit, entertain, encourage or facilitate any acquisition proposal, or otherwise participate in any discussions regarding, or furnish confidential information, for the purpose of encouraging any acquisition proposal. We also have agreed that during such time we will not approve or recommend an acquisition proposal or similar agreement or propose to do so.

However, prior to the adoption of the merger agreement by our shareholders and after notifying KCPC Holdings of our intent to do so, we may provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal that is made after February 20, 2007, so long as such proposal:

•	did not result from any breach by us of our obligations to not solicit other proposals and such information has been previously provided to KCPC Holdings or KCPC Acquisition or is provided to them prior to or substantially concurrent with the time it is provided to such other person;

•	the third party enters into a customary confidentiality agreement with us, and our board determines in good faith after consultation with independent legal counsel that such action is necessary to comply with the board’s fiduciary obligations under applicable law; and

•	the proposal constitutes, or is reasonably likely to lead to, a superior proposal (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”).

The merger agreement provides that prior to the effective time of the merger or the earlier termination of the merger agreement, our board will not withdraw or amend, qualify or modify (or publicly propose to take any such action), in a manner adverse to KCPC Holdings, its approval of the merger agreement or its recommendation that shareholders vote to approve the merger agreement or endorse, approve, adopt or submit to you any alternative acquisition proposal (or propose, publicly or otherwise, to take any such action). However, prior to the adoption of the merger agreement by our shareholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited in breach of the merger agreement if our board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that such action is required to comply with its fiduciary obligations. We must provide KCPC Holdings with five business days prior notice if our board intends to take any of these actions, and our board must take into account any changes to the financial and other terms of the merger agreement proposed by KCPC Holdings in determining whether the acquisition proposal continues to constitute a superior proposal.

The Special Meeting

Date, Time and Place (page 12)

The special meeting will be held on Monday, May 21, 2007, at 9:00 a.m., local time at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee.

Matters to be Considered (page 12)

You will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with KCPC Holdings and KCPC Acquisition and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 12)

If you owned shares of our common stock at the close of business on April 19, 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on April 19, 2007, there were approximately 32,346,967 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 12)

Approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail, through the Internet, by telephone or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

Market Price of Our Common Stock (page 63)

Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.” The closing sale price of our common stock on May 31, 2006, which was the last trading day before we engaged The Blackstone Group L.P. to assist in exploring strategic alternatives, was $14.31. The closing sale price of our common stock on November 27, 2006, which was the last trading day before we announced that we had engaged Blackstone, was $17.23. The closing sale price of our common stock on February 20, 2007, which was the last trading day before we announced the execution of the merger agreement, was $21.22. On April 25, 2007, the most recent practicable date before this proxy statement was printed, the closing sale price of our common stock was $22.40. See “Market Price and Dividend Data” beginning on page 63 for further information, including important limitations you should understand in evaluating the historical trading prices of our common stock.

Voting by Proxy (page 12)

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxy (page 13)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Central Parking;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Other Important Considerations

Recommendation of Our Board of Directors (page 25)

Our board of directors, acting on the unanimous recommendation of our special committee composed of directors who are not officers or employees of Central Parking and who the board of directors believes meet the New York Stock Exchange criteria as “independent directors,” has determined that the merger agreement and the merger are advisable and in the best interests of Central Parking and its shareholders. After receiving the recommendation of the special committee and hearing from the committee’s advisors, our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Blackstone to the Special Committee of the Board of Directors of Central Parking (page 26)

Blackstone delivered an opinion to the special committee, to the effect that, as of February 20, 2007, and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $22.53 per share in cash, without interest and less any applicable tax withholding, to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to the shareholders of Central Parking.

The full text of the written opinion of Blackstone, dated February 20, 2007, which sets forth the assumptions made, the matters considered, and the qualifications and limitations on the review undertaken by Blackstone in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to the special committee of our board for its benefit and use in connection with its consideration as to whether the merger consideration of $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock was fair, from a financial point of view, to our shareholders. The opinion did not constitute a recommendation to the Central Parking special committee, board of directors, or any holder of shares of our common stock as to how to vote in connection with the merger. Under the terms of the engagement letter between Central Parking and Blackstone, Blackstone provided the special committee financial advisory services and Central Parking agreed to pay Blackstone certain fees for such services. As of the date of the proxy statement, $250,000 has been paid to Blackstone pursuant to the engagement letter and an additional $12,321,379 will be paid if the merger is completed at the current price. See “The Merger — Opinion of The Blackstone Group L.P.” beginning on page 26.

Voting Agreements (page 62)

In connection with the merger agreement, the Equity Sponsors required that Monroe Carell, members of his family and certain related trusts and foundations, representing approximately 47% of the outstanding common stock, enter into voting agreements. Pursuant to the voting agreements, such shareholders agreed to vote, and granted KCPC Holdings a proxy to vote, all the shares of Central Parking common stock over which such shareholders exercise voting control in favor of adoption of the merger agreement and approval of the merger. The voting agreements terminate upon the earliest to occur of the effective time of the merger, the termination of the merger agreement in accordance with its terms, and any reduction in the amount, or any change in the form, of the consideration to be paid to the shareholders pursuant to the merger agreement without the written consent of the shareholder that is a party to the voting agreement.

Interests of Certain Persons in the Merger (page 40)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders generally. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. These interests include:

•	Transaction bonuses for certain of our executive officers and certain key employees of up to $1,800,000.

•	Accelerated vesting and cash-out of in-the-money stock options and restricted stock held by our directors and employees (including our executive officers). The total aggregate amount of cash payments expected to be made to our directors and executive officers in connection with the cash-out of their options and restricted stock is approximately $19,457,163, including approximately $491,536 to the members of the special committee.

•	Vesting and cash-out of all deferred stock units held by executive officers in the total aggregate amount of approximately $3,617,100.

•	Employment agreements of our executive officers that provide for certain severance payments and benefits, including gross up for taxes, in the event of termination of employment following a change in control under certain circumstances. The total aggregate cash value of potential cash severance payments and benefits, including gross up for taxes, for these executive officers (excluding Mr. Carell, whose amount is included below) would be up to approximately $25,753,384.

•	Potential employment and equity investment by certain of our executive officers in the surviving corporation or KCPC Holdings after the merger.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers.

In addition, we entered into an agreement with Mr. Carell as a material inducement to Mr. Carell and his family entering into voting agreements with KCPC Holdings, which interprets and modifies Mr. Carell’s pre-existing employment and compensation agreements with Central Parking as described in more detail in “The Merger — Interests of Certain Persons in the Merger — Monroe Carell’s Agreements.” Upon the merger, Mr. Carell’s employment relationship with Central Parking will end. We anticipate that up to $10,169,016 may be paid to Mr. Carell under all of his compensation arrangements with Central Parking, as interpreted and modified in this agreement.

Financing of the Merger (page 36)

KCPC Holdings intends to finance the merger and related transactions through equity investment, senior secured bank financing and real estate financing. The merger agreement does not contain a financing condition as a closing condition. The Equity Sponsors have each entered into an equity commitment letter for $210.0 million in the aggregate. KCPC Holdings has received a debt financing commitment letter from Goldman Sachs Credit Partners L.P. (“GSCP”) pursuant to which GSCP has committed to provide up to $405.0 million of senior secured bank financing. In addition, KCPC Holdings has received a commitment letter from Greenwich Capital Financial Products, Inc. (“GCFP”) and Goldman Sachs Mortgage Company (“GSMP”) pursuant to which, subject to the conditions set forth therein, GCFP and GSMC have committed to lend up to $417.8 million in first mortgage and mezzanine financing.

United States Federal Income Tax Consequences to Our Shareholders (page 50)

For U.S. federal income tax purposes, the merger will be treated as a taxable transaction for our common stockholders. In general, U.S. holders (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders”) will recognize gain or loss for U.S. federal income tax purposes in the merger. Such gain or loss generally will be measured by the difference between the amount of cash received on the closing date of the merger by a U.S. holder and such U.S. holder’s tax basis in its shares of our common stock.

Regulatory Matters (page 49)

Under the provisions of the HSR Act, Central Parking and KCPC Holdings may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. Central Parking and KCPC Holdings filed pre-merger notifications with the Antitrust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 6, 2007. The waiting period was terminated on March 29, 2007. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Dissenters’ Rights (page 48)

Central Parking has concluded that Central Parking shareholders are not entitled under Tennessee law to dissenters’ rights in connection with the merger.

Legal Proceedings Related to the Merger (page 49)

Central Parking is aware of two putative class action lawsuits related to the merger filed against Central Parking and each of our directors in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, case numbers 07-387-III and 07-397-I.

The complaints in these actions allege that the directors breached their fiduciary duties of due care, loyalty, good faith, candor and independence and put their personal interests ahead of the interests of Central Parking’s shareholders. Plaintiffs seek to prohibit permanently the merger, to rescind the merger to the extent it is consummated, an award of damages, attorneys’ fees and other relief. Central Parking and the directors dispute the allegations in the complaints and plan to defend vigorously these actions. Additional lawsuits pertaining to the merger could be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Central Parking special meeting of shareholders. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	Our board of directors is soliciting this proxy.

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with KCPC Holdings and KCPC Acquisition (which are also sometimes referred to in this proxy statement as Parent and Merger Sub, respectively).

Q.	What vote is required for Central Parking’s shareholders to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” approval of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on April 19, 2007, are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy, either by mail, through the Internet or by telephone or in person, it will have the same effect as a vote against approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Central Parking stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the merger of Central Parking with an entity affiliated with funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P. pursuant to the merger agreement. Once the merger agreement has been adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Central Parking. Central Parking will be the surviving corporation, will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Central Parking common stock, and when will I receive it?

A.	You will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of our common stock that you own. Any shares owned by KCPC Holdings or KCPC Acquisition will be cancelled and shares held by certain of our employees who agree with KCPC Holdings to exchange equity securities of Central Parking held by them for equity securities of KCPC Holdings will be exchanged as agreed.

After the merger closes, KCPC Holdings will arrange or cause to be arranged for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ rights?

A.	No. Central Parking has concluded that you are not entitled under Tennessee law to dissenters’ rights in connection with the merger.

Q.	Why is the Central Parking special committee and board recommending the merger?

A.	Our board of directors, after reviewing the unanimous recommendation of the special committee, believes that the merger and the merger agreement are advisable and in the best interests of Central Parking and its shareholders and unanimously recommends that you approve the merger agreement. To review the special committee’s and our board’s reasons for recommending the merger, see the section entitled “The Merger — Reasons for the Merger” beginning on page 23 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of Central Parking common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 50 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible. The merger agreement provides that the earliest date on which we can close is May 21, 2007, unless the parties mutually agree to close earlier. We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. Each of Central Parking and KCPC Holdings filed a pre-merger notification with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 6, 2007. The waiting period was terminated on March 29, 2007.

Q.	Should I send in my Central Parking stock certificates now?

A.	No. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You must return your Central Parking stock certificates as described in the instructions. PLEASE DO NOT SEND YOUR CENTRAL PARKING STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call D.F. King, our proxy solicitor, toll-free at (800) 431-9643.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the financial performance of Central Parking through the date of the completion of the merger;

•	the requirement that our shareholders approve the merger agreement with KCPC Holdings;

•	KCPC Holdings’ ability to obtain sufficient financing to complete the merger;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	failure by us or by KCPC Holdings to satisfy other conditions to the merger, including the approval of our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $22.4 million termination fee;

•	the outcome of any legal proceedings instituted against us and others in connection with the merger;

•	the failure of the merger to close for any reason;

•	the effect of the announcement of the merger on our customer relationships, operating results, and business generally, including our ability to retain key employees;

•	business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•	any significant delay in the expected completion of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the final terms of the financings that will be obtained for the merger; and

•	diversion of management’s attention from ongoing business concerns;

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page 67. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF CENTRAL PARKING SHAREHOLDERS

We are furnishing this proxy statement to you, as a shareholder of Central Parking, as part of the solicitation of proxies by our board for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Central Parking, located at 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on Monday, May 21, 2007, at 9:00 a.m., local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the merger agreement, dated as of February 20, 2007, by and among KCPC Holdings, Central Parking and Merger Sub; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

Our board has unanimously determined, based on the unanimous recommendation of the special committee, that the merger agreement and the merger are advisable and in the best interests of Central Parking and its shareholders, and it has approved the merger agreement and the merger. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on April 19, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were approximately 32,346,967 shares of our common stock outstanding held by approximately 4,050 shareholders. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement.

Voting

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement.

In addition, shareholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 20, 2007.

Shareholders who hold their shares of Central Parking common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Central Parking;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or though the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Central Parking on behalf of its board of directors. In addition, we have retained D.F. King to assist in the solicitation. We will pay D.F. King a customary fee of approximately $7,000, plus a per minute charge for handling inbound or outbound calls with shareholders, plus reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related thereto. In addition, we will indemnify D.F. King against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement, unless otherwise properly brought by our board or a shareholder. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King at (800) 431-9643.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

For the entire period of time during which our stock has been publicly traded, Monroe Carell, Jr., together with his family and related entities, have collectively owned more of our stock than any other shareholder. Mr. Carell has continuously served as Chairman of Central Parking’s board of directors during this period. In the summer of 2004, Mr. Carell contacted the investment banking firm of Morgan Stanley & Co., Inc. regarding possible ways to sell his substantial ownership interest in Central Parking. Morgan Stanley began analyzing a potential sale of the whole company and a potential sale of the Carell family’s ownership position. At Central Parking’s September 16, 2004 board meeting, all of the directors were made aware of Morgan Stanley’s preliminary work, and the directors, excluding Mr. Carell and Mrs. Kathryn Carell Brown, discussed whether Central Parking should engage Morgan Stanley. The directors ultimately asked Morgan Stanley to continue its work and report back to them without yet being formally engaged.

At the October 21, 2004 meeting of our board of directors, Morgan Stanley provided an update regarding its progress and agreed to make a more detailed presentation at the board’s December meeting. At a December 9, 2004 board of directors meeting, Morgan Stanley presented a range of possible strategic alternatives to enhance shareholder value, including a sale of the entire company, buy-outs of unprofitable leases and contracts, increased dividends, share repurchases, and a public offering of Mr. Carell’s stock. Our board of directors established a special committee consisting of directors Nelson, Shell and Smith, none of who are officers or employees of Central Parking, to evaluate and recommend alternatives to enhance shareholder value; each of these directors were believed to be “independent directors” as defined by New York Stock Exchange rules governing its listed companies.

On December 21, 2004, Central Parking executed an engagement letter with Morgan Stanley to assist the special committee in evaluating strategic alternatives, including identifying possible buyers of Central Parking. The special committee met in January 2005 to receive an update regarding Morgan Stanley’s work. At the February 17, 2005 meeting of our board of directors, Morgan Stanley provided an update regarding its work to our full board of directors. On March 14, 2005, Central Parking publicly announced that Morgan Stanley had been selected as its financial advisor to assist the company in evaluating various strategic alternatives.

Starting in March 2005, Morgan Stanley contacted more than 70 parties regarding their interest in a transaction. This process did not generate any final offers, and the indications of value were all less than $15 per share. Based on periodic updates from Morgan Stanley and after conferring with management and the other directors, the special committee determined that pursuing a sale transaction at that price level was not in the best interests of the shareholders. On June 20, 2005, Central Parking announced that it was terminating discussions to sell the company.

In the summer of 2005, our board of directors considered other ways to enhance shareholder value. Morgan Stanley’s engagement was terminated and other advisors were contacted. Among other firms, Banc of America Securities made a presentation to Central Parking that included a review of strategic alternatives. Banc of America Securities recommended that Central Parking pursue a dutch auction tender offer after considering other alternatives such as a one-time large dividend, increased quarterly dividends, and a going-private transaction. In August 2005, after consultation with Banc of America Securities and legal advisors, our board of directors approved, and Central Parking announced a strategic plan to streamline operations, pursue the selective sale of owned properties, and engage in a dutch auction tender offer. Central Parking retained Banc of America Securities to assist in this process, and the dutch auction tender offer was completed in October 2005, resulting in Central Parking purchasing 4,859,674 shares of its common stock at prices at or below $15.50 per share.

In the six months after the announcement of its strategic plan and completion of the dutch auction tender offer, Central Parking’s stock price did not rise materially and was trading for less than $15.50 per share in April and May 2006. In May 2006, Mr. Carell again expressed his interest in a sale of his interest in Central Parking and notified Central Parking that he had held preliminary discussions regarding this topic with Blackstone, which had previously been involved in a number of transactions in the parking industry, including advising Central Parking in connection with the acquisition of Allright Corporation, a transaction that was completed in 1999.

On May 18, 2006, our board of directors discussed the advisability of appointing a special committee to review and evaluate strategic alternatives, including a potential sale of the company. Given the possibility that Mr. Carell, director Lewis Katz, and/or members of senior management might have special interests in connection with any potential transaction, our board, with advice of legal counsel, appointed a special committee of independent and disinterested directors to review potential strategic alternatives and determine whether any such alternatives would be in the best interest of all Central Parking shareholders. Our board of directors appointed a special committee consisting of current directors Edward G. Nelson, Raymond T. Baker, Claude Blankenship, Owen G. Shell, Jr. and William B. Smith. Our board of directors believe each of these directors to be “independent directors” as defined by the New York Stock Exchange rules governing its listed companies. Mr. Nelson was elected to serve as chairman of this special committee. Our board authorized the special committee to take any and all actions necessary or advisable to consider and evaluate strategic alternatives available to Central Parking, and, if appropriate, to negotiate and make recommendations to our full board of directors regarding strategic transactions involving the company, and retain additional advisors, including financial and legal advisors.

The special committee determined to continue the discussions with Blackstone. On May 24, 2006, Blackstone made a presentation regarding its experience with complex transactions generally and specifically in the parking industry and reviewed strategic alternatives for Central Parking, including the sale of the company as a whole, a leveraged recapitalization, an exchange of Carell family stock for real estate owned by Central Parking, and other options such as block sales of stock, continued asset sales, and increased dividends.

Near the time of the formation of the special committee, Mr. Carell received an oral expression of interest from a third party concerning the acquisition of the outstanding shares held by him and members of his family and related entities. Mr. Carell informed the company of his interest in further exploring a sale of his stock. On May 24, 2006, Mr. Carell received a written expression of interest from that party to acquire the approximately 47% of Central Parking owned by the Carell family and related entities for a price in the range of $18.53 to $19.81 per share. Mr. Carell informed Blackstone and the special committee of this proposal.

On May 31, 2006, the special committee met to consider further the strategic alternatives available to Central Parking and the recent offer received by Mr. Carell. The special committee discussed the effects on other shareholders that could arise from an independent sale of the Carell ownership interests, including the possible receipt of a control premium price that would not be available to other shareholders. The special committee did not believe that the independent sale of the stock of the Carell family and related entities would be in the best interest of all of the Central Parking shareholders. The special committee also discussed the merits of engaging Blackstone to assist in its evaluation of strategic alternatives and authorized legal counsel to negotiate with Blackstone. On June 1, 2006, the special committee retained Blackstone as its financial advisor.

On June 12, 2006, Blackstone reviewed with the special committee four specific potential transactions:

•	the sale of the entire company to a single buyer;

•	the sale of Central Parking’s real estate assets (“CPC Properties”) and Central Parking’s operating assets (“CPC Operations”) to separate third parties;

•	the sale of CPC Properties to Mr. Carell and the sale of the remaining CPC Operations to a third party; and

•	the sale of CPC Properties to Mr. Carell in exchange for stock and continuation of CPC Operations as a public company.

After discussion, the special committee decided that it would be in the best interests of shareholders to determine the value that could be obtained in the market place from the various transactions reviewed by Blackstone.

On July 12, 2006, the special committee met again to discuss updated financial projections for Central Parking, the third party expression of interest for Mr. Carell’s stock, and procedural issues relating to Mr. Carell’s interest in acquiring all or a portion of the CPC Properties.

On July 31, 2006, the special committee met to discuss Blackstone’s analysis of the potential transactions previously outlined and to receive an update on the status of discussions with the third party that had expressed an interest in the Carell family stock. The special committee noted that the third party had requested access to confidential information of Central Parking, and the special committee decided to provide that access only in exchange for that party’s standstill agreement to forego an independent acquisition of the Carell family ownership interest for six months from the date of the agreement.

By letter dated August 15, 2006, the third party notified Central Parking of its interest in acquiring all of the common stock of Central Parking at a price at or above $19.81 per share, which represented a premium of 26% over the then most recent closing price. The special committee agreed to negotiate exclusively with such party through September 5, 2006. The special committee then met on August 28, 2006, to discuss the proposal and other strategic planning matters.

The third party continued to express interest in Central Parking, including by letter dated September 11, 2006, reaffirming its interest in purchasing all of the outstanding stock at the previously stated price of $19.81 per share. However, the exclusivity period expired without the third party making a definitive offer.

On September 12, 2006, the special committee met, and Blackstone provided an update on its discussions with the third party and on the preparation of materials required for the transaction process. After receiving this update, the special committee instructed Blackstone to finish promptly the work necessary to present to potentially interested third parties the strategic transactions discussed at its June meeting. During September and October 2006, Blackstone, at the request of the special committee, met with interested parties and provided confidential information to more than 30 parties. After receipt of the confidential materials, interested parties performed preliminary due diligence investigations of Central Parking.

At a meeting of the special committee on September 20, 2006, Blackstone updated the special committee on the process. The special committee also discussed a request from Mr. Carell to participate as a potential bidder for the CPC Properties. The special committee concluded that it was in the best interests of Central Parking shareholders to allow Mr. Carell to participate in the process as a potential buyer of the CPC Properties. After further discussion, the special committee authorized Blackstone, on behalf of the special committee, to treat Mr. Carell in a manner consistent with other potential buyers.

On October 3, 2006, Blackstone again updated the special committee.

In late October and early November, more than 20 parties submitted preliminary indications of interest to purchase all or a portion of Central Parking. Mr. Carell submitted a preliminary indication of interest for the CPC Properties. The initial indications of interest for the entire company ranged from $17.50 per share to $22.00 per share.

On November 7, 2006, Blackstone made a detailed presentation to the special committee on the process, including a review of preliminary indications of interest. As a result of its evaluation of the preliminary indications of interest, including proposed pricing, timing, and certainty, the special committee determined that it was in the best interests of the shareholders to continue to explore strategic alternatives. Following this meeting, Blackstone, at the request of the special committee, introduced parties interested in purchasing CPC Operations with parties interested in purchasing CPC Properties, in an effort to maximize value for the shareholders by making those parties competitive with parties interested in acquiring the entire company. Mr. Carell indicated to Blackstone that he would be willing to make his proposal to acquire CPC Properties available on the same terms to any party interested in purchasing CPC Operations. As part of this process, Blackstone introduced Mr. Carell to one of the parties, referred to below as Bidder A, interested in buying CPC Operations.

On November 28, 2006, Central Parking issued a press release announcing that it had engaged Blackstone to assist Central Parking in evaluating strategic alternatives.

The special committee met again on December 5, 2006, and Blackstone updated the special committee on the status of the preliminary indications of interest.

Throughout November and December 2006, each of the remaining interested parties continued its due diligence investigation of Central Parking. Management also made presentations to several interested parties.

In December 2006, Central Parking delivered a draft merger agreement to the interested parties and advised those parties that “best and final” bids, along with markups of the merger agreement, were due no later than January 9, 2007.

In early January, Central Parking received 14 bids, which included bids to purchase the entire company, the CPC Operations, the CPC Properties, and select CPC Properties primarily located in New York City. All of these bids were subject to conditions, including confirmatory diligence items and the negotiation of a definitive transaction agreement. There were four bids for the entire company, and they ranged from a low of $19.00 per share to a high of $22.00 per share. There were four bids for CPC Operations ranging from a low of $19.25 per share to a high of $21.00 per share, each of which assumed that CPC Properties would be sold for $450.0 million and that CPC Operations would be responsible for the taxes arising from the transfer of CPC Properties. There were three bids for CPC Properties, including a bid from Mr. Carell, ranging from a low of $430.0 million to a high of $465.0 million, each of which assumed that CPC Operations would be responsible for the taxes arising from the transfer of CPC Properties. Central Parking also received three bids for various components of the CPC Properties at prices that ranged from $170.0 million to $290.0 million depending on the properties included and related assumptions specified by each bid. In addition, seven of the eight bidders who submitted bids for either the entire company or CPC Operations included as a part of their revisions to the draft merger agreement a condition that Mr. Carell and members of his family and related entities execute voting agreements in favor of its proposed transaction.

On January 10 and 11, 2007, the special committee’s advisors held discussions with each of the bidders and their advisors to clarify the assumptions made in their respective bids.

On January 11, 2007, the special committee met to consider the bids and address issues relating to the transaction process. The special committee’s financial and legal advisors described for the committee the details of the bids received, including pricing, confirmatory diligence expectations, timing, key contract terms, and timing to closing. Blackstone noted that it anticipated receiving additional CPC Properties bids in the near future. After review and consideration of the bids, the special committee determined that bids for the entire company had certain advantages, including certainty of completion, but that Blackstone should continue to pursue bidders for the CPC Operations and CPC Properties as well in order to maximize value and the potential for a successful transaction. Blackstone noted that the special committee could consider offering expense reimbursement to one or more of the bidders, if requested, to keep parties in the process and assist in generating the best price. Also discussed at the meeting were the key terms of the proposed definitive agreement, the special committee’s expectations concerning the significant terms of any agreement, and the anticipated timing of the negotiation of a final definitive agreement. The special committee directed Blackstone to communicate to bidders that the special committee placed a high priority on the fewest possible closing conditions to achieve maximum certainty of consummation of a transaction.

At the conclusion of the January 11, 2007 meeting, the special committee directed Blackstone to continue negotiations with three bidders, referred to as Bidder A, Bidder B, and Kohlberg, because those bidders had submitted the most competitive proposals. At that time, Bidder A had proposed to purchase the entire company but indicated a preference to coordinate with Mr. Carell with respect to a simultaneous sale to Mr. Carell of the CPC Properties. Bidder B had indicated an interest in purchasing the entire company. Kohlberg had indicated an interest in purchasing the CPC Operations but had requested to be partnered with a CPC Properties bidder. The special committee also instructed Blackstone to inform the other bidders for the entire company and for the CPC Operations that their bids were not competitive. In addition, the special committee instructed Blackstone to continue discussions with CPC Properties bidders.

During the week of January 15, 2007, Blackstone informed the bidders identified by the special committee at the January 11 meeting that their bids were not competitive. In response, several bidders attempted to make adjustments to the terms of their bids. One bidder for the entire company, referred to as Bidder C, responded by increasing its bid for the entire company to $21.50 per share.

Between January 11 and January 22, 2007, Blackstone introduced Kohlberg to CPC Properties bidders. Blackstone also introduced Bidder B to a CPC Properties bidder when Bidder B indicated that it had an interest in such discussions because of the potential need for additional equity to complete a transaction. Due diligence work by Kohlberg, Bidder A, Bidder B, and Bidder C continued during this period.

The special committee met on January 22, 2007, to discuss the status of various bids, including the revised bid from Bidder C. As a result of Bidder C’s revised bid, the special committee decided to allow Bidder C to continue negotiations and due diligence.

Lubert-Adler and Chrysalis were among the parties that were informed during the week of January 15 that their bid was not competitive. Two weeks later, as discussed in more detail below, Lubert-Adler and Chrysalis partnered with Kohlberg as equity sponsors. Kohlberg indicated to Central Parking that this arrangement would allow it to make a more competitive bid for the entire company than under arrangements with any of the CPC Properties bidders previously introduced to them.

During the week of January 22, 2007, the four primary remaining interested groups of bidders, Bidder A, Bidder B, Bidder C and Kohlberg, did due diligence and had discussions and negotiations of specific contract terms. During this time, Bidder A was engaged in discussions with Mr. Carell regarding Bidder A’s offer and the potential sale of CPC Properties to Mr. Carell. Bidder A advised Blackstone it had reached a preliminary agreement in principle with Mr. Carell regarding the major terms of a transaction involving CPC Properties, but it was willing to proceed with its efforts to purchase the entire company whether or not a definitive agreement was ultimately reached with Mr. Carell. Bidder A continued to move forward with its due diligence and the negotiation of a definitive agreement. Bidder B indicated a willingness to increase its price to $22.00, in part in exchange for the company’s agreement to reimburse it for up to $2 million of its expenses incurred after January 16, 2007. Bidder C raised its bid to $22.50 per share but noted that it would require substantially more time to complete its due diligence prior to entering into a definitive agreement. Kohlberg indicated a willingness to increase its price to $22.00, in part in exchange for the company’s agreement to reimburse it for up to $1 million of expenses incurred after January 25, 2007.

On January 29, 2007, the special committee met to discuss the status of the bids. Blackstone noted for the special committee that although the remaining bidders were very close on price, Bidder A had performed substantial due diligence and had indicated it would be in a position to make a final offer in advance of the other parties. The special committee also gave final approval to expense reimbursement on the terms described above, and the company entered into cost reimbursement agreements with Bidder B and Kohlberg the following week. Because of its request for additional time to perform diligence, no expense reimbursement agreement was entered into with Bidder C despite its prior request to do so.

On February 1, 2007, Kohlberg advised Blackstone that it intended to partner with Lubert-Adler and Chrysalis (collectively, the “Equity Sponsors”) as a bidder for the entire company at a price of $22.00 per share. During the first week of February, Bidder A informed Blackstone that it did not believe it would ultimately reach an agreement with Mr. Carell pursuant to which he would acquire the CPC Properties, but Bidder A reaffirmed that it was still pursuing a bid for the entire company.

On February 6, 2007, the special committee was updated on the developments since its last meeting.

During the week of February 5, 2007, Bidder A informally indicated to Blackstone that it intended to offer to purchase the entire company at a price of no less than $22.25 per share, with an opportunity to increase this amount to $22.75 per share provided that Central Parking sold certain real estate in New York

City at a specified price prior to closing, with an opportunity for the proposed merger consideration to increase if the those New York City properties were sold above that specified price. However, on February 9, 2007, Bidder A indicated that it had revived its discussions with Mr. Carell, that it was withdrawing this offer, and that Bidder A intended to offer $22.50 for public shareholders and $21.50 for shares held by the Carell family and related entities contemporaneous with a sale to Mr. Carell of the CPC Properties for $448 million plus the assumption of CPC Properties related debt.

Between February 9 and February 13, 2007, negotiations over contract terms occurred between our advisors and advisors for both Bidder A and the Equity Sponsors. Terms discussed included the amount of the reverse termination fee, elimination of any third party consents for closing, and elimination of certain real estate closing conditions (particularly relating to title and environmental issues), and other events that could prevent or delay closing.

On February 13, 2007, Central Parking received a revised merger agreement from Bidder B with numerous material open issues, and subsequently Bidder B indicated that it needed an additional two to three weeks to finalize contract terms and due diligence and to obtain internal approval of the transaction. On that same date, Bidder C advised Blackstone that it needed an additional three to four weeks to perform its remaining due diligence and to negotiate a merger agreement.

On February 13, 2007, the special committee met and was updated on the recent developments. The special committee was also advised, on that same date, that Bidder A had again informed Blackstone that it did not intend to enter into a transaction with Mr. Carell. Mr. Carell also informed the special committee that Mr. Carell and his family would consider entering into a voting agreement with any successful bidder selected by the special committee. On February 14, 2007, Mr. Carell also delivered to the special committee’s legal advisor proposed amendments to his employment agreement and deferred compensation agreement that he believed were appropriate in light of the proposed sale of the company and that he would expect to enter into contemporaneous with entering into a voting agreement.

On February 15, 2007, the special committee’s advisors held a conference call with the Equity Sponsors and their advisors to outline the key terms outstanding in the merger agreement negotiations. Also, on February 15, 2007, Bidder A asked to be put in contact with other CPC Properties bidders and indicated a strong preference not to acquire all of the CPC Properties at closing.

On February 16, 2007, the special committee’s advisors circulated a revised draft of the merger agreement to the Equity Sponsors and their advisors. At this point, the Equity Sponsors’ offer remained at $22.00 per share. On that same day, Bidder A delivered a revised merger agreement and proposed to acquire the entire company for $22.25 per share, with a reverse termination fee of $20 million and a target date of February 19 for signing a definitive merger agreement. A number of diligence items remained open with respect to Bidder A, as did significant terms of the merger agreement. Bidder A also requested the right to sell real property between signing of a definitive agreement and closing, which necessitated its proposed outside closing date of September 30, 2007. As of this date, Bidder B was significantly behind Bidder A with respect to the diligence process and had also made significantly less progress with respect to contract terms.

The special committee met on February 16, 2007 to discuss the status of the bids. The Equity Sponsors also delivered on that same date their debt and equity financing commitments. After a lengthy discussion of the merits of the existing offers, the likelihood of obtaining a higher price later from another interested party, the demands of the diligence process, and the transaction process generally, the special committee instructed Blackstone to continue negotiations with Bidder A and the Equity Sponsors. On a subsequent follow-up call on February 17, 2007 to discuss the February 16 draft merger agreement, the Equity Sponsors indicated that they had substantially completed their diligence and were prepared to reach agreement on the terms proposed by the special committee’s advisors on all of the major issues that remained open other than the amount of the reverse termination fee, and were prepared to execute a definitive agreement immediately.

On the morning of February 18, 2007, the special committee’s advisors and Bidder A’s advisors discussed key unresolved contract terms. Bidder A’s advisor indicated strongly that their client would not agree to certain terms being proposed by the special committee in the merger agreement related to the closing conditions for real estate title, environmental issues, and third party consents. No progress was made on this issue and the call terminated without a discussion of other substantive unresolved issues. The Equity Sponsors had reached agreement on those same proposed terms on the prior day. Later on February 18, 2007, Blackstone discussed these closing conditions further with Bidder A and reiterated the special committee’s position with respect to these closing conditions.

Later on February 18, 2007, the Equity Sponsors advised Blackstone that they intended to make a higher offer, provided that such bid would close the process. The Equity Sponsors had reached agreement on the contract terms as proposed by the special committee, including the elimination of closing conditions for real estate title, environmental issues, or third party consents other than the bring-down of the representations and warranties contained in the merger agreement at closing, the provision of a $30 million reverse termination fee and establishing the right to terminate the merger agreement if the closing did not occur on or before July 31, 2007. Based on agreement to these terms, the Equity Sponsors increased their bid to $22.50 per share on February 18, 2007. The Equity Sponsors described this offer as their “best and final” offer.

On the evening of February 18, 2007, the special committee legal advisors notified counsel for Mr. Carell that the special committee was close to having an agreement with the Equity Sponsors and that the Equity Sponsors’ willingness to enter into a merger agreement would be conditioned on Mr. Carell, Mrs. Brown, and members of their families and related entities entering into voting agreements in support of the transaction. Counsel for Mr. Carell indicated that Mr. Carell anticipated entering into amendments to his employment agreement and deferred compensation agreement, on the terms proposed to the special committee on February 14, contemporaneous with Mr. Carell, Mrs. Brown, and members of their families and related entities entering into voting agreements. On February 19, 2007, a draft agreement that had been prepared by the special committee’s legal advisors substantially effecting those changes to Mr. Carell’s existing agreements was forwarded to Mr. Carell’s counsel. Later on that date, Mr. Carell’s counsel asked the legal advisors to the special committee to forward this draft agreement to counsel for the Equity Sponsors. The Equity Sponsors then engaged in direct negotiations with Mr. Carell and his counsel regarding this draft agreement on February 19 and 20. The terms of the final executed agreement were substantially the same as those initially requested by Mr. Carell.

On February 19, 2007, Bidder A indicated to Blackstone that it was further reducing its price to $22.00 per share and that it would agree to the material terms requested by Central Parking, other than with respect to the reverse termination fee and the outside date for completing the transaction. Bidder A also indicated that it still intended to have Central Parking dispose of certain real estate prior to closing.

On the morning of February 19, 2007, the special committee held a meeting to discuss the recent developments. The special committee’s advisors described the events over the last several days, including the numerous discussions with the Equity Sponsors and Bidder A. Blackstone also noted that the Equity Sponsors had provided evidence of debt and equity financing commitments in amounts sufficient to complete the transaction and noted that Bidder A had not yet provided financing commitments. The special committee then instructed its advisors to attempt to finalize the terms of a merger agreement and related agreements with the advisors for the Equity Sponsors.

Later that same day, Bidder A, Bidder B, and Bidder C were contacted by Blackstone, and each was informed that its current position on price, contract terms, and/or timing was not competitive and that Central Parking intended to move forward with a different party. Bidder A subsequently contacted Blackstone and indicated that it was prepared to increase its price to $22.50 with a reverse termination fee of $20 million, an outside closing date of August 30, 2007, and a continued intent to have Central Parking dispose of certain estate prior to the closing.

On the evening of February 19, 2007, the special committee held another meeting to discuss the developments that occurred since their meeting that morning.

On February 20, 2007, Blackstone received a letter from Bidder B increasing its price to $22.50, indicating that it was willing to engage in further merger agreement negotiations and indicating that it anticipated receipt of financing commitments by February 28.

On the evening of February 20, 2007, meetings of Central Parking’s special committee and full board of directors were held. During the meeting of the special committee, the full board was invited to hear Blackstone’s presentation regarding the fairness from a financial point of view of the $22.50 per share merger consideration to the common shareholders of Central Parking and the presentation by the special committee’s legal counsel of the proposed transaction terms. Upon learning during the Blackstone presentation that the Equity Sponsors and Bidder B had received reimbursement of certain of their expenses, Mr. Carell reiterated his prior request of the special committee to be reimbursed for costs associated with his bid for CPC Properties, which prior request had not been agreed to by the special committee. The special committee discussed this request without Mr. Carell or Mrs. Brown present. After discussion with its advisors, the special committee directed Blackstone to propose to the Equity Sponsors that they increase their proposed price per share to all shareholders by an amount such that Mr. Carell’s proceeds would be substantially equivalent to the expense reimbursement he had requested. After deliberation, the Equity Sponsors called Blackstone and agreed to increase their price to $22.53 per share for an immediate execution of definitive documentation, and Blackstone then described this response to the special committee and to Mr. Carell. Blackstone then continued to discuss in detail its analyses of the transaction and the price to be received by our shareholders in the transaction. Following its presentation, Blackstone provided orally to the special committee its opinion (which opinion was subsequently confirmed in writing), to the effect that, as of February 20, 2007, and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $22.53 per share in cash to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders.

With the benefit of these presentations and advice, the special committee, along with the other members of our board of directors, discussed the terms and merits of the proposed transaction in more detail. At the conclusion of this discussion, directors Eads, Carell, Brown and Katz were excused from the meeting, and the special committee had final discussions regarding the merits of the proposed transaction and whether it was in the best interests of shareholders. The special committee then unanimously resolved that the merger agreement is fair to and in the best interests of Central Parking and its shareholders and recommended that the board of directors of Central Parking approve the transaction, the merger agreement, and the transactions contemplated by the merger agreement, and that the board of directors recommend to the shareholders of Central Parking that they vote to approve the merger agreement and the transactions contemplated thereby.

The special committee then discussed the proposed modifications to Mr. Carell’s compensation arrangement with Central Parking to be offered as a material inducement to Mr. Carell to vote all of his shares in favor of the merger agreement. The specific terms of the modifications are described in detail below in the section titled “Interests of Certain Persons in the Merger - Monroe Carell’s Agreements” on page 40. After discussion of these modifications, including any potential economic impact to Central Parking, the special committee unanimously approved the modifications and authorized Central Parking to enter into an agreement with Mr. Carell on the terms proposed.

The meeting of the special committee was then adjourned and a meeting of our board of directors was convened. Our board of directors expressly acknowledged that Mr. Carell’s and Mrs. Brown’s agreements to enter into voting agreements with the Equity Sponsors and the amendment of Mr. Carell’s agreement with Central Parking provided each of them with an interest in the proposed transaction not available to all shareholders. Mr. Eads also informed the directors that while no members of management had any express agreement with the Equity Sponsors regarding their continued employment with Central Parking after the transaction, Mr. Eads anticipated that discussions regarding this topic would occur after execution of the merger agreement. After receiving the special committee’s recommendation, the board discussed and deliberated the proposed transaction with the Equity Sponsors. Our board also acknowledged that Mr. Katz had disclosed to the board that he had prior business dealings with Lubert-Adler and that he had been contacted much earlier in the process and had declined to work with Lubert-Adler with respect to this transaction. Thereafter, our board of directors unanimously determined that the merger agreement is fair to and in the best interests of Central Parking and its shareholders, approved the merger agreement and the transactions contemplated by the merger agreement, and recommended that the shareholders of Central Parking vote to adopt the merger agreement.

Following the meeting of the board of directors, the merger agreement was executed by Central Parking and the Equity Sponsors.

Reasons for the Merger

The Special Committee

In the course of reaching its decision to recommend that our board of directors approve the merger agreement and the merger, the special committee consulted with senior management and the special committee’s financial and legal advisors, and reviewed a significant amount of information and considered a number of factors weighing positively in favor of the merger, including the following material factors:

•	the actions previously taken by Central Parking and the other strategic alternatives considered since the fall of 2004;

•	the risks of continuing to operate on a stand-alone basis;

•	the risks associated with our ability to meet our projections for future results of our operations, compared with the opportunity for our shareholders to currently realize the merger consideration;

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the $22.53 per share to be paid as the consideration in the merger represents a 41.4% premium over the one year trading average of our common stock prior to November 27, 2006 (the trading day prior to Central Parking publicly announcing its hiring of Blackstone as its financial advisor to assist the special committee to explore strategic alternatives to enhance shareholder value), a 30.8% premium over the closing price of our common stock on November 27, 2006, and a 6.2% premium over the closing price of our common stock on February 20, 2007 (the trading day prior to announcement of executing the merger agreement);

•	the presentation of Blackstone (including an independent consideration by the special committee of many of the factors identified in the presentation and a review of the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Blackstone to the special committee dated February 20, 2007, a copy of which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, to the effect that, as of such date and based upon the qualifications, assumptions, limitations and other matters set forth in its opinion, the merger consideration of $22.53 in cash per share, without interest and less any applicable tax withholding, to be received by our shareholders pursuant to the merger was fair to our shareholders from a financial point of view;

•	the existing conditions and activity in the financial market;

•	the current level of acquisition activity and transaction pricing by private equity funds;

•	current real estate valuations, especially real estate located in the New York City area;

•	that Central Parking conducted a broad sales process in 2005, contacting more than 70 parties, which had generated no formal bids, at which point the board of directors determined to pursue other strategic alternatives;

•	the desire expressed by Mr. Carell and members of his family to dispose of their Central Parking stock and the potential effect of that disposition upon the other shareholders, recognizing that Mr. Carell and his family could liquidate their ownership interest in a manner that could reduce the market price for Central Parking’s shares;

•	the historical, current and projected information concerning our business and our industry;

•	certain risks beyond Central Parking’s control associated with operating business locations concentrated in major metropolitan areas, particularly New York City, such as terrorist attacks and government regulatory initiatives;

•	our actual financial results for the quarter ended December 31, 2006 and our estimated financial results for the quarter ending March 31, 2007, as well as longer term projections of our estimated financial results as prepared by Central Parking’s management;

•	as part of the sales process, Blackstone contacted approximately 45 potential strategic and financial buyers, including buyers for discrete pieces of the business;

•	as part of the sales process, four bidding groups (consisting of at least ten discrete parties) conducted full due diligence and engaged in substantive negotiations on a definitive agreement;

•	the terms and conditions of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to certain affiliates of KCPC Holdings of a termination fee of $22.4 million, to terminate the merger agreement to accept a superior proposal;

•	the special committee’s belief that the $22.4 million termination fee payable to certain affiliates of KCPC Holdings was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the limited conditions to KCPC Holdings’ obligation to complete the merger (including the limits contained in the definition of material adverse effect);

•	the existence of the $30.0 million reverse termination fee payable to us if KCPC Holdings terminates or fails to complete the merger for certain reasons;

•	the limited guarantee of the Equity Sponsors to pay the $30.0 million termination fee;

•	as part of the process, the special committee was able to obtain one final price increase from the Equity Sponsors on the day of execution from $22.50 to $22.53;

•	that Bidder A, the bidder next closest to completing a transaction on the time frame of the Equity Sponsors, had not delivered financing commitment letters, still indicated that it desired to have Central Parking sell real estate prior to closing, proposed a reverse termination fee of only $20.0 million, and wanted a longer period to close the transaction. Bidder A also had reduced its offer from $22.50 to $22.25 and then to $22.00 in mid-February before finally again raising its bid to $22.50 upon being told that Central Parking intended to enter into an agreement with another bidder;

•	that Bidder B and Bidder C each had substantial remaining due diligence, financing, internal approval and definitive agreement negotiations to complete and validate their bid before being in a position to execute a definitive agreement;

•	the likelihood that delaying the process further would generate a higher offer weighed against the possibility that the Equity Sponsors could withdraw their offer; and

•	that although Mr. Carell was a bidder for the CPC Properties and participated in negotiations with Bidder A, he did not participate in any way in the bid of the Equity Sponsors, which suggests that the process implemented by the special committee was successfully designed to enhance shareholder value rather than favor a related party bid.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiations, each of which contributes to the belief that the transaction is fair to our shareholders and supports the determinations made by the special committee:

•	the special committee is comprised solely of independent and disinterested directors who are not Central Parking’s employees;

•	the special committee had ultimate authority to decide whether or not to recommend a transaction or any alternative thereto;

•	the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and the Equity Sponsors and their respective advisors, on the other hand; and

•	the special committee retained and received advice from its own advisors, including Blackstone, in evaluating, negotiating and recommending the terms of the merger agreement.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors weighing negatively against the merger, including:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition, and the effect on business relationships;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $22.4 million termination fee to certain affiliates of KCPC Holdings under certain circumstances;

•	the fact that Central Parking will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the projected future growth in profitability of Central Parking;

•	the possibility that Central Parking might be more valuable in the future if it meets or exceeds management’s current projections for increased profits;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes; and

•	the interests of Mr. Carell and our officers, directors, and key employees in the merger described under “Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but it does set forth the principal factors considered by the special committee. The special committee reached the unanimous conclusion to recommend that our board of directors approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the special committee felt were appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the merger and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee. Rather, the special committee made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

Our board of directors, acting largely on the recommendation of the special committee and being fully aware of the Carell family’s and management’s interests in the transaction, and after deliberation at a meeting on February 20, 2007 as described above, determined by unanimous vote that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board unanimously approved the merger agreement and the merger. Our board recommends that you vote “FOR” the approval of the merger agreement.

Opinion of The Blackstone Group L.P.

The special committee retained Blackstone, by agreement dated June 1, 2006, to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination involving Central Parking. The special committee selected Blackstone to act as its financial advisor based on Blackstone’s qualifications, expertise, and reputation as a financial advisor to special committees. At the meeting of the special committee on February 20, 2007, and at the meeting of the Central Parking board of directors later on that same day, Blackstone rendered its oral opinion, subsequently confirmed in writing, that as of February 20, 2007, and based upon and subject to the assumptions, qualifications, and limitations set forth in the opinion, the $22.53 per share cash consideration to be received by the Central Parking shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Blackstone, dated as of February 20, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Blackstone in rendering its opinion. You are encouraged to read the entire opinion carefully. Blackstone’s opinion is directed to the special committee of Central Parking’s board of directors and addresses only the fairness as of the date of the opinion, from a financial point of view, of the $22.53 per share cash consideration to be received by the holders of shares of Central Parking’s common stock pursuant to the merger agreement. Blackstone’s opinion does not address any other aspects of the merger or the merger agreement. The opinion, and the other views and analysis of Blackstone referenced throughout this proxy statement, do not constitute a recommendation to any holder of Central Parking common stock as to how to vote at the shareholders’ meeting to be held in connection with this transaction. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition, and operations of Central Parking that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal information concerning the business, financial condition, and operations of Central Parking that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, budgets, estimates and forecasts relating to Central Parking prepared by, and furnished to Blackstone by, the management of Central Parking;

•	reviewed analyses relating to Central Parking’s owned property prepared by, and furnished to Blackstone by, the management of Central Parking;

•	visited selected owned and leased properties of Central Parking;

•	reviewed the publicly reported historical prices and trading activity for Central Parking’s common stock;

•	reviewed the February 20, 2007 draft of the merger agreement, the February 14, 2007 draft of the voting agreement, and the February 14, 2007 draft of the limited guarantee;

•	reviewed the February 16, 2007 drafts of the debt financing commitments to be entered into between Merger Sub and certain lending institutions (the “debt financing commitments”);

•	reviewed the February 16, 2007 draft of the equity financing commitment to be provided by the Equity Sponsors to KCPC Holdings (the “equity financing commitment” and together with the debt financing commitments, the “financing commitments”);

•	held discussions with members of management of Central Parking concerning Central Parking’s business, operating environment, financial condition, prospects, and strategic objectives;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses Blackstone believed to be generally comparable to those of Central Parking;

•	reviewed the publicly available financial terms of certain recent transactions in the parking industry;

•	reviewed the premiums paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded;

•	performed discounted cash flow analyses utilizing pro forma financial information prepared by, and furnished to Blackstone by, management of Central Parking;

•	reviewed the results of Blackstone’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Central Parking; and

•	participated in certain discussions and negotiations among representatives of Central Parking and Parent and their financial and legal advisors.

In arriving at its opinion, Blackstone relied on, without independent verification, the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to Blackstone by Central Parking or otherwise reviewed by or for Blackstone. With respect to financial and other projections and pro forma financial information prepared by Central Parking and the assumptions underlying those projections and such pro forma information, Blackstone assumed that they were reasonably prepared and represented management’s best estimates and judgments as of the date of their preparation. Blackstone relied upon the assurances of the management of Central Parking that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete, or misleading. Blackstone did not make any independent evaluation or appraisal of the assets and liabilities (contingent, derivative, off-balance sheet or otherwise) of Central Parking, nor did Blackstone obtain any such appraisals. Blackstone also assumed that the definitive merger agreement, the definitive voting agreement, the definitive limited guarantee and the definitive financing commitments did not differ in any respects material to Blackstone’s analyses from the drafts of such documents furnished to Blackstone.

In arriving at its opinion, Blackstone assumed that the merger will be effected in accordance with the terms and conditions set forth in the merger agreement, including that KCPC Holdings and Merger Sub will obtain financing for the merger in accordance with the terms set forth in the financing commitments, without waiver, modification or amendment of any term, condition or agreement material to Blackstone’s analyses and that, in the course of obtaining the necessary regulatory or third party approvals, agreements or consents for merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Central Parking or the contemplated benefits of the merger. Blackstone is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Central Parking and its legal, tax, and regulatory advisors with respect to such matters.

Blackstone’s opinion only addressed the fairness, from a financial point of view, to the holders of Central Parking’s common stock of the $22.53 per share cash consideration to be received by such shareholders in the merger and did not address any other aspect or implication of the merger, the merger agreement or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In arriving at its opinion, Blackstone did not express any opinion as to the impact of the merger on the solvency or viability of Central Parking following the merger or the ability of Central Parking to pay its obligations when they become due.

Blackstone’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Central Parking or Central Parking’s underlying business decision to effect the merger. Blackstone’s opinion did not constitute a recommendation to any shareholder of Central Parking as to how such shareholder should vote or act with respect to the merger or any other matter. In addition, Blackstone’s opinion did not address the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Central Parking other than the holders of Central Parking common stock.

Blackstone’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 20, 2007. Events occurring after such date may affect Blackstone’s opinion and the assumptions used in preparing it, and Blackstone did not assume any obligation to update, revise or reaffirm its opinion.

Blackstone is an internationally recognized financial advisory firm. Blackstone, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions and restructurings, and valuations for corporate and other purposes. In the past Blackstone provided financial advisory services to Central Parking in connection with its acquisition of Allright Parking and to certain funds managed by affiliates of Kohlberg & Company, L.L.C. in connection with a sale of a portfolio company. Certain affiliates of Blackstone have also been lenders to, and have purchased assets from, certain portfolio companies of Kohlberg. In addition, Blackstone and its affiliates may in the ordinary course of business actively trade or hold the securities of Central Parking for their own account or for others and may at any time hold a long or short position in such securities.

Under the terms of Blackstone’s engagement letter, Central Parking has agreed to pay Blackstone certain fees, substantially all of which are payable upon consummation of any substantial transaction or series of transactions involving Central Parking, including the merger. These fees include: an initial fee of $250,000 which was paid at the time of the engagement letter; a retainer fee of $50,000 per month beginning on November 1, 2006, which monthly fees have not yet been paid; and an additional fee of $12,321,379 which will be paid if the merger is completed at the current price, which is equal to 1.1% of the aggregate consideration to be received in the merger plus an incremental incentive fee for consummating the merger at a price greater than $20 per share, less any fees already paid. Central Parking has also agreed to reimburse Blackstone for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement, provided such expenses shall not exceed, in the aggregate, $100,000 without Central Parking’s prior written consent. In addition, Central Parking has agreed to indemnify Blackstone, its affiliates, their respective partners, members, directors, officers, employees and agents and each person, if any, controlling Blackstone or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of its engagement and any related transactions.

Financial Analyses of Blackstone

The following is a summary of the material analyses performed by Blackstone in connection with its oral opinion and the preparation of its written opinion letter dated February 20, 2007. In connection with arriving at its opinion, Blackstone did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Blackstone, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Blackstone computed the implied equity values summarized below assuming 32.6 million fully diluted shares of Central Parking common stock as of February 16, 2007.

Historical Share Price Analysis.  Blackstone performed a historical share price analysis to obtain background information and perspective with respect to the historical share prices of Central Parking common stock.

Blackstone also reviewed the historical price performance and average closing prices of Central Parking common stock for various periods ending on November 27, 2006 (the last closing price before Central Parking announced that it had engaged Blackstone to explore strategic alternatives) and February 16, 2007 and compared them to the per share merger price of $22.53. Blackstone observed the following:

	Central	Offer Price
	Parking Price	Premium
$22.53 Per Share Merger Consideration Compared to:	Per Share	Per Share

Undisturbed Share Price on 11/27/06	$17.23	30.8%
Closing Share Price on 2/16/07	$20.36	10.7%
One Month Average through 2/16/07	$19.32	16.6%
Six Month Average through 2/16/07	$17.75	27.0%
52-Week High through 2/16/07	$20.89	7.9%
52-Week Low through 2/16/07	$13.30	69.4%
30-Day Undisturbed Trading Average through 11/27/06	$17.43	29.3%
60-Day Undisturbed Trading Average through 11/27/06	$17.58	28.2%
Six Month Undisturbed Trading Average through 11/27/06	$16.26	38.7%
One Year Undisturbed Trading Average through 11/27/06	$15.91	41.6%

Blackstone also observed that the 52-week (i) trading range of Central Parking’s common stock through February 16, 2007 was $13.30 to $20.89, which implied a total enterprise value of Central Parking ranging from $561 million to $809 million, and (ii) undisturbed trading range of Central Parking’s common stock through November 27, 2006 (the last closing price before Central Parking announced that it had engaged Blackstone to explore strategic alternatives) was $12.85 to $18.52, which implied a total enterprise value of Central Parking of $547 million to $732 million. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

Sum-of-the-Parts Analysis.  Blackstone performed a sum-of-the-parts analysis for Central Parking based upon its estimated valuations of each of Central Parking’s business units as separate and independent business concerns. The business units analyzed were Central Parking’s leased and management business (“Opco”) and its owned real estate business (“Propco”). The Opco business operates parking facilities under leased or managed arrangements. The Propco business owns and operates parking facilities, including traditional garages, surface lots, airport park-and-fly lots, and condominium lots.

From the results of its sum-of-the-parts analysis, Blackstone estimated the (i) implied pre-tax enterprise value range of Central Parking’s Opco business of (a) $475 million to $545 million based on the sensitivity case (as discussed below), which implied an equity value range of Central Parking’s Opco business of $10.75 to $12.75 per each share of Central Parking common stock, and (b) $500 million to $600 million based on management’s upside case (as discussed below), which implied an equity value range of Central Parking’s Opco business of $11.50 to $14.50 per each share of Central Parking common stock, and (ii) implied after-tax enterprise value range of Central Parking’s Propco business of $330 million to $361 million, which implied an equity value range of Central Parking’s Propco business of $10.00 to $11.00 per each share of Central Parking common stock.

Blackstone then added its implied valuation of the Opco business with its implied valuation of the Propco business. This resulted in an implied total enterprise value for Central Parking ranging from (x) $805 million to $906 million using the sensitivity case for its Opco analysis, which implied a per share equity value range of Central Parking’s common stock of $20.75 to $23.75, and (y) $830 million to $961 million using management’s upside case for its Opco analysis, which implied a per share equity value range of Central Parking’s common stock of $21.50 to $25.50. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53. Blackstone noted that it believed the implied valuation of $20.75 to $23.50 per share, determined using the sensitivity case for its Opco analysis, is the more reasonable assessment of the Opco business, due to, among other things, historical volatility in Central Parking’s financial performance. Blackstone also noted that Central Parking’s ability to sell any or all of its Opco assets or Propco assets separately would be subject to uncertainty and could result in lost synergies and tax inefficiencies. In addition, third party consents may be required to effect such sales and may not be forthcoming.

Set forth below is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Opco business and Propco business. In order to fully understand the financial analyses used by Blackstone, the tables below must be read together with the text of each summary set forth below.

Opco Business Valuation Analysis.  The following is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Opco business.

Summary Valuation — Opco Business.  In connection with its valuation of the Opco business, Blackstone performed a comparable companies analysis, a discounted cash flow analysis, and a leveraged buy-out analysis. Blackstone performed these valuations using certain unadjusted management projections and estimates, which are referred to herein as the “upside case.” Blackstone also performed a valuation of the Opco business using the projections and estimates supplied by management, as adjusted to reflect, among other things, lower same-store-sales growth for the managed business in 2007 and subsequent years, lower EBITDA (defined as earnings before interest expense, income taxes and depreciation and amortization) generation from new management contracts in 2007 and subsequent years, higher selling, general and administrative (“SG&A”) expense in 2007, and a higher SG&A expense growth rate after 2007, which are referred to herein as the “sensitivity case.” Blackstone noted that it believed the implied valuation of the Opco business using the sensitivity case is a more reasonable assessment of the Opco business.

Summary Valuation — Opco Business (Sensitivity Case).  From the results of the Opco valuation — sensitivity case, Blackstone estimated the implied pre-tax (i) enterprise value of Central Parking’s Opco business ranging from $475 million to $545 million and (ii) per share equity value range of Central Parking’s Opco business of $10.75 to $12.75 per each share of Central Parking common stock.

The following table below is a summary of the valuations implied from such sensitivity case analyses. In order to fully understand the financial analyses used by Blackstone, the table must be read together with the text of each summary set forth below. The following table alone does not constitute a complete summary of the financial analyses performed by Blackstone in connection with its sensitivity case valuation of the Opco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share for
	Value for Opco Business		Opco Business
Opco Valuation Analysis	(Sensitivity Case)		(Sensitivity Case)
(Sensitivity Case)	Low	High	Low	High
	($ in millions, except per share amounts)

Comparable Companies Analysis	$475	$550	$10.75	$13.00
Discounted Cash Flow Analysis	$508	$558	$11.75	$13.25
Leveraged Buyout Analysis	$480	$531	$10.75	$12.25
Blackstone Reference Range, Pre-Tax(1)	$475	$545	$10.75	$12.75

(1)	Assumes no tax liability to Central Parking due to the sale of the Opco business in corporate form.

Comparable Companies Analysis — Opco Business (Sensitivity Case).  Blackstone performed a comparable companies analysis that attempted to provide an implied value for Central Parking’s Opco business by comparing its Opco business to similar public companies. For purposes of this analysis, Blackstone reviewed certain public trading multiples for six companies which, based on their experience with companies in the parking industry, Blackstone considered similar to Central Parking’s Opco business in size and business mix. The six companies consisted of (i) ABM Industries, Inc. and Standard Parking Corp., which companies provide parking management services (collectively, the “Parking Services Companies”) and (ii) Compass Group plc, Sodexho Alliance SA, FirstService Corp. and Comfort Systems USA Inc., which companies provide facility management services (collectively, the “Facility Services Companies” and together with the Parking Services Companies, the “Selected Opco Companies”). The multiples used by Blackstone included, among others, ratios of (1) total enterprise value to (a) projected calendar year 2007 (“2007E”) EBITDA, (b) projected 2007E EBITDA minus projected 2007E capital expenditures and (c) 2007E earnings before interest expense and income taxes (“EBIT”) and (2) equity value to 2007E free cash flow (which is defined as EBITDA less interest expense, cash taxes and capital expenditures). In performing this analysis, Blackstone used publicly available filings and estimates and press releases for the comparable companies and, with respect to Central Parking, estimates provided to Blackstone by Central Parking’s management. Blackstone observed the following:

									Equity Value
			Total Enterprise Value as a Multiple of:						as a Multiple
		Total			2007E				of:
	Equity	Enterprise	2007E		EBITDA -				2007E Free
	Value	Value	EBITDA		CAPEX		EBIT		CashFlow
	($ in millions)

Parking Services Companies
ABM Industries Inc.	$1,395.5	$1,261.7	10.7	x	12.9	x	14.4	x	22.7x
Standard Parking Corp.	$353.3	$421.9	11.0	x	12.8	x	13.6	x	15.2x
Parking Services Companies Mean:	—	—	10.9	x	12.9	x	14.0	x	18.9x
Facility Services Companies
Compass Group plc	$12,864.1	$15,033.2	9.9	x	14.0	x	14.4	x	21.1x
Sodexho Alliance SA	$11,910.5	$13,041.0	12.0	x	16.4	x	15.7	x	27.9x
FirstService Corp.	$787.6	$929.9	7.7	x	9.3	x	9.3	x	12.9x
Comfort Systems USA Inc.	$571.2	$502.3	7.6	x	8.3	x	8.3	x	17.9x
Facility Services Companies Mean:	—	—	9.3	x	12.0	x	14.1	x	16.7x
Selected Opco Companies Mean:	—	—	9.8	x	12.3	x	15.5	x	18.7x

Based on the analysis of the relevant metrics for each of the Selected Opco Companies, Blackstone selected representative ranges of financial multiples of the Selected Opco Companies and applied these ranges of multiples to the relevant Central Parking financial statistic using the management projections. Blackstone estimated the implied enterprise value range of Central Parking’s Opco business of $475 million to $550 million. This resulted in an implied per share equity value range of $10.75 to $13.00 per share of Central Parking common stock.

No company used in the comparable company analysis is identical to Central Parking’s Opco business. In evaluating the Selected Opco Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Central Parking, such as the impact of competition on the Opco business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Opco business or the industry or in the financial markets in general.

Discounted Cash Flow Analysis — Opco Business (Sensitivity Case).  Using projections (sensitivity case) for 2007 to 2010, Blackstone performed an analysis to determine the present value of the free cash flows that Central Parking’s Opco business could generate from 2007 and beyond. Blackstone used a weighted average cost of capital range of 11.0% to 12.0%, based on a weighted average cost of capital calculation which factored in the unlevered betas for similar companies identified above under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case),” and terminal multiple range of 11.5x to 12.5x Opco 2007E EBITDA minus capital expenditures. Blackstone selected terminal EBITDA minus capital expenditures multiples ranging from 11.5x to 12.5x based on current trading multiples reviewed in connection with comparable companies identified above under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case).” The discounted cash flow analysis determined the discounted present value of the unlevered free cash flow generated over the period covered by the financial forecasts and then added a terminal value based on the terminal multiple range. This resulted in an implied enterprise valuation range of Central Parking’s Opco business of $508 million to $558 million and a range of implied per share equity values of $11.75 to $13.25 for each share of Central Parking common stock.

Leveraged Buyout Analysis — Opco Business (Sensitivity Case).  Blackstone also analyzed the Opco business from the perspective of a potential financial buyer that would effect a leveraged buyout using a debt capital structure consistent with the debt structure that the Opco business is expected to have following the merger. Blackstone used management projections (sensitivity case) for 2007 to 2010, and assumed that a financial sponsor could sell the Opco business in 2010 at an aggregate total enterprise value range representative of a multiple of 11.5x to 12.5x projected calendar year 2010 (“2010E”) Opco EBITDA minus capital expenditures based on a review of current and historical trading multiples reviewed in connection with comparable companies identified under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case).” Blackstone added 2010E cash and subtracted forecasted 2010E debt outstanding to calculate the 2010E equity value for the Opco business. Based on Opco’s assumed 2010E equity value range, Blackstone derived an implied enterprise valuation range of Central Parking’s Opco business ranging from $480 million to $531 million and a range of implied per share equity values of $10.75 to $12.25 for each share of Central Parking common stock, representing implied values per share that a financial sponsor might be willing to pay to acquire the Opco business.

Summary Valuation — Opco Business (Upside Case).  From the results of the Opco valuation — upside case, Blackstone estimated the implied pre-tax (i) enterprise value of Central Parking’s Opco business of $500 million to $600 million and (ii) per share equity value range of Central Parking’s Opco business of $11.50 to $14.50 per each share of Central Parking common stock.

The following table below is a summary of the valuations implied from such upside case analyses. The analyses summarized in the following table used the same methodologies as described above in connection with the sensitivity case and does not constitute a complete summary of the financial analysis performed by Blackstone in connection with its upside case valuation of the Opco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share
	Value for Opco Business		for Opco Business
	(Upside Case)		(Upside Case)
Opco Valuation Analysis (Upside Case)	Low	High	Low	High
	($ in millions, except per share amounts)

Comparable Companies Analysis	$475	$575	$10.75	$13.75
Discounted Cash Flow Analysis	$606	$667	$14.75	$16.50
Leveraged Buyout Analysis	$554	$619	$13.00	$15.00
Blackstone Reference Range, Pre-Tax(1)	$500	$600	$11.50	$14.50

(1)	Assumes no tax liability to Central Parking due to the sale of the Opco business in corporate form.

Propco Business Valuation Analysis.  The following is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Propco business.

Summary Valuation — Propco Business.  In connection with its valuation of the Propco business, Blackstone performed a comparable companies analysis and a leveraged buy-out analysis. From the results of such analyses, Blackstone estimated the implied after-tax (i) enterprise value of Central Parking’s Propco business to be $330 million to $361 million and (ii) equity value range of Central Parking’s Propco business to be $10.00 to $11.00 per each share of Central Parking common stock (assumes a sale of Propco would generate a Central Parking tax liability of $95 million to $114 million or $3.00 to $3.50 per share). Blackstone noted that Central Parking management’s internal after-tax valuation of the Propco business was $355 million, assuming a $175 million tax basis and a 38% tax rate.

The following table below is a summary of the valuations implied from such analyses. In order to fully understand the financial analyses used by Blackstone, the table must be read together with the text of each summary set forth below. The following table alone does not constitute a complete summary of the financial analyses performed by Blackstone in connection with its valuation of the Propco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share for
	Value for Propco Business(1)		Propco Business(1)
	Low	High	Low	High
	($ in millions, except per share amounts)

Propco Valuation Analysis
Comparable Companies Analysis	$415	$460	$12.75	$14.00
Leveraged Buyout Analysis	$460	$479	$14.00	$14.75
Blackstone Reference Range, Pre-Tax	$425	$475	$13.00	$14.50
Propco Taxes to Central Parking from Sale of Propco(2)	$95	$114	$3.00	$3.50
Blackstone Reference Range, After-Tax	$330	$361	$10.00	$11.00

(1)	Assumes that no debt obligations of Central Parking are attributed to the Propco business.

(2)	Assumes a $175 million tax basis and a 38% tax rate

Comparable Companies Analysis — Propco Business.  Blackstone performed a comparable companies analysis that attempted to provide an implied value for Central Parking’s Propco business by comparing its Propco business to similar public companies. For purposes of this analysis, Blackstone reviewed certain public trading multiples for five companies that, based on their experience with companies in the parking industry, Blackstone considered similar to Central Parking’s Propco business in size and business mix. The five companies consisted of American Financial Realty Trust, National Retail Properties, Inc., Entertainment Properties Trust, Getty Realty Corp. and Realty Income Corp. (the “Selected Propco Companies”). The multiples used by Blackstone included, among others, ratios of total enterprise value to 2007E EBITDA and last twelve months (“LTM”) EBITDA. In performing this analysis, Blackstone used publicly available filings and estimates and press releases as well as, with respect to Central Parking, estimates provided to Blackstone by Central Parking’s management. Blackstone observed the following:

		Total
		Enterprise	Total Enterprise Value as a Multiple of:
	Equity Value	Value	LTM EBITDA		2007E EBITDA
	($ in millions)

Selected Propco Companies
American Financial Realty Trust	$1,491	$4,013	15.3	x	16.6x
National Retail Properties, Inc.	$1,515	$2,291	18.1	x	14.7x
Entertainment Properties Trust	$1,825	$2,588	16.1	x	14.5x
Getty Realty Corp.	$778	$822	15.5	x	15.2x
Realty Income Corp.	$2,914	$3,845	18.7	x	14.4x
Selected Propco Companies Mean:	—	—	16.7	x	15.1x

Based on the analysis of the relevant metrics for each of the Selected Propco Companies, Blackstone selected representative ranges of financial multiples of the Selected Propco Companies and applied these ranges of multiples to the relevant Central Parking financial statistic using the management projections. Using this analysis, Blackstone estimated the implied enterprise value of Central Parking’s Propco business to be $415 million to $460 million. This resulted in an implied per share equity value range of $12.75 to $14.00 per share of Central Parking common stock.

No company utilized in the comparable company analysis is identical to Central Parking’s Propco business. In evaluating the Selected Propco Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Central Parking, such as the impact of competition on the Propco business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Propco business or the industry or in the financial markets in general.

Leveraged Buyout Analysis — Propco Business.  Blackstone also analyzed the Propco business from the perspective of a potential financial buyer that would effect a leveraged buyout using a debt capital structure consistent with the debt structure that the Propco business is expected to have following the merger. Blackstone used management projections for 2007 to 2010, and assumed that a financial sponsor could sell the Propco business in 2010 at an aggregate total enterprise value range representative of a multiple of 14.5x to 15.5x Propco 2010E EBITDA based on a review of current and historical trading multiples reviewed in connection with comparable companies identified under the heading “Comparable Companies Analysis — Propco Business.” Blackstone added 2010E cash and subtracted 2010E debt outstanding to calculate Propco’s 2010E equity value. Based on Propco’s assumed 2010E equity value range, Blackstone derived a current pre-tax implied enterprise valuation range of Central Parking’s Propco business of $425 million to $475 million and a range of pre-tax implied per share equity values of $13.00 to $14.50 for each share of Central Parking common stock, representing pre-tax implied values per share that a financial sponsor might be willing to pay to acquire the Propco business.

Premiums Paid Analysis.  Blackstone performed a premiums paid analysis based upon the premiums paid in twelve precedent cash merger and acquisition transactions. These precedent transactions were announced since January 2005 and had transaction enterprise values between $700 million and $900 million. Blackstone analyzed the transactions to determine the premium paid for the target as determined using the stock price on the date that was one day, one week and one month prior to the deal announcement. Based on this premiums paid analysis, Blackstone utilized a premium reference valuation range of 22% to 27%, which Blackstone applied to Central Parking’s 30-day undisturbed average closing price of $17.43. Blackstone estimated the implied enterprise value of Central Parking to be $821 million to $850 million. This resulted in an implied per share equity value range of $21.26 to $22.14 per share of Central Parking common stock. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

Analyst Valuation Range.  Blackstone reviewed certain of the publicly available equity research analyst reports for Central Parking that it viewed as most relevant. Blackstone observed that only one of the more recent equity research reports that Blackstone reviewed provided a range of price targets for Central Parking’s common stock. The range of price targets in this research report (the report was published in December 2006) was $16.00 to $18.00 per share, which implied an estimated enterprise value of $649 million to $715 million. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

In connection with the review of the merger by the special committee of our board of directors, Blackstone performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Blackstone considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Blackstone believed that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying the analyses and opinions. In addition, Blackstone may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Blackstone’s view of the actual value of Central Parking or its Opco business or Propco business. In performing its analyses, Blackstone made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Central Parking. Any estimates contained in Blackstone’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Blackstone conducted the analyses described above solely as part of its analysis of the fairness, as of February 20, 2007, of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Central Parking common stock and in connection with the delivery of its opinion dated February 20, 2007 to the special committee of the board of directors of Central Parking. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Central Parking might actually trade.

The merger consideration was determined through negotiations between the special committee of the board of directors of Central Parking and representatives of KCPC Holdings and was recommended by the special committee for approval by the board of directors and approved by the board of directors. Blackstone provided advice to the special committee during these negotiations. Blackstone did not, however, recommend any specific merger consideration to Central Parking, the special committee or the board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Blackstone’s opinion and its presentation to the special committee were one of many factors taken into consideration by the special committee in deciding to approve the merger. Consequently, the analyses as described above and the other views and analyses of Blackstone referenced throughout this proxy statement should not be viewed as determinative of the opinion of the special committee or of our board of directors with respect to the consideration or of whether the special committee or our board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Blackstone but does not purport to be a complete description of the analyses performed by Blackstone.

Projected Financial Information

Central Parking’s management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, management did provide financial forecasts to the Equity Sponsors, the special committee, and Blackstone in connection with their consideration of the merger. Set forth below is a subset of these projections to give our shareholders access to certain nonpublic information deemed material by the special committee for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Equity Sponsors, the special committee or board of directors, Blackstone or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Central Parking advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Central Parking’s control. The projections also reflect numerous estimates and assumptions related to the business of Central Parking that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Central Parking’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared for internal use and to assist the financial advisor to the special committee with their respective due diligence investigations of Central Parking and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Central Parking’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Central Parking, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 10, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the projections described below, Central Parking has made publicly available its actual results of operations for the quarter ended December 31, 2006. You should review Central Parking’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections. Central Parking does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Central Parking does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Blackstone considered two sets of projections in its analysis. One, referred to as the sensitivity case, was prepared by management in May 2006 and updated for recent actual performance and minor adjustments to the assumptions in February 2007. The other set of projections, referred to as the upside case, was prepared by management in September 2006 and was updated for recent performance and minor adjustments in February 2007. The upside case is based on 2007 cash flow estimates generally consistent with management’s 2007 budget and generally contains more optimistic assumptions for higher revenue growth and lower increases in expenses than assumed in the sensitivity case. Central Parking’s results for the first quarter of fiscal year 2007 generally met management’s budget for the first quarter of 2007.

Sensitivity Case Projections

	Fiscal Year Ended September 30,

	2007E	2008E	2009E	2010E
	($ in millions)

Total Revenue	$660.1	$676.7	$700.2	$726.4
Total EBITDA	81.2	84.0	87.5	89.2
Capital Expenditures	11.9	10.9	11.3	11.6

Upside Management Case Projections

	Fiscal Year Ended September 30,

	2007E	2008E	2009E	2010E
	($ in millions)

Total Revenue	$662.3	$681.3	$707.4	$735.8
Total EBITDA	85.8	90.6	96.4	100.0
Capital Expenditures	11.9	10.9	11.3	11.6

Financing of the Merger

Financing is not a condition to closing. If the merger agreement is terminated by Central Parking after May 21, 2007 because Parent shall not have received financing to close the merger within five business days after receiving notice that all other conditions to the merger have been satisfied, Parent will be required to pay Central Parking a termination fee of $30.0 million. The Equity Sponsors have each entered into a limited guarantee in which they guarantee their proportionate share of the $30.0 million termination fee.

Parent estimates that the total amount of funds necessary to complete the merger is approximately $990.3 million, consisting of: approximately $749.7 million to be paid to Central Parking’s shareholders and holders of other equity-based interests in Central Parking, approximately $151.6 million to refinance our existing indebtedness (assuming the exercise by all holders of outstanding TIPS of the right to convert such TIPS into cash at closing), and approximately $89.0 million to pay fees and expenses and establish reserves in connection with the merger, the financing for the merger and the other transactions contemplated by the merger agreement. These funds are anticipated to come from the following source:

•	cash equity contributions by the Equity Sponsors and certain other investors that are affiliates of the Equity Investors of $210.0 million in the aggregate pursuant to equity commitment letters;

•	borrowings by Central Parking, as the surviving corporation, of $275.0 million of first-lien and second-lien term loans;

•	borrowings by one or more special purpose entities formed by Central Parking (the “Real Estate SPEs”), the sole assets of which will be certain owned real properties and improvements thereon contributed by Central Parking and its subsidiaries, of approximately $417.8 million in aggregate principal amount under new real estate financings (collectively, the “Real Estate Financing”); and

•	anticipated cash on the balance sheet of Central Parking and borrowings under its new revolving credit facility of approximately $87.5 million in the aggregate.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to arrange the debt financing and Central Parking is obligated to use its commercially reasonable efforts to provide all necessary cooperation in connection with the debt financing.

The following commitments have been received by Parent to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter dated February 20, 2007 from the Equity Sponsors pursuant to which each of the Equity Sponsors has committed to purchase on or prior to the effective time of the merger equity securities of Parent for a cash purchase price in the aggregate of $210.0 million. The obligation of each Equity Sponsor to fund its portion of the commitment is subject to the satisfaction, in the reasonable independent judgment of such Equity Sponsor (without giving effect to any modification or waiver effected without the prior written consent of such Equity Sponsor), of all conditions to Parent’s obligations set forth in the merger agreement, and subject to the substantially contemporaneous funding in full of the remaining portion of the debt financing contemplated by the debt commitment letter described below. Each Equity Sponsor’s obligation to fund its portion of the commitment may be satisfied in whole or in part by any affiliate of such Equity Sponsor or by a third party.

Debt Financing

Merger Sub has received a commitment letter dated February 20, 2007 from Goldman Sachs Credit Partners L.P. (“GSCP”) pursuant to which, subject to the conditions set forth therein, GSCP has committed to provide up to $405.0 million of senior secured bank financing (the “Senior Secured Credit Facilities”). Merger Sub has also received a commitment letter dated February 20, 2007, from Greenwich Capital Financial Products, Inc. (“GCFP”) and Goldman Sachs Mortgage Company (“GSMP”) pursuant to which, subject to the conditions set forth therein, GCFP and GSMC have committed to lend up to $417.8 million in first mortgage and mezzanine financing (the “Real Estate Financing”). The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms and amounts may differ from those described below and, in certain cases, such differences may be significant. We do not intend to update or otherwise revise any statements concerning the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Senior Secured Credit Facilities

The Senior Secured Credit Facilities will consist of:

•	a $225.0 million first lien term loan facility with a 7-year term;

•	a $75.0 million first lien revolving credit facility with a 6-year term;

•	a $55.0 million first lien synthetic letter of credit facility with a 7-year term (collectively the “First Lien Facilities”); and

•	a $50.0 million second lien term loan facility with a 7 1/2-year term (the “Second Lien Facility”).

The First Lien Facilities are expected to bear interest at the option of Central Parking, as the surviving corporation, if Central Parking has obtained a corporate family rating of B1 or better by Moody’s and B+ or better by S&P, in each case, on the closing date at the base rate plus 1.25% per annum, or at the reserve adjusted Eurodollar rate plus 2.25% per annum. If the ratings threshold described above is not satisfied on the closing date, the First Lien Facilities are expected to bear interest, at Central Parking’s option, at the base rate plus 1.50% per annum, or at the reserve adjusted Eurodollar rate plus 2.50% per annum. After the first full fiscal quarter after effective time of the merger, the applicable margins will be adjusted as determined by a leverage based grid.

The Second Lien Facility is expected to bear interest at Central Parking’s option, if Central Parking has obtained a corporate family rating of B3 or better by Moody’s and B- or better by S&P, in each case, on the closing date at the base rate plus 4.75% per annum, or the reserve adjusted Eurodollar rate plus 5.75% per annum. If the ratings threshold described above is not satisfied on the closing date, the Second Lien Facilities are expected to bear interest, at Central Parking’s option, at the base rate plus 5.00% per annum, or the reserve adjusted Eurodollar rate plus 6.00% per annum.

The surviving corporation will pay commitment fees that will decrease upon achievement of specified leverage ratios and letter of credit fees under the First Lien Facilities. The surviving corporation will also pay an administrative agency fee to GSCP for services related to the facilities.

The First Lien Facilities may be prepaid in whole or in part without premium or penalty. The Second Lien Facility, subject to the provisions of the First Lien Facilities, may be voluntarily prepaid in whole or in part, subject to a premium of 2.00% of the amount repaid if such repayment occurs on or prior to the first anniversary and 1.00% of the amount repaid if such repayment occurs after the first anniversary of the closing, but prior to the second anniversary of the closing. The borrower will be required to make mandatory prepayments of the First Lien Facilities (with any balance to the Second Lien Facilities) for certain asset sales outside the ordinary course of business (subject to reinvestment rights and other exceptions), for incurrence of indebtedness (other than permitted indebtedness), and for a specified percentage of excess cash flow (to be defined in the definitive documentation).

The first lien term loan facility will be payable in equal quarterly amounts of 1.00% per annum through the date that is six years and nine months after the closing with the remaining balance due at maturity. No amortization will be required with respect to the revolving facility, the synthetic letter of credit facility or the Second Lien Facility.

The Senior Secured Credit Facilities will be guaranteed by Parent and each of Central Parking’s existing and subsequently acquired or organized wholly-owned domestic subsidiaries (other than the Real Estate SPEs formed in connection with the Real Estate Financing described below). The obligations of Central Parking and the guarantors under the Senior Secured Credit Facilities will be secured by substantially all of the assets of Central Parking and the guarantors.

The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain indebtedness, and a maximum leverage ratio (applicable only to the Revolving Facility). The senior secured facilities will also include customary events of default, including upon a change of control.

Real Estate Financing

The Real Estate Financing will consist of first mortgage and mezzanine financing to one or more special purpose entities formed by Central Parking (the “Real Estate SPEs”), the sole assets of which will be direct or indirect interests in certain owned real properties and improvements thereon contributed by Central Parking and its subsidiaries. The aggregate principal amount of the Real Estate Financing will be based on a specified percentage of total collateral value or cost, and is anticipated to be approximately $417.8 million.

The Real Estate Financing is expected to bear interest at a one-month LIBOR rate plus 1.90% (payable monthly in arrears), subject to a one-time flexible pricing feature of up to 0.20% if the merger does not close by an agreed upon date. In addition, an origination fee of 0.75% of the principal amount funded is payable at closing.

The initial loan term shall be 24 months with the borrower having the option to extend for up to three 12-month periods, subject to certain conditions and extension fees. The Real Estate Financing may be prepaid in whole or in part without premium or penalty.

The Real Estate Financing will be non-recourse to Central Parking, except for indemnification with respect to certain environmental matters and other customary carve-outs. The loan is expected to be structured as two separate loans consisting of a first mortgage loan to the Real Estate SPEs that own the real property and a mezzanine loan to the owner of the equity of the Real Estate SPEs. The first mortgage loan will be cross-collateralized by first mortgages on the properties contributed to the Real Estate SPEs, and the mezzanine loan will be secured by a pledge of 100% of the equity interests in the mortgage borrowers and certain other collateral customary for similar real estate financings.

Conditions to Debt Financing

The debt financing commitments will expire if not drawn on or prior to July 31, 2007. The debt financing commitments are subject to customary closing conditions, including:

•	there not having occurred, since September 30, 2006, any “material adverse effect” as defined in the merger agreement;

•	the execution and delivery of definitive documents with respect to the facilities;

•	the merger and all related transactions being consummated in accordance with the terms of the merger agreement;

•	delivery of certain specified financial statements of Central Parking and the Real Estate SPEs;

•	receipt of equity contributions in an amount equal to at least 20% of the total capitalization of Parent after giving effect to the merger and the other transactions from the Equity Sponsors and certain other investors;

•	the repayment of Central Parking’s existing credit agreement and certain other existing indebtedness;

•	with respect to the Real Estate Financing, the borrower having used commercially reasonable best efforts to satisfy such closing conditions which are customarily required by the lenders in connection with commercial mortgage loans, including customary real estate diligence and closing deliveries; and

•	receipt of other customary closing documents.

Guarantees; Remedies

In connection with the merger agreement, the Equity Sponsors have each agreed to a limited guarantee of the due, punctual and complete payment of the payment obligation of Parent for the termination fee or arising from an intentional and material breach of the merger agreement by Parent, provided the total amount recoverable under the limited guarantees is $30.0 million.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us as provided in the merger agreement and our ability to seek damages from Parent for an intentional and material breach of the merger agreement. In each case the total amount guaranteed by the Equity Sponsors is $30.0 million. See “The Merger Agreement — Termination Fee and Expenses.”

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers, key employees, and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Monroe Carell’s Agreements

On December 14, 2004, Central Parking entered into a revised employment agreement and modifications to an existing deferred compensation agreement with Monroe Carell. The revised agreements were negotiated in connection with Mr. Carell’s return to Central Parking as chief executive officer. The employment agreement is described below. The revised deferred compensation agreement replaced the prior deferred compensation agreement between Mr. Carell and Central Parking dated October 1, 1988, as amended. The revised deferred compensation agreement provided that Mr. Carell would continue his service as chairman and chief executive officer and would be subject to non-competition and non-solicitation covenants during the period of employment and for the greater of any period following employment that payments would be made under the agreement, including periods following termination of employment, or for twelve months following the acceleration of amounts payable to Mr. Carell under the agreement upon a change in control (as described below). Following the termination of his employment, for any reason other than death, the revised deferred compensation agreement entitled Mr. Carell to annual payments of $500,000 until his death and, in the event his wife survives him, she would be entitled to annual payments of $500,000 until her death. The agreement further provided that in the event of a change in control the annual payments would cease, and within 90 days after the change in control date, Central Parking would make a lump sum payment to Mr. Carell equal to the then actuarial value of the foregoing annual payments payable under the agreement. Mr. Carell also agreed to provide consulting services to Central Parking following the termination of his employment. In addition, the agreement provided that if Mr. Carell ceases to serve as the chief executive officer, he would be entitled to annual payments of $300,000 until the later of (i) the date he ceased to serve as non-employee chairman of Central Parking’s board of directors or (ii) the date five years following the first payment; provided (i) such payments would cease if Mr. Carell breaches the non-competition or non-solicitation provisions, and (ii) if Mr. Carell did not commence serving or ceased serving as a non-employee chairman prior to the five years following the first payment there would be a six month suspension of payments, which would extend Mr. Carell’s payments six months after the date they would otherwise expire. The arrangements also included an excise tax gross-up provision.

The revised deferred compensation agreement was amended on October 27, 2005, to clarify Central Parking’s obligations under the agreement to provide health insurance coverage following termination of employment for Mr. Carell and his wife. Under the amended agreement, Central Parking agreed to reimburse Mr. Carell for the costs of health insurance coverage for Mr. Carell and his wife having substantially the same level of benefits as Central Parking’s plan. In the event of a change in control, Central Parking would pay Mr. Carell or his widow a lump sum payment equal to the actuarial value of the amounts payable by Central Parking for such coverage. The revised deferred compensation agreement was amended again on May 30, 2006, to provide that (i) the actuarial value of the $500,000 annual payments to be paid to Mr. Carell and his wife for life as described above should instead be paid in a lump sum, (ii) Mr. Carell’s right to the $300,000 of additional compensation described above commenced on October 1, 2005, and (iii) the actuarial value of the insurance coverage for Mr. Carell and his wife would be paid as a lump sum to Mr. Carell in lieu of providing such coverage.

On February 20, 2007, with the Equity Sponsors’ consent and approval, the special committee approved an agreement with Mr. Carell, as a material inducement to and as consideration for Mr. Carell, his family and related entities entering into voting agreements in support of the merger (the “2007 Agreement”). The material obligations of Central Parking and Mr. Carell under his employment agreement, as amended, the revised deferred compensation agreement, as amended, and the 2007 Agreement (collectively, the “Carell Agreements”) are as follows:

•	Prior to the closing of the merger, Mr. Carell will continue to receive the compensation and benefits under his employment agreement and revised deferred compensation agreement as described above.

•	Effective as of the closing of the merger, Mr. Carell will resign as executive chairman of our board of directors and will resign as a member of our board of directors. This resignation will be deemed to be a termination for “good reason” for purposes of Mr. Carell’s employment agreement which will entitle Mr. Carell to the payments referred to in the employment agreement, except as provided below. For purposes of calculating these payments, Mr. Carell’s “base salary” is deemed to be $845,000, instead of the applicable base salary for purposes of such calculation under his employment agreement in effect prior to the modification pursuant to the 2007 Agreement of $800,000. The total amount of severance and other compensation to be paid to Mr. Carell under the Carell Agreements is expected to be approximately $10,169,016.

•	Mr. Carell will waive, effective upon the closing of the merger, the right in his employment agreement that provides that upon the termination of Mr. Carell’s employment with Central Parking for “good reason” he will be entitled to be paid up to $25,000 for outplacement assistance.

•	Under the revised deferred compensation agreement Mr. Carell is subject to certain post-termination non-compete and non-solicitation covenants. Effective upon the closing of the merger, the non-compete and non-solicitation provisions in the revised deferred compensation agreement are amended and restated primarily to: set the term of the non-compete at twelve months from the closing of the merger; clarify the consulting services that Mr. Carell can engage in or provide without violating the non-compete; and allow Mr. Carell to acquire parking assets without offering Central Parking a right of first refusal to operate those assets.

•	For a period of two weeks following the closing of the merger, Mr. Carell will be entitled to the continued use of the company office he is using at the time of his resignation. Thereafter, Central Parking will relocate Mr. Carell to reasonably equivalent office space selected by Mr. Carell. Through September 30, 2012, Central Parking will pay the rental fees for that new office space and the base salary for Mr. Carell’s secretary. This amount is estimated to be approximately $100,000 per year.

•	Central Parking will reimburse Mr. Carell for all actual and reasonable legal, tax analysis, and accounting fees and expenses incurred after February 14, 2007, by Mr. Carell, his immediate family members, and the trusts created by Mr. Carell that are associated with the sale of their interests in Central Parking in connection with the merger.

•	Following the closing of the merger, Central Parking will permit Mr. Carell, his spouse, his lineal descendants and their spouses to continue to park their personal vehicles in any Central Parking parking facility free of charge during Mr. Carell’s lifetime.

•	Central Parking will take such actions as necessary to effect certain changes to the existing split-dollar life insurance policies on the life of Mr. Carell that will limit Central Parking’s recovery under such policies to the current cash value of the policies plus certain future premium payments to be made by Central Parking. The present total of the death benefits under these policies is approximately $1,059,505, of which approximately $675,179 was payable to Central Parking prior to the amendment of Mr. Carell’s agreement. One of the policies will be cancelled which will result in Central Parking receiving approximately $95,000 on the date of cancellation. The value to Mr. Carell and the cost to Central Parking of the other changes will depend on the date of Mr. Carell’s death. In the event Mr. Carell were to die at the age of 85, these changes to the split-dollar life insurance policies would result in Mr. Carell’s beneficiaries receiving an estimated $475,000 more than they would have received and Central Parking receiving an estimated $310,000 less than it would have received without the changes.

Retention Bonuses

Following announcement that Central Parking was pursuing strategic alternatives in November 2006, on December 14, 2006, our compensation committee approved retention arrangements for certain non-executive employees. These retention arrangements generally provide for a bonus equal to 15% of the employee’s base salary if the employee remains employed by Central Parking through the closing of a change-of-control transaction, plus a bonus equal to 15% of the employee’s base salary if the employee remains employed by Central Parking ninety days following the closing of a change-of-control transaction. We anticipate that up to approximately $750,000 may be paid under these retention arrangements.

Transaction Bonuses

On February 20, 2007, our compensation committee approved transaction bonuses to certain executive officers of Central Parking. The transaction bonuses provide that the officers will be paid a bonus of up to 100% of their twelve months base salary, payable one half at the time of the execution of the merger agreement and one half at the closing of the merger, provided the officer remains with Central Parking at the time of the merger. These transaction bonuses were granted to certain of our executive officers and key employees as described below:

Name	Title	Total

Emanuel J. Eads	President & CEO	$550,000
Benjamin F. Parrish, Jr.	SVP/General Counsel	$375,000
Jeff Heavrin	SVP/CFO	$275,000
Gregory J. Stormberg	EVP	$90,000
James A. Bond	EVP	$90,000
Donald N. Holmes	SVP Human Resources	$36,000
William R. Porter	SVP/Acquisitions	$31,500
Other Non-executive bonuses		$352,500

Total Bonuses		$1,800,000

Treatment of Stock Options

As of March 31, 2007, there were approximately 2,317,919 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $22.53 will be entitled to receive a cash payment, without interest and less any applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess of $22.53 over the exercise price per share of common stock subject to such option.

The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of March 31, 2007, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying Vested	Per Share Exercise
	and Unvested	Price of Vested and	Resulting
Name	Options	Unvested Options	Consideration

Monroe J. Carell, Jr.	221,294	17.8644	$1,426,217
Emanuel J. Eads	555,500	16.4915	$3,629,351
James H. Bond	268,000	19.3874	$1,208,835
William H. Bodenhamer	128,000	16.3651	$789,110
Robert Cizek	152,000	18.3328	$786,709
Jeff Heavrin	15,500	15.1332	$114,650
Donald N. Holmes	108,000	16.6239	$637,860
Alan Kahn	185,500	19.3476	$865,301
Gregory D. Maxey	131,500	16.6095	$778,546
Benjamin F. Parrish, Jr.	232,000	19.8704	$1,064,733
Gregory J. Stormberg	99,375	16.2698	$622,109
William R. Porter	173,000	19.6480	$773,551
Lewis Katz	25,250	31.4745	$56,054
Edward G. Nelson	23,000	28.2560	$56,054

Termination of the Deferred Stock Unit Plan and Distribution of Account Balances

Upon completion of the merger, we will terminate our nonqualified deferred stock unit plan and will cause all accounts thereunder to be fully vested and distributed in cash to participants, without interest and less any required tax withholding. The following table shows the account balances of our executive officers as of March 31, 2007, in the nonqualified deferred stock unit plan. All account balances will be distributed as soon as practicable following completion of the merger. Members of our board of directors do not participate in the nonqualified deferred stock unit plan.

	Current	Resulting
Name	Units	Consideration

Monroe J. Carell, Jr.	25,083.15	$565,123
Emanuel J. Eads	18,616.18	$419,423
James H. Bond	5,378.36	$121,174
William H. Bodenhamer	76,609.62	$1,726,015
Robert Cizek	1,302.77	$29,351
Donald N. Holmes	1,632.64	$36,783
Alan Kahn	14,769.63	$332,760
Benjamin F. Parrish, Jr.	11,553.35	$260,297
William R. Porter	5,600.26	$126,174

Treatment of Restricted Stock

As of March 31, 2007, there were approximately 27,327 shares of our common stock subject to restricted stock granted under our equity incentive plans to our current directors and 267,750 shares of restricted stock granted to one executive officer. But for the merger transaction, these shares issued to directors would have vested 13,334 in 2008, 9,331 in 2009 and 4,662 in 2010. Each share of restricted stock that is unvested as of the completion of the merger will become vested and be entitled to receive a cash payment equal to the merger consideration of $22.53 per share, without interest and less any applicable tax withholding.

The following table summarizes the outstanding unvested shares of restricted stock held by our directors and executive officers as of March 31, 2007, and the consideration that each of them will receive pursuant to the merger agreement in connection with the full vesting of their restricted stock:

	No. of Shares of	Resulting
	Unvested Restricted	Consideration Upon
Name	Stock	Full Vesting

James H. Bond	267,750	$6,032,408
Raymond T. Baker	3,999	$90,097
Claude Blankenship	3,333	$75,092
Kathryn Carell Brown	3,999	$90,097
Lewis Katz	3,999	$90,097
Edward G. Nelson	3,999	$90,097
Owen G. Shell	3,999	$90,097
William B. Smith	3,999	$90,097

Arrangements with the Equity Sponsors

As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with the Equity Sponsors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, KCPC Holdings. However, the Equity Sponsors have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed. Members of management currently are engaged in discussions with representatives of the Equity Sponsors regarding revised terms of employment. The Equity Sponsors have indicated that KCPC Holdings contemplates establishing an option pool of up to 8.5% of the post merger equity of KCPC Holdings for the benefit of Central Parking employees, including management. In addition to revised terms of employment, the Equity Sponsors have informed us that they anticipate offering certain members of management the opportunity to convert a portion of their current equity interests in Central Parking into equity in KCPC Holdings. Our chief executive officer currently holds a seat on our board of directors. We are advised that KCPC Holdings contemplates having a nine member board of directors, including our chief executive officer as a member thereof. Although we believe members of our management team are likely to enter into new arrangements with the surviving corporation or affiliates of the Equity Sponsors regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation or KCPC Holdings, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the merger.

On March 4, 2007, after the execution of the merger agreement, Mr. Monroe Carell requested that Blackstone inform the Equity Sponsors that Mr. Carell would be interested in purchasing real estate that the Parent might consider selling. There have been no discussions regarding the potential sale of any specific real estate or any direct discussions between the Equity Sponsors and Mr. Carell.

Employment Agreements

Central Parking has entered into employment agreements with Messrs. Carell, Eads, Stormberg, Bond, Bodenhamer, Kahn, and other senior executives that provide for base salary and annual performance-based bonus payments. These employment agreements generally are for a term of one year but automatically renew for additional one-year periods unless notice is provided at least 30 days prior to the end of the term. The agreements may be terminated by the executive upon 30 days’ written notice or may be terminated by Central Parking by complying with the severance provisions provided in the agreements except in the case of a termination for cause, in which case the executive is not entitled to severance. These agreements provide that in the event an executive is terminated without cause (and such termination does not occur within two years following a change in control) or the executive terminates his employment as a result of a constructive discharge, the executive would receive one year of base salary, bonus and welfare benefits, except in the case of Messrs. Carell and Eads, who would receive two years of base salary, bonus and welfare benefits. Terminated executives would also receive outplacement assistance with a value of up to $25,000, provided, however, that Mr. Carell waived his entitlement to this benefit pursuant to the agreement described on page 41.

These agreements, other than Mr. Carell’s agreement, provide that the executive is subject to a non-competition covenant for twelve months following termination of employment and non-solicitation covenants for 24 months following termination except in the case of a termination following a change in control, in which case the non-competition and non-solicitation covenants are waived.

These employment agreements further provide generally that in the event of a termination without cause or a termination by the executive for good reason within two years following a change in control, most senior executives would receive severance equal to two times base and bonus plus two years of benefits. Messrs. Carell, Eads and Bond, and certain corporate staff executives, would receive three times base and bonus plus three years of benefits in the event of a termination without cause or for good reason within two years following a change in control, provided that Mr. Carell waived his entitlement to this benefit pursuant to the agreement described on page 41. Unvested stock options and deferred stock units would vest immediately upon a change in control. The arrangements also include an excise tax gross-up provision. A change in control is defined to include: the acquisition of 30% or more of the outstanding stock of Central Parking other than through acquisitions by Central Parking, a subsidiary, an employee benefit plan of Central Parking, or Monroe Carell or family members or related entities; a change in the majority of the board; consummation of a merger, consolidation, or reorganization, unless following such transaction the shareholders prior to the transaction continue to own more than 70% of the outstanding shares, board members prior to the transaction continue to constitute a majority of the board and no person or control group owns more than 30% (and in the case of Mr. Carell’s employment agreement, 50%) of the stock (other than Mr. Carell, family members or related entities); consummation of the sale of all or substantially all of Central Parking’s assets or the adoption of a plan of liquidation; or consummation of a plan of liquidation with respect to the company.

The employment agreements generally define “termination for cause” as: executive’s embezzlement, intentional mishandling of Central Parking funds or theft or fraud with respect to the business or affairs of Central Parking; executive’s conviction of a felony or other crime involving moral turpitude which adversely affects executive’s job-related responsibilities; a violation by executive of the non-competition and non-solicitation covenants in the agreement; or executive’s deliberate and willful continuing refusal to substantially perform the duties and obligations of his position. “Constructive discharge” is defined as termination of executive’s employment due to a failure of Central Parking to fulfill its obligations under the agreement in any respect, including any reduction in executive’s base salary or annual incentive award or any other Central Parking incentive plan target other than reductions not to exceed 25% applicable to all executive officers of Central Parking, a substantial reduction of benefits other than a reduction in benefits applicable to all employees, or the reduction in the title, authority and/or duties of the executive other than isolated, insubstantial or inadvertent action.

“Good reason” means the occurrence after a change in control of any of the following:

•	Any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from such status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	Assignment to the executive of duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with the executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	The removal of executive from or failure to reappoint or reelect the executive to any such offices or positions, in each case except in connection with the termination of the executive’s employment for death, disability or termination for cause;

•	A reduction in executive’s base salary or bonus opportunity; the actual payment of less than 75% of the greater of target annual incentive award; or the average of the three prior annual incentive awards earned by executive; or a reduction in target awards under any other incentive plans; or any failure to pay executive any compensation or benefits to which the executive is entitled within ten days after the date when due;

•	The imposition of a requirement that the executive be based at any place outside a 50-mile radius of Central Parking’s current principal office, except for reasonably required travel on company business which is not materially greater in frequency or duration than prior to the change in control;

•	The failure by Central Parking to continue in effect any material compensation or employee benefit plan in which the executive was participating at any time within 180 days preceding the date of the change in control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the executive or provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the executive was participating at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	The insolvency or the filing (by any party, including Central Parking) of a petition for bankruptcy with respect to Central Parking, which petition is not dismissed within 60 days;

•	Any material breach by Central Parking of any provision of the employment agreement; or

•	Any purported termination for cause of the executive’s employment that does not comply with the terms of the employment agreement.

The employment agreements also provide that in the event Central Parking is involved in a change in control transaction, the executive agrees to use his good faith efforts consistent with his duties as a director, officer or employee to cooperate with Central Parking, and as directed by the board of directors, and the potential acquirer, in the due diligence process related thereto. In the event that there is a change in control and the executive thereafter terminates his employment for good reason or voluntarily resigns, the executive agrees to remain with Central Parking for a period of time after the date of such termination or resignation as requested by Central Parking or its acquirer, not to exceed three months from the date of such termination or resignation, provided that Central Parking has paid to executive all amounts due to him in connection with such termination or resignation, together with an additional amount equal to three months’ base salary and pro rated annual incentive award together with all employment benefits and perquisites (“transition payment”). In the event that Central Parking or the acquirer does not request executive to remain after his termination for good reason or resignation, then Central Parking shall pay executive the transition payment in a lump sum upon his departure.

The following table shows the amount of potential cash severance payable to each of our current executive officers who is a party to an employment agreement with a change in control severance provisions and including the amount the officer would be entitled to be reimbursed for outplacement expenses, based on compensation and benefit levels in effect on March 27, 2007, and assuming the merger is completed on July 1, 2007, and the executive’s employment terminates under circumstances that entitle him to severance immediately thereafter. The table also shows the estimated value of continuing welfare and fringe benefits and the estimated tax gross-up payment to each such executive in respect of the excise tax imposed on excess parachute payments.

	Amount of Potential	Estimated Value of
	Cash Severance	Continuation	Transition	Estimated 280G
Name	Payment*	Benefits**	Payment	Gross-up Payment***

Emanuel J. Eads	$3,362,500	$96,992	$258,083	$2,155,130
James H. Bond	$2,312,500	$96,992	$183,083	$938,411
William H. Bodenhamer	$1,137,500	$64,662	$133,083	$467,695
Robert Cizek	$1,175,000	$64,662	$133,083	$493,014
Jeff Heavrin	$1,337,500	$96,992	$109,333	$712,381
Donald N. Holmes	$711,250	$64,662	$86,833	$297,177
Alan Kahn	$968,750	$64,662	$114,333	$0
Gregory D. Maxey	$1,075,000	$64,662	$120,583	$462,117
Benjamin F. Parrish, Jr.	$1,862,500	$96,992	$149,333	$943,840
Gregory J. Stormberg	$1,473,750	$64,662	$164,333	$577,855
William R. Porter	$888,750	$64,662	$108,083	$0

*	Includes two or three times (as applicable) the sum of 2007 base salary and target bonus, a prorated target annual bonus for 2007, and $25,000 for outplacement services.

**	Includes two or three times (as applicable) 401(k) match and medical, dental, vision, life, and disability insurance benefits.

***	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include the estimated tax gross-up as a result of any acceleration of vesting of stock options as well as the potential cash severance payment and estimated value of benefits set forth in the preceding two columns. In addition, estimates include the estimated tax gross-ups required to be paid in connection with Transaction Bonuses described above. The estimates do not take into account the value of certain on-going non-competition obligations.

Indemnification of Officers and Directors

KCPC Holdings and Merger Sub have agreed that the surviving corporation shall maintain for not less than six years from the effective time of the merger the current policies of directors’ and officers’ fiduciary and liability insurance maintained by Central Parking by purchasing a policy providing “tail coverage.” This tail coverage is required to be for a period of not less than six years from the effective time in a form and with a carrier, or carriers, reasonably agreed upon by Central Parking. Under the merger agreement, KCPC Holdings shall make available to Central Parking evidence of this tail coverage immediately prior to the effective time. Alternatively, in the event that the tail coverage cannot be purchased for a premium in an amount equal to or less than 250% of the last annual premium paid by Central Parking prior to the date of the merger agreement (the “insurance cap”), then KCPC Holdings shall instead cause the surviving corporation to purchase a policy or maintain policies that, in KCPC Holding’s good faith judgment, provide as much comparable insurance as is available for the amount of the insurance cap.

After the closing of the merger, KCPC Holdings and the surviving corporation will also indemnify, to the fullest extent permitted under applicable law, Central Parking’s current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, for acts or omissions that occurred at or prior to closing. Each indemnified party will be entitled to the prompt advancement of expenses incurred in connection with such indemnification, provided however that to the extent required by law, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, KCPC Holdings and Merger Sub have agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation relating to the elimination of liability or the indemnification of officers or directors will not be amended in any manner that would adversely affect the rights of Central Parking’s current officers or directors. Moreover, KCPC Holdings and Merger Sub have agreed that the surviving corporation and any of its respective successors or assigns will make necessary provisions with any third party that merges with, or acquires the properties or assets of, the surviving corporation to assure that this third party assumes the indemnification and coverage obligations described above.

Relationships Among Certain Directors

Central Parking believes that none of the directors serving on the special committee had any conflict of interest or relationship that prevented him from making an independent decision about the merits of the transaction. None of the members of the special committee has any present business relationship with Central Parking nor with the Carells, apart from their common service on our board of directors. Mr. Nelson and Mr. Carell are both members of the Boards of Trust for Vanderbilt University and for the Vanderbilt Medical Center. Mr. Nelson also formerly served on the board of Vanderbilt Children’s Hospital along with Mr. Carell. In the 1980’s, Mr. Blankenship worked for the Touche Ross accounting firm and provided accounting services to Central Parking and Mr. Carell; this relationship ceased in the late 1980’s. Each member of the special committee was paid $2,500 for each committee meeting attended in person and $1,500 for each committee meeting attended by telephone prior to January 22, 2007. For the special committee meetings held on or after January 22, 2007, each member was paid $2,500 for each committee meeting attended whether in person or by telephone. In addition, Mr. Nelson received a $5,000 retainer for serving as the chairman of the special committee. Members of the special committee also hold shares of common stock, restricted stock, and options that will be exchanged for cash as provided in the merger agreement.

Delisting and Deregistration of Central Parking Common Stock

If the merger is completed, Central Parking common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Central Parking will no longer file periodic reports with the SEC.

Dissenters’ Rights

No dissenters’ rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock are no longer listed on the New York Stock Exchange or another registered exchange on the date of the consummation of the merger.

Effect on Central Parking if the Merger is Not Completed

If the merger agreement is not adopted by Central Parking’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Central Parking will remain an independent public company and Central Parking’s stock will continue to be listed and traded on the New York Stock Exchange. We would anticipate that we would continue to operate our business in substantially the same manner as we are currently operating it. The shareholders would be subject to the same risks and opportunities as they are currently, including the risks described in our annual report on Form 10-K. No assurance can be given as to the market price of our common stock if the merger is not completed. Central Parking’s board of directors may from time to time consider, evaluate and review our business operations, properties and dividend policies and may make such changes as it deems appropriate. Our board may continue to seek to identify strategic alternatives to enhance shareholder value. If our shareholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Central Parking will be offered, or that the business, prospects or results of operations of Central Parking will not be adversely affected. If the merger agreement is terminated because our shareholders do not adopt the merger agreement, under certain circumstances Central Parking will be required to pay certain affiliates of KCPC Holdings an aggregate termination fee of $22.4 million. See “The Merger Agreement — Termination Fee and Expenses.”

Legal Proceedings Related to the Merger

Central Parking is aware of two putative class action lawsuits related to the merger filed against Central Parking and each of Central Parking’s directors in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, case numbers 07-387-III and 07-397-I.

The complaints in these actions allege that the directors breached their fiduciary duties of due care, loyalty, good faith, candor and independence and put their personal interests ahead of the interests of Central Parking’s shareholders. Plaintiffs seek to prohibit permanently the merger, to rescind the merger to the extent it is consummated, an award of damages, attorneys’ fees and other relief. Central Parking and the directors dispute the allegations in the complaints and plan to defend vigorously these actions. Additional lawsuits pertaining to the merger could be filed in the future.

Federal or State Regulatory Filings Required in Connection with the Merger

United States Antitrust

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act,” mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Parent filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on March 6, 2007 and, in accordance with the merger agreement, requested “early termination” of the waiting period. The waiting period was terminated on March 29, 2007.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to “The Merger Agreement — Conditions to the Merger.”

General

Any other filings required in order to complete the merger will be made as soon as reasonably possible. It is possible that any of the governmental authorities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Parent or Central Parking will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Parent after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Parent and Central Parking or on terms that will be satisfactory to Parent and Central Parking.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the merger to our shareholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income tax on its income regardless of its source. A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder. If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options, through our employee stock purchase plan, through our deferred stock unit plan, through a grant of restricted stock, or otherwise as compensation or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, deferred stock units or options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws or estate and gift tax laws.

U.S. Holders

The exchange of shares of our common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable tax withholding) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than twelve months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the merger. Backup withholding will not apply, however, to a holder who: in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form; in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. Cash received in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) the shares of our common stock held by the non-U.S. holder constitute a “United States real property interest,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to such non-U.S. holder, as described below.

An individual non-U.S. holder described in (i) of the immediately preceding paragraph will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that is described in (i) of the immediately preceding paragraph, it will be subject to tax on its net gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) of the immediately preceding paragraph will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in (iii) of the immediately preceding paragraph will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates.

Shares are not treated as a United States real property interest with respect to a non-U.S. holder if such class of shares is regularly traded on an established securities market within the meaning of applicable United States Treasury Regulations and the non-U.S. holder did not actually, or constructively under specified Code attribution rules, own more than 5% of that class at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period. Because our shares are regularly traded on the New York Stock Exchange, our shares will not be treated as a United States real property interest, except with respect to a non-U.S. holder meeting the more than 5% ownership requirement. Non-U.S. holders are urged to consult their tax advisors with respect to the treatment of their shares as a United States real property interest pursuant to these rules.

We intend to take the position that no amount of the merger consideration payable to a non-U.S. holder is subject to withholding under FIRPTA. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies under FIRPTA to the share merger consideration payable to such non-U.S. holder. A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisor regarding tax withholding considerations.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, deferred stock units or options to purchase shares of our common stock, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and contains representations and warranties from us to Parent and from Parent and Merger Sub to us. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of Parent, Merger Sub, and us, were made as of specific dates, and may be subject to important limitations and qualifications. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should NOT rely upon the descriptions of the representations and warranties in this proxy statement or the actual representations and warranties contained in the merger agreement as characterizations of the actual state of facts. Information about Parent, Merger Sub and Central Parking can be found elsewhere in this proxy statement and in such other public filings Central Parking makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form and Timing of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Central Parking. Upon such a merger, the separate corporate existence of Merger Sub will cease, and Central Parking will survive the merger and will become a wholly-owned subsidiary of Parent, directly or indirectly through one or more wholly-owned subsidiaries. We sometimes refer to Central Parking after the merger as the surviving corporation. We expect to complete the merger as promptly as practicable after our shareholders approve the merger agreement and the transactions contemplated thereby, though the merger agreement provides that the earliest date we can close is May 21, 2007, unless the parties mutually agree to close earlier.

Charter and Bylaws of the Surviving Corporation

The charter and bylaws of Central Parking as in effect immediately prior to the consummation of the merger shall be the charter and bylaws of the surviving corporation until thereafter changed or amended.

Board of Directors and Officers of the Surviving Corporation

Upon consummation of the merger, the directors of Merger Sub, none of whom are currently affiliated with Central Parking, will be the initial directors of the surviving corporation and the officers of Central Parking will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Consideration to Be Received in the Merger

Each share of Central Parking common stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $22.53 in cash, without interest and less any applicable tax withholding, other than shares held by the company or owned by Parent or Merger Sub, and shares that are contributed to Parent in exchange for shares of Parent’s capital stock pursuant to agreements with employee shareholders of Central Parking, which will be cancelled.

After the merger is effective, each holder of a certificate representing any shares of Central Parking common stock will no longer have any rights with respect to the shares except for the right to receive the merger consideration.

Treatment of Options and Other Awards

Upon the consummation of the merger, except as otherwise agreed by the holder and Parent, all outstanding options to acquire Central Parking common stock under our equity incentive plans will become fully vested and immediately exercisable, and all options not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Central Parking common stock underlying the option multiplied by the amount by which $22.53 exceeds the exercise price for each share of Central Parking common stock underlying the options. Additionally, except as otherwise agreed by the holder and Parent, all deferred stock units will, upon the consummation of the merger, vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares represented by the deferred stock units multiplied by $22.53. With respect to restricted stock, except as otherwise agreed by holder and Parent, all restricted shares of Central Parking common stock that remain restricted immediately prior to the effective time of the merger will automatically become unrestricted shares of Central Parking common stock and be converted into the right to receive $22.53 in cash for each share of previously restricted common stock held immediately prior to the merger. All payments described in this paragraph will be without interest and subject to any applicable tax withholding.

Treatment of TIPS

The Trust Issued Preferred Securities (“TIPS”) issued by Central Parking Finance Trust will remain outstanding after the merger. However, the TIPS will cease to be convertible at or after the consummation of the merger into shares of Central Parking common stock, but will instead be convertible into cash in an amount equal to the product of $22.53 times the number of shares of Central Parking common stock into which the TIPS could have been converted as of the consummation of the merger. After the merger, each share of TIPS will remain outstanding until the maturity date of April 1, 2028 unless converted by the holder into $19.18 in cash per TIPS share or redeemed by Central Parking at $25 per TIPS share.

Treatment of Employee Stock Purchase Plan

Central Parking’s board of directors will take all actions necessary to continue the suspension of the 1996 Employee Stock Purchase Plan through the effective time of the merger. The Central Parking board of directors will take all actions necessary to terminate the 1996 Employee Stock Purchase Plan as of the effective time of the merger. Central Parking common stock previously purchased through the Employee Stock Purchase Plan will be treated identically to all other shares of Central Parking common stock.

Payment Procedures

Before the merger, Parent will designate a paying agent reasonably satisfactory to us to make payment of the merger consideration as described above. Prior to the effective time of the merger, Parent or Merger Sub will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders.

As promptly as practicable after the effective date of the merger, Parent will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. Following the closing of the merger, the paying agent will pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable tax withholding. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to Parent regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	our receipt of a fairness opinion from our financial advisor;

•	our capital structure;

•	our subsidiaries;

•	sufficiency of our assets to conduct our business;

•	accuracy of information contained in reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events affecting our business since September 30, 2006;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	litigation and other liabilities;

•	compliance with laws;

•	permits;

•	our material contracts;

•	filing of tax returns, absence of unpaid taxes and other tax matters;

•	employee benefits plans;

•	environmental matters;

•	intellectual property;

•	absence of undisclosed brokers’ fees;

•	transactions with our affiliates;

•	labor matters;

•	insurance; and

•	owned and leased property.

In addition, each of Parent and Merger Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	litigation;

•	guarantees by the Equity Sponsors;

•	availability of funds necessary for the merger, including the merger consideration;

•	operations of Merger Sub;

•	accuracy of information supplied for inclusion in this proxy statement;

•	absence of undisclosed brokers’ fees; and

•	solvency of Central Parking and its subsidiaries immediately after the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to Central Parking, any event, circumstance or change, as applicable, that individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), assets, or results of operations of Central Parking and its subsidiaries taken as a whole, except that the following, in and of themselves, will not be considered to constitute a material adverse effect:

•	the economy, the financial or securities markets in general or the industries in which we operate (to the extent Central Parking and the entity is not disproportionately affected);

•	any acts of terrorism, military actions or war;

•	rules or restrictions imposed by any governmental or quasi-governmental agency or similar authority that affect our business or industry; or

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, except as otherwise permitted or required in the merger agreement, we will, and will cause each of our subsidiaries to:

•	operate and carry on our business only in the ordinary course consistent with our past practice;

•	use commercially reasonable efforts consistent with good business practice to keep and maintain all of our assets and properties in normal operating condition and repair, with the exception of reasonable wear and tear and casualty damage; and

•	use commercially reasonable efforts to maintain our present business organization and preserve, in all material respects, the goodwill of our suppliers, contractors, licensors, employees, customers, distributors and others with whom we have significant business relations.

We have also agreed that, except as expressly contemplated by the merger agreement or otherwise required to maintain our business and assets consistent with our past practice, we will not, and will not allow any of our subsidiaries to, without the consent of Parent:

•	amend any organizational documents or the terms of any outstanding equity securities;

•	except for internal transactions involving our subsidiaries, issue or sell any stock; provided, however, we may issue stock upon exercise of certain of our stock options outstanding on the date of the merger agreement, and we may issue shares of our stock upon the conversion of any of the TIPS in accordance with the terms thereof;

•	adjust, split, combine, or reclassify any shares of our securities, or set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of our securities, except for the payment of dividends in accordance with the terms of the TIPS, the payment of quarterly dividends consistent with historical amounts, or the payment of dividends or distributions by one of our wholly-owned subsidiaries to us or to another wholly-owned subsidiary or by one of our non-wholly-owned subsidiaries pro rata to the equity holders thereof;

•	redeem, purchase or otherwise acquire (other than pursuant to the conversion provision as required by the terms of the TIPS) any outstanding securities of us or our subsidiaries, or any right to purchase these securities;

•	incur or assume any debt or other liability other than under our existing credit facilities or pursuant to lease financing arrangements for equipment not in excess of $1,000,000 in the aggregate, modify in any material way any of the terms of any of our existing credit agreements or any other debt or liability except in the ordinary course of business consistent with our past practice, or assume, guarantee, or endorse the obligations of any other entity, association or individual;

•	make any acquisition or disposition of leased real property or any owned real property, or stock or assets of or to any third party in excess of $1,000,000 in the aggregate other than inventory, supplies or other assets acquired or disposed in the ordinary course of business consistent with our past practice;

•	merge or consolidate with any other entity, or adopt a plan of liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, including transactions between or among us and/or among our wholly-owned subsidiaries;

•	enter into or amend (except as necessary to comply with Section 409A of the Internal Revenue Code) any employment or similar contract with, or increase the compensation and/or benefits: of any employee whose base salary or independent contractor whose pay is in excess of $200,000 per year as of the date of the merger agreement other than as provided in the merger agreement, of any of our directors or officers, of any shareholder beneficially owning in excess of ten percent (10%) of our stock or any of our affiliates, or of any employee (including highly compensated employees) resulting in an increase in the payment of our obligations with respect to compensation and/or benefits of employees in excess of $500,000 per year in the aggregate;

•	except for increases in compensation and benefits that are required by applicable law or by contract in effect on the date of the merger agreement or increases not exceeding 3% to employees (other than highly compensated employees, officers or non-employee directors) made in the ordinary course of business consistent with our past practice, increase the compensation and/or benefits of employees, officers or directors, as of the date of the merger agreement;

•	enter into, adopt or amend in any material respect, or increase the benefits payable under any employment agreement or employee benefit plan, or terminate any employee in a manner that would result in any severance or other payment becoming due;

•	adopt, amend or terminate any employee benefit plan or collective bargaining agreement, except as required by law or by the terms of any such plan, or grant or make any loan, bonus or other like benefit, to or for the benefit of any officer or highly compensated employee except as specifically described in the merger agreement;

•	mortgage, pledge, or otherwise voluntarily encumber any part of our assets, tangible or intangible, other than pledges or encumbrances pursuant to our existing credit facilities;

•	except as required by changes in generally accepted accounting principles, make any material change in our accounting principles or practices;

•	settle any litigation except in the ordinary course of business consistent with our past practice;

•	except as permitted under the merger agreement, cancel, modify or waive in any material way the terms of any material leases or any contract that is material to us, other than in the ordinary course of business consistent with our past practice;

•	make an investment in or loan to or partner with any third party, in each case, in excess of $1,000,000 individually and $5,000,000 in the aggregate (provided that such third party is not an affiliate); provided, however, that such transactions solely between us and any of our wholly-owned subsidiaries shall not be prohibited;

•	make, change or revoke any material tax election, or elect or change any method of accounting for tax purposes other than in the ordinary course of business consistent with our past practice, or settle any material action in respect of taxes or enter into any material agreement or contract in respect of taxes with any taxing authority;

•	engage in any transaction with, or enter into any contract with, directly or indirectly, any current or former director, officer, holder of capital stock or other equity interest, partner, member or affiliate of ours or any of our subsidiaries, or make any payment or distribution to any of the foregoing other than with respect to matters related to our employment of such person in the ordinary course of business consistent with our past practice;

•	cancel or materially alter or amend any insurance policy, or enter into or amend any insurance broker or similar agreement, except in the ordinary course of business and consistent with our past practice;

•	lay off or otherwise terminate the employment of any employees within 91 days of the closing date of the merger for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act or any similar law;

•	grant any license or sublicense or amend the terms of any material rights with respect to any intellectual property, other than in the ordinary course of business consistent with our past practice;

•	make or authorize any capital expenditure that individually or in the aggregate exceeds $1,000,000, except for capital expenditures made in the ordinary course of business and consistent with our past practice (which such expenditures shall not exceed $5,000,000 in the aggregate); or

•	agree, commit or resolve to do or authorize any of the foregoing items.

Cooperation of Central Parking

We have agreed to, and have agreed to cause our subsidiaries and our respective officers, directors, employees, and other representatives to use commercially reasonable efforts to provide all necessary cooperation in connection with the debt financing as may be reasonably requested by Parent, including:

•	participating in meetings, due diligence and presentations;

•	furnishing all available financial statements and other pertinent financial data and information;

•	cooperating with the marketing efforts and assisting in the timely preparation of offering documents and other similar documents and materials for lender and rating agency presentations;

•	satisfying the conditions precedent set forth in the debt financing letters;

•	assisting in obtaining documents, opinions, reports and other items prepared by third parties;

•	delivering any documents to facilitate the pledge of collateral, the payoff of existing indebtedness and the release of related encumbrances;

•	allowing Parent and lenders’ representatives such access as may be reasonably necessary for their property level due diligence and evaluation of our current assets, cash management and accounting systems, policies and procedures, and establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the debt financing;

•	assisting Parent in obtaining estoppel certificates;

•	preparing documents and instruments to reasonably remove exceptions on title policies, preparing any necessary conveyance instruments and effecting such conveyances; and

•	providing interim monthly financial statements.

Non-Solicitation of Transactions

We have agreed that Central Parking and our representatives will:

•	cease immediately and cause to be terminated all activities, discussions or negotiations with any parties with respect to any offer or proposal relating to any transaction or proposed transaction, other than the transaction contemplated by the merger agreement, involving any (i) direct or indirect acquisition of assets of Central Parking and its subsidiaries equal to 20% or more of its consolidated assets or to which 20% or more of Central Parking’s revenues or earnings on a consolidated basis are attributable (or any long-term lease agreement having similar economic effect), (ii) direct or indirect acquisition of beneficial ownership of 20% or more of any class of equity securities of Central Parking, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of any class of equity securities of Central Parking, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Central Parking (any transaction or series of transactions referred to in clauses (i) through (iv) is referred to as an “acquisition proposal” in this proxy statement);

•	not initiate, solicit, entertain, encourage or facilitate an acquisition proposal or participate in, pursue or in any way cooperate with any discussions or negotiations regarding an acquisition proposal;

•	not approve or recommend, pursue through a letter of intent or agreement in principle, or propose publicly to approve or recommend, any acquisition proposal; and

•	notify Parent if any person makes any acquisition proposal or similar inquiry.

However, prior to obtaining shareholder approval of the transaction, Central Parking may provide confidential information to any person concerning an acquisition proposal, but only if:

•	it is in response to a bona fide written acquisition proposal that is made after February 20, 2007, and not in breach of our obligations not to solicit acquisition proposals;

•	such information has been previously been provided to Parent or Merger Sub or is provided to Parent or Merger Sub prior to, or substantially concurrent with, the time it is provided to such person;

•	we provide, to the extent practicable, notice to Parent that we are responding to such a proposal; and

•	our board of directors determines in good faith, after consultation with legal counsel, that the acquisition proposal involves the acquisition of 50% or more of Central Parking and is or is likely to lead to an acquisition proposal that is reasonably likely to be consummated, taking into account all legal, tax and regulatory aspects of the proposal, has committed financing, to the extent required, on terms as likely to be satisfied as the terms of the financing contemplated by the merger agreement, and after consultation with our financial advisor, we conclude is more favorable to our shareholders from a financial point of view than the merger (each, a “superior proposal”).

We have agreed to notify Parent within 48 hours of receipt of any acquisition proposal or similar inquiry. We must also provide Parent copies of all materials provided to such person not previously provided to Parent. We have also agreed to keep Parent informed in all material respects of the status and details of any acquisition proposal, if any.

We have agreed that our board of directors will not (i) (A) withdraw, or publicly propose to withdraw or amend, qualify or modify in a manner adverse to Parent, the approval, adoption or recommendation by such board of directors of the merger or fail to recommend to the shareholders in the proxy statement that they approve the merger and give Central Parking shareholder approval or (B) endorse, approve, adopt, submit to

Central Parking shareholders or recommend, or propose publicly to endorse any acquisition proposal; or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow Central Parking to execute or enter into, any letter of intent, agreement in principle, or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal (any actions described in clause (i) or (ii) referred to as an “adverse recommendation change” in this proxy statement). However, at any time prior to the time of the shareholder approval, our board of directors may, in response to an acquisition proposal that it reasonably in its good faith judgment determines, after consultation with its outside counsel and its financial advisors, constitutes a superior proposal that was unsolicited and made after the date of the merger agreement and that did not result in a breach of the terms of the merger agreement:

•	make an adverse recommendation change if such action is required for our board of directors to comply with their fiduciary duties under applicable laws; or

•	if such action is required for our board of directors to comply with their fiduciary duties under applicable laws, cause Central Parking to terminate the merger agreement and concurrently enter into an alternative acquisition agreement; provided that Central Parking has given five business days’ written notice that the board of directors intends to take such action and in determining whether to make this recommendation change or to terminate the merger agreement, the board of directors takes into account any changes to the financial or other terms of the merger agreement proposed by KCPC Holdings in response to the notice of a superior proposal.

We have agreed that Central Parking may not enter into an agreement with respect to another proposal unless the merger agreement is terminated pursuant to its terms and Central Parking has paid KCPC Holdings the amounts due under the merger agreement as a result of such termination. Notwithstanding the foregoing, our board of directors may disclose to our shareholders a position with respect to a tender offer or exchange offer by a third party, provided that our board of directors may not recommend that the shareholders tender their shares in connection with such an offer, or withdraw or modify its approval or recommendation of the merger agreement, unless the provisions above related to fiduciary duty apply.

Shareholders Meeting

We have agreed to use our reasonable best efforts to obtain from shareholders their approval and adoption of the merger agreement and the transactions contemplated thereby.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of voting Central Parking common stock and not been revoked;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger.

Conditions to Parent’s Obligations.  The obligation of Parent to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants we are required to perform under the merger agreement at or prior to the closing date;

•	our representations and warranties with respect to (i) our capitalization, (ii) our authority and power to complete the merger, and (iii) our obligations to pay fees or commissions to brokers or finders in connection with the merger must be true and correct in all material respects, or, if qualified by materiality or material adverse effect, true and correct in all respects, as of the effective time of the merger as if made at and as of the effective time;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct as of the effective time of the merger as if made at and as of such time (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us;

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	we must obtain certain consents specified in the merger agreement; and

•	we must obtain certain payoff letters specified in the merger agreement.

Conditions to Central Parking’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	the representations and warranties of Parent and Merger Sub with respect to their authority and power to complete the merger, and their obligations to pay fees or commissions to brokers or finders in connection with the merger shall be true and correct in all material respects or if qualified by materiality or material adverse effect, shall be true and correct in all respects, as of the effective time of the merger as if made at and as of the effective time;

•	all other representations and warranties of Parent and Merger Sub contained in the merger shall be true and correct at and as of the effective time of the merger (without regard to any qualifications therein as to materiality or material adverse effect), except where such failure to be true and correct has not and would not reasonably be expected to materially impair, delay or prevent consummation of the merger;

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements; and

•	Parent’s and Merger Sub’s delivery to the paying agent of the merger consideration and to Central Parking of funds necessary to repay certain obligations and indebtedness.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual consent of Parent and us at any time prior to completing the merger, even after our shareholders have approved the merger agreement;

•	by either Parent or us:

•	if the merger is not completed by July 31, 2007 (other than because of the failure to fulfill an obligation under the merger agreement or failure to use its required efforts to complete the transaction by the party seeking termination);

•	if any injunction, order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable (provided that the party seeking to terminate shall have used its reasonable best efforts to remove such order);

•	if our shareholders fail to approve the merger agreement at the special meeting (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination); or

•	at any time prior to shareholder approval, if our board of directors, with respect to a superior proposal, executes an “acquisition agreement” (as defined in the merger agreement) in accordance with the terms of the merger agreement as described above under “The Merger Agreement — Non-Solicitation of Transactions” or resolves to do so;

•	by Parent:

•	if our board makes an adverse recommendation change, or resolves to do so; or

•	by us:

•	if at any time after May 21, 2007, Parent shall not have received financing to close the merger within five business days after we notify them that all other conditions to the merger have been satisfied.

Termination Fee and Expenses

We will be required to pay certain affiliates of Parent a termination fee of $22.4 million, if any of the following occur:

•	the merger agreement is terminated by either party because our shareholders did not approve the merger agreement at the special meeting, and at or prior to the special meeting of shareholders an acquisition proposal was publicly disclosed and within 12 months after the termination of the merger agreement we enter into an acquisition agreement;

•	the merger agreement is terminated by us because our board has executed an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement or resolved to do so; or

•	the merger agreement is terminated by Parent because our board made an adverse recommendation change or resolved to do so.

Parent will be required to pay us a termination fee of $30.0 million, if:

•	the merger agreement is terminated by us because at any time after May 21, 2007, Parent shall not have received financing to close the merger within five business days after we notify them that all other conditions to the merger have been satisfied.

Amendments and Waivers

The parties may modify, amend or waive the terms and provisions of the merger agreement by written instrument signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision).

VOTING AGREEMENTS

In connection with the merger agreement, the Equity Sponsors requested that Monroe Carell, members of his family and certain related entities (the “related shareholders”), representing approximately 47% of the outstanding common stock, enter into voting agreements. The voting agreements provide that the related shareholders will:

•	at any meeting of our shareholders, vote all of such related shareholders’ common stock:

•	in favor of the approval of the merger agreement (whether or not recommended by our board of directors or any committee thereof) and the approval of the transactions contemplated thereby, including the merger;

•	in favor of the approval of any other matter that is required by applicable law or a governmental entity to be approved by our shareholders to facilitate the transactions contemplated by the merger agreement, including the merger;

•	against any proposal made in opposition to, or in competition or inconsistent with, the merger or the merger agreement;

•	against any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled; and

•	against any other action that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the merger agreement, including the merger, or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Central Parking under the merger agreement, which would materially and adversely affect Central Parking or Parent or their respective abilities to consummate the transactions contemplated by the merger agreement prior to the Termination Date;

•	appear at any shareholder meeting or otherwise cause their common stock to be present for purposes of calculating a quorum, and respond to each request by Central Parking for written consent, if any, and vote all of their common stock, against any acquisition proposal and against any extraordinary dividend by Central Parking or change in the capital structure of Central Parking, in each case except for the merger agreement; and

•	irrevocably appoint the president of Parent, as its proxy and attorney-in-fact, to vote (or cause to be voted) all of the related shareholders’ common stock, provided such proxy shall automatically terminate upon the termination of the voting agreements.

The voting agreements shall terminate upon the earliest to occur of: the effective time of the merger, the termination of the merger agreement in accordance with its terms, and any reduction in the amount, or any change in the form, of the consideration to be paid to the shareholders pursuant to the merger agreement without the written consent of the related shareholders.

The voting agreements further provide that the related shareholders, from the date of such agreements until their termination, shall not: directly or indirectly sell, grant, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of any of their beneficially owned common stock, other than transfers to members of the related shareholders’ immediate family or a family trust of the related shareholders, but only if, in each case, prior to the effectiveness of the transfer, the transferee agrees in writing to be bound by the terms of the voting agreement and notice of such transfer is delivered to Parent; tender any beneficially owned common stock into any tender or exchange offer; or grant any proxy with respect to the beneficially owned common stock, deposit the beneficially owned common stock into a voting trust, enter into a voting agreement with respect to any of the beneficially owned common stock or otherwise restrict the ability of the related shareholders freely to exercise all voting rights with respect thereto.

The voting agreements apply to the related shareholders solely in such related shareholder’s capacity as the beneficial owner of common stock of Central Parking and nothing in the voting agreement restricts or limits any action taken by such related shareholder in its capacity as a director or officer of Central Parking or any of its affiliates. The taking of any actions (or failure to act) by a related shareholder in its capacity as an officer or director of Central Parking, or any of its affiliates, will not be deemed to constitute a breach of the voting agreement, regardless of the circumstances.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the New York Stock Exchange under the symbol “CPC.” The following table sets forth, for the periods indicated, the high and low sales prices for Central Parking’s common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year 2007
First Quarter	$20.01	$16.37
Second Quarter	$23.82	$17.90
Fiscal Year 2006
First Quarter	$15.54	$12.85
Second Quarter	$16.84	$12.96
Third Quarter	$16.11	$13.30
Fourth Quarter	$17.97	$15.00
Twelve months	$17.97	$12.85
Fiscal Year 2005
First Quarter	$15.72	$12.55
Second Quarter	$18.37	$13.72
Third Quarter	$17.76	$13.21
Fourth Quarter	$16.33	$13.79
Twelve months	$18.37	$12.55

There were, as of April 19, 2007, approximately 4,050 holders of Central Parking’s common stock, based on the number of record holders of our common stock and an estimate of the number of individual participants represented by security position listings.

The closing sales prices per share of Central Parking common stock, as reported on New York Stock Exchange on November 27, 2006, the last full trading day before the announcement that it had engaged Blackstone to assist in evaluating strategic alternatives, was $17.23, and on April 25, 2007, the latest practicable date before the printing of this proxy statement, was $22.40.

If the merger is consummated, our common stock will be delisted from the New York Stock Exchange, there will be no further public market for shares of our common stock and each share of our common stock, other than shares held by the company or owned by the Parent or Merger Sub and shares that are contributed to Parent in exchange for shares of Parent’s capital stock pursuant to agreements with employee shareholders of Central Parking, will be cancelled and converted into the right to receive $22.53 in cash, without interest and less any applicable tax withholding.

Since April 1997, Central Parking has distributed a quarterly cash dividend of $0.015 per share of Central Parking common stock.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of March 20, 2007, of (i) each person known to Central Parking to beneficially own 5% or more of the Common Stock, (ii) each director, nominee and Named Executive Officer, and (iii) all directors, nominees and executive officers of Central Parking as a group. On that date, 32,300,416 shares were outstanding. Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares of the Common Stock indicated.

	Amount and
	Nature of
	Beneficial
Beneficial Owner	Ownership(1)		Percent(1)

Monroe J. Carell, Jr.	6,265,491	(2)	19.3%
2401 21st Avenue South, Suite 200 Nashville, Tennessee 37212
The Carell Children’s Trust(3)	6,257,127		19.4%
One Belle Meade Place, Suite 310, 4400 Harding Road Nashville, Tennessee 37205
Dimensional Fund Advisors L.P.	2,999,683	(4)	9.3%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Columbia Wanger Asset Management, L.P.	2,424,000	(5)	7.5%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Raymond T. Baker	8,333	(6)	*
William H. Bodenhamer	189,222	(7)	*
James H. Bond	548,934	(8)	1.7%
Kathryn Carell Brown	2,463,887	(9)	7.6%
Claude Blankenship	4,000	(10)	*
Edward G. Nelson	45,644	(11)	*
Emanuel J. Eads	284,242	(12)	*
Jeff Heavrin	15,371	(13)	*
Alan Kahn	204,631	(14)	*
Lewis Katz	703,686	(15)	2.2%
Owen G. Shell	12,000	(16)	*
William B. Smith	8,000	(17)	*
Gregory J. Stormberg	93,125	(18)	*
Directors and executive officers as a group (19 persons)	11,607,902	(19)	33.8%

*	Indicates less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after the date set forth above, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2)	Includes options to purchase 215,044 shares of common stock granted pursuant to the Key Personnel Plan, 23,396 deferred stock units, and 840,999 shares held by the Ann and Monroe Carell, Jr. Foundation and 16,326 held by a trust for which Mr. Carell is a co-trustee. Excludes 6,257,127 shares held by The Carell Children’s Trust. See footnote 3.

(3)	The Carell Children’s Trust is a trust created by Mr. Carell in 1987 for the benefit of his children. The trustee is Equitable Trust Company.

(4)	Based on Schedule 13G/A filed by Dimensional Fund Advisors with the Securities and Exchange Commission on February 9, 2007.

(5)	Based on Schedule 13G filed by Columbia Wanger Asset Management with the Securities and Exchange Commission on January 9, 2007.

(6)	Includes 4,334 directly owned shares and 3,999 shares of restricted stock.

(7)	Includes 67,472 deferred stock units and options to purchase 121,750 shares of common stock.

(8)	Includes 267,750 shares of stock held in an irrevocable trust that were granted under our 1995 Restricted Stock Plan in connection with Mr. Bond’s Performance Unit Agreement, 2,250 shares held by his spouse, 11,806 shares directly owned, 5,378 deferred stock units, and options to purchase 261,750 shares of common stock granted pursuant to our Key Personnel Plan. This amount excludes 700 shares held by the Andrew Bond Trust with respect to which Mr. Bond disclaims beneficial ownership.

(9)	Includes 81,630 shares held by the 1996 Carell Grandchildren’s Trusts with respect to which Mrs. Brown is a co-trustee, 166,342 shares held by the Kathryn Carell Brown Foundation with respect to which Mrs. Brown serves on the Board of Trustees, 79,303 shares held by the 2002 Kathryn Carell Brown Charitable Remainder Trust, 17,050 shares held by trusts of which Mrs. Brown is the trustee, 89,546 shares held by trusts of which Mrs. Brown is a co-trustee and 3,999 restricted shares. Also includes 2,021,887 shares held by various trusts of which Mrs. Brown serves on a committee of three persons that has investment power with respect to Central Parking common stock held by such trusts; because a majority of the votes of such committee is required to vote or dispose of such shares, Mrs. Brown does not have the independent ability to determine the outcome of such a vote and therefore disclaims beneficial ownership of such shares. This amount excludes 6,257,127 shares held by The Carell Children’s Trust with respect to which Mrs. Brown is a beneficiary. See footnote 3. This amount also excludes 61,823 shares held by trusts for the benefit of Mrs. Brown’s children and her spouse, of which Mrs. Brown disclaims beneficial ownership.

(10)	Includes 3,333 restricted shares.

(11)	Includes 4,500 shares held by Mr. Nelson’s spouse, of which Mr. Nelson disclaims beneficial ownership, and options to purchase 23,000 shares of common stock, restricted shares of 3,999 and directly owned shares of 14,145.

(12)	Includes 18,616 deferred stock units, options to purchase 249,250 shares of common stock and 16,376 shares directly owned by Mr. Eads.

(13)	Includes options to purchase 14,125 shares of common stock.

(14)	Includes 13,890 deferred stock units, options to purchase 179,250 shares of common stock and 11,491 shares directly owned by Mr. Kahn.

(15)	Includes 667,779 shares of common stock owned by a partnership of which Mr. Katz is a general partner, options to purchase 25,250 shares of our common stock, 3,999 restricted shares and 6,658 shares directly owned by Mr. Katz.

(16)	Includes 8,001 shares directly owned and 3,999 restricted shares.

(17)	Includes 4,001 shares directly owned and 3,999 restricted shares.

(18)	Includes options to purchase 93,125 shares of common stock.

(19)	Includes options to purchase 1,924,294 shares of our common stock, 148,465 deferred stock units and 295,077 restricted shares.

DESCRIPTION OF CENTRAL PARKING CORPORATION

Central Parking Corporation, a corporation organized under the laws of Tennessee, is a leading provider of parking and related services. Central Parking operates parking facilities in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Columbia, Peru, the United Kingdom, the Republic of Ireland, Spain, Greece, Italy and Switzerland. Central Parking also provides ancillary products and services, including parking consulting, shuttle, valet, on-street and parking meter enforcement, and billing and collection services. As of December 31, 2006, Central Parking operated 1,599 parking facilities through management contracts, leased 1,279 parking facilities, and owned 134 parking facilities, either independently or in joint ventures with third parties.

Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. Parking revenues consist of revenues from leased and owned facilities. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, insurance, and general operating expenses. Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, equipment leasing, and consulting. The cost of management contracts includes insurance premiums, claims and other direct overhead. Pending the closing of the merger, Central Parking intends to continue to implement certain elements of its previously announced strategic plan, including the possible divestiture of operations in certain markets and opportunistic sales of real estate.

Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.”

DESCRIPTION OF KCPC HOLDINGS, INC.

KCPC Holdings, Inc., which we also refer to as Parent, is a Delaware corporation that was formed solely for the purpose of acquiring Central Parking. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office address of Parent is 111 Radio Circle, Mount Kisco, New York 10549, telephone: (914) 241-7430. At the time of the merger, KCPC Holdings will be owned by, directly or indirectly through one or more wholly-owned subsidiaries, funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P.

DESCRIPTION OF KCPC ACQUISITION, INC.

KCPC Acquisition, Inc., which we also refer to as Merger Sub, is a Tennessee corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, KCPC Acquisition will cease to exist and Central Parking will continue as the surviving corporation. Merger Sub is wholly-owned by KCPC Holdings and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Merger Sub is 111 Radio Circle, Mount Kisco, New York 10549, telephone: (914) 241-7430.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. If the merger is not consummated, proposals of shareholders intended for inclusion in Central Parking’s proxy materials to be furnished to all shareholders entitled to vote at the 2007 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received at our principal executive offices not later than such date as Central Parking shall publish in an upcoming quarterly report on Form 10-Q. Proposals of shareholders received after such date will be considered untimely.

Under our bylaws, shareholders who wish to make a proposal at the 2007 Annual Meeting of Shareholders, other than one that will be included in our proxy materials, must send notice in written form to the Secretary (whose name appears on the cover of this proxy statement) at our principal executive offices. To be considered timely, the notice must be delivered to, or mailed to and received at, the principal executive offices not less than 60 days nor more than 90 days prior to the date of the 2007 Annual Meeting of

Shareholders. If a shareholder who wishes to present a proposal fails to notify Central Parking by these deadlines, the shareholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of our bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2007 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to minimize controversy as to the date on which a proposal was received by Central Parking, it is suggested that shareholders submit their proposals by Certified Mail — Return Receipt Requested.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: Central Parking Corporation, 2401 21st Avenue South, Nashville, Tennessee 37212 Attention: Secretary, (615) 297-4255. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

Central Parking files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Central Parking with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by calling D.F. King toll-free at (800) 431-9643. You may also request a copy of these filings, at no cost, by writing or calling Benjamin F. Parrish, Jr., Central Parking Corporation Legal Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to bparrish@parking.com.

This proxy statement is accompanied by certain documents we file with the SEC. These documents are considered to be a part of this proxy statement. These documents include:

•	Central Parking’s Annual Report on Form 10-K for the year ended September 30, 2006;

•	Central Parking’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2006;

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 30, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King at (800) 431-9643.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
KCPC HOLDINGS, INC.
KCPC ACQUISITION, INC.
and
CENTRAL PARKING CORPORATION
Dated as of
February 20, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2007, is by and among KCPC Holdings, Inc., a Delaware corporation (“Parent”), KCPC Acquisition, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Central Parking Corporation, a Tennessee corporation (“Company”).

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”) whereby the Company would be the surviving entity;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Parent and certain shareholders of the Company are entering into a Voting Agreement, of even date herewith, in respect of shares of Company Common Stock beneficially owned by such shareholder of the Company (the “Voting Agreement”);

WHEREAS, the Board of Company has recommended that this Agreement be adopted by the Company’s shareholders;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Company Common Stock”), other than the Cancelled Shares and Rollover Shares, if any (each as defined below), will be converted into the right to receive $22.53 per share in cash, upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

“Acquisition Agreement” shall have the meaning set forth in Section 5.11(c).

“Acquisition Proposal” shall have the meaning set forth in Section 5.11(f).

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.11(c).

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Audited Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Board of Directors” shall mean, with respect to any Person, the board of directors of such Person.

“Business Condition” shall mean, with respect to any Person, the condition (business, financial or otherwise), assets (including the value thereof) and results of operations of such Person and its Subsidiaries, taken as a whole.

“Cancelled Shares” shall have the meaning set forth in Section 2.7(b).

“Cap” shall have the meaning set forth in Section 5.7(b).

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options, Deferred Units, or the TIPS, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Joint Venture” shall mean any entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such Person and/or (ii) which operates or is a general partner or managing partner or equivalent of an entity which operates, or receives the financial benefits of operating, one or more parking facilities.

“Company Losses” shall mean any Losses incurred by the Company or any of its Subsidiaries.

“Company Options” shall have the meaning set forth in Section 2.8(a).

“Company Option Plans” shall have the meaning set forth in Section 2.8(a).

“Company Permits” shall have the meaning set forth in Section 3.7(b).

“Company Plans” shall have the meaning set forth in Section 3.11(a).

“Company Preferred Stock” shall mean the shares of preferred stock, $0.01 par value, of the Company.

“Company Required Governmental Approvals” shall have the meaning set forth in Section 3.1(d).

“Company Reports” shall have the meaning set forth in Section 3.4(b).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.1(b).

“Confidentiality Agreements” shall have the meaning set forth is Section 5.1(b).

“Contracts” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, undertaking or arrangement, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Convertible Debentures” shall mean the 5.25% Convertible Subordinated Debentures due 2028 issued by the Company to its wholly-owned subsidiary, Central Parking Finance Trust, in connection with the TIPS.

“Convertible Securities” shall mean any subscriptions, options, warrants, debt securities or other securities convertible into or exchangeable or exercisable for any shares of Equity Securities.

“Credit Agreements” shall mean the Credit Facilities and the Indenture.

“Credit Facilities” shall mean (i) the Company’s Credit Agreement dated February 28, 2003, as amended August 12, 2003, June 4, 2004, January 25, 2005, August 11, 2005 and April 7, 2006, by and among Central Parking Corporation and certain Affiliates, Bank of America, N.A. as Administrative Agent, and the other Lenders that are a party thereto, (ii) the Loan Agreement dated March 15, 2000 by and among Black Angus LLC and Fleet Bank, N.A., with Central Parking Corporation as Guarantor and (iii) the Sterling Overdraft Facility.

“Debt” means, with respect to any Person, and without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business) or created or arising under any conditional sale or other title retention agreement with respect to property, (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for obligations arising out of Contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person; provided, however, as used in Section 3.4(c)(x) and 3.5 only, that the term “Debt” shall not include obligations under the Leases and Management Agreements.

“Deferred Units” shall have the meaning set forth in Section 2.8(b).

“Deferred Units Amendments and Consents” shall have the meaning set forth in Section 2.8(b).

“DGCL” shall mean the Delaware General Corporation Law.

“Director Plan” shall have the meaning set forth in Section 2.8(a).

“Disclosure Schedule” shall have the meaning set forth in Article III.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, and all other employee benefit plans, including severance, stock purchase, stock option, employment, vacation, change-in-control, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or otherwise), whether formal or informal, or oral or written.

“Encumbrance” shall mean (i) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), (ii) any financing lease having substantially the same economic effect as any of the foregoing described in clause (i), and (iii) with respect to any Owned Real Estate, any (a) lease, license, sublease or sublicense for any real property, any other right, concession or other agreement to use, possess or occupy such Owned Real Estate, and (b) any covenant, condition, restriction, easement, encumbrance, or other similar matter affecting title to such Owned Real Estate.

“End Date” shall have the meaning set forth in Section 9.1(b).

“Environmental Laws” shall mean all Laws relating to pollution, protection of human health from Hazardous Materials or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Environmental Permits” shall mean any permit, approval, license or other authorization required for the Company to conduct its business under or issued pursuant to any applicable Environmental Law.

“Equity Securities” shall mean any shares of capital stock of, or other equity interests or voting securities in, the Company or any of its Subsidiaries, as applicable.

“Equity Sponsors” shall mean, collectively, Kohlberg Investors V, L.P., Lubert-Adler Real Estate Fund V, L.P. and Chrysalis Capital Partners, LP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” shall have the meaning set forth in Section 2.8(d).

“Exchange Act” shall have the meaning set forth in Section 3.4(b).

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Financing” shall have the meaning set forth in Section 4.3(a).

“Financing Letters” shall have the meaning set forth in Section 4.3(a).

“Foreign Plans” shall have the meaning set forth in Section 3.11(d).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied with past practice.

“Governmental Authority” shall have the meaning set forth in Section 3.1(d).

“Governmental Order” shall have the meaning set forth in Section 3.6.

“Guarantees” shall have the meaning set forth in Section 4.4.

“Hazardous Materials” shall mean any pollutant, petroleum or petroleum products, contaminant or toxic or hazardous material including (i) toxic mold, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of poly-chlorinated biphenyls, and radon gas at levels exceeding the EPA guidance level of four (4) picocuries per liter, and (ii) any chemicals, materials or substances defined as “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law.

“Highly Compensated Employee” shall have the meaning set forth in Section 5.4(b)(viii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” shall mean the Indenture dated March 18, 1998 between the Company and Chase Bank of Texas, N.A. as Trustee related to the Convertible Debentures.

“Insurance Policies” shall have the meaning set forth in Section 3.17(a).

“Intellectual Property” shall refer to all rights, title and interests, wherever in the world located, in and to trademarks, service marks, trade dress and other indicia of source of origin, non-patented formulae, copyrights, patents, inventions, know-how, manufacturing procedures, processes, trade secrets, proprietary information, software, registered and unregistered design rights, any and all registrations, applications, licenses, all works, discoveries, innovations, know-how, information, and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, trade secret law or otherwise, and contractual obligations relating to any of the foregoing and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, in each case, that are used in the business of the Company and its Subsidiaries. For the avoidance of doubt Intellectual Property includes all material rights to characters and material proprietary designs granted to the Company or its Subsidiaries.

“Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Key Personnel Plan” shall have the meaning set forth in Section 2.8(a).

“Knowledge of the Company” shall have the meaning set forth in Section 10.11.

“Knowledge of the Parent” shall have the meaning set forth in Section 10.11.

“Law” shall mean any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, or any Governmental Order or any similar provision having the force or effect of law.

“Lease” shall have the meaning set forth in Section 3.9(a).

“Leased Real Property” shall have the meaning set forth in Section 3.9(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.9(b).

“Liabilities” shall have the meaning set forth in Section 3.5.

“Long-Term Incentive Plan” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean all damages, losses, fines, costs and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any Actions or threatened Actions).

“Management Agreement” shall have the meaning set forth in Section 3.9(a).

“Managed Real Property” shall have the meaning set forth in Section 3.9(a).

“Material Adverse Effect” shall mean any event, effect, circumstance or change, as applicable, that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business Condition of the Company and its Subsidiaries taken as a whole (that is not cured prior to Closing), or on the ability of the Company to consummate on a timely basis the transactions contemplated by this Agreement, other than any event, effect, circumstance or change arising or resulting from or relating to (w) the economy, the financial or securities markets in general or the industries in which the Company and/or its Subsidiaries operate, (x) any acts of terrorism, military actions or war, (y) rules or restrictions imposed by any governmental or quasi-governmental agency or similar authority that affect the Company’s business or industry or (z) the announcement or pendency of this Agreement or the transactions contemplated hereby; provided that any event, effect, circumstance or change in the foregoing clauses (w) shall not constitute or give rise to a Material Adverse Effect only if and to the extent that such event, effect or change does not disproportionately affect the Company and its Subsidiaries, taken as a whole, or the industry in which they operate, as compared to other Persons or industries, as applicable, impacted thereby.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“Material Leases” shall have the meaning set forth in Section 3.9(a).

“Material Management Agreements” shall have the meaning set forth in Section 3.8.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.7(c).

“New Financing Commitments” shall have the meaning set forth in Section 4.3(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.11(c).

“Obligations” shall mean the obligations described in the Credit Facilities.

“Option Amendments and Consents” shall have the meaning set forth in Section 2.8(a).

“Owned Real Estate” shall have the meaning set forth in Section 3.20.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.

“Parent Required Governmental Approvals” shall have the meaning set forth in Section 4.1(d).

“Paying Agent” shall have the meaning set forth in Section 2.9(a).

“Permitted Encumbrance” shall mean any (i) Encumbrances disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet; (ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits under applicable Law; (iii) zoning (and related variances or legally nonconforming uses), entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Estate or Leased Real Property; (iv) covenants, conditions, restrictions, easements, encumbrances, encroachments, and other similar matters affecting title to but not adversely affecting current occupancy or use of the Owned Real Estate or Leased Real Property in any material respect or that either (x) are of record as of the date hereof as identified in title commitments or title policies (pro forma or final), or (y) would have been disclosed on an ALTA/ACSM survey of the Owned Real Estate or Leased Real Property as of the date hereof; (v) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business consistent with past practice which liens would not be material to the Company and its Subsidiaries taken as a whole; (vi) liens imposed by Law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business which liens would not be material to the Company and its Subsidiaries taken as a whole; (vii) statutory liens securing the payment of Taxes, either (A) not delinquent or (B) being contested in good faith by appropriate legal or administrative proceedings, which are reflected in the Financial Statements (to the extent required) and for which appropriate reserves have been established in accordance with GAAP; (viii) any Encumbrances arising under the Credit Agreements that will be discharged upon payment in full pursuant to the payoff letters contemplated in Section 7.6 of the Disclosure Schedule; and (ix) leases, licenses, subleases, sublicenses or other agreements to use, possess or occupy any Leased Real Estate or Owned Real Estate that are (A) identified in the Disclosure Statement or in agreements made available to Parent by the Company, or (B) incurred in the ordinary course of business consistent with past practice.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Plans” shall have the meaning set forth in Section 3.11(a).

“Proxy Statement” shall have the meaning set forth in Section 5.8.

“Qualified Plans” shall have the meaning set forth in Section 3.11(a).

“Required Consents” shall mean the third party consents set forth in Section 7.5.

“Restricted Stock” shall have the meaning set forth in Section 2.8(c).

“Rollover Shares” shall mean each Equity Security or Convertible Security owned by an employee of the Company contributed by such employee to the Parent immediately prior to the Effective Time in exchange for equity securities or convertible securities of Parent pursuant to an agreement between such employee and the Parent to be entered into between the date hereof and the Closing Date.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.4(d).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” shall have the meaning set forth in Section 5.8.

“Sterling Overdraft Facility” shall mean the Sterling Overdraft Facility and other Ancillary Facilities dated October 30, 2002 by and between Central Parking System of the UK Limited and Barclay Bank PLC.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary thereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to elect a majority of the board of directors or other governing body or other Persons performing similar functions of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 5.11(g).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Return” shall have the meaning set forth in Section 3.10(f)

“Taxes” shall have the meaning set forth in Section 3.10(e)

“Taxing Authority” shall mean any Governmental Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tennessee Secretary” shall have the meaning set forth in Section 2.2.

“TBCA” shall mean the Tennessee Business Corporation Act.

“TIPS” shall mean the 5.25% convertible Trust Issued Preferred Securities issued by Central Parking Finance Trust, a statutory business trust and wholly owned subsidiary of the Company, the proceeds from the issuance of which were invested in the Convertible Debentures of the Company.

“Trust Agreement” shall mean the Amended and Restated Declaration of Trust of Central Parking Finance Trust, dated as of March 18, 1998.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 5.4(b)(xx).

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) under the laws of the State of Tennessee in the Merger, and as of the Effective Time shall be a wholly-owned Subsidiary of Parent.

Section 2.2  Effective Time.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, but on or prior to the Closing Date, the Company, Parent and Merger Sub will cause the articles of merger with respect to the Merger meeting the applicable requirements of the TBCA (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Tennessee in accordance with the provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or at such later time as is agreed between the parties and specified in the Articles of Merger (“Effective Time”). If the Tennessee Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or the Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 2.3  Closing of the Merger.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger (“Closing”) shall take place at 10:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (the “Closing Date”), at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto; provided, that the Closing shall not occur prior to ninety (90) days from the date of this Agreement unless agreed to by the Parent and Merger Sub in their sole discretion.

Section 2.4  Effects of the Merger; Further Actions.

(a) From and after the Effective Time, the Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation following the Merger.

(b) If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, all shares of Company Common Stock (other than Rollover Shares or Cancelled Shares, if any) shall no longer be outstanding and shall automatically cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive for each share of Company Common Stock, the Common Stock Merger Consideration in accordance with Section 2.7(a). In addition to the foregoing, at the Effective Time by virtue of the Merger and the terms of the Trust Agreement and the Indenture, and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, the TIPS shall no longer be convertible into Company Common Stock. Notwithstanding anything to the contrary herein, upon surrender of any Certificate representing fractional shares of Company Common Stock, the holder thereof shall be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Common Stock Merger Consideration.

Section 2.5  Certificate of Incorporation and Bylaws.  At the Effective Time:

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6  Board and Officers of the Surviving Corporation.  At the Effective Time:

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

(b) The officers of the Surviving Corporation following the Merger shall be the persons set forth on Exhibit A attached hereto, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

Section 2.7  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Conversion of Company Common Stock.  Subject to the terms and upon the conditions herein (including Schedule 5.2 of the Disclosure Schedule), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Rollover Shares, if any) shall be converted into the right to receive an amount equal to $22.53 in cash without interest (“Common Stock Merger Consideration”).

(b) Cancellation of Company-Owned Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub and the Company issued and outstanding immediately prior to the Effective Time (including Rollover Shares, if any) (the “Cancelled Shares”) (i) shall be automatically be cancelled and retired and (ii) shall cease to exist, and no Common Stock Merger Consideration shall be delivered with respect thereto.

(c) Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) TIPS.  The TIPS issued and outstanding immediately prior to the Effective Time will not be convertible at or after the Effective Time into shares of Company Common Stock. Such conversion feature thereafter will permit the conversion of TIPS into an amount equal to the product of (i) the Common Stock Merger Consideration times (ii) the number of shares of Company Common Stock into which the TIPS could have been converted as of the Effective Time.

(e) Adjustment of Common Stock Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Common Stock Merger Consideration as provided in Section 2.7(a) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction).

Section 2.8  Company Options; Deferred Units.

(a) Except as separately agreed to by Parent and any Person holding Company Options (as defined below), subject to and upon the terms and conditions herein, all stock options (the “Company Options”) granted under the Company’s 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel (the “Key Personnel Plan”), as amended, the Company’s 1996 Nonqualified Stock Option Plan for Directors, as amended (the “Director Plan”), or the Company’s 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan” and, together with the Key Personnel Plan and the Director Plan, the “Company Option

Plans”), or otherwise, which remain unvested immediately prior to the Effective Time shall immediately vest and become exercisable pursuant to the provisions of the Company Option Plans at the Effective Time. Except as separately agreed to by Parent and any Person holding Company Options, all Company Options shall be immediately cancelled concurrently with the Effective Time and each holder of a Company Option that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company Option at the time of such cancellation, multiplied by (ii) the positive difference between (A) the Common Stock Merger Consideration, and (B) the per share exercise price of such Company Option. In the event that the strike price of a Company Option exceeds the Common Stock Merger Consideration, such Company Option shall be cancelled concurrent with the Effective Time without payment therefor. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(a) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Option Amendments and Consents”).

(b) Except as separately agreed to by Parent and any Person holding Deferred Units (as defined below), subject to and upon the terms and conditions herein, all deferred units granted under the Company’s 1996 Deferred Stock Unit Plan (the “Deferred Units”) that remain unvested immediately prior to the Effective Time shall immediately vest. Except as separately agreed to by Parent and any Person holding Deferred Units, all Deferred Units shall be immediately cancelled concurrently with the Effective Time and each holder of a Deferred Unit that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock issuable with respect to such Deferred Unit at the time of such cancellation, multiplied by (ii) the Common Stock Merger Consideration. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(b) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Deferred Units Amendments and Consents”).

(c) Except as separately agreed to by Parent and any Person holding Restricted Stock (as defined below), subject to and upon the terms and conditions herein, all restricted shares of Company Common Stock (the “Restricted Stock’’) that remain restricted immediately prior to the Effective Time shall immediately become unrestricted and will be treated for all purposes in accordance with Section 2.7(a) hereof.

(d) The Board of Directors of the Company will take all actions necessary to continue the suspension of the 1996 Employee Stock Purchase Plan (“ESPP”) from the date hereof through the Effective Time. The Board of Directors of the Company shall, prior to the Effective Time, take all actions necessary to terminate the ESPP coincident with the Effective Time.

Section 2.9  Exchange Procedures.

(a) Paying Agent.  Prior to the Effective Time, for the benefit of holders of Company Common Stock and Company Options, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the cash amounts contemplated pursuant to Section 2.7(a) and Section 2.8 upon surrender of Certificates in accordance with this Article II (“Paying Agent”), from time to time at or after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate amounts payable pursuant to Section 2.7(a) and Section 2.8.

(b) Exchange Procedure.  As soon as reasonably practicable after the date hereof but in no event later than the tenth business day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (the “Letter of Transmittal”) in customary form (with no representations or warranties other than with respect to ownership) that specifies that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) and Section 2.8. Following the Closing, upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent consistent with this Section 2.9, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares, options, or units formerly represented by such Certificate shall have been converted pursuant to Section 2.7(a) and Section 2.8, and the Certificate so surrendered shall forthwith be cancelled. Parent’s agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent, any holder of shares of Company Common Stock (including shares issuable upon the exercise of Company Options or pursuant to Deferred Units) shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) in respect of the shares of Company Common Stock, and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 2.8 in respect of any Company Options or Deferred Units held by such holder on the Closing Date.

(c) Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be cancelled and exchanged as provided in this Article II.

(d) No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable Law.

(e) Lost Documents.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the amount of cash contemplated pursuant to Section 2.7(a) or Section 2.8, as the case may be.

(f) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except as set forth explicitly in the Company Reports filed prior to the date of this Agreement or the corresponding section of the disclosure schedule dated as of the date of this Agreement delivered by the Company to Parent (the “Disclosure Schedule”):

Section 3.1  Incorporation; Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Section 3.1 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries and the Company Joint Ventures its name and jurisdiction of organization. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business has not had or would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries have been delivered or made available to Parent. The Company and its Subsidiaries are not in material default or in violation of any provisions of their respective organizational documents.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the shareholders of the Company as required by the TBCA (“Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or actions on the part of the Company, the Board of Directors of the Company or the shareholders of the Company are necessary to authorize the execution and delivery of this Agreement, to perform the Company’s obligations hereunder and, except for the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents, of the Company or any of its Subsidiaries, (ii) except as disclosed in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any provision of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default (with notice or lapse of time or both) or result in the imposition of any lien upon or the creation of a security interest in any of the Company’s or any of its Subsidiaries’ assets or properties, or the loss of a benefit under, or require notice to any Person, pursuant to any Contract or Company Permit, or (iii) except as described in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any Law or Governmental Order to which the Company or any of its Subsidiaries is subject, except for those that, in the case of clauses (ii) and (iii) above, would not have a Material Adverse Effect.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body or arbitrator or arbitral body (each, a “Governmental Authority”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth in Section 3.1(d) of the Disclosure Schedule, (ii) those arising from the Exchange Act, (iii) filings under the HSR Act, (iv) the filing and recordation of appropriate merger documents as required by the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, (v) applicable requirements of the New York Stock Exchange, or (vi) those that the failure to make, file, give or obtain would not have a Material Adverse Effect (clauses (i) through (v) collectively, the “Company Required Governmental Approvals”).

(e) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company’s shareholders, (iii) recommending that the Company’s shareholders approve and adopt this

Agreement, and (iv) exempting, to the extent necessary, this Agreement, the Voting Agreement and the transactions contemplated hereby from the restrictions of the Tennessee Business Combination Act.

(f) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(g) Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company’s shareholders for the transactions contemplated by this Agreement.

(h) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, are material to the Company and its Subsidiaries (excluding cash and cash equivalents).

(i) The Board of Directors of the Company has received the opinion of its financial advisor, The Blackstone Group, to the effect that the Common Stock Merger Consideration is fair from a financial point of view to such holders of Company Common Stock, a copy of which opinion has been delivered to Parent.

Section 3.2  Capitalization; Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 32,259,834 shares of Company Common Stock are issued and outstanding (including 267,750 shares of restricted Company Common Stock described in (viii) below); (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) 7,317,500 shares of Company Common Stock have been reserved for issuance under the Company’s Key Personnel Plan and the Company’s 1995 Restricted Stock Plan, of which Company Options to purchase 2,917,442 shares of Company Common Stock are currently outstanding and 4,662 shares of restricted Company Common Stock are currently outstanding under the 1995 Restricted Stock Plan; (iv) 475,000 shares of Company Common Stock have been reserved for issuance pursuant to the Directors Plan of which Company Options to purchase 48,250 shares of Company Common Stock are currently outstanding; (v) 850,000 shares of Company Common Stock have been reserved for issuance pursuant to the 1996 Employee Stock Purchase Plan, which Employee Stock Purchase Plan was suspended for the April 1, 2005 to March 31, 2006 plan year and has been suspended for the April 1, 2006 to March 31, 2007 plan year; (vi) 1,500,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2006 Long-Term Incentive Plan, of which Company Options to purchase 300,000 shares of Company Common Stock are currently outstanding and 28,000 shares of restricted Company Common Stock are currently outstanding; (vii) 375,000 shares of Company Common Stock have been reserved for issuance under the 1996 Deferred Stock Unit Plan of which vested units representing 150,396.03 shares and unvested units representing 12,079.55 shares of Company Common Stock have been deferred; and (viii) 267,750 shares of Company Common Stock are restricted pursuant to Mr. James Bond’s Performance Unit Agreement, as amended. As of the date of this Agreement, there are 3,123,405 shares of TIPS outstanding (excluding those shares of TIPS that are held by the Company) that are convertible into 1,419,583 shares of Company Common Stock. From and after the Effective Time, the TIPS will convert, pursuant to the terms of the Trust Agreement, only into cash at a rate of $19.18 per $25.00 face amount per each outstanding share of TIPS. Section 3.2 of the Disclosure Schedule has a complete and accurate list of all outstanding Company Options, Deferred Units and Restricted Stock, including grant date, exercise price, vesting date, holder name and address. Each Company Option, Deferred Unit or Restricted Stock (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) in the case of Company Options, has an exercise price per share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively. All of the outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, redemption rights, repurchase rights or other similar rights. The Company holds no shares of its capital stock in its treasury. The Disclosure Schedule contains a true and complete list of all Subsidiaries. Except as otherwise set forth in the Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights, redemption rights or repurchase rights and, at Closing, will be owned by the Company directly or indirectly, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances imposed by applicable securities Laws. Except as set forth in this Section 3.2 or as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued, granted or entered into any options, warrants, calls, commitments, securities, Contracts or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Subsidiaries.

(b) Section 3.2 of the Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities constituting less than 1% of the outstanding capital stock of a publicly traded company.

Section 3.3  Sufficiency of Assets.  The assets, property, rights, agreements and interests of the Company and its Subsidiaries constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and sufficient in all material respects, to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

Section 3.4  Financial Statements; Company Reports; Absence of Changes.

(a) Prior to the date hereof, the Company made available (i) the Company’s Form 10-K for 2006 including the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (“Balance Sheet”), and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2006 (including the notes thereto) (the “Audited Financial Statements”) and (ii) the Company’s Form 10-Q for the quarter ended December 31, 2006 including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the quarter ended December 31, 2006 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (as defined below) (including the related notes and schedules) have been prepared, or in the case of Company Reports (as defined below) filed after the date of this Agreement will be prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly, or in the case of Company Reports (as defined below) filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements).

(b) The Company and its Subsidiaries have filed or furnished, as applicable, all required reports, schedules, forms, certifications and other documents required to be filed by them with the SEC under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, since September 30, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, together with all exhibits and schedules thereto and documents incorporated therein by reference, collectively the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment) complied or, if not yet filed, will comply with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and in each case the published rules and regulations of the SEC thereunder, each as applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC.

(c) Since September 30, 2006, (x) the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (y) there has not been:

(i) any material loss, damage or destruction to, or any material interruption in the use of, the assets of the Company or any of its Subsidiaries (whether or not covered by insurance);

(ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Common Stock or any shares of capital stock of any non-wholly-owned Subsidiary or any repurchase, redemption or other acquisition by the Company of any outstanding shares of Company Common Stock or any shares of capital stock of any Subsidiary or other securities of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on its Common Stock publicly announced prior to the date hereof and regular quarterly cash dividends on the TIPS paid in accordance with the Trust Agreement prior to the date hereof;

(iii) purchases, redemption or acquisition of any shares of the Company’s capital stock, except upon the exercise of the Company Options;

(iv) any amendment to the charter or bylaws of the Company, or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) any changes of its methods of accounting or accounting practices in any respect other than those required by GAAP;

(vi) any “off balance sheet” transaction;

(vii) other than as set forth in Section 3.4(c)(vii) of the Disclosure Schedules, capital expenditures by the Company and its Subsidiaries in excess of $750,000 in the aggregate;

(viii) other than as set forth in Section 3.4(c)(viii) of the Disclosure Schedules, any assets of the Company or its Subsidiaries becoming subject to an Encumbrance other than a Permitted Encumbrance;

(ix) any making, changing or revocation of any material Tax election, any election or changing of any method of accounting for Tax purposes, any settlement of any Action in respect of Taxes or entry into any Contracts in respect of Taxes with any Governmental Authority;

(x) other than as set forth in Section 3.4(c)(x) of the Disclosure Schedules, entry into any Contracts resulting in Debt (other than under the Credit Facilities) of the Company and its Subsidiaries, taken as a whole, in excess of $1,000,000;

(xi) any increase in the compensation payable or to become payable to its officers or employees (except for increase in the ordinary course of business and consistent with past practice); and

(xii) any Contract to take any of the actions referred to in clauses (i) through (xi) above.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the

Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as described in the Company Reports. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.5  Undisclosed Liabilities; Material Adverse Effect.  Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, including any Debt or guarantee thereof (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (“Liabilities”), except Liabilities (i) reflected or reserved against in the Financial Statements; (ii) incurred after the date of the Audited Financial Statements in the ordinary course of business consistent with past practice or in connection with this Agreement or the Merger or the other transactions contemplated hereby; (iii) that have been discharged or paid in full prior to the date hereof; (iv) that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied; or (v) that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as whole. Since the date of the Audited Financial Statements, there has not occurred any circumstance or event that would have a Material Adverse Effect.

Section 3.6  Litigation; Orders.  Except as set forth in Section 3.6 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) would have a Material Adverse Effect, or (b) as of the date of this Agreement, seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Except as set forth in Section 3.6 of the Disclosure Schedule there are no writs, judgments or outstanding orders, injunctions, decrees, stipulations, determinations or awards, whether rendered by a Governmental Authority, or by an arbitrator (each a “Governmental Order”), against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that would have a Material Adverse Effect.

Section 3.7  Compliance with Laws; Permits.

(a) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with, and is not in default under or in violation of, or has been given written notice of any violation of, any Law, except where the failure to be in compliance, or being in default or violation, would not have a Material Adverse Effect. Without limiting the foregoing, in the conduct of the business, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar illegal benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(b) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have, and are in compliance with, in all material respects, all permits, licenses, certificates of authority, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals that are necessary for or material to the Company and its Subsidiaries taken as a whole to conduct their businesses substantially as presently conducted (collectively, “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.

Section 3.8  Contracts.  Section 3.8 of the Disclosure Schedule contains a list of all Contracts to which the Company or any Subsidiary is a party and which fall within any of the following categories (other than the Leases and the Management Agreements not described in clause (xiii) below, which shall be deemed not to be Material Contracts): (i) “material contracts” within the meaning of Item 601(b)(10) of Regulation S-K; (ii) Contracts material to the Company and its Subsidiaries, taken as a whole, not entered into in the ordinary course of business; (iii) pending Contracts for the disposition of any assets or line of business of the Surviving Corporation or its Subsidiaries having a fair market value in excess of $1,000,000 in the aggregate;(iv) Contracts that are reasonably likely to result in payments to or from the Surviving Corporation or its Subsidiaries in excess of $1,000,000 that grant “most favored nation” status that, following the Merger, would apply to the Surviving Corporation and its Subsidiaries;(v) joint venture, partnership and similar agreements; (vi) Contracts containing covenants purporting to limit the freedom of the Company or any of its Affiliates to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals; (vii) Contracts that after the Effective Time would have the effect of limiting the freedom of the Surviving Corporation or any of its Affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals; (viii) Contracts that contain minimum purchase conditions or requirements in excess of $1,000,000 or other terms that materially restrict or limit the purchasing relationships of the Company or any Subsidiary; (ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000; (x) indentures, mortgages, notes, bonds, debentures, instruments, credit agreements and loan agreements and all other documents and contracts (including guarantees) in respect of or evidencing Debt in excess of $1,000,000, letters of credit or other Contracts or instruments of the Company or any Subsidiary or commitments for the borrowing or the lending of amounts or availability of other Debt in excess of $1,000,000 by the Company or any Subsidiary or providing for the creation of any Encumbrance upon any of the assets of the Company or any Subsidiary; (xi) collective bargaining agreements; (xii) Contracts with or for the benefit of any Affiliate of the Company (other than Subsidiaries or contracts relating to employee benefits in connection with employment by the Company) and (xiii) the Material Leases and Management Agreements. The contracts and other commitments described in this Section 3.8 are collectively referred to as “Material Contracts,” whether or not listed in Section 3.8 of the Disclosure Schedule (other than the Leases and the Management Agreements not described in clause (xiii) above, which shall be deemed not to be Material Contracts). True and correct copies of each Material Contract have been made available to Parent. All of the Material Contracts are in full force and effect and are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, except as would not have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any Material Contract which, in any such case, would reasonably likely to result in Company Losses in excess of $5,000,000.

Section 3.9  Leases and Management Contracts.

(a) Section 3.9(a)(i) of the Disclosure Schedule sets forth a list of the locations for the real properties leased, licensed or subleased by the Company and its Subsidiaries as of February 16, 2007 for use as a parking facility (each, a “Lease” and collectively, the “Leases”; the property covered by Leases is referred to herein as the “Leased Real Property”). Section 3.9(a)(ii) of the Disclosure Schedule also sets forth a list of the locations of the real properties managed as of February 16, 2007 by the Company or any of its Subsidiaries pursuant to a management agreement (each, a “Management Agreement” and collectively the “Management Agreements”; the property covered by the Management Agreements is referred to herein as the “Managed Real Property”). Section 3.9(a)(iii)of the Disclosure Schedule sets forth a list of (x) 200 of the Leases that based on a good faith inspection of the Company’s records are responsible for the highest amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007; (y) 100 of the Management Agreements that based on a good faith inspection of the Company’s records have the highest amount of annual fees paid to the Company and its Subsidiaries, taken as a whole, amongst all of the Management Agreements for the one year period ended September 30, 2006; and (z) 50 of the Leases that are responsible for the lowest amount of revenues to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007 (each Lease referenced in clauses (x) and (z) and each Lease listed in Section 5.4(b)(xv) of the Disclosure Schedule, a “Material Lease” and each Management Agreement referenced in clause (y), a “Material Management Agreement” and collectively, the “Material Leases and Management Agreements”). Each of the Leases and Management Agreements constitutes the valid and legally binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect. Each Lease and Management Agreement is in full force and effect, and the Company or a Subsidiary holds a valid leasehold interest in the Leased Real Property. Except as described in Section 3.9(a)(iv) of the Disclosure Schedule or constituting a Permitted Encumbrance, there are no written or oral subleases, licenses, concessions, occupancy or other agreements granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company or its Subsidiaries) in possession of the Leased Real Property.

(b) There is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or its Subsidiaries under any Lease or Management Agreement, except for such violations or defaults that would not, individually or in the aggregate, be reasonably likely to result in Company Losses in excess of $5,000,000.

(c) The Leased Real Property and Managed Real Property are adequate to permit the use thereof in the manner they are currently utilized by the Company and its Subsidiaries, except as would not have a Material Adverse Effect.

(d) The Company has made available to Parent true, correct and complete copies of the Material Leases and Management Agreements, including all amendments, modifications, notices or memoranda of lease thereto.

(e) Except as set forth in Section 3.9 of the Disclosure Schedules, none of the Leases contains any unsatisfied capital expenditure requirement or remodeling obligation on the part of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations, except as would not have a Material Adverse Effect.

(f) To the Knowledge of the Company, there is no condemnation, expiration or other proceeding in eminent domain pending, affecting the ground leases identified in Section 3.9 of the Disclosure Schedule.

(g) Neither the Company nor any Subsidiary has assigned, sublet or otherwise transferred, in whole or in part, its leasehold interest in any Material Lease or the applicable Leased Real Property leased, licensed or subleased thereunder. Other than matters identified in clause (iv) of the definition of “Permitted Encumbrances,” there are no options, rights of first refusal, rights of first offer or other similar rights outstanding or that may become exercisable against the Company or any Subsidiary in the future with respect to all or any portion of any Material Lease or all or any portion of the Leased Real Property leased, licensed or subleased thereunder.

Section 3.10  Taxes.

(a) Except as set forth in Section 3.10 of the Disclosure Schedule, (i) the Company and its Subsidiaries have duly filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by the Company and its Subsidiaries; (ii) such Tax Returns were correct and complete in all material respects; and (iii) the Company and its Subsidiaries (X) have paid in full or have accrued on the Company’s Balance Sheet all material Taxes required to be paid by the Company and its Subsidiaries whether or not shown on such Tax Returns, and (Y) have not given or requested with respect to the Company and its Subsidiaries any waivers of statutes of limitations or extensions of time with respect to an assessment of deficiency in connection with any Taxes or Tax Returns. There are no material Encumbrances for Taxes upon the assets of the Company or of its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material unpaid deficiency or assessment from any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Disclosure Schedule, no dispute, claim, adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed (in each case, in writing) against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company and its Subsidiaries (i) did not as of September 30, 2006 exceed by more than a material amount the liabilities for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the face of the Financial Statements (rather than any notes thereto) and (ii) will not exceed by more than a material amount such stated liabilities for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(b) The Company and each of its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Subsidiary have complied in all material respects with all reporting and recordkeeping requirements.

(c) Except as set forth on Section 3.10 of the Disclosure Schedule. neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any Tax accounting method change, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date. Section 3.10 of the Disclosure Schedule lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries that have effect for any period after the Effective Time.

(d) The Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Code Section 355. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

(e) For the purposes of this Agreement, “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, imposts or other governmental assessments, of any kind whatsoever, including all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, custom duties, fees, assessments, or escheat obligations, whether such Taxes are disputed or not, together with interest and any penalties with respect thereto.

(f) For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes, including any amendments thereto.

Section 3.11  ERISA.

(a) The Disclosure Schedule contains a true and complete list of all material Employee Benefit Plans, programs and policies maintained, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees or directors (or their dependents) of the Company or its Subsidiaries participate (collectively, the “Plans” or the “Company Plans”). The Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). Neither the Company nor any of the Subsidiaries has or may have any Liability with respect to any Employee Benefit Plan other than with respect to the Company Plans.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, with respect to each Qualified Plan, either (i) the Internal Revenue Service has issued a favorable determination letter or, in the case of a prototype plan, a current opinion letter with respect to such Qualified Plan and the related trust within the preceding three years that has not been revoked or (ii) such Qualified Plan has applied to the Internal Revenue Service for a favorable determination letter, which application remains pending on the date hereof and the Company knows of no facts or existing circumstances that would reasonably be expected to result in denial of such application. There are no existing facts or existing circumstances that could materially adversely affect the qualified status of any Qualified Plan or the related trust that could not be remedied without material liability.

(c) Company Sponsored Plans and Multiemployer Plans.

(i) Company Sponsored Plans.  (A) All Company Sponsored Plans (as herein defined) are in material compliance with and have been administered in material compliance with all applicable requirements of Law, including the Code and ERISA, and have been operated in accordance with their terms; (B) no “prohibited transaction” (as defined in Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Company Sponsored Plan which would reasonably be expected to subject any Company Sponsored Plan (or its related trust), the Company or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (C) no Company Sponsored Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, neither the Company nor any of its ERISA Affiliates have incurred or is expected to incur any material Liability under Title IV of ERISA, and no event has occurred and no condition exists that would reasonably be expected to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Sponsored Plan is under audit or investigation by the Internal Revenue Service, or the Department of Labor, and to the Knowledge of the Company, no such audit or investigation is pending or threatened. For purposes of this Section 3.11(c), the term “Company Sponsored Plan” means a Company Plan other than a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) or any other Plan which is sponsored or operated by a joint board of labor and management trustees in connection with the provision of benefits for collectively bargained Employees.

(ii) Multiemployer Plans.  There are no facts and circumstances in existence that will create a liability for the Company or any of its Subsidiaries with respect to one or more “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA) and, to the Company’s Knowledge, no liability currently exists with respect to any such plans, that would have, either individually, or in the aggregate, a Material Adverse Effect; provided, however, that the representation in this Section 3.11(c)(ii) does not extend to contingent liabilities that could arise as a result of actions of the Company following Closing.

(d) All employee benefit plans, agreements, or arrangements maintained outside the United States by the Company or any of its Subsidiaries (“Foreign Plans”) are maintained in accordance with applicable Law and their terms, and there are no material undisclosed liabilities with respect to such plans or arrangements. With respect to the Foreign Plans: (i) all required contributions have been made in accordance with applicable local statutory requirements or accrued to the extent required by applicable local statutory requirements; (ii) the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the closing date (i.e. on an “accrued benefit obligation” basis as is defined in SFAS 87 or equivalent under local generally accepted accounting principles) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations; and (iii) there is no Liability with respect to any Foreign Plan which will result by reason of the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 3.11(d) is subject to exception as set forth in Section 3.11(d) of the Disclosure Schedule.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, no Company Plan provides medical or other welfare benefits (whether or not insured) with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than pursuant to Section 4980B of the Code or as mandated by applicable Law. The Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There is no material pending, or to the Knowledge of the Company, threatened, litigation relating to the Plans.

(f) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as specifically disclosed in Section 3.11(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will (alone or together with other events) neither result in or entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment under any Company Plan nor result in an excise tax imposed on any Person under Section 4999 of the Code or cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g) With respect to each of the Plans, all material contributions or premium payments due and payable on or before Closing have been timely made, and to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued and reflected in the Financial Statements in accordance with GAAP.

(h) With respect to each Plan, and to the extent applicable, each Foreign Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan or Foreign Plan (including all amendments thereto) and any insurance policies, trust agreements or other funding vehicles related to any Plan or Foreign Plan; (ii) a copy of the most recent annual report, if required to be filed with the Internal Revenue Service under ERISA or any Canadian supervisory authority under applicable Canadian Law (including schedules, attachments, financial statements, and accountants’ opinions); (iii) a copy of the most recent Summary Plan Description (as defined in ERISA), if applicable, or other summary provided to employees; and (iv) with respect to each Qualified Plan, the most recent determination letter received from the Internal Revenue Service.

Section 3.12  Environmental Matters.  Except as disclosed in Section 3.12 of the Disclosure Schedule or for matters that would not have a Material Adverse Effect, (i) the Company, each of its Subsidiaries and each Company Joint Venture have conducted their businesses and are currently in compliance with all applicable Environmental Laws and Environmental Permits; (ii) neither the Company, any of its Subsidiaries nor any Company Joint Venture is subject to any pending or, to the Knowledge of the Company, threatened action by or before any Governmental Authority under any Environmental Law; (iii) neither the Company, any of its Subsidiaries nor any Company Joint Venture has received any notices, demand letters or requests for information from any Governmental Authority indicating that the Company, any of its Subsidiaries or any Company Joint Venture may be in violation of, or liable under, any Environmental Law; (iv) no Hazardous Material has been disposed of, released or transported by the Company or its Subsidiaries at or from any properties presently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any

Company Joint Venture as a result of any activity of the Company, any of its Subsidiaries or any Company Joint Venture during the time such properties were owned, leased or operated by the Company, any of its Subsidiaries or any Company Joint Venture and there have been no other releases, except to the extent such release is not in violation of or does not give rise to any liability to the Company, any of its Subsidiaries or any Company Joint Venture under any applicable Environmental Laws or was a minor release from a motor vehicle and (v) neither the Company, its Subsidiaries, the Company Joint Ventures nor any of their respective properties are subject to any Liabilities relating to any Action, indemnity or agreement with any third party, or Governmental Order asserted, arising under or related to any Environmental Law. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession, and in each case as amended and in effect.

Section 3.13  Intellectual Property.

(a) Section 3.13 of the Disclosure Schedule sets forth a complete and correct list of all registered (including pending applications and domain name registrations) Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries. Except as set forth in the Disclosure Schedule, or except for those the absence of which would not have a Material Adverse Effect, the Company and its Subsidiaries possess legally enforceable rights to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all Intellectual Property necessary for the conduct of their respective businesses as such businesses are currently conducted and (i) no claims are pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the Knowledge of the Company, there is no basis therefor; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any Person; and (iii) to the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries (except, in the case of the foregoing clauses (ii) and (iii), such infringement or misappropriation as would not have a Material Adverse Effect on the Company).

(b) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets that would be reasonably likely to have a Material Adverse Effect.

Section 3.14  Brokers, Finders.  Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who or that might be entitled to a fee or commission in connection with such transactions.

Section 3.15  Affiliate Transactions.  Except as set forth in Section 3.15 of the Disclosure Schedule, and other than any employment or compensation agreement or arrangement with directors, officers and employees entered into in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to any Contract with any Affiliate, and since September 30, 2006, no material transactions have taken place between the Company or any of its Subsidiaries on the one hand, and any Affiliate, on the other hand, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or any of its Subsidiaries.

Section 3.16  Labor Matters.

(a) Except as set forth in Section 3.16 of the Disclosure Schedule, there is no collective bargaining agreement, other labor agreement or employment or consulting contract to which the Company or any Subsidiary is a party or by which it is bound and, in the case of employment contracts, involving employees at the city manager level or higher.

(b) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) no labor union or organization has been certified or recognized as a representative of any employees of the Company or any Subsidiary; (ii) to the Knowledge of the Company, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary, and no labor strikes, material arbitrations or material labor grievances or difficulties and (iii) to the Knowledge of the Company, no such activities have occurred during the past 12 months.

Section 3.17  Insurance.  All insurance policies, including property, casualty, workers compensation, general liability, health and management liability insurance policies, maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide insurance in reasonable character and amount, except for any such failures to maintain insurance policies that would not have, and have not had, a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to any Insurance Policy. There are no claims by the Company or any of its Subsidiaries, any client thereof or any other insured beneficiary of such policy under any of such policies relating to the business, activities, actual or alleged conduct, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

Section 3.18  [Reserved].

Section 3.19  [Reserved].

Section 3.20  Real Estate.

(a) Section 3.20 of the Disclosure Schedule lists each parcel of real estate owned by the Company or its Subsidiaries including owner of record and street address (“Owned Real Estate”). Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, the Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon, in each case, as of Closing, free and clear of all Encumbrances. Except as disclosed in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Affiliates has received any written notice from any Governmental Authority of any material violation of any zoning, building, fire or health code in respect of the Owned Real Estate, other than any such violation that has been corrected, and to the Knowledge of the Company the Merger will not cause any violation of any certificates of occupancy, licenses, permits or Laws. Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, none of the Company or its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use, possess or occupy the Owned Real Estate or any portion thereof. Except for matters identified in clause (iv) of the definition of Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, there are no options, rights of first refusal or rights of first offer outstanding or which may become exercisable in the future, including pursuant to which the Company or any of its Subsidiaries is or may become bound to sell, lease or dispose of, or grant any Encumbrance on, any of the Owned Real Estate or any portion thereof. There is no condemnation, expiration or other proceeding in eminent domain pending, or, to the Knowledge of the Company, threatened, affecting any parcel of Owned Real Estate or any portion thereof or interest therein except for such condemnation, expiration or other proceedings as would not have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any Knowledge that (i) except as set forth in Section 3.20 of the Disclosure Schedule, it is in default under any agreement encumbering the Owned Real Estate, or (ii) except for Permitted Encumbrances, there are any material encroachments from or onto the

Owned Real Estate that could adversely affect Merger Sub’s ability to own, use, operate or develop any of the Owned Real Estate.

(c) Except for Permitted Encumbrances or as set forth on Section 3.20 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Knowledge of any agreements, consent orders, decrees, judgments, licenses, or permits issued by any Governmental Authority that would impose any material limitation or restriction on the use or operations of the Owned Real Estate.

(d) To the Knowledge of the Company and other than the Permitted Encumbrances, each parcel of land that constitutes the Owned Real Estate is separate and distinct from any tax lot allocated to any contiguous air right, development right or parcel of land that is not Owned Real Estate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company (“Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

Section 4.1  Incorporation; Authorization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be duly organized, validly existing or in good standing, would not, individually or in the aggregate, be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement. The copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of Parent and Merger Sub that have been previously delivered or made available to the Company are true and correct.

(b) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent’s and Merger Sub’s obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub or the shareholders thereof are necessary therefor. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents of Parent or Merger Sub, (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default, or result in the imposition of any lien upon or the creation of a security interest in any of the Parent’s or Merger Sub’s assets or properties or require notice to any Person pursuant to, any mortgage, lien, lease, agreement, contract, license, instrument, order, arbitration award, judgment, decree or other arrangement to which Parent is a party or by which it or any of its assets are bound, or (iii) violate or conflict with any Law or Governmental Order to which Parent or Merger Sub is subject, except for those that, in the case of clauses (ii) and (iii) above, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL or the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Merger Sub is authorized to do business or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, be reasonably expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated hereby (clauses (i) through (iv) above, collectively, the “Parent Required Governmental Approvals”).

Section 4.2  Litigation; Orders.  There are no pending or, to the Knowledge of Parent, threatened Actions against the Parent or Merger Sub which would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby.

Section 4.3  Financing.

(a) Parent and Merger Sub have obtained, subject to the conditions set forth therein, commitments for debt financing (the “Financing”) from certain financing sources in the form of debt financing letters (collectively, the “Financing Letters”) which provide for debt financing necessary or appropriate (together with cash on hand, the cash committed pursuant to certain equity commitment letters issued by the Equity Sponsors, copies of which have been delivered to the Company, and the other sources contemplated by the Financing Letter) to consummate the Merger and transactions contemplated by this Agreement, including payment of the Common Stock Merger Consideration and to repay any indebtedness of the Company anticipated to be repaid at Closing, and, in each case, all associated costs and expenses, upon consummation of the Merger and other transactions contemplated by this Agreement. Parent and Merger Sub have provided to Company copies of the Financing Letter. The debt financing sources’ obligations to fund the commitments under the Financing Letter are not subject to any conditions other than as set forth in the Financing Letter.

(b) Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on terms and conditions described in the Financing Letter, to the extent such actions or causes of actions are within the control of Parent or Merger Sub.

(c) Notwithstanding anything in this Agreement to the contrary, the Financing Letter may be amended, modified, supplemented, replaced, restated or superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not add additional conditions precedent to the Financing committed pursuant to the Financing Letter as set forth in the existing Financing Letter in a manner that would reasonably be expected to have an adverse impact on the ability of Merger Sub to obtain the Financing to consummate the transactions contemplated hereby.

Section 4.4  Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantees of each of the Equity Sponsors in the form attached hereto as Exhibit B (the “Guarantees”). Each of the Guarantees is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Sponsors under their respective Guarantees.

Section 4.5  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

Section 4.6  Solvency.  As of the date hereof, to the Knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement, the Company and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

Section 4.7  Proxy Statement Information.  The information supplied by Parent and Merger Sub specifically for inclusion in the Proxy Statement on the date such Proxy Statement (and the date of any amendment or supplement thereto) is first sent or provided to shareholders of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading with respect to the Parent or Merger Sub. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 4.8  Brokers, Finders.  Neither Parent nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who or that might be entitled to a fee or commission from the Company in connection with such transactions.

Section 4.9  No Other Representation.  Except for the representations and warranties expressly contained in this Article IV, none of the Parent, the Merger Sub or any Affiliate of or other Person acting on behalf of the Parent or Merger Sub makes any representation or warranty to the Company or the shareholders of the Company, express or implied.

ARTICLE V

COVENANTS OF THE COMPANY AND PARENT

Section 5.1  Investigation of Business; Access to Properties and Records.

(a) After the date of this Agreement, to the extent reasonably requested, upon reasonable advance notice and subject to applicable Law, the Company shall afford to the officers, employees and authorized representatives of Parent (including its attorneys and accountants and any financial institution providing or proposing to provide or underwrite financing in connection with the transactions contemplated hereby) reasonable access during normal business hours to the properties, books, contracts, commitments, personnel, financial and operating data and records of the Company and its Subsidiaries, and shall furnish to Parent or its authorized representatives, such additional information concerning the Company, its Subsidiaries and their properties, assets, employees, businesses and operations as shall be reasonably requested. Parent and Merger Sub covenant that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or its Subsidiaries.

(b) Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of, that certain Confidentiality Agreement, dated as of September 29, 2006 by and between the Company and Kohlberg Management V, LLC, that certain Confidentiality Agreement, dated as of September 27, 2006 by and between the Company and Lubert-Adler Partners, L.P. and that certain Confidentiality Agreement, dated as of October 10, 2006 by and between the Company and Chrysalis Capital Partners, Inc. (collectively, the “Confidentiality Agreements”), which are hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreements shall terminate; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Governmental Approvals, the Company Required Governmental Approvals and the Company Shareholder Approval; provided further that if this Agreement is terminated in accordance with Article IX of this Agreement prior to the Effective Time, the Confidentiality Agreements shall remain in full force and effect, in accordance with their terms.

Section 5.2  Agreement to Cooperate.

(a) Prior to Closing, subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions (other than the actions contemplated by Section 5.2(b)) and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement; provided, however, (x) except as otherwise provided in the Disclosure Schedule, notwithstanding any other provision of this Agreement, nothing herein shall require the Company or any of its Subsidiaries to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to Parent, Merger Sub or any third party in connection with the foregoing and (y) neither the Company nor any of its Subsidiaries shall incur any such expenses to be paid at Closing in excess of $24.2 million in the aggregate as estimated on Section 5.2 of the Disclosure Schedule without Parent’s prior written consent.

(b) In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to (i) file (and Parent agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by Law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority, including, without limitation, any foreign antitrust authority, relating to antitrust, competition, trade or other regulatory matters), and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) make any such filing or undertaking or take any such action which filing, undertaking or action would have a Material Adverse Effect. Each of Parent and the Company shall (i) request early termination in connection with the antitrust filings under the HSR Act or any foreign antitrust Law, to the extent applicable, (ii) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto. Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible and to avoid any Action or proceeding that would otherwise have the effect of preventing or delaying the Effective Time. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Merger and this Agreement).

Section 5.3  Further Assurances.  Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, including Section 5.2, each party hereby agrees to use, other than with respect to the actions contemplated by Section 5.2(b), all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement; provided that, except as otherwise provided in this Agreement, notwithstanding anything to the contrary stated in this Agreement, the Company shall not be required to pay any consideration for any third-party consent or waiver.

Section 5.4  Conduct of Business.

(a) Except as otherwise permitted or required by the terms of this Agreement and the Disclosure Schedule, from the date of this Agreement until Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use commercially reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.

(b) Except as contemplated by this Agreement, as set forth in Section 5.4 of the Disclosure Schedule or as otherwise required to maintain the business and assets of the Company and its Subsidiaries, consistent with past practice, the Company shall not, and shall not cause or allow any of its Subsidiaries to, without the prior consent in writing of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents or amend the terms of its or any of its Subsidiaries’ outstanding equity securities;

(ii) except for transactions between the Company and its Subsidiaries, or among the Company’s Subsidiaries, issue, sell, grant, transfer, dispose of, pledge or encumber or agree to issue, sell, transfer, dispose of, pledge or encumber any Equity Securities or Convertible Securities, provided, however, (A) the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options outstanding on the date hereof pursuant to the terms of such securities on the date hereof, and (B) the Company may issue or agree to issue shares of capital stock of the Company upon the conversion of the TIPS in accordance with the terms of such securities on the date hereof;

(iii) adjust, split, combine, or reclassify any shares of Company Common Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Company Common Stock or other capital stock of the Company, except for (A) the payment of dividends in accordance with the terms of the TIPS, (B) the payment of quarterly dividends consistent with historical amounts, or (C) the payment of dividends or distributions by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary or by a non wholly-owned Subsidiary of the Company pro rata to the equity holders thereof;

(iv) redeem, purchase or otherwise acquire for any consideration (other than pursuant to the conversion provision as required by the terms of the TIPS) (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;

(v) (A) incur or assume the terms of any Debt or other Liability other than under the Credit Facilities or pursuant to lease financing arrangements for equipment not in excess of $1,000,000 in the aggregate, (B) amend, supplement or otherwise modify in any material way any of the terms of the Credit Agreements or any other Debt or Liability except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(vi) make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of (a) Leased Real Property that is set forth in Section 5.4(b)(vi) of the Disclosure Schedule or any Owned Real Property, or (b) stock or assets (including, without limitation, the Leases and the Management Agreements) of or to any third party in excess of $1,000,000 in the aggregate other than inventory, supplies or other assets in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;

(vii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, including transactions between or among the Company and/or among its wholly-owned Subsidiaries;

(viii) enter into or amend (except as necessary to comply with Section 409A of the Code and the regulations promulgated thereunder ) any employment, retention, severance, consulting or similar contract with, or increase the compensation and/or benefits (A) of any employee whose base salary or independent contractor whose pay is in excess of $200,000 per year as of the date of this Agreement other than the agreement set forth in Section 5.4(b)(viii) of the Disclosure Schedule (a “Highly Compensated Employee”), (B) of any director or officer of the Company or any of its Subsidiaries, (C) of any shareholder beneficially owning in excess of ten percent (10%) of the Company or any Affiliate thereof or (D) of any employee (including Highly Compensated Employees) resulting in an increase in the payment obligations of the Company and its Subsidiaries with respect to compensation and/or benefits of employees in excess of $500,000 per year in the aggregate;

(ix) except for increases in compensation and benefits that are required by applicable Law or a contract (a copy of which has been made available to Parent) in effect on the date of this Agreement or increases not exceeding 3% to employees (other than Highly Compensated Employees, officers or non-employee directors) made in the ordinary course of business consistent with past practice, increase the compensation and/or benefits of employees, officers or directors, as of the date hereof;

(x) enter into, adopt or amend in any material respect, or increase the benefits payable under any employment agreement, Employee Benefit Plan, stock option or restricted stock plan, or severance plan, or terminate any employee in a manner that would result in any severance or other payment becoming due;

(xi) (A) adopt, amend or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement, except as required by Law or by the terms of any such plan or agreement or contract as in existence on the date of this Agreement and listed on Section 5.4(b)(xi)(A) of the Disclosure Schedule, or (B) grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or Highly Compensated Employee except as specifically described in Section 5.4(b)(xi)(B) of the Disclosure Schedule;

(xii) mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or Encumbrances pursuant to the Credit Facilities;

(xiii) except as required by changes in GAAP first effective after the date hereof, make any material change in its accounting principles, practices or the methods by which such principles are applied for financial reporting purposes;

(xiv) pay, discharge, waive, release, assign, settle, compromise, satisfy, cancel or forgive any Action, except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;

(xv) except as permitted under Section 5.4(b)(v), cancel or terminate, or amend, modify or waive in any material way the terms of (1) the Material Leases listed in Section 5.4(b)(xv) of the Disclosure Schedule or (2) any Contract to which it is a party or by which it or any of its assets are bound, which, in the case of any Contract described in clause (2), (A) provides for payment by or to the Company or its Subsidiaries in excess of $750,000 over the life of such Contract or (B) involves the performance of services or the delivery of goods by or to the Company or its Subsidiaries of an amount or value in excess of $750,000 over the life of such agreement, contract or commitment, in each case under the foregoing clause (A) or (B), other than in the ordinary course of business consistent with past practice;

(xvi) make an investment in, make a loan or advance or agreement to loan or advance to, enter into any joint venture, partnership or other similar arrangement for the conduct of business with any Person that constitutes a division or operating unit of such third party, in each case, in excess of $1,000,000 individually and $5,000,000 in the aggregate (provided that such third party or Person is not an Affiliate); for purposes of this Section 5.4(b)(xvi) it is acknowledged and agreed that such transactions solely between the Company and any of its wholly-owned Subsidiaries shall not be prohibited;

(xvii) (A) make, change or revoke any material Tax election, or elect or change any method of accounting for Tax purposes other than in the ordinary course of business consistent with past practice, or (B) settle any material action in respect of Taxes or enter into any material agreement or contract in respect of Taxes with any Taxing Authority;

(xviii) engage in any transaction with, or enter into any Contract with, directly or indirectly, any current or former director, officer, holder of capital stock or other equity interest, partner, member or Affiliate of the Company or any of its Subsidiaries, or make any payment or distribution to any of the foregoing other than with respect to matters related to the Company’s employment of such person in the ordinary course of business consistent with past practice;

(xix) cancel or materially alter or amend any insurance policy, enter into or amend any insurance broker or similar agreement or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Contract;

(xx) lay off or otherwise terminate the employment of any employees within 91 days of the Closing Date for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act, or any successor federal law or any applicable state plant closing, mass layoff or severance pay or notification law or like law (all of the foregoing, collectively, the “WARN Act”);

(xxi) grant any license or sublicense or amend the terms of any material rights with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice; or (xxii) make or authorize any capital expenditure that individually or in the aggregate exceeds $1,000,000, except for capital expenditures made in the ordinary course of business and consistent with past practice (which such expenditures shall not exceed $5,000,000 in the aggregate); or

(xxiii) agree, commit or resolve to do or authorize any of the foregoing.

Section 5.5  Public Announcements.  The parties have agreed to an initial press release that shall be released as soon as practicable after the date hereof, and the parties further agree that any future press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior consent of Parent and the Company, except as such release or public announcement may be required by Law, in which case the party required to issue the release or announcement shall allow Parent and the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

Section 5.6  Indebtedness; TIPS.

(a) On the Closing Date, simultaneously with Closing, Parent shall cause all outstanding Obligations (other than the Obligations arising under or with respect to the Sterling Overdraft Facility) to be paid in full, providing funds to the Company to do so if necessary, and immediately upon such payment and any other payments in connection thereto, cause the Credit Facilities (other than the Sterling Overdraft Facility) to be paid in full.

(b) The Company shall deliver or cause to be timely delivered to the TIPS holders all notices required pursuant to the terms of the Indenture and Trust Agreement.

Section 5.7  Directors’ and Officers’ Indemnification.

(a) For a period of six years from the Effective Time, the provisions of the certificate of incorporation and bylaws, or similar organization documents, of the Surviving Corporation and of each of its Subsidiaries concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date of this Agreement an officer or director of the Company or of any such Subsidiary except as may be required by applicable Law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.7. In addition to the foregoing, from and after the Closing Date, to the extent permitted by applicable Law, Parent and the Surviving Corporation, jointly and severally, shall indemnify, hold harmless and defend each Person who is a current or former officer or director of the Company or any of its Subsidiaries against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to Closing. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Parent and/or the Surviving Corporation shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable Law; provided that, to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and provided further that neither Parent nor the Company shall be liable for any losses or expenses arising out of (i) any Action initiated by the indemnified Person or (ii) any settlement effected without its prior written consent. At Closing, Parent shall assume and become liable for, jointly and severally with the Surviving Corporation and each such Subsidiary, any liability and all obligations of the Company and each such Subsidiary under such provisions.

(b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ fiduciary and liability insurance maintained by the Company by purchasing a policy providing “tail” coverage for a period of not less than six years from the Effective Time with a carrier (or carriers) and in a form reasonably agreed upon by Company. Parent shall make available to Company evidence of said coverage immediately prior to the Effective Time; provided, however that Parent, the Surviving Corporation and its Subsidiaries will not, in the aggregate, be required to pay a premium in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement (the “Cap”) in order to purchase such policy; and provided, further, that if tail coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall cause the Surviving Corporation and its Subsidiaries to purchase a policy or maintain policies that, in Parent’s good faith judgment, provides as much comparable insurance as is available at an aggregate premium equal to the Cap.

(c) Following the Effective Time, the provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any director or officer that is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided in this Section 5.7.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets in one or more transactions, regardless of whether related or unrelated, to any Person or Persons, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

Section 5.8  Shareholder Approval.  The Company shall, promptly after the date hereof, prepare and file with the SEC a proxy statement (the “Proxy Statement”) and thereafter use its reasonable best efforts to obtain from the shareholders of the Company their approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) at a meeting of the shareholders called for such purpose (the “Special Meeting”). If at any time prior to the receipt of the approval of the Company’s shareholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. Delivery of the Proxy Statement and any amendment or supplement thereto shall be subject to the prior review and reasonable approval of Parent and Merger Sub. Subject to Section 5.11, (i) the Proxy Statement will contain the recommendation of the Company’s Board of Directors that the Company’s shareholders vote to adopt and approve this Agreement and the Merger and (ii) the Company’s Board of Directors shall not rescind its authorization or approval of this Agreement and the Merger.

Section 5.9  Restrictions on Parent and the Company.  Parent and the Company agree that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other parties hereto or as may be expressly permitted pursuant to this Agreement, they shall not, and shall not permit any of their Subsidiaries to, agree, in writing or otherwise, to take any action that could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger. Nothing contained in this Agreement shall require any party hereto to pay any consideration (except filing and application fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

Section 5.10  Merger Sub.  Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.11  Acquisition Proposals.

(a) Without limiting any of its other obligations under this Agreement, the Company agrees that it and its Subsidiaries and the officers and directors of it and its Subsidiaries shall not, and that it shall direct and use its reasonable best efforts to cause the Company and the Company Subsidiaries’ Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, entertain, encourage or facilitate (including by way of furnishing information) an Acquisition Proposal, (ii) enter into, consider, continue or otherwise participate in or pursue in any manner any discussions or negotiations regarding, or provide any confidential information or data to any person relating to, an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or otherwise cooperate in any way with, any Acquisition Proposal (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. The Company will (x) immediately cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Proposal, other than the Merger and (y) notify the Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

(b) Notwithstanding anything to the contrary contained in Section 5.11(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, to the extent the Board of Directors of the Company in response to a bona fide written Acquisition Proposal, after consultation with independent legal counsel, determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of Section 5.11(a), that any action otherwise prohibited by Section 5.11(a) is necessary for the Company Board to comply with its fiduciary duties under applicable Law, the Company and its representatives may, subject to compliance with Section 5.11(d), (x) furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such Person (and no less favorable to the Company) than the confidentiality provisions of the Confidentiality Agreements; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; provided that all such information has previously been provided to the Parent or Merger Sub or is provided to the Parent or Merger Sub prior to or substantially concurrent with the time it is provided to such Person, and prior to taking such action, the Company shall (to the extent practicable) provide notice to Parent to the effect that it is taking such action.

(c) The Board of Directors of the Company shall not (and shall not permit any committee thereof to) (i) (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, adoption or recommendation by such board of directors of this Agreement and the Merger or fail to recommend to the shareholders in the Proxy Statement that they approve the Merger and give the Company Shareholder Approval or (B) endorse, approve, adopt, submit to Company shareholders (including by seeking to obtain an action by written consent of some or all of the Company’s shareholders) or recommend, or propose publicly to endorse, approve, adopt, submit to shareholders of the Company or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.11(b)) (any such document, an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to Section 5.11(d), the Board of Directors of the Company may in response to an Acquisition Proposal that the Board of Directors of the Company reasonably in its good faith judgment determines (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.11, (1) make an Adverse Recommendation Change if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws or (2) if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws, cause the Company to terminate this Agreement pursuant to Section 9.1(e) and concurrently with such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) until after the fifth business day following receipt by Parent and Merger Sub of written notice (a “Notice of Superior Proposal”) from the Company advising Parent and Merger Sub that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (including a copy thereof with all accompanying documentation and the identity of Person making such Superior Proposal). During such five-business-day period, Parent and Merger Sub may offer the Company adjustments to the terms and conditions of this Agreement that will permit the Board of Directors of the Company to determine that, with such adjustments, the Merger is at least as favorable to the shareholders as such Superior Proposal. In determining whether to make an Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial or other terms of this Agreement proposed by Parent and Merger Sub in response to a Notice of Superior Proposal or otherwise.

(d) Notification.  In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.11, the Company shall promptly (and in any event within 48 hours) advise Parent and Merger Sub in writing of any Acquisition Proposal, indication of interest or request for nonpublic information or any similar or related inquiry relating to the Company or any of its Subsidiaries or for access to properties, books or records of the Company or any of its Subsidiaries by any Person or group that informs the Board of Directors of the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group. The Company shall keep Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal or other activity described above.

(e) Certain Permitted Actions.  Nothing contained in this Section 5.11 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 5.11(c).

(f) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable (or any long-term lease agreement having similar economic effect), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of Equity Securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Merger.

(g) As used in this Agreement, “Superior Proposal” shall mean an Acquisition Proposal (assuming for purposes of this definition that references to “20%” shall be deemed to be reference to 50%), which the Board of Directors of the Company reasonably determines in its good faith judgment (i) is reasonably likely to be consummated, taking into account all legal, tax and regulatory aspects of the proposal, (ii) has committed financing, to the extent required, on terms as likely to be satisfied as the terms of the Financing contemplated by this Agreement, and (iii) (after consultation with its financial advisor) to be more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to this Agreement proposed by Parent or Merger Sub pursuant to Section 5.11(c) hereof)).

Section 5.12  Notice of Developments.  Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, or the Guarantees to be materially untrue or inaccurate and (ii) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement.

Section 5.13  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar Law is or may become applicable to the Merger, the Company, Merger Sub and Parent shall each take such commercially reasonable actions as are necessary so that the transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the Merger.

Section 5.14  Tax Sharing Agreements.  All material Tax sharing agreements or similar agreements and, to the Knowledge of the Company, all other Tax sharing agreements or similar agreements and all known powers of attorney with respect to or involving the Company or any of its Subsidiaries will be terminated prior to the Closing and, after the Closing, the Company and each of its Subsidiaries will not be bound thereby or have any Liability thereunder.

Section 5.15  Cooperation with Financing.  The Company shall use its commercially reasonable efforts to provide and cause its Subsidiaries to provide, and shall cause its and their respective officers, directors, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives to provide, all necessary cooperation in connection with the Financing as may be reasonably requested by Parent, including (i) participation on a timely basis in meetings, drafting sessions, due diligence, road shows and other presentations, including presentations with rating agencies; (ii) furnishing Parent, Merger Sub and their financing sources as promptly as reasonably practicable with all financial statements, pro forma statements, business plans, budgets and other pertinent data and information as may be available and reasonably requested by Parent or Merger Sub, including of the type as are customary for the financings contemplated by the Financing Letter or necessary for the satisfaction of the conditions set forth in the Financing Letter; (iii) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the financings contemplated by the Financing Letter and assisting Parent and its financing sources in the timely preparation of offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents and of materials for lender and rating agency presentations; (iv) using commercially reasonable efforts to satisfy the conditions precedent set forth in the Financing Letter (to the extent within the control of the Company or requiring action or cooperation by the Company) and taking all corporate and similar actions reasonably necessary to permit the consummation of the financings contemplated thereby and to permit the proceeds thereof to be made available to the Company; (v) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain accountants’ comfort letters, legal opinions, solvency opinions, appraisals, surveys, environmental assessments, and title insurance, ratings and other documentation and items relating to the Financing as reasonably requested by Parent and, if requested by Parent, to reasonably cooperate with and assist Parent, Merger Sub or its financing sources in obtaining the foregoing; (vi) executing and delivering any mortgages, pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Encumbrances); (vii) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary for their property level due diligence and for Parent, Merger Sub or its financing sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and using commercially reasonable best efforts to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing; (viii) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain an estoppel (and any related consent or approval) from the other party to the Material Lease relating to the Leased Real Property listed in Section 5.15 of the Disclosure Schedule; (ix) using commercially reasonable efforts to prepare documents and instruments to remove exceptions on title policies (as reasonable and customary), preparing any conveyance instruments necessary to transfer prior to the Closing record ownership of the Owned Real Estate to the correct legal owner as of the date of this Agreement, and effecting such conveyances, assisting Parent with its preparation of any necessary transfer documentation with respect to the real properties to be subject to any real estate financings; (x) using reasonable best efforts to provide monthly financial statements within 25 days of the end of each month prior to the Closing Date; and (xi) taking such actions to form new subsidiaries (including bankruptcy-remote special purpose entities) to facilitate any real estate financings; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time and provided further that Parent shall be solely responsible for all out-of-pocket expenses of the Company incurred in connection with the foregoing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

Section 5.16  Stock Exchange De-listing.  Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 6.1  Company Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite action of the shareholders of the Company and not revoked.

Section 6.2  HSR.  All filings and waiting periods applicable (including any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 6.3  Laws; Orders.  At the Closing Date, there shall be no Law, Governmental Order, injunction, restraining order or decree of any kind that is in effect that restrains or prohibits the consummation of the Merger; provided that, with respect to any Governmental Order, the party against whom such Governmental Order is directed shall have used its commercially reasonable efforts to have such Governmental Order vacated or lifted.

ARTICLE VII

CONDITIONS OF PARENT’S OBLIGATION TO CLOSE

Parent’s obligation to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 7.1  Covenants.  The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to Closing.

Section 7.2  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not had and would not have a Material Adverse Effect, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 3.1, 3.2 and 3.14 shall be true and correct in all material respects or if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects.

Section 7.3  Certificate.  Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company indicating that the conditions provided in Sections 7.1 and 7.2 have been satisfied.

Section 7.4  [Reserved].

Section 7.5  Consents. The consents disclosed in Section 7.5 of the Disclosure Schedule will have been obtained (the “Required Consents”).

Section 7.6  Payoff Letters.  The payoff letters disclosed in Section 7.6 of the Disclosure Schedule will have been delivered.

Section 7.7  Government Approvals.  The Parent Required Governmental Approvals listed on Section 7.7 of the Parent Disclosure Schedule shall have been made, filed, given or obtained, as the case may be.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS TO CLOSE

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

Section 8.1  Covenants.  Each of Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to Closing.

Section 8.2  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not and would not reasonably be expected to materially impair, delay or prevent consummation of the Merger, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 4.1 and 4.8 shall be true and correct in all material respects or if qualified by materiality or material adverse effect, shall be true and correct in all respects.

Section 8.3  Certificates.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Sections 8.1 and 8.2 have been satisfied.

Section 8.4  Merger Consideration and Other Payments.  The Paying Agent shall have received, concurrent with Closing, on behalf of the holders of outstanding shares of Company Common Stock, Company Options, and Deferred Units, the Common Stock Merger Consideration to be paid in accordance with Sections 2.7(a) and 2.8. The Company shall have received all funds necessary to pay the Obligations and any other indebtedness of the Company that will be repayable (including at the option of the relevant creditor).

ARTICLE IX

TERMINATION

Section 9.1  Termination.  Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to Closing by:

(a) the mutual written consent of the Company and Parent;

(b) either Company or Parent, in the event that the Effective Time shall not have occurred on or before July 31, 2007 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date or failed to use its required efforts to consummate the transactions contemplated hereby;

(c) either the Company or Parent, if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;

(d) either the Company or Parent, if the Special Meeting (including any adjournments and postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain the Company Shareholder Approval;

(e) either Company or Parent, if before Closing the Company, the Board of Directors of the Company or any committee thereof shall have (i) executed an Acquisition Agreement in accordance with Section 5.11(c) or (ii) resolved to do the foregoing;

(f) Parent, if before Closing the Board of Directors of the Company or any committee thereof shall have (i) made an Adverse Recommendation Change or (ii) resolved to do the foregoing; or

(g) the Company, at any time after ninety (90) days from the date of this Agreement, if Parent shall not (i) have received the proceeds of the Financing sufficient to consummate the Merger and the transactions contemplated hereby within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections VI and VII are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) which notice may be delivered at any time after eighty-five (85) days from the date of this Agreement and (ii) proceed immediately thereafter to give effect to a Closing.

Section 9.2  Procedure and Effect of Termination.

(a) In the event of termination of this Agreement by a party hereto entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 9.2(b), and 10.1 through 10.14 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of any covenant or agreement of such party contained in this Agreement.

(b) In the event that:

(i) (A) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(d), (B) at or prior to the Special Meeting, any Person (other than Parent, Merger Sub or their respective Affiliates) shall have made public an Acquisition Proposal and (C) within one (1) year of termination of this Agreement, the Company executes an Acquisition Agreement; or

(ii) this Agreement is terminated pursuant to Section 9.1(e) or 9.1(f), then the Company shall pay to the Persons listed in Section 9.2(b) of the Parent Disclosure Schedule an aggregate fee of $22.4 million (in the individual amounts set forth opposite each such Person’s name in such Section 9.2 of the Parent Disclosure Schedule) by wire transfer of immediately available funds no later than five business days after such termination (in the case of clause (ii) above) or on the date of entry into such Acquisition Agreement (in the case of clause (i) above). The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(b) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Parent and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Company nor its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein. For the purpose of this Section 9.2(b) references to “Acquisition Proposal” (including its use in determining whether there exists an Acquisition Agreement) shall have the meaning ascribed to such term, except that references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), then the Parent shall pay to Company a fee of $30.0 million by wire transfer of immediately available funds no later than five business days after such termination. The Parent acknowledges that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(c) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Company and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Parent nor its Affiliates (including without limitation the Equity Sponsors, affiliates and Merger Sub) shall have any further liability or obligation relating or arising out of this Agreement or the transactions contemplated herein.

ARTICLE X

MISCELLANEOUS

Section 10.1  Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by telecopy, in each case, to the appropriate address or number as set forth below.

(b) Notices to the Company shall be addressed to:

Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212
Attn: Emmanuel Eads

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.
1800 AmSouth Center
315 Deaderick Street
Nashville, Tennessee 37238
Attn: Mark Manner

or at such other address and to the attention of such other Person as the Company may designate by written notice to the other party hereto.

(c) Notices to Parent or Merger Sub shall be addressed to:

Kohlberg & Company LLC
111 Radio Circle
Mt. Kisco, NY 10549
Attn: Samuel P. Frieder

Lubert-Adler Partners, L.P.
The Cira Center
2929 Arch Street
Philadelphia, PA 19104
Attn: Dean Adler

Chrysalis Capital Partners, Inc.
The Cira Center
2929 Arch Street
Philadelphia, PA 19104
Attn: Greg Segall

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Daniel S. Evans

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attn: Alison S. Ressler

or at such other address and to the attention of such other Person as Parent and Merger Sub may designate by written notice to the Company.

Section 10.2  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 10.3  Entire Agreement . This Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreements contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 10.4  Expenses.  Except as otherwise set forth in this Agreement or the Disclosure Schedule, each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, whether the Merger is or is not consummated; provided, however, that in the event that this Agreement is terminated for any reason whatsoever, Parent shall upon such termination reimburse 100% of the aggregate amount of all of the out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries relating to any work undertaken to assist Parent with financing the Merger and the transactions contemplated hereby (including, in each case, fees and expenses of counsel, investment bankers, accountants, and appraisers). No later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the parties disclosed in Section 10.4 of the Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement. All such amounts shall be paid by the Company at or prior to Closing.

Section 10.5  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by Parent, Merger Sub and the Company and delivered to Parent, Merger Sub and the Company.

Section 10.6  Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. At the election of Parent, any direct or indirect wholly-owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, so long as such substitution would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Company Required Governmental Approval or Parent Required Governmental Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iv) materially delay the consummation of the Merger or (v) otherwise negatively affect the Company or its shareholders. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

Section 10.7  Amendments and Waivers.  This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended only by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 10.8  No Implied Representation; Non-Survival.  Notwithstanding anything contained in Article III or IV or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries, and it is understood that Parent and Merger Sub take the business of the Company and its Subsidiaries as is and where is. It is understood that any estimates, projections or other predictions contained or referred to in the Disclosure Schedule or the Parent Disclosure Schedule or in the materials that have been provided to Parent are not and shall not be deemed to be representations or warranties of the Company. The representations, warranties, and covenants (other than those covenants which by their terms contemplate performance after the Effective Time) in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.9  Construction of Certain Provisions.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. Except as otherwise explicitly specified to the contrary, (a) the word “including” will be construed as “including without limitation,” and (b) words in the singular or plural form include the plural and singular form, respectively.

Section 10.10  Headings.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.

Section 10.11  Knowledge.  For the purposes of this Agreement references to the “Knowledge of the Company” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of the Company’s executive officers listed in Section 10.11 of the Disclosure Schedule, and references to the “Knowledge of Parent” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of Parent’s executive officers listed in Section 10.11 of the Parent Disclosure Schedule.

Section 10.12  Third-Party Beneficiaries.  Section 5.7, insofar as it relates to director and officer indemnification and insurance, shall inure for the benefit of, and shall be enforceable by, such directors and officers entitled to such indemnification. Except as otherwise provided by the terms hereof, this Agreement shall not confer upon any Person not a party hereto (or their successors and assigns permitted by Section 10.6) any rights or remedies hereunder.

Section 10.13  Partial Invalidity.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 10.14  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PARENT:	KCPC Holdings, Inc.

	By:	/s/ Seth H. Hollander
Name: Seth H. Hollander
Title: Vice President

MERGER SUB:	KCPC Acquisition, Inc.

	By:	/s/ Seth H. Hollander
Name: Seth H. Hollander
Title: Vice President

COMPANY:	CENTRAL PARKING CORPORATION

	By:	/s/ Emanuel J. Eads
Name: Emanuel J. Eads
Title: President and Chief Executive Officer

Annex B

February 20, 2007

To the Special Committee of the Board of Directors
Central Parking Corporation
2401 21st Avenue South
Suite 200
Nashville, Tennessee 37212

Members of the Special Committee of the Board of Directors:

Central Parking Corporation, a Tennessee corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of February 20, 2007 (the “Merger Agreement”), with KCPC Holdings, Inc., a Delaware corporation (“Parent”), and KCPC Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of Parent (“Merger Sub”). The actions referred to herein as the “Transaction” are as follows: pursuant to the Merger Agreement, Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”), and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converting into a right to receive $22.53 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition and operations of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal information concerning the business, financial condition and operations of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, budgets, estimates and forecasts relating to the Company prepared by, and furnished to us by, the management of the Company;

•	Reviewed analyses relating to the Company’s owned property prepared by, and furnished to us by, the management of the Company;

•	Visited selected owned and leased properties of the Company;

•	Reviewed the publicly reported historical prices and trading activity for Company Common Stock;

•	Reviewed the February 20, 2007 draft of the Merger Agreement, the February 14, 2007 draft of the Voting Agreement and the February 14, 2007 draft of the Limited Guarantee;

•	Reviewed the February 16, 2007 drafts of the debt financing commitments to be entered into between Merger Sub and certain lending institutions (the “Debt Financing Commitments”);

•	Reviewed the February 16, 2007 draft of the equity financing commitment to be entered into between Parent and Kohlberg Investors V, L.P., Lubert-Adler Real Estate Fund V, L.P. and Chrysalis Capital Partners, LP (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”);

The Blackstone Group® L.P.
345 Park Avenue
New York, NY 10154
212 583-5000

•	Held discussions with members of management of the Company concerning the Company’s business, operating environment, financial condition, prospects and strategic objectives;

•	Reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses we believe to be generally comparable to those of the Company;

•	Reviewed the publicly available financial terms of certain recent transactions in the parking industry;

•	Reviewed the premia paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded;

•	Performed discounted cash flow analyses utilizing pro forma financial information prepared by, and furnished to us by, management of the Company;

•	Reviewed the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company; and

•	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors.

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by or for us. We have assumed that the financial and other projections and pro forma financial information prepared by the Company and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represent management’s best estimates and judgments as of the date of their preparation. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. We have also assumed that the definitive Merger Agreement, the definitive Voting Agreement, the definitive Limited Guarantee and the definitive Financing Commitments will not differ in any respects material to our analysis from the drafts thereof furnished to us.

We have not made any independent evaluation or appraisal of the assets and liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, nor have we obtained any such appraisals.

We have assumed that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, including that Parent and Merger Sub will obtain financing for the Transaction in accordance with the terms set forth in the Financing Commitments, without waiver, modification or amendment of any term, condition or agreement material to our analyses and that, in the course of obtaining the necessary regulatory or third party approvals, agreements or consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction material to our analyses. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such stockholders in the Transaction and does not address any other aspect or implication of the Transaction, the Merger Agreement or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction nor does our opinion constitute a recommendation to any stockholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the holders of Company Common Stock.

This opinion is necessarily based upon information made available to us as of the date hereof and on market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Special Committee of the Board of Directors (the “Special Committee”) in connection with and for the purpose of its evaluation of the Transaction. It is understood that this letter is for the information and assistance of the Special Committee and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Company or the Board of Directors of the Company, including the Special Committee. However, The Blackstone Group L.P. (“Blackstone”) understands that the existence of any opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use following Blackstone’s review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to the Special Committee with respect to the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of the Company for our own account or for others and, accordingly, may at any time hold a long or short position in such securities. We advise you that in the past Blackstone provided financial advisory services to the Company in connection with its acquisition of Allright Parking.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ The Blackstone Group L.P.

The Blackstone Group L.P.

CENTRAL PARKING CORPORATION
LOGO
2006 ANNUAL REPORT

Fellow Shareholders:
     Fiscal 2006 was the first full year of implementation of the strategic plan we introduced in August 2005. A key component of the plan has been to reduce costs and increase profitability by focusing on major high-growth markets and divesting operations in smaller markets with limited growth potential. We have now divested operations in a total of ten domestic and four international markets. This initiative has resulted in higher average revenues and profits at our remaining locations.
     Another important element in our strategy has been to place more emphasis on national accounts and the specialty parking market segments, including stadiums and arenas, airports, municipal, and hospitality valet. In fiscal 2006, we added or renewed a number of important contracts in each of these market segments. Our increased emphasis on national accounts received a significant boost when we were awarded the Southern California portfolio of parking facilities for Trizec Properties, bringing the total number of facilities we manage for Trizec to 38 garages with nearly 30,000 spaces.
     In the municipal segment, we were awarded contracts to operate parking facilities for the Port of New Orleans cruise terminal, which serves more than 700,000 passengers a year, and two additional parking facilities for the Port of San Francisco, bringing to four the number of facilities we operate for this port authority. We also were selected to manage the 3,300 space garage serving the Kodak Theater and a large retail mall for the City of Los Angeles. In the United Kingdom, we were selected to manage the City of Westminster’s off-street parking portfolio, which consists of 17 parking facilities containing 5,200 parking spaces in Central London.
     In the airport segment, the recent renewal of our contract to manage parking services at Miami International Airport brings to four the number of airport contracts renewed in the past 12 months. These renewals, which include Dulles International Airport, confirm our position as the operator of choice for major airports. We now operate the on-site parking facilities for a total of 26 airports. In the stadium and arena segment, we entered into a new agreement with the St. Louis Cardinals to provide parking for the New Busch Stadium in St. Louis and were awarded a three-year extension of our contract to operate the parking at Shea Stadium. Our USA Parking subsidiary, which is focused on the high-end hospitality valet market, had another successful year with several significant additions to its portfolio, including the St. Regis in Ft. Lauderdale, the Fairmont Turnberry in Miami and the Intercontinental Hotel in Puerto Rico.
     Our Operational Excellence initiative has also helped improve revenues and profits at the location level. Initially introduced early last year in Philadelphia, the program is being rolled out to all of our major markets. A National Operational Excellence team, headed by a senior level executive, visits each city, benchmarking individual location performance, implementing new operational procedures where needed, and training the local management team. The national team also trains a local Operational Excellence manager, who then remains in the host city to ensure that the initial improvements in profitability are maintained. In addition to Philadelphia, we introduced the program in Atlanta, Los Angeles, and Washington D.C. in fiscal 2006 and have targeted a minimum of five additional cities for operational excellence review in fiscal 2007. In October 2006, we initiated a jump-start program to introduce Operational Excellence concepts companywide even before the national team visits all the major markets. The results to date have been very positive with substantial gains in same-store sales.
     Another key element of the strategic plan has been to increase our investment in technology to improve efficiency and reduce costs. We are adding more automated pay stations at the lot level and automating more field and corporate accounting processes. These investments are designed to improve profitability while at the same time streamlining payment processing and reporting.
     As a result of our efforts in fiscal 2006, we are becoming a leaner, more focused organization, and our operating results continue to improve. For fiscal 2006, operating earnings, before property-related gains, more than doubled to $36.0 million while earnings from continuing operations increased to $33.4 million from $32.1 million in fiscal 2005. Net earnings for fiscal 2006 increased to $27.9 million, or $0.86 per diluted share, compared with $14.3 million, or $0.39 per diluted share.
     On November 28, 2006, we announced that the Company had retained The Blackstone Group, L.P. as its financial advisor to assist us in exploring strategic alternatives to enhance shareholder value. As stated in the press release, these alternatives may include a complete or partial sale of the Company, a merger, or a decision to take no action at this time.
     Regardless of the outcome of our review of strategic alternatives, we believe the Company is in a stronger competitive position and fully capable of achieving its full potential as a result of our on-going focus on executing our strategic plan.
     We appreciate your interest and investment in Central Parking System and look forward to a bright future for the
Company.
/s/ Monroe J. Carell Jr.
Monroe J. Carell Jr.
Executive Chairman of the Board
/s/ Emanuel J. Eads
Emanuel J. Eads
President and Chief Executive Officer

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended September 30, 2006.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 001-13950
CENTRAL PARKING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1052916

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2401 21st Avenue South,
Suite 200, Nashville, Tennessee	37212

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: Securities Registered Pursuant to Section 12(b) of the Act: Securities Registered Pursuant to Section 12(g) of the Act:	(615) 297-4255 None

Title of Each Class	Name of each Exchange on which registered

Common Stock, $0.01 par value	New York Stock Exchange
Indicate by check mark if the regristrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐ NO ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☑ NO ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☐       Accelerated filer ☑       Non-accelerated filer ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). YES ☐ NO ☑
The aggregate market value of the Common Stock held by non-affiliates of the registrant, based on the closing price of the Common Stock on the New York Stock Exchange on March 31, 2006 (the last business day of the most recently completed second fiscal quarter) was $107,400,592. For purposes of this response, the registrant has assumed that its directors, executive officers, and beneficial owners of 5% or more of its Common Stock are the affiliates of the registrant.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock as of the latest practicable date.

Class	Outstanding at November 30, 2006

Common Stock, $0.01 par value	32,176,711
DOCUMENTS INCORPORATED BY REFERENCE
     Portions of the Registrant’s definitive proxy statement for the Annual Meeting of Shareholders to be held on February 20, 2007 are incorporated by reference into Part III, items 10, 11, 12, 13 and 14 of this Form 10-K.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
          Certain information discussed in this Annual Report on Form 10-K, including but not limited to, information under the captions “Business”; “Properties”; “Legal Proceedings”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; “Quantitative and Qualitative Disclosures About Market Risk”; and the information incorporated herein by reference, may constitute forward-looking statements for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties, including, without limitation, the factors set forth under the caption “Risk Factors.” Forward-looking statements include, but are not limited to, discussions regarding the Company’s strategic plan, operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources, results of operations and impact of new accounting pronouncements. Such statements include, but are not limited to, statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “seeks,” “estimates,” “projects,” “objective,” “strategy,” “outlook,” “assumptions,” “guidance,” “forecasts,” “goal,” “intends,” “pursue,” “will likely result,” “will continue” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
          The following important factors, in addition to those discussed elsewhere in this document, and the documents which are incorporated herein by reference, could affect the future financial results of the Company and could cause actual results to differ materially from those expressed in forward-looking statements contained in news release and other public statements by the Company and incorporated by reference in this document:
-	the Company’s ability to achieve the goals described in this report and other reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s ability to
-	increase cash flow by reducing operating costs, accounts receivable and indebtedness;

-	cover the fixed costs of its leased and owned facilities and maintain adequate liquidity through its cash resources and credit facility;

-	integrate future acquisitions, in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing, and operations;

-	comply with the terms of its credit facility or obtain waivers of noncompliance;

-	reduce operating losses at unprofitable locations;

-	form and maintain strategic relationships with certain large real estate owners and operators; and

-	renew existing insurance coverage and to obtain performance and surety bonds on favorable terms;
-	successful implementation of the Company’s strategic plan and other operating strategies;

-	interest rate fluctuations;

-	the loss, or renewal on less favorable terms, of existing management contracts and leases and the failure to add new locations on favorable terms;

-	the timing of property-related gains and losses;

-	pre-opening, start-up and break-in costs of parking facilities;

-	player strikes or other events affecting major league sports;

-	changes in economic and business conditions at the local, regional, national or international levels;

-	changes in patterns of air travel or automobile usage, including but not limited to, the effects of weather and fuel prices on travel and transportation patterns;

-	the impact of litigation;

-	higher premium and claims costs relating to medical, liability, worker’s compensation and other insurance programs;

-	compliance with, or changes in, local, state, national and international laws and regulations, including, without limitation, local regulations, restrictions and taxation on real property, parking and automobile usage, security measures, environmental, anti-trust and consumer protection laws;

-	changes in current parking rates and pricing of services to clients;

-	extraordinary events affecting parking facilities that the Company manages, including labor strikes, emergency safety measures, military or terrorist attacks and natural disasters;

-	the loss of key employees; and

-	the other factors discussed under the heading Item 1A. “Risk Factors” included elsewhere in this Form 10-K.

PART I
Item 1. Business
General
          Central Parking Corporation (“Central Parking” or the “Company”) is a leading provider of parking and related services. As of September 30, 2006, Central Parking operated 3,055 parking facilities containing 1,403,055 spaces in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Colombia, Peru, the United Kingdom, the Republic of Ireland, Spain, Poland, Greece and Switzerland.
          Central Parking operates or manages multi-level parking facilities and surface lots. It also provides ancillary services, including parking consulting, shuttle bus, valet, parking meter collection and enforcement, and billing services. Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. As of September 30, 2006, Central Parking operated 1,620 parking facilities under management contracts and 1,296 parking facilities under leases. In addition, the Company owned 139 parking facilities either independently or through joint ventures.
Parking Industry
          The commercial parking services business is very fragmented, consisting of a few national companies and numerous small, privately held local and regional operators. Central Parking believes it has certain competitive advantages over many of these companies, including advantages of scale, financial resources and technology.
          During the 1980’s, the high level of construction activity in the United States resulted in a significant increase in the number of parking facilities. Since that time, construction activity has slowed and the primary growth opportunity for parking companies has become “take-aways” or competing with other parking operators for existing locations. Although some growth in revenues from existing operations is possible through redesign, increased operational efficiency, or increased facility use and prices, such growth is ultimately limited by the size of a facility and market conditions.
          Management believes that most commercial real estate developers and property owners view services such as parking as potential profit centers rather than cost centers. Many of these parties outsource parking operations to parking management companies in an effort to maximize profits or leverage the original rental value to a third-party lender. Parking management companies can increase profits by using managerial skills and experience, operating systems, and operating controls unique to the parking industry.
          Management continues to view privatization of certain governmental operations and facilities as an opportunity for the parking industry. For example, privatization of on-street parking fee collection and enforcement in the United Kingdom has provided significant opportunities for private sector parking companies. In the United States, several cities have awarded on-street parking fee collection and enforcement and parking meter service contracts to private sector parking companies such as Central Parking.
Strategic Plan
          In August 2005, the Company announced a strategic plan designed to streamline operations and focus on core competencies and key markets with the greatest potential for growing profits. The plan includes the following components:
•	Exit marginal and low growth markets (cities and countries). The Company has divested operations in 10 cities in the United States and 4 foreign countries. Most of the operations divested in the United States are in small to medium-sized markets that management believes have limited growth potential. The Company intends to maintain a strong presence and focus its growth efforts in the major metropolitan areas throughout the United States. Internationally, the operations divested are primarily in countries in which the Company has a small market share and significant barriers to growth. The operations that the Company has divested since August 2005 represent less than 4.0% of revenues.

•	Reduce the number of marginal and unprofitable operating agreements. In its remaining markets, the Company is seeking to improve profit margins by reducing the number of marginal and unprofitable operating agreements and focus on fewer but more profitable locations. The Company plans to continue its program of seeking to eliminate unprofitable leases through renegotiation, operational improvements and selective buyouts. Low-margin management agreements and leases will be targeted for renegotiation or termination.

•	Target national accounts and other market segments with high growth potential. The Company is placing more focus on national accounts and other specialized parking market segments, including stadiums and arenas, airports, municipal and hospitality valet. Additional resources have been dedicated to these specialized markets. A senior-level manager has been named to focus on the stadium and arena market segment and a vice president for national accounts also has been named. In addition, the Company’s USA Parking subsidiary, which is focused on the high-end hospitality industry, is expanding its marketing activities outside of its traditional home base of Florida. The Company will continue its efforts to expand its share of the airport parking segment and will seek to grow its on-street business.

•	Re-emphasize the importance of client relationships in retaining and growing the management contract segment. The Company is re-emphasizing the importance of developing and maintaining strong client relationships at the local, regional and national levels with the primary goals of improving the Company’s management contract retention rates and increasing its share of the management contract business.

•	Expand the Operational Excellence initiative company-wide. Through its Operational Excellence initiative, the Company seeks to improve revenues, margins and profits at the location level. The Company is dedicating additional resources to its Operational Excellence initiative to expand its operational audit and training programs and is adding Operational Excellence managers in several key markets.

•	Increase investment in technology to reduce costs and improve operational efficiencies. The Company plans to deploy additional technology at the lot level, including automated pay stations and other revenue collection technology. In addition, the Company plans to continue to automate more field and corporate accounting processes. Management believes this investment will streamline payment processing, improve timeliness of reporting and drive operational efficiencies. In addition, management believes that the Company’s application of technology to its operations represents a competitive advantage over smaller operators with more limited resources.

•	Pursue opportunistic sales of real estate. The Company plans to continue its previously announced strategy of pursuing opportunistic sales of real estate in situations where the Company can achieve a purchase price that represents a substantial multiple to earnings. The Company has a significant portfolio of real estate properties. In certain situations, some of these properties have increased in value significantly such that the best use for the property is something other than parking. In these situations, the Company will consider selling the property for development. During fiscal year 2006, the Company sold 39 properties for a total of $115.8 million and anticipates additional sales during the next fiscal year.
     The strategic plan is designed to capitalize on Central Parking’s brand, experience and relationships to grow the profits of the Company.
Operating Strategy
          In addition to the strategic plan described above, Central Parking seeks to increase the revenues and profitability of its parking facilities through a variety of operating strategies, including the following:
          Manage Costs
          To provide competitively priced services, the Company must contain costs. Managers analyze staffing and cost control issues, and each is tracked on a monthly basis to determine whether financial results are within budgeted ranges. Because of the substantial performance-based components of their compensation, managers at the city level and above are motivated to contain the costs of their operations.
          Emphasize Sales and Marketing Efforts
          Central Parking’s management is actively involved in developing and maintaining business relationships and in exploring opportunities for growth. Central Parking’s marketing efforts are designed to expand its operations by developing lasting relationships with major real estate developers and asset managers, business and government leaders, and other clients. Central Parking encourages its managers to pursue new opportunities at the local level while simultaneously targeting key clients and projects at a national level. Management believes that Central Parking’s relative size, financial resources and systems give it a competitive advantage in winning new business and make it an attractive partner for joint venture and other opportunities. In addition, Central Parking believes that its performance-based compensation system, which is designed to reward managers for increasing profitability in their respective areas of responsibility, is an important element of this strategy.
          Leverage Established Market Presence
          Central Parking has an established presence in multiple markets, representing platforms from which it can build. Because of the relatively fixed nature of certain overhead at the city level and the resources that can be shared in specific markets, management believes it has the opportunity to increase the Company’s profit margins as it grows its presence in established markets.

          Pursue Privatization Opportunities and Airports
          The Company pursues privatization opportunities, including on-street parking fee collection and enforcement, shuttle services and airport parking management. The Company currently has contracts for parking meter collection and enforcement in 29 cities, including; Charlotte, North Carolina; Daytona Beach, Florida; and Edinburgh, Scotland. The Company currently provides airport parking management services to approximately 30 airports, including airports in Miami, New Orleans, Houston, Detroit and Washington Dulles.
          Empower Local Managers; Provide Corporate Support
          The Company’s strategy is to establish a successful balance between centralized and decentralized management. Because its business is dependent, to some extent, on relationships with clients, Central Parking provides its managers with a significant degree of autonomy in order to encourage prompt and effective responses to local market demands. In conjunction with this local operational authority, the Company provides, through its corporate office, services that may not be readily available to independent operators such as management support, human resources management, marketing and business expertise, training, and financial and information systems. Services performed primarily at the corporate level include billing, quality improvement oversight, accounts payable, financial and accounting functions, human resources, legal services, policy and procedure development, systems design, real estate management and corporate acquisitions and development.
          The Company’s operations are managed based on segments administered by executive vice presidents and senior vice presidents. These segments are generally organized geographically, with exceptions depending on the needs of specific regions. See Note 18 to the Consolidated Financial Statements for financial information regarding the Company’s business segments.
          Utilize Performance-Based Compensation
          Central Parking’s performance-based compensation system rewards managers at the general (city) manager level and above for the profitability of their respective areas of responsibility.
          Maintain Well-Defined Professional Management Organization
          In order to ensure professionalism and consistency in Central Parking’s operations, provide a career path opportunity for its managers, and achieve a balance between autonomy and accountability, Central Parking has established a structured management organization.
          For its managerial positions, Central Parking seeks to recruit college graduates or people with previous parking services or hospitality industry experience, and requires that they undergo a training program. New managers typically are assigned to a particular facility where they are supervised as they manage one to five employees. The Company’s management trainee program teaches a wide variety of skills, including organizational skills and basic management techniques. As managers develop and gain experience, they have the opportunity to assume expanded responsibility, be promoted to higher management levels and increase the performance-based component of their compensation. This well-defined structure provides a career path that is designed to be an attractive opportunity for prospective new hires. In addition, management believes the training and advancement program has enabled Central Parking to instill a high level of professionalism in its employees.
          Offer Ancillary Services
          Central Parking provides services that are complementary to parking facility management. These services include consulting services (parking facility design, layout and utilization); on-street parking fee collection and enforcement services; shuttle bus and van services; and, accounts receivable billing systems and services. These ancillary services did not constitute a significant portion of Central Parking’s revenues in fiscal year 2006, but management believes that the provision of ancillary services can be important in obtaining new business and preparing the Company for future changes in the parking industry.
          Focus on Retention of Patrons
          For the Company to succeed, its parking patrons must have a positive experience at Company facilities. Accordingly, the Company seeks to have well lit, clean facilities and cordial employees. Each facility manager has primary responsibility for the environment at the facility, and is evaluated on his or her ability to retain parking patrons. The Company also monitors customer satisfaction through customer surveys.
          Maintain Disciplined Facility Site Selection Analysis
          In existing markets, the facility site selection process begins with identification of a possible facility site and the analysis of projected revenues and costs at the site by general managers and regional managers. The managers then typically conduct an examination of a location’s potential demand based on traffic patterns and counts, area demographics, and potential competitors. Pro forma financial statements are then developed and a Company representative will meet with the property owner to discuss the terms and structure of the agreement.

          The Company seeks to distinguish itself from its competitors by combining a reputation for professionalism and quality management with operating strategies designed to increase the revenues of parking operations for its clients. The Company’s clients include some of the nation’s largest owners, developers and managers of mixed-use projects, office buildings and hotels as well as municipalities and other governmental agencies and airport authorities. Parking facilities operated by the Company include, among others, certain terminals operated by BAA Heathrow International Airport (London), Houston Airport, Detroit Airport, Strategic Rail Authority Parking (London), the Prudential Center (Boston), Turner Field (Atlanta), Coors Field (Denver), and various parking facilities owned by the Hyatt and Westin hotel chains, Faison Associates, May Department Stores, Trizec Office Properties, Jones Lang LaSalle, Millenium Partners, Shorenstein and Crescent Real Estate. None of these clients accounted for more than 5% of the Company’s total revenues for fiscal year 2006.
Acquisitions
          The Company’s acquisition strategy is selective and focuses primarily on acquisitions that the Company believes will enable it to become a more efficient and cost-effective provider in selected markets. The strategy also focuses on businesses that have the potential to enhance future cash flows and can be acquired at reasonable valuations. Central Parking believes it has the opportunity to recognize certain economies of scale by making acquisitions in markets where the Company already has a presence. Management believes acquisitions also can be an effective means of entering new markets, thereby quickly obtaining both operating presence and management personnel. No acquisitions were completed in 2004, 2005 or 2006.
Sales and Marketing
          Central Parking’s sales and marketing efforts are designed to expand its operations by developing and maintaining relationships with major real estate developers and asset managers, business and government leaders, and other clients. Central Parking encourages its managers to pursue new opportunities at the local level while selectively targeting key clients and projects at a national level.
          Local
          At the local level, Central Parking’s sales and marketing efforts are decentralized and directed towards identifying new expansion opportunities within a particular city or region. Managers are trained to develop the business contacts necessary to generate new opportunities and monitor their local markets for take-away and outsourcing opportunities. Central Parking provides its managers with a significant degree of autonomy in order to encourage prompt and effective responses to local market demands, which is complemented by management support and marketing training through Central Parking’s corporate offices. By developing business contacts locally, Central Parking’s managers often get the opportunity to bid on projects when asset managers and property owners are dissatisfied with other operators and also learn in advance of possible new projects.
          National
          At the national level, Central Parking’s marketing efforts are undertaken primarily by upper-level management, which targets developers, governmental entities, the hospitality industry, mixed-use projects, and medical facilities. These efforts are directed at operations that generally have national name recognition, substantial demand for parking related services, and the potential for nationwide growth. For example, Central Parking’s current clients include, among other national real estate companies and hotel chains, Millennium Partners, Faison Associates, Shorenstein, May Department Stores, Crescent Real Estate, Trizec Office Properties, Jones Lang LaSalle, Westin Hotels, Ritz Carlton Hotels and Hyatt Hotels. Management believes that providing high-quality, efficient services to such companies can lead to additional opportunities as those clients expand their operations. Management believes outsourcing by parking facility owners will continue to be a source for additional facilities, and management believes the Company’s global presence, experience and reputation with large real estate asset managers give it a competitive advantage in this area.
          International
          Central Parking’s international operations began in the early 1990’s with the formation of an international division. The Company generally has entered foreign markets either through consulting projects or by forming joint ventures with established local entities. Consulting projects allow Central Parking to establish a presence and evaluate the prospects for growth in a given market without investing a significant amount of capital. Likewise, forming joint ventures with local partners allows Central Parking to enter new foreign markets with reduced operating and investment risks.
          Operations in London began in 1991 with a single consulting agreement and, as of September 30, 2006, had grown to 113 locations in the United Kingdom including four airports, eight rail operating companies and parking meter enforcement and ticketing services for thirteen local governments that have privatized these services. Central Parking began operations in Mexico in July 1994 by forming a joint venture with G. Accion, (formerly Fondo Opcion), an established Mexican developer. In Fiscal 2006, the Company sold its interest in Mexico and Germany. As of September 30, 2006, Central Parking also operated 142 facilities in Canada, 6 in Spain, 28 in Chile, 23 in Colombia, 10 in Poland, 13 in Peru, 2 in Switzerland, 10 in the Republic of Ireland, and 13 in Greece. The Company also operates on-street parking services in the United Kingdom and the Republic of Ireland. In October 2006, the Company

sold its operations in Poland. Poland has been included in discontinued operations. The financial impact of the sale of Poland is not significant to the Company. The Company received $0.3 million from the sale of Poland. To manage its international expansion efforts, the Company has allocated responsibilities for international operations to the President of International Operations.
Operating Arrangements
          Central Parking operates parking facilities under three general types of arrangements: management contracts, leases, and fee ownership. The following table sets forth certain information regarding the number of managed, leased, or owned facilities as of the specified dates:

	September 30,
	2006	2005	2004
Managed	1,620	1,671	1,615
Leased	1,296	1,548	1,626
Owned	139	180	192

Total	3,055	3,399	3,433

          See Item 2. “Properties” for certain information regarding the Company’s managed, leased and owned facilities. The general terms and benefits of these types of arrangements are discussed below. Financial information regarding these types of arrangements is set forth in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          Management Contracts
          Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, benefits administration, equipment leasing, and consulting. The cost of management contracts includes insurance premiums and claims and other indirect overhead. The Company’s responsibilities under a management contract as a facility manager generally include hiring, training, and staffing parking personnel, and providing collections, accounting, record keeping and insurance. Most management contracts provide that the Company is reimbursed for out-of-pocket expenses. Central Parking is not responsible under most of its management contracts for structural, mechanical, or electrical maintenance or repairs, or for providing security or guard services or for paying property taxes. In general, management contracts are for terms of one to three years and are renewable for successive one-year terms, but are typically cancelable by the property owner on 30 days’ notice. With respect to insurance, the Company’s clients have the option of obtaining liability insurance on their own or having Central Parking provide insurance as part of the services provided under the management contract. Because of the Company’s size and claims experience, management believes it can purchase such insurance at lower rates than the Company’s clients can generally obtain on their own.
          Leases
          The Company’s leases generally require the payment of a fixed amount of rent, regardless of the amount of revenues or profitability generated by the parking facility. In addition, many leases also require the payment of a percentage of gross revenues above specified threshold levels. In general, leased facilities require a longer commitment, a larger capital investment for the Company, and represent a greater risk than managed facilities due to the relatively fixed nature of expenses. However, leased facilities often provide a greater opportunity for long-term growth in revenues and profits. The cost of parking includes rent, payroll and related benefits, depreciation, maintenance, insurance, and general operating expenses. Under its leases, the Company is typically responsible for all facets of the parking operations, including pricing, utilities, and routine maintenance. In short to medium term leases, the Company is generally not responsible for structural, mechanical or electrical maintenance or repairs, or property taxes. However, the Company does often have these responsibilities in longer-term leases. Lease arrangements are typically for terms of three to twenty years, and generally provide for increases in base rent that are either pre-determined and recognized on a straight-line basis or have contingent payments based on changes in indices, such as the Consumer Price Index, and are recognized when incurred.
          Fee Ownership
          Ownership of parking facilities, either independently or through joint ventures, typically requires a larger capital investment and greater risk than managed or leased facilities, but provides maximum control over the operation of the parking facility and the greatest profit potential of the three types of operating arrangements. All owned facility revenues flow directly to the Company, and the Company has the potential to realize benefits of appreciation in the value of the underlying real estate if the property is sold. The ownership of a parking facility brings the Company complete responsibility for all aspects of the property, including all structural, mechanical or electrical maintenance or repairs and property taxes.
          Joint Ventures
          The Company historically has sought joint venture partners who are established local or regional real estate developers. Joint ventures typically involve a 50% interest in a development where the parking facility is a part of a larger multi-use project, allowing the Company’s joint venture partners to benefit from a capital infusion to the project. Joint ventures offer the revenue growth potential of owned lots with lower capital requirements. The Company has interests in joint ventures that own or operate parking facilities located in the United States as well as several other countries.
          DBE Partnerships
          Central Parking is a party to a number of disadvantaged business enterprise partnerships. These are generally partnerships formed by Central Parking and a disadvantaged business person to manage a facility. Central Parking generally owns 60% to 75% of the partnership interests in each partnership and typically receives management fees before partnership distributions are made to the partners.
Competition
          The parking industry is fragmented and highly competitive with relatively low barriers to entry. The Company competes with a variety of other companies to manage, lease and own parking facilities, and faces competition for customers and employees to operate parking facilities. Although there are relatively few large, national parking companies that compete with the Company, numerous companies, including real estate developers, hotel and property management companies, and national financial services companies either compete currently or have the potential to compete with parking companies. Municipalities and other governmental entities also operate parking facilities that compete with Central Parking. In addition, the Company faces competition from numerous regional and local parking companies and from owner-operators of facilities who are potential clients for the Company’s management services. Construction of new parking facilities near the Company’s existing facilities increases the competition for customers and employees and can adversely affect the Company’s business.
          Management believes that it competes for management clients based on a variety of factors, including fees charged for services; ability to generate revenues and control expenses for clients; accurate and timely reporting of operational results; quality of customer service; and ability to anticipate and respond to industry changes. Factors that affect the Company’s ability to compete for leased and owned locations include the ability to make capital investments, pre-paid rent payments and other financial commitments; long-term financial stability; and the ability to generate revenues and control expenses. The Company competes for parking customers based primarily on rates charged for parking; convenience (location) of the facility; and quality of customer service. Factors affecting the Company’s ability to compete for employees include wages, benefits and working conditions.
Seasonality
          The Company’s business is subject to a modest amount of seasonality. Historically, the Company’s results have been higher during the quarters that end on December 31 and June 30. The Company attributes the relative lower results of the quarters that end on March 31 and September 30 to, among other factors, winter weather and summer vacations. There can be no assurance that this trend will continue in future years. For further discussion of this issue see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Insurance
          The Company purchases comprehensive liability insurance covering certain claims that occur at parking facilities it owns, leases or manages. The primary amount of such coverage is $1 million per occurrence and $2 million in the aggregate per facility. In addition, the Company purchases umbrella/excess liability coverage. The Company’s various liability insurance policies have deductibles of up to $350,000 that must be met before the insurance companies are required to reimburse the Company for costs and liabilities relating to covered claims. The Company purchases a worker’s compensation policy with a per claim deductible of $250,000. The Company utilizes a third party administrator to process and pay filed worker’s compensation claims. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $150,000 per claim. As a result, the Company is, in effect, self-insured for all claims up to the deductible levels.
          Because of the size of the operations covered and its claims experience, the Company purchases liability insurance policies at prices that management believes represent a discount to the prices that would typically be charged to parking facility owners on a stand-alone basis. Pursuant to its management contracts, the Company charges its management clients for insurance at rates it believes are competitive. In each case, the Company’s management clients have the option of purchasing their own policies, provided the Company is named as an additional insured. A reduction in the number of clients that purchase insurance through the Company could have a material adverse effect on the operating earnings of the Company. In addition, a material increase in insurance costs due to an increase in the number of claims, higher claims costs or higher premiums paid by the Company could have a material adverse effect on the operating earnings of the Company.
Regulation
          The Company’s business is subject to numerous federal, state and local laws and regulations, and in some cases, municipal and state authorities directly regulate parking facilities. The facilities in New York City are, for example, subject to extensive governmental restrictions concerning numbers of cars, pricing, structural integrity and certain prohibited practices. Many cities impose a tax or surcharge on parking services, which generally range from 10% to 50% of revenues collected. Several state and local laws have been passed in recent years that encourage car-pooling and the use of mass transit or impose certain restrictions on automobile usage. These types of laws have adversely affected the Company’s revenues and could continue to do so in the future. An example was the restrictions imposed by the City of New York in the wake of the September 11 terrorist attacks, which included street closures, traffic flow restrictions and a requirement for passenger cars entering certain bridges and tunnels to have more than one occupant during the morning rush hour. Although these restrictions have been eased, the City of New York has considered other actions, including higher tolls, increased taxes and vehicle occupancy requirements in certain circumstances, which could adversely impact the Company. The Company is also affected by zoning and use restrictions, increases in real estate taxes, and other laws and regulations that are common to any business that owns real estate.
          The Company is subject to numerous federal, state and local employment and labor laws and regulations, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, wage and hour laws, and various state and local employment discrimination and human rights laws. Several cities in which the Company has operations either have adopted or are considering the adoption of so-called “living wage” ordinances which could adversely impact the Company’s profitability by requiring companies that contract with local governmental authorities and other employers to increase wages to levels substantially above the federal minimum wage. In addition, the Company is subject to provisions of the Occupational Safety and Health Act of 1970, as amended (“OSHA”) and related regulations. Various other governmental regulations affect the Company’s operation of parking facilities, both directly and indirectly, including the Americans with Disabilities Act (“ADA”). Under the ADA, public accommodations, including many parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. For example, the ADA generally requires garages to include handicapped spaces, headroom for wheelchair vans and elevators that are operable by disabled persons.
          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the ownership or operation of parking facilities, the Company may be liable for any such costs. Although Central Parking is currently not aware of any material environmental claims pending or threatened against it, there can be no assurance that a material environmental claim will not be asserted against the Company. The cost of defending against claims of liability, or remediating a contaminated property, could have a material adverse effect on the Company’s financial condition or results of operations.
          The Company also is subject to various federal and state antitrust and consumer laws and regulations including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which requires notification filings and waiting periods in connection with certain mergers and acquisitions. In connection with the Company’s merger with Allright Corporation (“Allright”) in March 1999, the Antitrust Division of the United States Department of Justice filed a complaint in U.S. District Court for the District of Columbia seeking to enjoin the merger on antitrust grounds. In addition, the Company received notices from several states, including Tennessee, Texas, Illinois and Maryland, that the attorneys general of those states were reviewing the merger from an antitrust perspective. Several of these states also requested certain information relating to the merger and the operations of Central Parking and Allright in the form of civil investigative demands. Central Parking and Allright entered into a settlement agreement with the Antitrust Division on March 16, 1999, under which the two companies agreed to divest a total of 74 parking facilities in 18 cities, representing approximately 18,000 parking spaces. The settlement agreement also prohibited Central Parking and Allright from, among other things, operating any of the divested properties for a period of two years following the divestiture of each facility. The two-year prohibition on operating the divested properties has expired. None of the states that reviewed the transaction from an antitrust perspective became a party to the settlement agreement with the Antitrust Division and several of the states continued their investigation of the merger after the Allright merger was consummated. The completion of any future mergers or acquisitions by the Company is subject to the filing requirements described above and possible review by the Department of Justice or the Federal Trade Commission and various state attorneys general. Certain of the Company’s fee collection activities are subject to federal and state consumer protection or debt collection laws and regulations.
Employees
          As of September 30, 2006, the Company employed 18,940 individuals, including 14,657 full-time and 4,283 part-time employees. Approximately 3,817 U. S. employees are represented by labor unions. Various union locals represent parking attendants and cashiers at the New York City facilities. Other cities in which some of the Company’s employees are represented by labor unions include Washington, D.C., Miami, Detroit, Philadelphia, San Francisco, Jersey City, Newark, Atlantic City, Pittsburgh, Los Angeles, St. Louis, Columbus, Chicago and San Juan, Puerto Rico. The Company frequently is engaged in collective bargaining negotiations with various union locals. Management believes that the Company’s employee relations are good.

Service Marks and Trademarks
          The Company has registered the names CPC, Central Parking System and Central Parking Corporation, and its logo with the United States Patent and Trademark Office and has the right to use them throughout the United States except in certain areas, including the Chicago and Atlantic City areas where two other companies have the exclusive right to use the name “Central Parking.” The Company also owns registered trademarks for Square Industries, Kinney System, Allied Parking and Allright Parking and operates various parking locations under those names. The Company uses the name “Chicago Parking System” in Chicago and “CPS Parking” in Seattle and Milwaukee. The Company has registered the name “Control Plus” and its symbol in London and has registered that name and symbol in association with its on-street parking activities in Richmond, Virginia. The Company has registered, or intends to register, its name and logo in various international locations where it does business.
Foreign and Domestic Operations
          For information about the Company’s foreign and domestic operations refer to Note 18 to the Consolidated Financial Statements.
Available Information
          The Company files reports with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Copies of the Company’s reports filed with the SEC may be obtained by the public at the SEC’s Public Reference Room at 100 F Street, Washington, DC 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company files such reports with the SEC electronically, and the SEC maintains an Internet site at www.sec.gov that contains the Company’s reports, proxy and information statements, and other information filed electronically. The Company’s website address is www.parking.com. The Company also makes available, free of charge through the Company’s website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other materials filed with the SEC as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on the Company’s website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.
Item 1A. Risk Factors
          You should carefully consider the following specific risk factors as well as the other information contained or incorporated by reference in this report, as these are important factors, among others, that could cause our actual results to differ from our expected or historical results. It is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete statement of all of our potential risks or uncertainties.
          Our financial performance is sensitive to changes in economic conditions that may impact employment and consumer spending and commercial office occupancy.
          Economic slowdowns in the United States could adversely affect employment levels, consumer spending and commercial office occupancy, which, in turn, could reduce the demand for parking. The reduced demand for parking could negatively impact our revenues and net income. Future economic conditions affecting disposable consumer income, employment levels, business conditions, fuel and energy costs, interest rates, and tax rates, are also likely to adversely affect our business.
          Our concentration of operations in the Northeastern and Mid-Atlantic regions of the United States, particularly in New York City, increases the risk of negative financial fluctuations due to events or factors that affect these areas.
          Our operations in the Northeastern and Mid-Atlantic regions of the United States, which includes the cities of New York, Newark, Boston, Philadelphia, Pittsburgh, Baltimore and Washington, D.C. generated approximately 43.2% of our total revenues from continuing operations (excluding reimbursement of management contract expenses) in fiscal year 2006. Revenues from our operations in New York City and surrounding areas accounted for approximately 26.6% of our total revenues from continuing operations (excluding reimbursement of management expenses) in fiscal 2006. The concentration of operations in these areas increases the risk that local or regional events or factors that affect these cities or regions such as severe winter weather, labor strikes, changes in local or state laws and regulations, economic conditions or acts of terrorism, can have a disproportionate impact on our operating results and financial condition.
          Compliance with and any failure to comply with current regulatory requirements will result in additional expenses and may adversely affect us.
          Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission regulations and NYSE Stock Market rules, has required an increased amount of management attention. We remain committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment has resulted in and we expect will continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.
          Changes in the insurance marketplace, including significantly higher premiums, higher deductibles and coverage restrictions and increased claims costs, have negatively impacted our net income in recent years and could have a material adverse effect on our results of operations and financial condition in the future.
          We purchase insurance covering certain types of claims that occur at parking facilities we own, lease or manage. In addition, we purchase worker’s compensation, group health, director’s and officer’s liability and certain other insurance coverages. Due to changes in the insurance marketplace, we have experienced in recent years a substantial increase in the premiums we pay for most types of insurance coverage and an increase in the deductibles relating to such coverage. We also have experienced an increase in certain claims costs, including worker’s compensation, liability and group health. In addition, coverages of certain types of risk, such as terrorism coverage, have been significantly restricted or are no longer available at a reasonable cost. The changes in the insurance marketplace, including increased premium and claims costs, higher deductibles and coverage restrictions, have negatively impacted our earnings in recent years and could have a material adverse effect on our results of operations and financial condition in the future.
          Acts of terrorism, such as the September 11, 2001 attacks, can have a significant adverse affect on our results of operations and financial condition.
          We estimate that the terrorist attacks on September 11, 2001 reduced our revenues in the fourth quarter of fiscal year 2001 by approximately $5 million and approximately $10 million in the first half of fiscal year 2002. Not only did the attack cause physical damage to some of the parking facilities operated by us, but the reduction in the number of commuters parking in the areas affected, reduction in tourists and local consumers traveling to the area as well as the broader reduction in airplane travel and lower attendance at sporting events, concerts and other venues, also impacted our operations adversely. The closing of streets in the vicinity of the World Trade Center and other areas of New York City and the imposition of certain restrictions on traffic and other security measures in New York City and at the nation’s airports also had a negative impact on our operations. Our operations are concentrated heavily in the downtown areas of major U.S. cities and some are located near landmarks or other sites that have been mentioned as potential targets of terrorists. In addition, we manage the parking operations at approximately 30 airports. Additional terrorist attacks or the imposition of additional security measures, particularly in New York, Washington, D.C. or other major cities in which we have a significant presence, or at airports, could have a material adverse effect on our results of operations and financial condition.
          The offer or sale of a substantial amount of our common stock by significant shareholders could have an adverse impact on the market price of our common stock.
          In February 2001, we filed a registration statement on Form S-3 covering 7,381,618 shares of our common stock held by certain shareholders. These shares were registered pursuant to registration rights previously granted to these shareholders. Although we believe a significant portion of these shares has been sold, these shareholders may sell any remaining shares that were registered on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Other substantial shareholders, including the Chairman of Central Parking, Monroe Carell, Jr., the Carell Children’s Trust, and other family members and related entities (the “Carell Family”), are permitted to sell significant amounts of our common stock under Rule 144 and other exemptions from registration under the federal securities laws. In addition, the Carell Family has certain rights to register substantially all of the shares held by the family and related entities. The offer or sale of substantial amounts of our common stock by these or other significant shareholders, particularly if such offers or sales occur simultaneously or relatively close in time, could have a significant negative impact on our stock’s market price.
          We are dependent on the continued availability of capital to support our business.
          We have significant working capital requirements, including but not limited to, repair and maintenance obligations for our parking facilities. We are dependant on the cash generated from our operations and Credit Facility to meet our working capital requirements. The Credit Facility contains covenants including those that require us to maintain certain financial ratios, restrict further indebtedness and certain acquisition activity and limit the amount of dividends paid. The primary ratios are a leverage ratio, senior leverage ratio and a fixed charge coverage ratio. Quarterly compliance is calculated using a four quarter rolling methodology and measured against certain targets. Our inability to meet debt covenants and debt service payments under the Credit Facility would have a material adverse effect on us.
          We are subject to interest rate risk.
          We are subject to market risk from exposure to changes in interest rates based upon our financing, investing and cash management activities. The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate tiers for the revolving loan and term loan. The weighted average margin as of September 30, 2006, was 200 basis points. The amount outstanding under our Credit Facility was $73.7 million with a weighted average interest rate of

3.7% as of September 30, 2006. We have reduced a portion of our interest rate risk by executing two interest rate swap transactions whereby we have fixed $87.5 million of floating rate debt. The term loan is required to be repaid in quarterly payments of $0.2 million through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. An increase (decrease) in LIBOR of 1% would result in no increase (decrease) of annual interest expense since the swaps, which converted the rates to fixed, totaled $87.5 million and the Credit Facility, which was all floating interest, was $73.7 million on September 30, 2006. We expect to pay both quarterly principal amortization and monthly interest payments out of operating cash flow.
     Our large number of leased and owned facilities increases the risk that we may become unprofitable and that we may not be able to cover the fixed costs of our leased and owned facilities.
     We leased or owned 1,435 facilities as of September 30, 2006. Although there is more potential for income from leased and owned facilities than from management contracts, they also carry more risk if there is a downturn in the economy, property performance or commercial real estate occupancy rates because a significant part of the costs to operate such facilities typically is fixed. For example, in the case of leases, there are typically minimum lease payments that must be made regardless of the revenues or profitability of the facility. In particular, it is difficult to forecast revenues of newly constructed parking facilities because these facilities do not have an operating history. Start-up costs, the length of the break–in period during which parking demand is built and economic conditions at the time the facility is opened, are very difficult to predict at the time the lease is executed (and the base rent is agreed upon), which is often two or more years prior to the opening of the facility.
     In the case of owned facilities, there are the normal risks of ownership and costs of capital. In addition, operating expenses for both leased and owned facilities are borne by us and are not passed through to the owner, as is the case with management contracts. In the case of owned facilities and generally in the case of longer-term leased facilities, we also are responsible for property taxes and all maintenance and repair costs, including structural, mechanical and systems repairs. Performance of our parking facilities depends, in part, on our ability to negotiate favorable contract terms and control operating expenses, economic conditions prevailing generally and in areas where parking facilities are located, the nature and extent of competitive parking facilities in the area, weather conditions and the real estate market.
     An increase in government regulation or taxation could have a negative effect on our profitability.
     Our business is subject to numerous federal, state and local laws and regulations, and in some cases, municipal and state authorities directly regulate parking facilities. In addition, many cities impose a substantial tax or surcharge on parking services, which generally range from 10% to 50%. Substantial increases in the tax or surcharge on parking such as occurred in recent years in Pittsburgh and Miami can have a significant negative effect on profitability in a given city. The profitability of our business is also affected by increases in property taxes because the Company is responsible for paying property taxes on its owned properties and on many of its leased facilities. Several state and local laws have been passed in recent years that are designed to encourage car-pooling or the use of mass transit or impose certain restrictions on automobile usage. An example is the restrictions imposed by the City of New York in the wake of the September 11 terrorist attacks, which included street closures and a requirement for passenger cars entering certain bridges and tunnels to have more than one occupant during the morning rush hour. We also are subject to federal, state and local employment and labor laws and regulations, and several cities in which we have operations either have adopted or are considering the adoption of so-called “living wage” ordinances. The adoption of such laws and regulations, the imposition of additional parking taxes or surcharges and increases in property and other taxes could adversely impact our profitability.
     The sureties for our performance bond program may increase rates and require additional collateral to issue or renew performance bonds in support of certain contracts.
     Under substantially all of our contracts with municipalities and government entities and airports, we are required to provide a performance bond to support our obligations under the contract. We are also required to provide performance bonds under certain leases and other contracts with non-governmental entities. In recent years, the sureties for our performance bond program increased the rates we pay on these bonds and required us to collateralize a greater percentage of our performance bonds with letters of credit. Although we believe our performance bond program is adequate for its present needs, if we are unable to provide sufficient collateral in the future, our sureties may not issue or renew performance bonds to support our obligations under certain contracts.
     As is customary in the industry, a surety provider can refuse to provide a bond principal with new or renewal surety bonds. If any existing or future surety provider refuses to provide us with surety bonds, there can be no assurance that we would be able to find alternate providers on acceptable terms, or at all. Our inability to provide surety bonds could result in the loss of existing contracts or future business, which could have a material adverse effect on our business and financial condition.
     Our net income could be adversely affected if accruals for future insurance losses are not adequate.
     We provide liability, medical and worker’s compensation insurance coverage. We are obligated to pay for each loss incurred up to the amount of a deductible specified in our insurance policies. Our financial statements reflect our anticipated costs based upon loss experience and guidance and evaluation we have received from third party insurance professionals, such as actuaries. There can be no assurance, however, that the ultimate amount of such costs will not exceed the amounts presently accrued, in which case we would need to increase accruals and pay additional expenses.
     The operation of our business is dependent on key personnel.
     Our success is, and will continue to be, substantially dependent upon the continued services of our management team. The loss of the services of one or more of the members of our senior management team could have a material adverse effect on our financial condition and the results of operations. Although we have entered into employment agreements with, and historically have been successful in retaining the services of our senior management, there can be no assurance that we will be able to retain these senior management people in the future. In addition, our future growth depends on our ability to attract and retain skilled operating managers and employees.
     We have foreign operations that may be adversely affected by foreign currency exchange rate fluctuations.
     We operate in the United Kingdom, the Republic of Ireland and other countries. For the year ended September 30, 2006, revenues from foreign operations represented 6.1% of our total revenues, excluding reimbursement of management contract expenses. Our United Kingdom operations accounted for 24.9% of total revenues from foreign operations, excluding reimbursement of management contract expense and excluding earnings from joint ventures. We receive revenues and incur expenses in various foreign currencies in connection with our foreign operations and, as a result, we are subject to currency exchange rate fluctuations. We intend to continue to invest in certain foreign leased or owned parking facilities, either independently or through joint ventures, where appropriate, and may become increasingly exposed to foreign currency fluctuations. We believe we currently have limited exposure to foreign currency risk. We have entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to certain intercompany notes we have with our subsidiary in the United Kingdom. See note 1 to our consolidated financial statements.
     In connection with ownership or operation of parking facilities, we may be liable for environmental problems.
     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. The cost of defending against claims of liability, or of remediating a contaminated property, could have a negative effect on our business and financial results.
     If we cannot maintain positive relationships with labor unions representing our employees, a work stoppage may adversely affect our business.
     Approximately 3,907 employees are represented by labor unions. There can be no assurance that we will be able to renew existing labor union contracts on acceptable terms. Employees could exercise their rights under these labor union contracts, which could include a strike or walk-out. In such cases, there are no assurances that we would be able to staff sufficient employees for its short-term needs. Any such labor strike or our inability to negotiate a satisfactory contract upon expiration of the current agreements could have a negative effect on our business and financial results.
Item 2. Properties
     The Company’s facilities, as of September 30, 2006, are organized into seven segments which are subdivided into 21 regions as detailed below. Each region is supervised by a regional manager who reports directly to one of the executive vice presidents or senior vice presidents. Regional managers oversee four to six general managers who each supervise the Company’s operations in a particular city. The following table summarizes certain information regarding the Company’s operating locations as of September 30, 2006.

							Percentage
		Number of				Total	of Total
Segment	Cities	Locations	Managed	Leased	Owned	Spaces	Spaces
Segment 1
Canada	Calgary, Montreal, Ottawa, Toronto Pearson Airport, Toronto, Vancouver	142	71	69	2	62,462	4.45%
Cincinnati	Columbus, Columbus Airport, Cleveland, Indianapolis Lexington ,Detroit Airport, Detroit, Cincinnati,	168	76	76	16	88,423	6.30%
Chicago	Chicago, Milwaukee, General Mitchell Airport	129	88	36	5	54,589	3.89%

	Total Segment 1	439	235	181	23	205,474	14.64

Segment 2
Washington DC	Washington DC, Washington Dulles Airport, Baltimore, Richmond, Richmond Airport	203	106	92	5	95,053	6.78%
Upper New York	Syracuse, Charleston, WV, Pittsburgh, Rochester	58	30	23	5	21,652	1.54%
Philadelphia	Philadelphia, Harrisburg Airport	75	28	42	5	53,313	3.80%

							Percentage
		Number of				Total	of Total
Segment	Cities	Locations	Managed	Leased	Owned	Spaces	Spaces
	Total Segment 2	336	164	157	15	170,018	12.12%

Segment 3
Nashville	Nashville, Knoxville	153	59	80	14	60,151	4.29%
Los Angeles	Los Angeles, Costa Mesa, San Diego, Burbank Airport Pheonix	153	79	70	4	55,656	3.97%
San Francisco	San Francisco, Sacramento, Oakland	85	51	34	0	23,594	1.68%
Seattle	Seattle	26	24	2	0	8,555	0.61%
Denver	Denver, Albuquerque, Minneapolis, St. Louis Airport, Memphis, St. Louis, Omaha, Kansas city	298	122	153	23	92,077	6.56%

	Total Segment 3	715	335	339	41	240,033	17.11%

Segment 4
Boston	Boston, Manchester, Providence, Hartford	137	70	61	6	98,306	7.01%
New York	Stamford, New Jersey, Poughkeepsie, New York	408	209	187	12	162,255	11.56%

	Total Segment 4	545	279	248	18	260,561	18.57%

Segment 5
Florida	Atlanta, Jacksonville, Tampa, Orlando	133	77	48	8	65,379	4.66%
Charlotte	Birmingham, Charlotte, Knoxville	105	71	33	1	39,151	2.79%
New Orleans	New Orleans, New Orleans Airport, Baton Rouge Jackson, Mobile	146	53	88	5	44,001	3.14%
Houston	Oklahoma City, Tulsa, Houston, Houston Airport, Dallas, Austin, San Antonio, FT Worth, Dallas- FT Worth Airport	253	103	123	27	116,053	8.27%

	Total Segment 5	637	304	292	41	264,584	18.86%

Segment 6
USA Parking		92	76	15	1	51,483	3.67%

	Total Segment 6	92	76	15	1	51,483	3.67%

Segment 7
South America	San Juan, Chile, Colombia, Peru	91	59	32	0	33,112	2.36%
Europe	London, Poland, Greece, Switzerland, Ireland Spain	154	134	20	0	148,464	10.58%
Miami	Miami	46	34	12	0	29,326	2.09%

	Total Segment 7	291	227	64	0	210,902	15.03%

Total		3,055	1,620	1,296	139	1,403,055	100.00%

     The Company’s facilities include both surface lots and structured parking facilities (garages). Approximately 25% of the Company’s owned parking properties are in structured parking facilities, with the remainder in surface lots. Each year the Company expends significant funds to repair and maintain parking facilities. Management believes the Company’s owned facilities generally are in good condition and are adequate for its present needs.
A summary of the facilities operated domestically and internationally by Central Parking as of September 30, 2006 is as follows:

						Percent
	Managed	Leased	Owned	Total	Spaces	of Total
Total U.S. and Puerto Rico	1,376	1,182	137	2,695	1,170,588	83.43%

United Kingdom	108	5	0	113	122,470	8.73%
Canada	71	69	2	142	62,462	4.45%
Chile	19	9	0	28	9,346	0.67%
Greece	9	4	0	13	8,185	0.59%
Peru	13	0	0	13	8,327	0.59%
Spain	1	5	0	6	2,440	0.17%
Poland	5	5	0	10	1,867	0.13%
Colombia	7	16	0	23	3,868	0.28%
Ireland	10	0	0	10	13,177	0.94%
Switzerland	1	1	0	2	325	0.02%

Total foreign	244	114	2	360	232,467	16.57%

Total facilities	1,620	1,296	139	3,055	1,403,055	100.00%

The table below sets forth certain information regarding the Company’s managed, leased and owned facilities in the periods indicated.

	Year Ended September 30,
	2006	2005	2004
Managed Facilities:
Beginning of year	1,671	1,615	1,714

Acquired or merged during year	—	—	—
Added during year	279	354	225
Consolidated during year	(15)	(52)	(18)
Deleted during year	(315)	(246)	(306)

End of year	1,620	1,671	1,615

Renewal Rate (1)	83.9%	87.6%	84.2%
Leased Facilities:
Beginning of year	1,548	1,626	1,798

Acquired or merged during year	—	—	—
Added during year	118	159	108
Consolidated during year	(49)	(18)	(59)
Deleted during year	(321)	(219)	(221)

End of year	1,296	1,548	1,626

Owned Facilities (2):
Beginning of year	180	192	205

Purchased during year	1	2	2
Sold during year	(42)	(14)	(15)

End of year	139	180	192

Total facilities (end of year)	3,055	3,399	3,433

Net increase(reduction) in number of facilities:
Managed	(3.1)%	3.5%	(5.8)%
Leased	(16.3)%	(4.8)%	(9.6)%
Owned	(22.8)%	(6.3)%	(6.3)%
Total facilities	(10.1)%	(1.0)%	(7.6)%

(1)	The renewal rate calculation is 100% minus deleted locations divided by the sum of the beginning of the year, acquired and added during the year for management locations.

(2)	Includes the Company’s corporate headquarters in Nashville, Tennessee.
Item 3. Legal Proceedings
     The ownership of property and provision of services to the public entails an inherent risk of liability. Although the Company is engaged in routine litigation incidental to its business, there is no legal proceeding to which the Company is a party which, in the opinion of management, is likely to have a material adverse effect upon the Company’s financial condition, results of operations, or liquidity. The Company carries liability insurance against certain types of claims such as bodily injury that management believes meets industry standards; however, there can be no assurance that any legal proceedings (including any related judgments, settlements or costs) will not have a material adverse effect on the Company’s financial condition, liquidity or results of operations.
     The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position, operations, or liquidity of the Company, but could have a material effect on the results of operations in a given quarter.
Item 4. Submission of Matters to a Vote of Security-Holders
     No matter was submitted to a vote of the Company’s security-holders during the fourth quarter of the fiscal year ended September 30, 2006.

PART II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     (a) The Registrant’s common stock is listed on the NYSE under the symbol “CPC.” The following table sets forth, for the periods indicated, the high and low sales prices for the Company’s common stock as reported by the NYSE.

	High	Low
FISCAL YEAR 2006
First Quarter	$15.54	$12.85
Second Quarter	16.84	12.96
Third Quarter	16.11	13.30
Fourth Quarter	17.97	15.00
Twelve months	17.97	12.85

FISCAL YEAR 2005
First Quarter	$15.72	$12.55
Second Quarter	18.37	13.72
Third Quarter	17.76	13.21
Fourth Quarter	16.33	13.79
Twelve months	18.37	12.55
     (b) There were, as of September 30, 2006, approximately 4,500 shareholders of the Company’s common stock, based on the number of record holders of the Company’s common stock and an estimate of the number of individual participants represented by security position listings.
     (c) Since April 1997, Central Parking has distributed a quarterly cash dividend of $0.015 per share of Central Parking common stock. The Company’s Board currently intends to declare a cash dividend each quarter depending on Central Parking’s profitability and future capital requirements. Central Parking reserves the right, however, to retain all or a substantial portion of its earnings to finance the operation and expansion of Central Parking’s business. As a result, the future payment of dividends will depend upon, among other things, the Company’s profitability, capital requirements, financial condition, growth, business opportunities, and other factors that the Central Parking Board may deem relevant, including restrictions in any then-existing credit agreement. The Company’s existing credit facility contains certain covenants including those that require the Company to maintain certain financial ratios, restrict further indebtedness, and limit the amount of dividends payable; however, the Company does not believe these restrictions limit its ability to pay currently anticipated cash dividends. In addition, Central Parking Finance Trust (the “Trust”), a Delaware statutory business trust, of which all of the common securities are owned by the Company, has issued preferred securities (the “Trust Issued Preferred Securities”) and has invested the proceeds thereof in an equivalent amount of 5.25% Convertible Subordinated Debentures (“Convertible Debentures”) of the Company. Pursuant to the Convertible Debentures, the Company is prohibited from paying dividends on its common stock if the quarterly distributions on the Trust Issued Preferred Securities are not made. See Note 10 to the Consolidated Financial Statements.
     (d) The following table is for the presentation of securities authorized for issuance under equity compensation plans as of September 30, 2006.

Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
	warrants and rights	rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securities holders	3,684,895	$17.83	1,440,969

Equity compensation plans not approved by securities holders	—	—	—

Total	3,684,895	$17.83	1,440,969

Item 6. Selected Financial Data
     Selected financial data of the Company is set forth below for each of the periods indicated. Certain of the statement of operations, per share, and balance sheet data were derived from the audited consolidated financial statements of the Company. All of the information set forth below should be read in conjunction with Item 8. “Financial Statements and Supplementary Data” and with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended September 30,					2006 vs. 2005
	2006	2005	2004	2003	2002	Increase (Decrease)
Amounts in thousands, except share and employee data		(5)	(5)	(5)	(5)
STATEMENT OF OPERATIONS DATA:
Revenues:
Parking	$522,547	$537,712	$560,925	$564,294	$554,143	$(15,165)	(2.8)%
Management contract and other	119,006	115,053	122,023	114,816	113,262	3,953	3.4

	641,553	652,765	682,948	679,110	667,405	(11,212)	(1.7)
Reimbursement of management contract expenses	467,882	452,287	516,515	482,938	449,513	15,595	3.4

Total revenues	1,109,435	1,105,052	1,199,463	1,162,048	1,116,918	4,383	0.4
Expenses:
Total before reimbursed management contract expenses	605,514	634,995	639,528	675,447	608,497	(29,481)	(4.6)
Reimbursed management contract expenses	467,882	452,287	516,515	482,938	449,513	15,595	3.4
Property-related gains (losses), net	31,900	53,596	7,161	(7,150)	(4,329)	(21,696)	(40.5)
Impairment of goodwill	—	(454)	—	—	—	(454)	—

Operating earnings (losses)	67,939	70,912	50,581	(3,487)	54,579	(2,973)	(4.2)
Percentage of operating earnings (losses) to total revenues, excluding reimbursement of management contract expenses	10.6%	10.9%	7.4%	0.5%	8.2%
Interest expense, net	(14,470)	(13,152)	(15,396)	(16,988)	(10,011)	1,318	10.0
Gain on repurchase of subordinated convertible debentures	—	—	—	—	9,245	—	—
Gain on sale of non-operating assets	—	—	—	3,279	—	—	—
Gain (loss) on derivative instruments	(1,172)	3,006	—	—	—	(4,178)	(139.0)
Equity in partnership and joint venture earnings (losses)	1,234	(474)	(2,984)	2,212	2,702	1,708	(360.3)

Earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	53,531	60,292	32,201	(14,984)	56,515	(6,761)	(11.2)
Minority interest	(1,014)	(1,327)	(2,999)	(4,044)	(4,764)	313	(23.6)

Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting changes	52,517	58,965	29,202	(19,028)	51,751	(6,448)	(10.9)
Income tax (expense) benefit	(19,068)	(26,906)	(12,736)	7,231	(18,381)	7,838	(29.1
Income tax percentage of earnings (loss) from continuing Operations before income taxes and cumulative effect of accounting changes	36.3%	45.6%	43.6%	38.0%	35.5%	N/A	N/A
Cumulative effect of accounting changes, net of tax (1)	—	—	—	—	(9,341)	—	NM

Earnings (loss) from continuing operations	33,449	32,059	16,466	(11,797)	24,029	1,390	4.3

Discontinued operations, net of tax	(5,585)	(17,789)	527	7,270	9,739	12,204	(68.6)

Net earnings (loss)	$27,864	$14,270	$16,993	$(4,527)	$33,768	$13,594	95.3

Percentage of net earnings (loss) to total revenues, excluding reimbursement of management contract expenses	4.3%	2.2%	2.5%	(0.7)%	5.1%

	Year Ended September 30,					2006 vs. 2005
	2006	2005	2004	2003	2002	Increase (Decrease)
		(5)	(5)	(5)	(5)
PER SHARE DATA:
Earnings (loss) from continuing operations before cumulative effect of accounting changes – basic	$1.03	$0.88	$0.45	$(0.33)	$0.93	$0.15	17.0%
Cumulative effect of accounting changes, net of tax	—	—	—	—	(0.26)	—	—
Discontinued operations, net of tax	(0.17)	(0.49)	0.02	0.20	0.27	0.32	65.3

Net earnings (loss) – basic	$0.86	$0.39	$0.47	$(0.13)	$0.94	$0.47	120.5

Earnings (loss) from continuing operations before cumulative effect of accounting changes – diluted	$1.03	$0.87	$0.45	$(0.33)	$0.92	$0.16	18.4%
Cumulative effect of accounting changes, net of tax	—	—	—	—	(0.26)	—	—
Discontinued operations, net of tax	(0.17)	(0.48)	0.02	0.20	0.27	0.31	64.6

Net earnings (loss) –diluted	$0.86	$0.39	$0.47	$(0.13)	$0.93	$0.47	120.5

Basic weighted average common shares outstanding	32,258	36,626	36,346	36,034	35,849	(4,368)	(11.9)%
Diluted weighted average common shares outstanding	32,499	36,762	36,555	36,034	36,211	(4,263)	(11.6)%
Dividends per common share	$0.06	$0.06	$0.06	$0.06	$0.06
Net book value per common share outstanding at September 30	$12.63	$12.30	$11.89	$11.56	$11.57

	As of September 30,					2006 vs. 2005
	2006	2005	2004	2003	2002	Increase (Decrease)
BALANCE SHEET DATA:
Cash and cash equivalents	$44,689	$26,055	$27,628	$31,572	$33,498	$18,634	71.5%
Working capital	(25,453)	870	(54,759)	11,882	(92,805)	(26,323)	(3025.6)
Goodwill	232,056	232,443	232,562	230,312	242,141	(387)	(0.2)
Total assets	788,370	867,814	929,628	1,001,177	998,884	(79,444)	(9.2)
Long-term debt and capital lease obligations, less current portion	87,625	98,212	159,188	266,961	207,098	(10,587)	(10.8)
Subordinated convertible debentures	78,085	78,085	78,085	78,085	78,085	—	—
Shareholders’ equity	406,228	452,061	435,033	416,526	415,804	(45,833)	(10.1)

	Year Ended September 30,					2006 vs. 2005
	2006	2005	2004	2003	2002	Increase (Decrease)
OTHER DATA:
Depreciation and amortization	$30,278	$29,497	$32,635	$35,173	$34,500	$781	2.6%
Employees (2)	18,940	23,957	22,537	21,187	18,100	(5,017)	(20.9)
Number of shareholders (2)	4,500	5,650	6,862	8,400	7,100	(1,150)	(20.4)
Market capitalization (in millions) (3)	$531,000	$550,000	$484,000	$443,000	$724,000	$(19,000)	(3.5)
Return on average equity (4)	6.5%	3.2%	4.0%	(1.1)%	8.5%

(1)	Reflects the Company’s adoption in 2002 of Statement of Financial Accounting Standards (SFAS) No. 142 for the transitional impairment of goodwill of $9.3 million, net of tax of $28 thousand.

(2)	Reflects information as of September 30 of the respective fiscal year. (3) Based on number of shares outstanding and closing market price as of September 30.

(4)	Reflects return on equity calculated using fiscal year net earnings (loss) divided by average shareholders’ equity for the fiscal year.

(5)	The Company’s prior period results were reclassified to reflect the operations of the locations discontinued in fiscal year 2006 as well as the locations designated as held-for-sale during fiscal year 2006 but not yet sold, as discontinued operations net of related income taxes.

NM	Not meaningful

N/A	Not applicable

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     The Company operates parking facilities under three types of arrangements: leases, fee ownership, and management contracts. Revenues from leased and owned properties are categorized in the Company’s financial statements as parking revenues. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation, maintenance, insurance and general operating expenses. The Company experienced a net decline in the number of leased and owned locations in 2006 of 293 locations (119 additional leased and owned locations offset by 363 lost or sold locations and 49 locations that were converted to management agreements or consolidated with existing locations). Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, benefits administration, equipment leasing, and consulting. The cost of management contracts includes insurance premiums and claims and other indirect overhead. The Company experienced a net decline in the number of managed facilities in 2006 of 51 locations (279 additional managed locations offset by 330 lost locations during the year). In addition to management fees, many of the management agreements provide for the reimbursement of expenses incurred by the Company to manage the locations. The reimbursement of expenses is presented as a component of revenue and costs in accordance with EITF No. 01-14.
Critical Accounting Policies
     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Accounting estimates are an integral part of the preparation of the financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from the Company’s current judgments and estimates.
     The following listing of critical accounting policies is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U. S. generally accepted accounting principles, with no need for management’s judgment regarding accounting policy. The Company believes that of its significant accounting policies, as discussed in Note 1 to the consolidated financial statements included herein for the year ended September 30, 2006, the following involve a higher degree of judgment and complexity:
     Impairment of Long-Lived Assets and Goodwill
     As of September 30, 2006, the Company’s long-lived assets were comprised primarily of $295.9 million of property, equipment and leasehold improvements and $72.0 million of contract and lease rights. In accounting for the Company’s long-lived assets, other than goodwill and other intangible assets, the Company applies the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As of September 30, 2006, the Company had $232.1 million of goodwill. The Company accounts for goodwill and other intangible assets under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.
     The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of these assets includes cash flow projections that assume certain future revenue and cost levels, assumed discount rates based upon current market conditions and other valuation factors, all of which involve the use of significant judgment and estimation. The Company recorded impairment loss of approximately $3.6 million ($3.2 million in continuing operations and $0.4 million in discontinued operations) during the fiscal year ended September 30, 2006. Future events may indicate differences from management’s judgments and estimates which could, in turn, result in increased impairment charges in the future. Future events that may result in increased impairment charges include changes in interest rates, which could impact discount rates, unfavorable economic conditions or other factors which could decrease revenues and profitability of existing locations, and changes in the cost structure of existing facilities. For the fiscal year ended September 30, 2005, the Company recorded $6.6 million of impairment charges related to long-lived assets in continuing operations and $7.0 million of impairment charges related to long-lived assets in discontinued operations. The Company also recorded $0.5 million in impairment charges related to Goodwill in continuing operations for fiscal year 2005.
     Contract and Lease Rights

     As of September 30, 2006, the Company had $72.0 million of contract and lease rights. The Company capitalizes payments made to third parties, which provide the Company the right to manage or lease facilities. Lease rights and management contract rights which are purchased individually are amortized on a straight-line basis over the terms of the related agreements, which range from 5 to 30 years. Management contract rights acquired through acquisition of an entity are amortized as a group over the estimated term of the contracts, including anticipated renewals and terminations based on the Company’s historical experience (typically 15 years). If the renewal rate of contracts within an acquired group is less than initially estimated, accelerated amortization or impairment may be necessary.
     Allowance for Doubtful Accounts
     As of September 30, 2006, the Company had $64.0 million of trade receivables, including management accounts receivable and accounts receivable – other. Additionally, the Company had a recorded allowance for doubtful accounts of $3.0 million. The Company reports management accounts receivable, net of an allowance for doubtful accounts, to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis, using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, specifically in the Northeast and Mid-Atlantic United States, could have an impact on the collection of existing receivable balances or future allowance considerations.
     Lease Termination Costs
     The Company recognizes lease termination costs related to disposal activities in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Lease termination costs are based upon certain estimates of liabilities related to costs to exit an activity. Liability estimates may change as a result of future events, such as the settlement of a lease termination for an amount less than the amount contractually required.
     Self-Insurance Liabilities
     The Company purchases comprehensive liability insurance covering certain claims that occur at parking facilities it owns, leases or manages. The primary amount of such coverage is $1 million per occurrence and $2 million in the aggregate per facility. In addition, the Company purchases umbrella/excess liability coverage. The Company’s various liability insurance policies have deductibles of up to $350,000 that must be met before the insurance companies are required to reimburse the Company for costs incurred relating to covered claims. In addition, the Company’s worker’s compensation program has a deductible of $250,000. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $150,000 per claim. As a result, the Company is, in effect, self-insured for all claims up to the deductible levels. The Company applies the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of expense recognition associated with claims against the Company. The recognition of liabilities is based upon management’s determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable, as defined in SFAS No. 5. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. The Company engages an actuary to assist in determining the estimated liabilities for customer injury, employee medical costs and worker’s compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in the future. Total discounted self-insurance liabilities at September 30, 2006 and September 30, 2005 were $22.6 million and $24.6 million, respectively, reflecting a 4.5% discount rate. The related undiscounted amounts at such dates were $25.0 million and $27.7 million, respectively.
     Classification as Continuing or Discontinuing Operations
     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale shall be reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains noted above have been classified in continuing operations as the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13 criteria for classification as discontinued operations primarily due to the expected retention of certain cash flows from assets disposed. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.
     Income Taxes
     The Company uses the asset and liability method of SFAS No. 109, Accounting for Income Taxes, to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company has certain net operating loss carry forwards which expire between 2006 and 2025. The valuation allowance was established for certain net operating loss carry forwards where their recoverability is deemed to be uncertain. The carrying value of the Company’s net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, the Company will be required to adjust its deferred tax valuation allowances. The valuation allowance was increased during 2006 and 2005 to reflect net operating loss carryforwards in foreign operations and in certain states where management has determined that it is more likely than not that the deferred tax asset will not be realized.
Results of Operations
Unless otherwise indicated, the following discussion relates to continuing operations.
     Year Ended September 30, 2006 Compared to Year Ended September 30, 2005
     Parking revenues in fiscal year 2006 decreased to $522.5 million from $537.7 million in fiscal year 2005, a decrease of $15.2 million, or 2.8%. The decrease of $15.2 million is due to decreases of $57.3 million due to closed locations; partially offset by an increase of $11.9 million related to contracts converted from leased to management deals, an increase of $8.5 million in new locations and an increase in same store sales of $21.7 million.
     Management contract and other revenues (excluding reimbursement of management contract expenses) increased in fiscal year 2006 to $119.0 million from $115.1 million in fiscal year 2005, an increase of $3.9 million, or 3.4%. The increase was primarily due to higher management fees.
     Cost of parking in fiscal year 2006 decreased to $478.4 million or 91.5% of parking revenues from $491.8 million or 91.5% of parking revenues in fiscal year 2005, a decrease of $13.4 million, or 2.7%. The decrease was due primarily to a reduction in the number of operating locations, including elimination of several unprofitable locations, and was composed of decreases of $10.2 million in rent expense, $1.9 million in repairs and maintenance, $1.4 million in insurance claims expense, $1.3 million in snow removal; partially offset by a $0.9 million increase in professional services and $0.5 million increase in other expenses.
     Cost of management contracts in fiscal year 2006 decreased to $47.5 million from $60.3 million in fiscal year 2005, a decrease of $12.8 million or 21.2%. The cost of management contracts, as a percentage of management contract and other revenues, excluding reimbursement of management contract expenses, was 39.9% in fiscal year 2006 compared to 52.4% in fiscal year 2005. The decrease was primarily caused by decreases of $2.5 million in group insurance claims expense, $5.9 million in other insurance related costs and a reduction of $4.4 million in bad debt expense.
     General and administrative expenses decreased to $79.6 million in 2006 from $83.0 million in 2005, a decrease of $3.3 million, or 4.0%. This decrease is due to decreases of $1.1 million in deferred compensation, $0.7 million in payroll related expenses, $0.6 million in travel and entertainment, $0.9 million in professional services, and $1.9 million in other expenses; partially offset by an increase of $1.9 million in supplies. General and administrative expenses as a percentage of total revenues (excluding reimbursement of management contract expenses) decreased to 12.4% for fiscal 2006 compared to 12.7% for fiscal 2005.
     Net property-related gains for fiscal year 2006 were $31.9 million compared to $53.6 million in fiscal year 2005. Net property-related gains for the fiscal year ended September 30, 2006 of $31.9 million was comprised of gains on sale of property of $35.1 million ($12.0 million in Houston, $ 9.1 million in Baltimore, $6.2 million in Chicago, $2.4 million from the sale of our interest in our Germany partnership, $1.8 million in Atlanta, $1.4 million in Denver, $1.4 million in West Palm Beach, $1.3 million in Nashville, $0.9 million in Dallas, and $0.7 million in miscellaneous property sales; partially offset by a loss of $0.9 million in Pittsburgh and $1.2 million in London); offset by $3.2 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment Two, Segment Four, Segment Five, and Other. The $53.6 million gain in 2005 was comprised of a gain on the sale of property of $60.2 million, comprised primarily of ($38.2 million on the sale of a lease in New York, $9.1 million on the sale of property in New York, $5.5 million in Missouri, $2.7 million in Denver, $1.9 million in Seattle, $1.9 million in Chicago, and $0.9 million related to other miscellaneous sales); offset by $6.6 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment One, Segment Two, Segment Three, Segment Four, Segment Seven and Segment — Other. The impairment charges recognized in fiscal year 2006 and 2005 were based on estimated fair values using projected cash flows of the applicable parking facility discounted at the Company’s average cost of funds.

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale shall be reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. To the extent that the net property-related gains have been classified in continuing operations, management concluded that the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13 criteria for classification as discontinued operations primarily due to the expected retention of certain cash flows from assets disposed. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.
     During 2005, the Company determined that $454,000 of the goodwill recorded in segment seven was impaired based on an evaluation performed by a third party.
     Interest income in fiscal year 2006 decreased to $1.2 million from $4.7 million in fiscal year 2005. Interest expense decreased in fiscal year 2006 to $11.5 million from $13.7 million in fiscal year 2005 due primarily to a decrease in the average balance outstanding in 2006. The weighted average balance outstanding for the Company’s debt obligations and subordinated convertible debentures was $222.8 million during the fiscal year ended September 30, 2006, at a weighted average interest rate of 6.3% compared to a weighted average balance outstanding of $261.9 million at a weighted average rate of 6.3% during the fiscal year ended September 30, 2005. Deferred finance costs were included in the calculation of the weighted average interest rate.
     The Company recognized a $1.2 million loss on derivative instruments equal to the fair market value of both interest rate swaps at September 30, 2006. For September 30, 2005, the Company recognized a $3.0 million gain on derivative instruments equal to the fair market value of both interest rate swaps, of which $1.6 million represents the correction of 2004 and 2003 gains previously recognized in accumulated other comprehensive income.
     Equity in partnership and joint venture earnings (losses) was $1.2 million in fiscal year 2006 compared to a loss of $0.5 million in fiscal year 2005. The increase is primarily related to improved operating results due to the sale of the Company’s 50% owned, non-consolidated affiliate in Mexico. During the fourth quarter of 2005, the Company signed a letter of intent to sell its fifty percent interest in its joint venture in Mexico, for a cash payment at closing of $325,000 and a secured promissory note of approximately $3.7 million in repayment of the joint venture’s indebtedness to the Company. Based on the letter of intent, the Company recognized a $1.7 million impairment charge on its investment in the joint venture during the fourth quarter of 2005. The Company finalized the sale of its interest in Mexico in fiscal 2006.
     The Company’s effective income tax rate on earnings from continuing operations before income taxes was 36.3% in fiscal year 2006 compared to 45.6% in fiscal year 2005. The decrease in the effective tax rate is primarily attributable to the effect of a decrease in the deferred income tax valuation allowance related to certain state operating losses. The Company’s effective tax rate is expected to be approximately 38.0% before discontinued operations for fiscal year 2007. See note 13 to the consolidated financial statements for further discussion.
     Included in operating earnings from discontinued operations for fiscal 2006 is income of $2.3 million from the settlement agreement with Rotala. Net property-related gains (losses) related to discontinued operations the year ended September 30, 2006, includes a charge of $12.3 million related to the disposal of the United Kingdom transport division, which consists of $10.2 million in contract and lease buyouts associated with buses, routes and the depot, and $2.1 million for severance related costs. All obligations related to the charge were paid in fiscal 2006, except for $2.4 million relating to contract and lease buyouts which will be paid in fiscal 2007. Also included in net property-related gains (losses) related to discontinued operations for the fiscal 2006 are gains of $11.3 million from the sale of properties which had been classified as Assets Held for Sale. The $11.3 million gain primarily relates to the sale of properties of $2.6 million in Atlanta, $2.1 million in Nashville, $1.9 million in Miami, $1.8 million in Chicago, $0.6 million in Roanoke, $0.5 million in Pittsburgh, $0.5 million in Charleston, $0.4 million in Little Rock, $0.3 million in San Antonio, $0.2 million in Minneapolis, $0.1 million in Houston, and $0.3 million in miscellaneous properties. The Company’s 2005 and 2004 consolidated statements of income and cash flows have been reclassified to reflect the operations and cash flows related to discontinued operations through September 30, 2006. Due to the nature of the Company’s business and the nature of the transactions, the Company is not able to estimate the disclosures required by Emerging Issues Task Force (“EITF”) No. 03-13.

     Year Ended September 30, 2005 Compared to Year Ended September 30, 2004
     Parking revenues in fiscal year 2005 decreased to $537.2 million from $560.9 million in fiscal year 2004, a decrease of $23.2 million, or 4.1%. The decrease resulted from the conversion of certain contracts from lease agreements to management agreements which totaled $12.6 million and closed locations of $29.2 million, partially offset by $9.7 million in revenues from new locations. The Company experienced an increase in same store sales of $8.9 million for fiscal year 2005 compared to fiscal year 2004.
     Management contract and other revenues (excluding reimbursement of management contract expenses) decreased in fiscal year 2005 to $115.1 million from $122.0 million in fiscal year 2004, a decrease of $7.0 million, or 5.7%. The majority of the decrease is due to a decrease of $7.1 million for lots closed during the year, a decrease in same store sales of $3.4 million, offset by new locations and other of $3.5 million.
     Cost of parking in fiscal year 2005 decreased to $491.8 million or 91.5% of parking revenues from $510.2 million or 91.0% of parking revenues in fiscal year 2004, a decrease of $18.4 million, or 3.6%. The decrease is primarily due to a decrease of $6.7 million in payroll expense, a decrease of $9.1 million in rent expense, a decrease of $2.0 million in depreciation expense and $0.6 million in other expenses.
     Cost of management contracts in fiscal year 2005 increased to $60.3 million from $57.8 million in fiscal year 2004 an increase of $2.5 million or 4.3%. The cost of management contracts, as a percentage of management contract and other revenues, excluding reimbursement of management contract expenses, was 52.4% in fiscal year 2005 compared to 47.3% in fiscal year 2004. The increase in cost was primarily caused by an increase of $2.9 million in bad debt expense, and an increase of $2.1 million of liability insurance expense; offset by a $1.2 million decrease in group insurance, a decrease of $0.6 million in consulting expenses and a decrease of $0.7 million in other expenses.
     General and administrative expenses increased to $83.0 million in 2005 from $71.5 million in 2004, an increase of $11.4 million, or 16.0%. This increase is due to an increase of $3.7 million in severance expense and other payroll related expenses, and $6.0 million in professional fees related primarily to Sarbanes-Oxley compliance efforts, $0.7 million in travel expenses and $1.0 million in other expenses. General and administrative expenses increased as a percentage of total revenue (excluding reimbursement of management contract expenses) to 12.7% in 2005 from 10.5% in 2004.
     Net property-related gains for fiscal year 2005 were $53.6 million compared to $7.2 million in fiscal year 2004. The $53.6 million gain in 2005 was comprised of a gain on the sale of property of $60.2 million, comprised primarily of ($38.2 million on the sale of a lease in New York, $9.1 million on the sale of property in New York, $5.5 million gain in Missouri, $2.7 million in Denver, $1.9 million in Seattle, $1.9 million Chicago, and $0.9 million related to other miscellaneous sales); offset by $6.6 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment One, Segment Two, Segment Three, Segment Four, Segment Seven, and Segment Other. The $7.2 million gain in 2004 was comprised of a gain on sale of property of $9.6 million comprised of ($5.7 million gain on sale of property in Providence, $1.8 million in New York, $1.1 million in London, $0.9 million in Dallas and $0.1 million in miscellaneous property sales); offset by $2.4 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment One, Segment Four, and Segment Other. The loss on the impairment charges recognized in fiscal year 2005 and 2004 were based on estimated fair values using projected cash flows of the applicable parking facility discounted at the Company’s average cost of funds. Management determined that the projected cash flows for these locations would not be enough to recover the remaining value of the assets.
     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale shall be reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains noted above have been classified in continuing operations as the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13 criteria for classification as discontinued operations primarily due to the expected retention of certain cash flows from assets disposed. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.
     During 2005, the Company determined that $454,000 of the goodwill recorded in segment seven was impaired based on evaluation performed by a third party.
     Interest income in fiscal year 2005 decreased to $4.7 million from $4.9 million in fiscal year 2004. Interest expense decreased in fiscal year 2005 to $17.9 million from $20.3 million in fiscal year 2004 due primarily to a decrease in the average balance outstanding in 2005. The weighted average balance outstanding for the Company’s debt obligations and subordinated convertible debentures was $261.9 million during the fiscal year ended September 30, 2005, at a weighted average interest rate of 6.3% compared to a weighted average balance outstanding of $306.3 million at a weighted average rate of 5.9% during the fiscal year ended September 30, 2004. Deferred finance costs were included in the calculation of the weighted average interest rate.
     The Company recognized a $3.0 million gain on derivative instruments equal to the fair market value of both interest rate swaps at September 30, 2005 of which $1.6 million represents the correction of 2004 and 2003 gains previously recognized in accumulated other comprehensive income.
     Equity in partnership and joint venture earnings (losses) was a loss of $0.5 million in fiscal year 2005 compared to a loss of $3.0 million in fiscal year 2004. The decrease is primarily related to operating results for the Company’s 50% owned, non-consolidated affiliate in Mexico. During the second quarter of fiscal 2004, the Company’s Mexican affiliate reported to the Company that the affiliate would be taking certain impairments and losses as part of the year-end audit performed by independent auditors. As the entity is a 50% owned, non-consolidated investment, results are recorded on the equity method. The 2004 losses reported to us were mostly non-cash, and totaled $2.6 million. $1.5 million of the losses was related to the second quarter of fiscal year 2004 and $1.1 million related to prior periods. The $1.5 million second quarter 2004 impact was the result of non-cash impairments, primarily related to notes receivable and other assets. The $1.1 million prior-period impact was due to corrections in the recording of equipment leases, and interest-expense accruals. Due to the immateriality of the effect on any one prior period and the second quarter of 2004, the corrections were made in the second quarter of fiscal year 2004. During the fourth quarter of 2005, the Company reached a tentative agreement to sell its fifty percent interest in its joint venture in Mexico, for a cash payment at closing of $325,000 and a secured promissory note of approximately $3.7 million in repayment of the joint venture’s indebtedness to the Company. Based on the tentative agreement, the Company recognized a $1.7 million impairment charge on its investment in the joint venture during the fourth quarter of 2005. This transaction is subject to the negotiation and execution of a definitive agreement, and there can be no assurance that the transaction will be completed or that it will be completed on the terms described above.
     The Company’s effective income tax rate on earnings from continuing operations before income taxes was 45.6% in fiscal year 2005 compared to 43.6% in fiscal year 2004. The decrease in the effective tax rate is primarily attributable to an increase in jobs credit. See note 13 to the consolidated financial statements for further discussion.
     For fiscal year 2005, the Company either disposed of or designated as held-for-sale or disposal certain locations, resulting in a loss from discontinued operations of $17.9 million. Included in discontinued operations in 2005 is $1.4 million of losses from the sale of property and $7.9 million of impairment charges related to certain properties held for sale and loss from discontinued operations of $7.4 million.
Quarterly Results
     The quarterly 2006 and 2005, as reported statement of operations data set forth below was derived from unaudited financial statements of the Company and includes all adjustments (including reclassifications between continuing and discontinuing operations) which the Company considers necessary for a fair presentation thereof (amounts in thousands, except per share data).

2006 Quarters
(Unaudited)	December 31	March 31	June 30	September 30
Total revenues, excluding reimbursement of management contract expenses	$160,384	$158,152	$162,449	$160,568
Property related gains, net	22,914	(1,159)	4,542	5,603
Operating earnings	30,577	4,076	15,780	17,506
Earnings from continuing operations, net of tax	16,360	95	8,257	8,737
Discontinued operations, net of tax	1,595	1,892	(9,361)	289
Net earnings	17,955	1,987	(1,104)	9,026

Earnings from continuing operations, net of tax per share – basic	$0.50	$0.00	$0.26	$0.27
Discontinued operations, net of tax	0.05	0.06	(0.29)	0.01

Net earnings – basic	$0.55	$0.06	$(0.03)	$0.28

Earnings from continuing operations, net of tax per share – dilutive	$0.50	$0.00	$0.26	$0.27
Discontinued operations, net of tax	0.05	0.06	(0.29)	0.01

Net earnings – dilutive	$0.55	$0.06	$(0.03)	$0.28

     The fluctuations in operating earnings by quarter for fiscal year 2006 are primarily related to the normal seasonality and the property related gains (losses), net. During the fourth quarter of fiscal year 2006, the property related gains were primarily related to $7.6 million gain on the sale of properties, partially offset by impairments of $2.0 million.
     Fourth quarter 2006 results from continuing operations, net of tax were lower than the fourth quarter of 2005 due primarily to a $20.8 million gain, net of tax, on the sale of a lease right in New York during the fourth quarter of 2005. During the fourth quarter of 2006, the Company increased its parking margin by 1.1% over the fourth quarter of 2005. The Company also increased the Management contract margin by 18.5% over the previous year, due to the increase in management fees due to the divestiture of unprofitable locations and lower bad debt expense than the fourth quarter of 2005. General and administrative expenses were lower due to a reduction of $2.2 million of professional fees as a result of fewer consultants and professionals and $0.5 million for travel and entertainment needed for SOX and the investigation in the United Kingdom.

2005 Quarters
(Unaudited)	December 31	March 31	June 30	September 30
Total revenues, excluding reimbursement of management contract expenses	$167,488	$161,019	$162,801	$161,457
Property related gains, net	1,881	14,755	(1,149)	37,655
Operating earnings	12,605	15,199	4,260	38,849
Earnings from continuing operations, net of tax	6,097	7,437	393	18,132
Discontinued operations, net of tax	(3,226)	113	(5,729)	(8,947)
Net earnings	2,871	7,550	(5,336)	9,185

Earnings from continuing operations, net of tax per share – basic	$0.17	$0.20	$0.01	$0.50
Discontinued operations, net of tax	(0.09)	0.01	(0.15)	(0.26)

Net earnings – basic	$0.08	$0.21	$(0.14)	$0.24

Earnings from continuing operations, net of tax per share – dilutive	$0.17	$0.20	$0.01	$0.49
Discontinued operations, net of tax	(0.09)	0.01	(0.15)	(0.25)

Net earnings – dilutive	$0.08	$0.21	$(0.14)	$0.24

Liquidity and Capital Resources
     At September 30, 2006, the Company had a working capital deficit of $25.5 million. The Company does not believe that this is a liquidity issue due to the Company having $171.3 million in unused lines of credit.
     Net cash used by operating activities for fiscal year 2006 was $2.1 million, a decrease of $5.3 million from net cash provided by operating activities of $3.2 million during fiscal year 2005. The primary factor which contributed to this change was the decrease in revenue in 2006 and changes in working capital components.
     Net cash provided by investing activities was $105.8 million for fiscal year 2006 compared to $101.7 million of net cash provided by investing activities in fiscal year 2005. This change was primarily due to an increase in proceeds from notes receivable during 2006.
     Net cash used by financing activities for fiscal year 2006 was $85.7 million compared to cash used of $106.6 million in fiscal year 2005. Net cash used by financing activities in fiscal year 2006 primarily consisted of purchase of common stock of $75.3 million.
     On February 28, 2003, the Company entered into a credit facility (the “Credit Facility”) initially providing for an aggregate availability of up to $350 million consisting of a five-year $175 million revolving loan, including a sub-limit of $60 million for standby letters of credit, and a $175 million seven-year term loan. The facility is secured by the stock of certain subsidiaries of the Company, certain real estate assets, and domestic personal property assets of the Company and certain subsidiaries. Proceeds from the Credit Facility were used to refinance a previous credit facility.
     The Company amended the Credit Facility in June 2004. The amendment reduced the margin applied to the term loan by 75 basis points, and increased the standby letters of credit sub-limit by $30.0 million to $90.0 million. The Company uses its revolving loan to collateralize outstanding letters of credit. All other terms and conditions remained the same.
     On January 25, 2005, the Company completed an amendment to the Credit Facility. The amended facility reduced the aggregate availability to $300 million consisting of a $225 million revolving loan and a $75 million term loan. The maturity dates remained the same, February 28, 2008, for the revolver and June 30, 2010, for the term loan. Additionally, the interest rate margins were reduced for both the revolver and term loans. The quarterly amortization schedule was also amended. The new schedule requires the term loan payments in the amount of $187,500 for the quarters ended March 2005 through March 2008 and $9.1 million for the quarters ended June 2008 through March 2010. The revolving loan is required to be repaid in February 2008. The aggregate availability under the Credit Facility was $171.3 million at September 30, 2006, which is a net of $53.7 million of stand-by letters of credit.
     The Company completed an amendment to the Credit Facility as of March 31, 2006. The main purpose of the amendment was to modify the financial covenant target requirements. The modifications affected the leverage ratio, senior leverage ratio and fixed charge coverage ratio. The new leverage targets step down over the next several quarters and will remain at 3.50 for the leverage ratio and 2.50 for the senior leverage ratio until loan maturity.
     The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate pricing tiers for the revolving loan and term loan. The weighted average margin as of September 30, 2006 was 200 basis points. The amount outstanding under the Company’s Credit Facility was $73.7 million consisting of a $73.7 million term loan, with an overall weighted average interest rate of 3.7% as of September 30, 2006. The term loan is required to be repaid in quarterly payments of $187,500 through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. The revolving loan is required to be repaid February 2008. The aggregate availability under the Credit Facility was $171.3 million at September 30, 2006, which is net of $53.7 million of stand-by letters of credit. During the first quarter of 2006, the Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a total of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007. Because not all of the terms are consistent with the credit facility, the derivatives do not qualify as a cash flow hedge.
     The weighted average interest rate on the Company’s Credit Facility at September 30, 2006 was 3.7%. The 3.7% rate includes all outstanding LIBOR contracts and swap agreements at September 30, 2006. An increase (decrease) in LIBOR of 1% would result in no increase (decrease) of annual interest expense since the swaps which converted the rates to fixed totaled $87.5 million and the credit facility, which was all floating interest was $73.7 million at September 30, 2006.
     Depending on the timing and magnitude of the Company’s future investments (either in the form of leased or purchased properties, joint ventures, or acquisitions), the working capital necessary to satisfy current obligations is anticipated to be generated from operations and the Credit Facility over the next twelve months. In the ordinary course of business, Central Parking is required to maintain and, in some cases, make capital improvements to the parking facilities it operates. If Central Parking identifies investment opportunities or has needs requiring cash in excess of Central Parking’s cash flows and the existing Credit Facility, Central Parking may seek additional sources of capital, including seeking to amend the Credit Facility to obtain additional debt capacity; however, there can be no assurance such additional capacity or sources of capital could be obtained. The current market value of Central Parking common stock also could have an impact on Central Parking’s ability to complete significant acquisitions or raise additional capital.
     The Credit Facility contains covenants including those that require the Company to maintain certain financial ratios, restrict further indebtedness and certain acquisition activity and limit the amount of dividends paid. The primary ratios are a leverage ratio, senior leverage ratio and a fixed charge coverage ratio. Quarterly compliance is calculated using a four quarter rolling methodology and is measured against specified targets. The Company was in compliance with the Credit Facility’s covenants at September 30, 2006.
Future Cash Commitments
     In August of 2005 the Company made an offer to its shareholders to purchase up to 4,400,000 shares of common stock at a price no greater than $16.75 nor lower than $14.50 per share. The transaction was structured as a modified Dutch Auction tender offer. The company funded the transaction with $75.3 million borrowed under the Credit Facility.
     The offer was amended to reduce the range from a price no higher than $16.00 and no lower than $14.00 per share. The transaction was concluded on October 14, 2005 at which time the Company accepted and purchased 4,859,674 shares at a price of $15.50 per share, totaling $75.3 million in cash payments. The company exercised its right to purchase an additional number of shares without extending or modifying the offer.
     The Company routinely makes capital expenditures to maintain or enhance parking facilities under its control. The

Company expects such capital expenditures for fiscal year 2007 to be approximately $10 to $13 million.
     Historically, the Company has paid dividends on its common stock and expects to pay dividends in the future. Common stock dividends of $1.9 million were paid during fiscal year 2006.
     The following tables summarize the Company’s total contractual obligations and commercial commitments as of September 30, 2006 (amounts in thousands):

	Payments due by period
		Less than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
Long-term debt and capital lease obligations	$90,487	$2,862	$60,003	$27,496	$126
Subordinated debentures	78,085	—	—	—	78,085
Operating leases	958,503	199,360	266,451	163,539	329,153

Total contractual cash obligations	$1,127,075	$202,222	$326,454	$191,035	$407,364

	Amount of commitment expiration per period
		Less than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
Unused lines of credit	$171,305	$—	$171,305	$—	$—
     Unused lines of credit as of September 30, 2006 are reduced by $53.7 million of standby letters of credit.
International Foreign Currency Exposure
     The Company operates wholly-owned subsidiaries in the United Kingdom, Canada and Spain. Total revenues from wholly-owned foreign operations amounted to 4.3%, 2.8% and 5.8% of total revenues (excluding reimbursement of management contract expenses) for the years ended September 30, 2006, 2005 and 2004, respectively. For the year ended September 30, 2006, revenues from operations in the United Kingdom and Canada represented 24.9% and 38.9%, respectively, of total revenues generated by foreign operations, excluding reimbursement of management contract expenses. Additionally, as of September 30, 2006, the Company operated through joint ventures in Poland, Greece, Colombia and Peru. The Company intends to continue to invest in foreign leased or owned facilities, and may become increasingly exposed to foreign currency fluctuations.
     The Company has entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to various intercompany notes receivable from the Company’s wholly-owned subsidiary in the United Kingdom. These forward contracts are expected to offset the transactional gains and losses on the intercompany notes denominated in British pounds. The gains and losses related to such contracts and the transactional gains and losses related to the intercompany notes recognized during fiscal 2006 were not significant. The notional amount of the open contracts at September 30, 2006 totaled approximately $20.2 million. The fair value of the foreign currency forward contracts at September 30, 2006 was a $390 thousand liability. See note 1 to our consolidated financial statements.
Impact of Inflation and Changing Prices
     The primary sources of revenues to the Company are parking revenues from owned and leased locations and management contract revenue on managed parking facilities. The Company believes that inflation has had a limited impact on its overall operations for the fiscal years ended September 30, 2006, 2005 and 2004 and does not expect inflation to have a material effect on its overall operations in fiscal year 2007.
Off Balance Sheet Arrangements
     The Company has various ownership interests in certain unconsolidated partnerships and joint ventures. See Notes 1 and 8 to the Consolidated Financial Statements for information regarding the Company’s investments in unconsolidated partnerships and joint ventures.
Recent Accounting Pronouncements
     In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires the company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. SFAS 123R was effective for the Company beginning October 1, 2005. See Note 14 to the Consolidated Financial Statements for additional information.
     In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN No. 47”). FIN No. 47 clarifies that the term, conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within the control of the entity. Even though uncertainty about the timing and/or method of settlement exists and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred generally upon acquisition, construction, or development or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements for fiscal year 2006.
     In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus in EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, to provide guidance on how general partners in a limited partnership should determine whether they control a limited partnership and therefore should consolidate it. The EITF agreed that the presumption of general partner control would be overcome only when the limited partners have either of two types of rights. The first type, referred to as kick-out rights, is the right to dissolve or liquidate the partnership or otherwise remove the general partner without cause. The second type, referred to as participating rights, is the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. The kick-out rights and the participating rights must be substantive in order to overcome the presumption of general partner control. The consensus is effective for general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified subsequent to the date of FASB ratification (June 29, 2005). For existing limited partnerships that have not been modified, the guidance in EITF 04-5 is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Company determined that the impact of the adoption of this pronouncement did not have a material effect on its consolidated financial statements for fiscal year 2006.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
     In June 2006, the EITF reached a consensus on Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 concludes that (a) the scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and (b) that the presentation of taxes within the scope on either a gross or a net basis is an accounting policy decision that should be disclosed under Opinion 22. Furthermore, for taxes reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. The consensus is effective, through retrospective application, for periods beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance regarding the consideration given to prior year misstatements when determining materiality in current financial statements, and is effective for fiscal years ending after November 15, 2006. The Company has not determined the impact SAB 108 will have on its consolidated financial statements.
     In November 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split of Endorsement Split-Dollar Life Insurance Arrangements, (“EITF 06-04”). EITF 06-04 reached a consensus that for a split-dollar life insurance arrangement that provides a benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with FAS No. 106 or Opinion 12 (depending upon whether a substantive plan is deemed to exist) based on the substantive agreement with the employee. This consensus is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
     In November 2006, the Emerging Issues Task Force reached a consensus on Issue No.06-05, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-04, (“EITF 06-05”). EITF 06-05 reached a consensus that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. The Task Force agreed that contractual limitations should be considered when determining the realizable amounts. Those amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. The Task Force also agreed that fixed amounts that are recoverable by the policyholder in future periods in excess of one year from the surrender of the policy should be recognized at their present value. The Task Force also reached a consensus that a policyholder should determine the amount that could be realizable under the life insurance contract assuming the surrender of an individual-life by individual policy (or certificate by certificate in a group policy). The Task Force also noted that any amount that is ultimately realized by the policyholder upon the assumed surrender of the final policy (or final certificate in a group policy) shall be included in the amount that could be realized under the insurance contract. This consensus is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
     In September 2006, FASB issued FASB Staff Position (FSP) No. AUG AIR -01, Accounting for Planned Major Maintenance Activities, (“FSP No. AUG AIR-01”). FSP AUG AIR-01 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. An entity shall apply the same method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in this FSP shall be applied to the first fiscal year beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this FSP will have to its consolidated financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132R. This Standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to (i) recognize the funded status of a benefit plan; (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’s Accounting for Pensions, or No. 106, Employers’ Accounting for Postretiremnet Benefits Other Than Pension; (iii) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position; and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006; except for the measurement date provisions, which shall be effective for fiscal years ending after December 15, 2008. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.

Item 7a. Quantitative and Qualitative Disclosures About Market Risk
Interest Rates
     The Company’s primary exposure to market risk consists of changes in interest rates on variable rate borrowings. As of September 30, 2006, the Company had $73.7 million of variable rate debt outstanding under the Credit Facility priced at LIBOR plus a weighted average margin of 200 basis points. The Credit Facility is payable in quarterly installments of $187,500 through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. The Company anticipates paying the scheduled quarterly payments from operating cash flows.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a combined notional amount of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007.
     The weighted average interest rate on the Company’s Credit Facility at September 30, 2006 was 3.7%. The 3.7% rate includes all outstanding LIBOR contracts and swap agreements at September 30, 2006. An increase (decrease) in LIBOR of 1% would not result in a significant increase (decrease) of annual interest expense since the swaps, which converted the rates to fixed, totaled $87.5 million and the Credit Facility, which was all floating interest, was $73.7 million at September 30, 2006.
     In March 2000, a limited liability company, of which the Company is the sole shareholder, purchased a parking structure for $19.6 million and financed $13.3 million of the purchase price with a five-year note bearing interest at one-month floating LIBOR plus 162.5 basis points. In April 2005, the limited liability company amended the note. The amendment extended the term to a maturity date of February 28, 2008. The amended $12.7 million loan will continue to bear interest at a floating basis based on LIBOR plus 162.5 basis points. The Company entered into an interest rate cap agreement on the underlying $12.7 million loan in October 2005. This agreement limits the Company’s exposure to the floating interest rate by paying the Company for interest paid in excess of 5.50%.
Foreign Currency Exposure
     As of September 30, 2006, the Company has approximately GBP 3.7 million (USD $7.0 million) of cash and cash equivalents denominated in British pounds, EUR 2.7 million (USD $3.4 million) denominated in euros, CAD 1.1 million (USD $1.0 million) denominated in Canadian dollars, and USD $1.6 million denominated in various other foreign currencies.
     The Company also has EUR 0.8 million (USD $1.0 million) of notes payable denominated in euros and GBP 10.8 million (USD $20.2 million) of intercompany notes receivable and notes payable denominated in British pounds at September 30, 2006. These intercompany notes bear interest at a floating rate of 5.3% as of September 30, 2006, and require monthly principal and interest payments through 2012. The Company has entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to various intercompany notes receivable from the Company’s wholly-owned subsidiary in the United Kingdom. These forward contracts are expected to offset the transactional gains and losses on the intercompany notes denominated in British pounds. The gains and losses related to such contracts and the transactional gains and losses related to the intercompany notes recognized during fiscal 2006 were not significant. The notional amount of the open contracts at September 30, 2006 totaled approximately $20.2 million. See note 1 to our consolidated financial statements. The fair value of the foreign currency forward contracts at September 30, 2006 was a $390 thousand liability.
     Based on the Company’s overall currency rate exposure as of September, 2006, management does not believe a near-term change in currency rates, based on historical currency movements, would materially affect the Company’s consolidated financial statements.

Item 8. Financial Statements and Supplementary Data
CENTRAL PARKING CORPORATION AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Central Parking Corporation:
     We have audited the accompanying consolidated balance sheets of Central Parking Corporation and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II – Valuation Qualifying Accounts for each of the years in the three year period ended September 30, 2006, and financial statement schedule IV – Mortgage Loans on Real Estate as of September 30, 2006. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Parking Corporation and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
     As discussed in note 14 to the consolidated financial statements, in fiscal 2006 the Company changed its method of accounting for share-based payments.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Central Parking Corporation and subsidiaries’ internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated December 14, 2006 expressed an unqualified opinion on management’s assessment of, the effective operation of, internal control over financial reporting as of September 30, 2006.
/s/ KPMG LLP
Nashville, Tennessee
December 14, 2006

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
Amounts in thousands, except share and per share data	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$44,689	$26,055
Management accounts receivable, net of allowance for doubtful accounts of $1,618 and $7,090 at September 30, 2006 and 2005, respectively	47,747	51,931
Accounts receivable – other, net of allowance for doubtful accounts of $1,234 and $2,685 at September 30, 2006 and 2005, respectively	13,406	15,537
Current portion of notes receivable (including amounts due from related parties of $165 in 2006 and $937 in 2005) and net of allowance for doubtful accounts of $59 and $493 at September 30, 2006 and 2005, respectively	3,913	5,818
Prepaid expenses	12,306	8,630
Assets available for sale	6,682	49,048
Refundable income taxes	3,817	—
Deferred income taxes	10,003	19,949

Total current assets	142,563	176,968
Available for sale securities	4,909	4,606
Notes receivable, less current portion	10,569	10,480
Property, equipment, and leasehold improvements, net	295,923	327,391
Contract and lease rights, net	71,995	80,064
Goodwill, net	232,056	232,443
Investment in and advances to partnerships and joint ventures	3,851	4,443
Other assets	26,504	31,419

Total Assets	$788,370	$867,814

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,862	$1,764
Accounts payable	88,672	83,604
Accrued payroll and related costs	16,095	17,263
Accrued expenses	33,937	35,546
Management accounts payable	26,450	25,532
Income taxes payable	—	12,389

Total current liabilities	168,016	176,098
Long-term debt and capital lease obligations, less current portion	87,625	98,212
Subordinated convertible debentures	78,085	78,085
Deferred rent	21,547	22,113
Deferred income taxes	6,184	19,565
Other liabilities	20,388	21,152

Total liabilities	381,845	415,225

Minority interest	297	528

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized, 32,154,128 and 36,759,155 shares issued and outstanding at September 30, 2006 and 2005, respectively	322	368
Additional paid-in capital	180,091	251,784
Accumulated other comprehensive income, net	3,398	3,432
Retained earnings	223,122	197,182
Other	(705)	(705)

Total shareholders’ equity	406,228	452,061

Total Liabilities and Shareholders’ Equity	$788,370	$867,814

See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
Amounts in thousands, except per share data	2006	2005	2004
Revenues:
Parking	$522,547	$537,712	$560,925
Management contract and other	119,006	115,053	122,023

	641,553	652,765	682,948
Reimbursement of management contract expenses	467,882	452,287	516,515

Total revenues	1,109,435	1,105,052	1,199,463

Costs and expenses:
Cost of parking	478,376	491,781	510,213
Cost of management contracts	47,509	60,262	57,775
General and administrative	79,629	82,952	71,540

	605,514	634,995	639,528
Reimbursed management contract expenses	467,882	452,287	516,515

Total costs and expenses	1,073,396	1,087,282	1,156,043

Property-related gains, net	31,900	53,596	7,161
Impairment of goodwill	—	(454)	—

Operating earnings	67,939	70,912	50,581
Other income (expense):
Interest income	1,238	4,739	4,880
Interest expense	(15,708)	(17,891)	(20,276)
Gain (loss) on derivative instruments	(1,172)	3,006	—
Equity in partnership and joint venture earnings (losses)	1,234	(474)	(2,984)

Earnings from continuing operations before minority interest, and income taxes	53,531	60,292	32,201
Minority interest	(1,014)	(1,327)	(2,999)

Earnings from continuing operations before income taxes	52,517	58,965	29,202
Income tax expense:
Current	(22,504)	(30,994)	(10,145)
Deferred	3,436	4,088	(2,591)

Total income tax expense	(19,068)	(26,906)	(12,736)

Earnings from continuing operations	33,449	32,059	16,466

Discontinued operations, net of tax	(5,585)	(17,789)	527

Net earnings	$27,864	$14,270	$16,993

Basic earnings (loss) per share:

Earnings from continuing operations	$1.03	$0.88	$0.45
Discontinued operations, net of tax	(0.17)	(0.49)	0.02

Net earnings	$0.86	$0.39	$0.47

Diluted earnings (loss) per share:

Earnings from continuing operations	$1.03	$0.87	$0.45
Discontinued operations, net of tax	(0.17)	(0.48)	0.02

Net earnings	$0.86	$0.39	$0.47

See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
and COMPREHENSIVE INCOME (LOSS)

				Accumulated
			Additional	Other		Other
	Number of	Common	Paid-in	Comprehensive	Retained	Shareholders’
Amounts in thousands, except per share data	Shares	Stock	Capital	Income (Loss), net	Earnings	Equity	Total
Balance at September 30, 2003	36,170	362	246,559	78	170,232	(705)	$416,526

Issuance under restricted stock plan and employment agreements	16	—	323	—	—	—	323
Issuance under Employee Stock Purchase Plan	71	1	591	—	—	—	592
Common stock dividends, $0.06 per share	—	—	—	—	(2,184)	—	(2,184)
Exercise of stock options and related tax benefits	130	1	1,612	—	—	—	1,613
Issuance of deferred stock units	196	2	367	—	—	—	369
Comprehensive income:
Net earnings	—	—	—	—	16,993	—	16,993
Foreign currency translation adjustment	—	—	—	(276)	—	—	(276)
Unrealized loss on available-for-sale securities	—	—	—	(5)	—	—	(5)
Unrealized gain on fair value of derivatives	—	—	—	1,082	—	—	1,082

Total comprehensive income							17,794

Balance at September 30, 2004	36,583	366	249,452	879	185,041	(705)	$435,033

Issuance under restricted stock plan and employment agreements	14	—	197	—	—	—	197
Issuance under Employee Stock Purchase Plan	39	—	569	—	—	—	569
Common stock dividends, $0.06 per share	—	—	—	—	(2,129)	—	(2,129)
Exercise of stock options and related tax benefits	123	2	1,566	—	—	—	1,568
Comprehensive income:
Net earnings	—	—	—	—	14,270	—	14,270
Foreign currency translation adjustment	—	—	—	3,259	—	—	3,259
Unrealized gain on available-for-sale securities	—	—	—	54	—	—	54
Unrealized loss on fair value of derivatives	—	—	—	(760)	—	—	(760)

Total comprehensive income							16,823

Balance at September 30, 2005	36,759	$368	$251,784	$3,432	$197,182	$(705)	$452,061

Issuance under restricted stock plan and employment agreements	14	1	1,998	—	—	—	1,999
Common stock dividends, $0.06 per share	—	—	—	—	(1,924)	—	(1,924)
Exercise of stock options and related tax benefits	234	1	656	—	—	—	657
Stock-based compensation expense	—	1	582	—	—	—	583
Tax benefit related to stock option expense	—	—	254	—	—	—	254
Issuance of deferred stock units	6	—	93	—	—	—	93
Repurchase of common stock	(4,859)	(49)	(75,276)	—	—	—	(75,325)
Comprehensive income:
Net earnings	—	—	—	—	27,864	—	27,864
Foreign currency translation adjustment	—	—	—	(140)	—	—	(140)
Unrealized gain on available-for-sale securities	—	—	—	106	—	—	106

Total comprehensive income							27,829

Balance at September 30, 2006	32,154	$322	$180,091	$3,398	$223,122	$(705)	$406,228

See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2006	2005	2004
		(Revised See	(Revised See
Amounts in thousands		Note 2)	Note 2)
Cash flows from operating activities:
Net earnings	$27,864	$14,270	$16,993
(Earnings) loss from discontinued operations	5,585	17,789	(527)

Earnings from continuing operations	33,449	32,059	16,466
Adjustments to reconcile earnings from continuing operations to net cash provided (used) by operating activities – continuing operations:
Depreciation and amortization	30,278	29,497	32,635
Equity in partnership and joint venture losses (earnings)	(1,234)	474	2,984
Distributions from partnerships and joint ventures	1,404	2,092	1,412
Impairment of goodwill	—	454	—
Property related gains, net	(31,900)	(53,596)	(7,161)
Loss (gain) on derivative instruments	1,172	(3,006)	—
Stock-based compensation	582	—	—
Excess tax benefit related to stock option exercises	(254)	—	—
Deferred income taxes	(3,434)	(4,088)	2,591
Minority interest	1,014	1,327	2,999
Changes in operating assets and liabilities:
Management accounts receivable	5,052	(8,368)	(6,605)
Accounts receivable — other	2,336	(955)	6,105
Prepaid expenses	(3,510)	4,402	(1,621)
Other assets	(4,295)	(9,313)	(7,211)
Accounts payable, accrued expenses and other liabilities	(551)	13,634	(6,096)
Management accounts payable	613	884	(749)
Deferred rent	(566)	(2,337)	(3,119)
Refundable income taxes	(3,815)	1,461	4,022
Income taxes payable	(12,313)	12,527	273

Net cash provided by operating activities – continuing operations	14,028	17,148	36,925
Net cash (used) provided by operating activities – discontinued operations	(16,091)	(13,914)	4,714

Net cash (used) provided by operating activities	(2,063)	3,234	41,639

Cash flows from investing activities:
Proceeds from disposition of property and equipment	75,181	80,799	62,390
Purchase of equipment and leasehold improvements	(12,018)	(12,279)	(13,274)
Purchase of property	—	—	(1,725)
Purchase of lease rights	—	—	(4,530)
Incentive payment for USA Parking	—	—	2,250
Proceeds from notes receivable	1,195	32,484	227
Distributions from partnerships and joint ventures	885	—	—

Net cash provided by investing activities – continuing operations	65,243	101,004	45,338
Net cash provided by investing activities – discontinued operations	40,570	742	7,018

Net cash provided by investing activities	105,813	101,746	52,356

Cash flows from financing activities:
Dividends paid	(1,924)	(2,129)	(2,184)
Net (repayments) borrowings under revolving credit agreement	(4,334)	7,062	(59,000)
Proceeds from issuance of notes payable, net of issuance costs	910	8,417	2,933
Principal repayments on long-term debt and capital lease obligations	(7,381)	(121,367)	(39,065)
Payment to minority interest partners	(909)	(937)	(3,244)
Repurchase of common stock	(75,325)	—	—
Excess tax benefit related to stock option exercises	254	—	—
Proceeds from issuance of common stock and exercise of stock options	3,004	2,334	2,897

Net cash used by financing activities – continuing operations	(85,705)	(106,620)	(97,663)
Net cash used by financing activities – discontinued operations	—	—	—

Net cash used by financing activities	(85,705)	(106,620)	(97,663)

Foreign currency translation	589	67	(276)

Net increase (decrease) in cash and cash equivalents	18,634	(1,573)	(3,944)
Cash and cash equivalents at beginning of year	26,055	27,628	31,572

Cash and cash equivalents at end of year	$44,689	$26,055	$27,628

(continued)

Consolidated Statements of Cash Flows, continued:

	Year Ended September 30,
	2006	2005	2004
Non-cash transactions:
Change in unrealized gain on fair value of derivatives and available- for-sale securities, net of tax	$106	$(706)	$1,077
Note receivable for consideration for sale of CPS Mexico, Inc.	$3,867	—	—

Cash payments for:
Interest	$13,226	$16,983	$19,160
Income taxes	$43,404	$16,355	$6,725
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies
     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:
     (a) Organization and Basis of Presentation
     Central Parking Corporation (“CPC”) is a United States company incorporated in the State of Tennessee. The consolidated financial statements include the accounts of Central Parking Corporation and its subsidiaries (the “Company” or “Central Parking”) including Central Parking System, Inc. (“CPS”) and its subsidiaries; Kinney System Holdings, Inc. and its subsidiaries (“Kinney”); Central Parking System of the United Kingdom, Ltd. and its subsidiary (“CPS-UK”); Central Parking System Realty, Inc. and its subsidiaries (“Realty”); and Allright Holdings, Inc. and its subsidiaries (“Allright”), including through June 30, 2004, Edison Parking Management, L.P. (“Edison”), a 50% owned partnership whereby Allright was the general partner and had effective control of the partnership based on the terms of the partnership agreement. The results of operations of the remaining 50% of Edison were eliminated as a minority interest. All significant intercompany transactions have been eliminated in consolidation.
     The Company owns, operates and manages parking facilities and provides parking consulting services throughout the world, primarily in the United States, Canada, and the United Kingdom. The Company manages and operates owned or leased parking facilities, manages and operates parking facilities owned or leased by third parties, and provides financial and other advisory services to clients.
     (b) Revenues
     Parking revenues include the parking revenues from leased and owned locations. Management contract revenues represent revenues (both fixed and performance-based fees) from facilities managed for other parties and miscellaneous fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking revenues from transient parking are recognized as cash is received. Parking revenues from monthly parking customers, fixed fee management contract revenues and miscellaneous management fees are recognized on a monthly basis based on the terms of the underlying contracts. Management contract revenues related to performance-based arrangements are recognized when the performance measures have been met.
     In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, the Company recognizes as both revenues and expenses, in equal amounts, costs directly reimbursed from its management clients.
     (c) Cash and Cash Equivalents
     The Company considers cash and cash equivalents to include cash on hand, in banks, and short-term, highly liquid investments with original maturities of three months or less. Book overdraft balances resulting from zero balance type accounts at September 30, 2006 and 2005 totaled $14.3 million and $15.8 million, respectively, and are reflected in accounts payable on the accompanying consolidated balance sheets. The Company accounts for the change in book overdraft positions as operating cash flows in the accompanying consolidated statements of cash flows.
     (d) Management Accounts Receivable
     Management accounts receivable are recorded at the amount invoiced to third parties for management contract revenues. The Company reports management accounts receivable net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis, using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, specifically in the Northeast and Mid-Atlantic United States, could have an impact on the collection of existing receivable balances or future allowance considerations.
     (e) Available for sale securities
     Investment securities primarily consist of debt obligations of states and political subdivisions. As of September 30, 2006, the balance of investment securities was $4.9 million, and are recorded at fair value. Unrealized holding gains and losses, net of related tax effects, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value and a charge to earnings. To determine whether an impairment is other-than-

temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.
     (f) Property, Equipment, and Leasehold Improvements
     Property, equipment and leasehold improvements, including computer hardware and software, are recorded at cost. Depreciation is provided principally on a straight-line basis over the estimated useful life of the asset, which is generally one to fifteen years for furniture, fixtures, and equipment, three years for computer software, five years for computer hardware, and thirty to forty years for buildings and garages. Leasehold improvements are amortized over the original lease term, excluding optional renewal periods, or the estimated useful life of the asset, whichever is shorter. Additions and improvements to property and equipment that extend their economic life are capitalized. Repair and maintenance costs are charged to operating expense as incurred.
     (g) Investment in and Advances to Partnerships and Joint Ventures
     The Company has a number of joint ventures to operate and develop parking garages through either corporate joint ventures, general partnerships, limited liability companies, or limited partnerships. The financial results of the Company’s joint ventures are generally accounted for under the equity method and are included in equity in partnership and joint venture earnings in the accompanying consolidated statements of operations with the exception of the Company’s investment in Edison Parking Management, L.P. (Edison), which was consolidated, through June 30, 2004, into the Company’s financial statements due to the Company’s control of Edison, with the remaining 50% recorded as minority interest. Effective July 1, 2004, the Company’s general partnership interest in Edison was redeemed by Edison in exchange for cash of $570,251, a note receivable and certain parking management agreements. As a result of the redemption, the Company no longer consolidates Edison and reversed minority interest of $30.6 million.
     Amounts due from unconsolidated partnerships and joint ventures under notes receivable are classified in the consolidated balance sheets as investments in and advances to partnerships and joint ventures until amounts due become payable in the next twelve months. When these amounts become due within the next twelve months, such amounts are presented as current portion of notes receivable from related parties in the consolidated balance sheets.
     (h) Contract and Lease Rights
     Contract and lease rights consist of capitalized payments made to third parties which provide the Company the opportunity to manage or lease facilities. Contract and lease rights are allocated among respective locations and are amortized principally on a straight-line basis over the terms of the related agreements, which range from five to thirty years or an estimated term considering anticipated terminations and renewals. Management contract rights acquired through acquisition of an entity are amortized as a group over the estimated term of the contracts, including anticipated renewals and terminations based on the Company’s historical experience (typically 15 years).
     (i) Goodwill
     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired and liabilities assumed in a business combination, is not amortized, but is tested for impairment at least annually and whenever events or circumstances occur indicating that goodwill may be impaired. The Company’s annual impairment testing date is August 31.
     (j) Other Assets
     Other assets is comprised of a combination of the cash surrender value of life insurance policies, security deposits, key money, deferred debt issuance costs and non-compete agreements. Key money represents lease prepayments tendered to lessors at the inception of long-term lease relationships and is amortized over the original term of the lease, excluding optional renewal periods. Non-compete agreements are amortized over the contractual term of the agreement or the economic useful life, whichever is shorter. Deferred debt issuance costs are amortized over the contractual term of the related debt, generally using the interest method.
     (k) Lease Transactions and Related Balances
     The Company accounts for operating lease obligations and sublease income on a straight-line basis. Contingent or percentage rent obligations of the Company are recognized when operations indicate such amounts will be paid. Contingent sublease income is recognized when the performance measures have been met. Lease obligations paid in advance are included in prepaid rent. The difference between actual lease payments and straight-line lease expense over the original lease term, excluding optional renewal periods, is included in deferred rent. Rent expense for all operating leases and rental income from subleases are reflected in cost of parking or general and administrative expenses.
     In connection with certain acquisitions, the Company revalued certain leases to estimated fair value at the time of the respective acquisition. Favorable operating leases of entities acquired represent the present value of the excess of the then current market rental over the contractual lease payments. Unfavorable operating leases of entities acquired represent the present value of the excess of the contractual lease payments over the then current market rental. Such adjustments are amortized on a straight-line basis over the remaining original term of the underlying lease, or 30 years, whichever is shorter. Favorable and unfavorable lease rights are reflected on the accompanying consolidated balance sheets in contract and lease rights and other liabilities, respectively.
     In the event the Company ceases to control the right to use a property the Company leases under an operating lease, it determines whether it has a loss to record related to its operating lease obligations pursuant to SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. If the cease-use date criteria of such standard have not been met, no loss is recognized by the Company unless it has entered into a sublease on such property and the Company has determined it has a loss on such sublease pursuant to the criteria set forth in FTB 79-15, Accounting for a Loss on a Sublease Not Involving the Disposal of a Segment.
     (l) Property-Related Gains (Losses), Net
     Net property-related gains and losses on the accompanying consolidated statements of operations include (i) realized gains and losses on the sale of operating property and equipment, (ii) impairment of long-lived assets, and (iii) costs incurred to terminate existing parking facility leases prior to their contractual termination date.
     (m) Impairment of Long-Lived Assets
     Long-lived assets, such as property, equipment and leasehold improvements and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the consolidated balance sheet and reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.
     Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount of goodwill exceeds its implied fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.
     (n) Income Taxes
     The Company files a consolidated federal income tax return. The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company does not provide for federal income taxes on the accumulated earnings considered indefinitely reinvested in foreign subsidiaries.
     (o) Pre-opening Expense
     The direct and incremental costs of hiring and training personnel associated with the opening of new parking facilities, and the associated internal development costs, are expensed as incurred.
     (p) Earnings (Loss) Per Share Data
     Basic net earnings (loss) per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.
     (q) Foreign Currency Translation
     The financial position and results of operations of the Company’s foreign subsidiaries and equity method joint ventures are measured using local currency as the functional currency. Translation adjustments arising from the differences in exchange rates from period to period are generally included in the currency translation adjustment as a component of accumulated other comprehensive income (loss), net of income taxes in shareholders’ equity. Accumulated other comprehensive income at September 30, 2006, includes

$3.1 million related to foreign currency translation adjustments which have not been tax affected due to management’s intention that the accumulated earnings of such entities are indefinitely reinvested.
     (r) Fair Value of Financial Instruments
     The Company discloses the fair values of financial instruments for which it is practicable to estimate the value. Fair value disclosures exclude certain financial instruments such as trade receivables and payables when carrying values approximate the fair value. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of September 30. At September 30, 2006 and 2005, book value approximates fair value for substantially all of the Company’s assets, liabilities, debt and derivatives that are subject to the fair value disclosure requirements.
     (s) Stock Option Plan
     On October 1, 2005, the Company adopted SFAS No. 123R, Share-Based Payment, that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, (“APB”), Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the accompanying consolidated statements of operations.
     The Company adopted SFAS No. 123R using the modified prospective method which requires the application of the accounting standard as of October 1, 2005. The accompanying consolidated financial statements for fiscal 2006 reflect the impact of adopting SFAS No. 123R. See Note 14 for further details.
     Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the accompanying consolidated statement of operations for the fiscal year ended September 30, 2006, included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of October 1, 2005 and for the stock-based awards granted after such date, based on the grant date fair value estimated in accordance with SFAS No. 123R. As stock-based compensation expense recognized in the accompanying statement of income for fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information for periods prior to fiscal 2006, which is also detailed in Note 14, we accounted for forfeitures as they occurred.
     (t) Business Concentrations
     Approximately 43%, 44% and 43% of the Company’s total revenues from continuing operations (excluding reimbursement of management expenses) for fiscal year 2006, 2005 and 2004, respectively, excluding reimbursement of management contract expenses, were attributable to parking and management contract operations geographically located in the Northeastern area of the United States. Revenues from our operations in New York City and surrounding areas accounted for approximately 26.6% of our total revenues from continuing operations (excluding reimbursement of management expenses) in fiscal 2006. See also Note 18.
     (u) Risk Management
     The Company utilizes a combination of indemnity and self-insurance coverages, up to certain maximum losses for liability, health and workers’ compensation claims. The accompanying consolidated balance sheets reflect the estimated losses related to such risks. The primary amount of liability coverage is $1 million per occurrence and $2 million in the aggregate per facility. The Company’s various liability insurance policies have deductibles of up to $350,000 per occurrence, which must be met before the insurance companies are required to reimburse the Company for costs related to covered claims. In addition, the Company’s worker’s compensation program has a deductible of $250,000. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $150,000 per claim. As a result, the Company is, in effect, self-insured for all claims up to the deductible levels. The Company applies the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of liability recognition associated with claims against the Company. The recognition of liabilities is based upon management’s determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable, as defined in SFAS No. 5. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. The Company engages an actuary to assist in determining the estimated liabilities for customer injury, employee medical costs and worker’s compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in the future. Total discounted self-insurance liabilities at September 30, 2006 and September 30, 2005 were $22.6 million and $24.6 million, respectively, reflecting a 4.5% discount rate. The related undiscounted amounts at such dates were $25.0 million and $27.7 million, respectively.

     (v) Derivative financial instrument
     The Company periodically enters into various types of derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. These instruments include interest rate swaps and caps. Under interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate debt. Purchased interest rate cap agreements also protect the Company from increases in interest rates that would result in increased cash interest payments made under its Credit Facility. Under interest rate cap agreements, the Company has the right to receive cash if interest rates increase above a specified level.
     At September 30, 2006, the Company had two interest rate swaps with a combined notional amount of $87.5 million. These derivative financial instruments are reported at their fair value and are included as other assets on the consolidated balance sheets. The fair values of these swaps at September 30, 2006 and 2005 were $1.9 million and $3.0 million, respectively. The interest rate swaps do not qualify as cash flow hedges for accounting purposes. As such, any changes in the fair value of these derivative instruments are included in the consolidated statements of operations.
     The Company entered into an interest rate cap agreement on an underlying $12.7 million loan in October 2005. This agreement limits the Company’s exposure to the floating interest rate by paying the Company for interest paid in excess of 5.50%. The fair value of this contract at September 30, 2006 was not significant.
     The Company has entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to various intercompany notes receivable from the Company’s wholly-owned subsidiary in the United Kingdom. These forward contracts are expected to offset the transactional gains and losses on the intercompany notes denominated in British pounds. The gains and losses related to such contracts and the transactional gains and losses related to the intercompany notes recognized during fiscal 2006 were not significant. The notional amount of the open contracts at September 30, 2006 totaled approximately $20.2 million. The fair value of the foreign currency forward contracts at September 30, 2006 was a liability of $390 thousand.
     (w) Use of Estimates
     The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.
(2) Cash Flow Statement Revisions
     The Company has separately disclosed in the accompanying consolidated statements of cash flows the operating, investing and financing portions of the cash flows attributable to its discontinued operations, which prior periods were reported on a combined basis in a single amount. As a result, the accompanying consolidated cash flow statements for fiscal 2005 and 2004 have been labeled as revised.
(3) Common Stock Repurchase
     In August of 2005, the Company made an offer to its shareholders to purchase up to 4,400,000 shares of common stock at a price no greater than $16.75 or lower than $14.50 per share. The transaction was structured as a modified Dutch Auction tender offer. The offer was amended to reduce the range from a price no higher than $16.00 and no lower than $14.00 per share. The transaction was concluded on October 14, 2005 at which time the Company accepted and purchased 4,400,000 shares at a price of $15.50 per share. The Company exercised its right to purchase an additional 459,674 shares without extending or modifying the offer. The Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
(4) Notes Receivable
     In connection with the acquisition of Kinney in February 1998, the Company acquired a note receivable from the City of New York (the “City”) related to two parking garages which were built on behalf of the City. The Company also has a long-term management agreement to operate the parking garages. Amounts advanced for the construction of the garages were recorded as a note receivable and are being repaid by the City in monthly installments of $156 thousand, including interest at a fixed rate of 8.0%, through December 2007. At September 30, 2006, the balance of the note receivable was $2.5 million.
     In June 1997, Allright loaned the limited partner of Edison $16.5 million in connection with Allright’s acquisition of its general partnership interest in Edison. In conjunction with the merger of Allright and Central Parking, the partnership agreement was restructured and an additional $9.9 million was advanced to the limited partner. The amended note receivable totaled $26.4 million and bore interest at a fixed rate of 10%. The note receivable was paid in full in September 2005.
     In connection with the Allright merger, the Company acquired a mortgage note of $2.5 million, bearing interest at a fixed rate of 7.7%, from a partnership which is secured by a parking garage and rental assignments. The loan is a balloon note which matures in August 2010.
     In connection with the acquisition of Allied Parking in October 1998, the Company obtained notes receivable totaling $4.9 million, secured by an assignment of rents from the properties being leased. The notes are payable monthly and bear interest at a fixed rate of 7.0%. The balance at September 30, 2006 was $ 3.6 million.
     In connection with the sale of the Company’s 50% interest in its joint venture in Mexico in January 2006, the Company obtained notes receivable totaling $3.7 million. The note is payable monthly and bears interest at a fixed rate of 8%. The balance at September 30, 2006 was $ 3.1 million.
     The remainder of the notes receivable consist of notes ranging from $3 thousand to $2.5 million at the end of fiscal year 2006, and notes ranging from $1 thousand to $3.0 million at the end of fiscal year 2005. The notes bear interest at fixed rates ranging from 0% to 12.0% at the end of fiscal year 2006 and are due between 2007 and 2017.
(5) Property, Equipment and Leasehold Improvements
     A summary of property, equipment and leasehold improvements and related accumulated depreciation and amortization is as follows (in thousands):

	September 30,
	2006	2005
Leasehold improvements	$42,597	$42,611
Buildings and garages	82,418	83,593
Operating equipment	73,735	75,072
Furniture and fixtures	6,102	9,480
Equipment operated under capital leases	5,450	1,164

	210,302	211,920
Less accumulated depreciation and amortization	108,549	100,339

	101,753	111,581
Land	194,170	215,810

Property, equipment and leasehold improvements, net	$295,923	$327,391

     Depreciation expense of property, equipment and leasehold improvements was $18.7 million, $18.6 million and $20.4 million, respectively, for the fiscal years ended September 30, 2006, 2005 and 2004 for continuing operations. Depreciation expense included in discontinued operations for such periods was $0.3 million, $0.4 million and $0.7 million, respectively. Depreciation expense included in cost of parking was $13.9 million, $13.7 million and $14.6 million, depreciation expense included in cost of management contracts was $0.2 million, $0.2 million and $0.5 million, and depreciation expense included in general and administrative expenses was $4.6 million, $4.7 million and $5.3 million for the fiscal years ended September 30, 2006, 2005 and 2004, respectively.
(6) Goodwill and Amortizable Intangible Assets
     As of September 30, 2006, the Company had the following amortizable intangible assets (in thousands):

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net
Contract and lease rights	$129,018	$57,023	$71,995

     The following table shows the changes in contract and lease rights for fiscal years 2006 and 2005 (in thousands):

As of September 30, 2004	$89,015
Additions	740
Amortization	(7,779)
Deletions	(1,912)
Impairments	—

As of September 30, 2005	80,064
Additions	—
Amortization	(7,871)
Deletions	110
Impairments	(308)

As of September 30, 2006	$71,995

     The expected future amortization of contract and lease rights are as follows (in thousands):

Year Ending
September 30,
2007	$7,613
2008	7,272
2009	4,968
2010	4,535
2011	4,501
Thereafter	43,106

$71,995

     Amortization expense related to the contract and lease rights was $7.9 million, $7.7 million and $8.5 million, respectively, for the years ended September 30, 2006, 2005 and 2004, in continuing operations. Amortization expense in discontinued operations related to the contract and lease rights was not significant.
     The Company has assigned its goodwill to its various reporting units. The following table reflects the changes in the carrying amounts of goodwill by reported segment for the years ended September 30, 2006 and 2005 (in thousands):

	One	Two	Three	Four	Five	Six	Seven	Total
Balance as of September 30, 2004	$3,172	$32,462	$3,604	$181,340	$8,884	$2,350	$750	$232,562
Acquired during the period	30	—	—	—	104	—	50	184
Foreign currency translation	—	—	69	73	9	—	—	151
Impairment	—	(454)	—	—	—	—	—	(454)

Balance as of September 30, 2005	$3,202	$32,008	$3,673	$181,413	$8,997	$2,350	$800	$232,443

Foreign currency translation	—	—	—	—	—	—	(387)	(387)
Impairment	—	—	—	—	—	—	—	—

Balance as of September 30, 2006	$3,202	$32,008	$3,673	$181,413	$8,997	$2,350	$413	$232,056

     During 2005, the Company determined that $454,000 of the goodwill recorded in segment two was impaired.
(7) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations
(a)	Assets Held for Sale
In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are classified as held for sale are presented separately in the asset section of the balance sheet. Assets classified as held for sale are comprised almost exclusively of real property and are included in the Segment-Other in the identifiable asset segment table included in Note 18.

(b)	Property-Related Gains (Losses), Net
The Company periodically disposes of or recognizes impairment related to owned properties, leasehold improvements, contract rights, lease rights and other long-term deferred expenses due to various factors, including economic considerations, unsolicited offers from third parties, loss of contracts and condemnation proceedings initiated by local government authorities. Leased and managed properties are also periodically evaluated and determinations may be made to sell or exit a lease obligation. A summary of property-related gains and losses is a follows (in thousands):

	Years Ended September 30,
	2006	2005	2004
Net gains on sale of property	$35,063	$60,229	$9,586
Impairment charges for property, equipment and leasehold improvements	(2,643)	(1,766)	(1,614)
Impairment charges for intangible assets	(520)	(4,867)	(811)

Total property related gains, net	$31,900	$53,596	$7,161

     Net property-related gains for the fiscal year ended September 30, 2006 of $31.9 million was comprised of gains on sale of property of $35.1 comprised of $12.0 million in Houston, $ 9.1 Million in Baltimore, $6.2 million in Chicago, $2.4 million from the sale of our equity-method investment in our Germany subsidiary, $1.8 million in Atlanta, $1.4 million in Denver, $1.4 million in West Palm Beach, $1.3 Million in Nashville, $0.9 million in Dallas, and $0.7 million in miscellaneous property sales; offset by a loss of $0.9 million in Pittsburgh and $1.2 million in London; offset by $3.2 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment-Two, Segment-Four, Segment-Five and Segment-Other. In assessing impairment, management considered current operating results, the Company’s recent forecast for the next fiscal year and required capital improvements, management determined that the projected cash flows for these locations would not be enough to recover the book value of the assets.
     The $53.6 million gain in 2005 was comprised of a gain on the sale of property of $60.2 million, comprised primarily of $38.2 million on the sale of a lease in New York, $9.1 million on the sale of property in New York, $5.5 million gain in Missouri, $2.7 million in Denver, $1.9 million in Seattle, $1.9 million Chicago, and $0.9 million related to other miscellaneous sales; offset by $6.6 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment-One, Segment-Two, Segment-Three, Segment-Four, Segment-Seven, and Segment-Other. Based on the current operating results and the Company’s recent forecast for the next fiscal year, management determined that the projected cash flows for these locations would not be enough to recover the remaining value of the assets. Impairment charges recognized in fiscal 2005 were based on estimated fair values using projected cash flows of the applicable parking facility discounted at the Company’s average cost of funds.
     The $7.2 million gain in 2004 was comprised of a gain on sale of property of $9.6 comprised of $5.7 million gain on sale of property in Providence, $1.8 million in New York, $1.1 million in London, $0.9 million in Dallas and $0.1 million in miscellaneous property sales; offset by $2.4 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment-One, Segment-Four, and Segment-Other. Based on the current operating results and the Company’s recent forecast for the next fiscal year, management determined that the projected cash flows for these locations would not be enough to recover the remaining value of the assets. Impairment charges recognized in fiscal 2004 were based on estimated fair values using projected cash flows of the applicable parking facility discounted at the Company’s average cost of funds.
     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale are reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains noted above have been classified in continuing operations as the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13, Applying the Conditions in Paragraph 42 of SFAS No. 144 in Determining Whether to Report Discontinued Operations, criteria for classification as discontinued operations, primarily due to the expected retention of certain cash flows from assets disposed. These expected continuing cash flows result from arrangements whereby the Company continues to operate the parking facilities under an operating lease or a management contract, or expects to do so in the future under the Company’s right of first refusal agreements with the purchaser of the properties. It is not practicable to quantify the specific amount of such continuing cash flows or the period of time over which they will be generated. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.

(c) Discontinued Operations
     The Company has either disposed of, or designated as held-for-sale, certain locations which meet the aforementioned criteria for classification as discontinued operations. The components of discontinued operations reflected on the accompanying consolidated statements of income are as follows:

	Year Ended
	September 30,
	2006	2005	2004
Discontinued Operations:
Total Revenues	$39,676	$65,323	$75,673

Operating earnings (loss) before property- related gains (losses), net	51	(11,464)	4,057
Property-related losses, net	(402)	(9,384)	(3,626)

Loss from discontinued operations, before taxes	(320)	(20,961)	511
Income tax benefit (expense)	(5,265)	3,172	16

Discontinued operations, net of tax	$(5,585)	$(17,789)	$527

     Included in operating earnings from discontinued operations for fiscal 2006 is income of $2.3 million from the settlement agreement with Rotala. Net property-related gains (losses) related to discontinued operations the year ended September 30, 2006, includes a charge of $12.3 million related to the disposal of the United Kingdom transport division, which consists of $10.2 million in contract and lease buyouts associated with buses, routes and the depot, and $2.1 million for severance related costs. All obligations related to the charge were paid in fiscal 2006, except for $2.4 million relating to contract and lease buyouts which will be paid in fiscal 2007. Also included in net property-related gains (losses) related to discontinued operations for fiscal 2006 are gains of $11.3 million from the sale of properties which had been classified as Assets Held for Sale. The $11.3 million gain primarily relates to the sale of properties of $2.6 million in Atlanta, $2.1 million in Nashville, $1.9 million in Miami, $1.8 million in Chicago, $0.6 million in Roanoke, $0.5 million in Pittsburgh, $0.5 million in Charleston, $0.4 million in Little Rock, $0.3 million in San Antonio, $0.2 million in Minneapolis, $0.1 million in Houston, and $0.3 million in miscellaneous properties. The Company’s consolidated statements of operations and cash flows for fiscal 2005 and 2004 have been reclassified to reflect the operations and cash flows related to these discontinued operations.
(8) Investment in and Advances to Partnerships and Joint Ventures
     The following tables reflect the financial position and results of operations for the partnerships and joint ventures as of September 30, 2006 and 2005, and for each of the years in the three-year period ended September 30, 2006 (in thousands). Aggregate fair value of investments is not disclosed as quoted market prices are not available.

	Investment		Advances to
	in Partnerships and		Partnerships
	Joint Ventures		and Joint Ventures
	2006	2005	2006	2005
Commerce Street Joint Venture	$193	$(149)	$165	$149
Larimer Square Parking Associates	1,972	1,126	—	788
Lodo Parking Garage, LLC	1,023	1,055	—	—
CPS Mexico, Inc.	—	325	—	—
Other	663	2,086	—	—

	$3,851	$4,443	$165	$937

	Equity in Partnership and			Joint Venture
	Joint Venture Earnings (Losses)			Debt
	2006	2005	2004	2006	2005
Commerce Street Joint Venture	$762	$739	$606	$4,212	$4,793
Larimer Square Parking Associates	389	389	312	—	831
Lodo Parking Garage, LLC	182	158	94	—	—
CPS Mexico, Inc.	—	(1,499)	(4,036)	—	17,470
Other	(99)	(261)	40	—	—

	$1,234	$(474)	$(2,984)	$4,212	$23,094

     (a) Commerce Street Joint Venture
     The Company has a 50% interest in a joint venture that owns a parking complex in Nashville, Tennessee. The complex consists of the original parking garage and retail space (the “Original Facility”) and an addition to the parking garage (the “Addition”) constructed several years after the completion of the Original Facility.
     The joint venture financed the Original Facility with industrial development bonds in the original principal amount of $8.6 million (the “1984 Bonds”) issued by The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (the “Metro IDB” or “Issuer”) in 1984. The Metro IDB holds title to the Original Facility, which it leases to the joint venture under a lease expiring in 2014. The lease of the Original Facility obligates the venture to make lease payments corresponding to principal and interest payable on Series A Bonds and provides the venture with an option to purchase the Original Facility at any time by paying the amount due under the Series A Bonds and making a nominal purchase payment to the Metro IDB. In 1994, the Issuer, at the request of the Company, issued additional bonds (the “Series 1994 Bonds”) in the amount of $6.7 million and applied the proceeds to refunding of the 1984 Bonds.
     In June 2002, the Issuer, at the request of the Company issued $4.8 million of Series 2002A variable rate revenue refunding bonds and $0.3 million of Series 2002B Federally-taxable revenue refunding bonds (collectively the “Bonds”). The series 2002A Bonds mature on January 1, 2014. The Bonds require monthly interest payments. The proceeds of the Bonds were used to repay the 1994 Bonds. As of September 30, 2005, the Series 2002A Bonds had a variable rate of 2.95%. The 2002A Bonds are subject to a mandatory sinking fund redemption beginning January 1, 2004 and on each January 1 thereafter. The 2002B Bonds were repaid in full in January 2003.
     (b) Larimer Square Parking Associates
     The Company owns a 50% interest in a joint venture that owns a parking complex in Denver, Colorado. The complex, which was completed in February 1996, was constructed and financed by the joint venture partners. The Company invested $991 thousand in the joint venture and loaned the joint venture $1.1 million in the form of a construction note, bearing interest at a fixed rate of 9.5%, which was converted to a term note in August 1996, following completion of the project. An additional $1.1 million was loaned by the Company which will be repaid through sales tax and property tax revenues by the Denver Urban Renewal Authority at a fixed interest rate of 10%. At September 30, 2006, all loans from the joint venture have been repaid. The Company manages the parking facility for the venture.
     (c) Lodo Parking Garage, LLC
     In March 1995, the Company acquired a 50% interest in a joint venture which owns a parking complex in Denver, Colorado. The Company invested $1.4 million in the joint venture and manages the parking facility for the joint venture. The remaining 50% is owned by the Company’s Chairman of the Board of Directors. See Note 16.
     (d) CPS Mexico, Inc.
     The Company held a 50% interest in a Mexican joint venture which managed and leased various parking structures in Mexico. During the fourth quarter of 2005, the Company reached a tentative agreement to sell its fifty percent interest in its joint venture in Mexico, which resulted in a non-cash loss on the sale of approximately $1.7 million. The Company received a cash payment at closing of $325,000 and a secured promissory note of approximately $3.7 million in repayment of the joint venture’s indebtedness to the Company. The Company recognized an impairment charge on its recorded investment in the Mexican joint venture of $1.7 million during the fourth quarter of 2005 based on the expected proceeds of the sale. Central Parking finalized the transaction in fiscal 2006.
(9) Long-Term Debt and Capital Lease Obligations
     Long-term debt and capital lease obligations consisted of the following (in thousands):

	As of September 30,
	2006	2005
Credit Facility
Term note payable	$73,687	$74,437
Revolving credit facility	—	7,062
Other notes payable	14,934	15,539
Capital lease obligations	1,866	2,938

Total	90,487	99,976
Less: current maturities of long-term obligations	(2,862)	(1,764)

Total long-term obligations	$87,625	$98,212

     On February 28, 2003, the Company entered into a credit facility (the “Credit Facility”) initially providing for an aggregate availability of up to $350 million consisting of a five-year $175 million revolving loan, including a sub-limit of $60 million for standby letters of credit, and a $175 million seven-year term loan. The facility is secured by the stock of certain subsidiaries of the Company, certain real estate assets, and domestic personal property assets of the Company and certain subsidiaries. Proceeds from the Credit Facility were used to refinance a previous credit facility.
     The Company amended the Credit Facility in June 2004. The amendment reduced the margin applied to the term loan by 75 basis points, and increased the standby letters of credit sub-limit by $30.0 million to $90.0 million. The Company uses its revolving loan to collateralize outstanding letters of credit. All other terms and conditions remained the same.
     On January 25, 2005, the Company completed an amendment to the Credit Facility. The amended facility reduced the aggregate availability to $300 million consisting of a $225 million revolving loan and a $75 million term loan. The maturity dates remained the same, February 28, 2008, for the revolver and June 30, 2010, for the term loan. Additionally, the interest rate margins were reduced for both the revolver and term loans. The quarterly amortization schedule was also amended. The new schedule requires the term loan payments in the amount of $187,500 for the quarters ended March 2005 through March 2008 and $9.1 million for the quarters ended June 2008 through March 2010. The revolving loan is required to be repaid in February 2008.
     The Company completed an amendment to the Credit Facility as of March 31, 2006. The main purpose of the amendment was to modify the financial covenant target requirements. The modifications affected the leverage ratio, senior leverage ratio and fixed charge coverage ratio. The new leverage targets step down over the next several quarters and will remain at 3.50 for the leverage ratio and 2.50 for the senior leverage ratio until loan maturity.
     The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate pricing tiers for the revolving loan and term loan. The weighted average margin as of September 30, 2006 was 200 basis points. The amount outstanding under the Company’s Credit Facility was $73.7 million, all of which related to the term loan, with an overall weighted average interest rate of 3.7% as of September 30, 2006. The term loan is required to be repaid in quarterly payments of $187,500 through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. The revolving loan is required to be repaid February 2008. The aggregate availability under the Credit Facility was $171.3 million at September 30, 2006, which is net of $53.7 million of stand-by letters of credit. During the first quarter of 2006, the Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a total notional value of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007. The derivatives do not qualify as cash flow hedges.
     The weighted average interest rate on the Company’s Credit Facility at September 30, 2006 was 3.7%. The 3.7% rate includes all outstanding LIBOR contracts and swap agreements at September 30, 2006.
     On March 15, 2000, a limited liability company (“LLC”) of which the Company is the sole shareholder purchased the Black Angus Garage, a multi-level structure with 300 parking stalls, located in New York City, for $19.6 million. $13.3 million of the purchase was financed through a five-year note bearing interest at one month floating LIBOR plus 162.5 basis points. The note is collateralized by the parking facility. In April 2005, the limited liability company amended the note. The amendment extended the term to a maturity date of February 28, 2008. The amended $12.7 million loan will continue to bear interest on a floating basis based on LIBOR plus 162.5 basis points. On November 16, 2005, the Company entered into a cap agreement to comply with the interest rate protection requirement of the loan. This interest rate cap will prevent the floating rate LIBOR rate from exceeding 5.5% during the remaining term of the note.
     The Company also has several notes payable outstanding totaling $2.3 million at September 30, 2006. These notes are secured by real estate and equipment and bear interest at fixed rates ranging from 4.5% to 13.9%.

     Future maturities under long-term debt arrangements, including capital lease obligations, are as follows (in thousands):

Year Ending
September 30,
2007	$2,862
2008	24,150
2009	35,853
2010	27,357
2011	67
Thereafter	198

$90,487

(10) Subordinated Convertible Debentures
     On March 18, 1998, the Company created Central Parking Finance Trust (“Trust”) which completed a private placement of 4,400,000 shares at $25.00 per share of 5.25% convertible trust issued preferred securities (“Preferred Securities”) pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Preferred Securities represent preferred undivided beneficial interests in the assets of Central Parking Finance Trust, a statutory business trust formed under the laws of the State of Delaware. The Company owns all of the common securities of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 5.25% Convertible Subordinated Debentures (“Convertible Debentures”) of the Company due 2028. The net proceeds to the Company from the Preferred Securities private placement were $106.5 million. Each Preferred Security is entitled to receive cumulative cash distributions at an annual rate of 5.25% (or $1.312 per share) and will be convertible at the option of the holder thereof into shares of Company common stock at a conversion rate of 0.4545 shares of Company common stock for each Preferred Security (equivalent to $55.00 per share of Company common stock), subject to adjustment in certain circumstances. The Preferred Securities prohibit the payment of dividends on Central Parking common stock if the quarterly distributions on the Preferred Securities are not made for any reason. The Preferred Securities do not have a stated maturity date but are subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures.
     In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) (FIN 46R), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaced FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003.
     FIN 46R’s transition guidance required the application of either FIN 46 or FIN 46R to all Special Purpose Entities (SPEs) in which the Company holds a variable interest no later than the end of the first reporting period ending after December 15, 2003. Under the provisions of both FIN 46 and FIN 46R, the Trust is considered an SPE in which the Company holds a variable interest because the Trust’s activities are generally so restricted and predetermined that the holders of the Preferred Securities lack the direct or indirect ability to make decisions about the Trust’s activities through voting rights or similar rights. During the quarter ended December 31, 2003, the Company adopted the provisions of FIN 46R to account for its variable interest in the Trust. Since a majority of the Preferred Securities issued by the Trust are owned by a few investors, the Company is not deemed to be the primary beneficiary under FIN 46R. Additionally, the Trust’s common stock equity held by the Company would not be considered at risk and therefore, the common stock equity would not absorb any expected losses of the Trust. Accordingly, under the provisions of FIN 46R, the Company does not have a significant variable interest in the Trust. Therefore, the Company deconsolidated the Trust upon adoption of FIN 46R by removing, on the consolidated balance sheets, the amount previously recorded as Company-obligated mandatorily redeemable securities of a subsidiary trust and recorded, as a component of long-term liabilities, subordinated convertible debentures. Additionally, the amounts previously reported as dividends on Company-obligated mandatorily redeemable securities of a subsidiary trust, were included as interest expense on the consolidated statements of operations.

(11) Shareholders’ Equity
     The following tables set forth the computation of basic and diluted earnings per share:

	Year Ended			Year Ended			Year Ended
	September 30, 2006			September 30, 2005			September 30, 2004
	Income	Common	Per	Income	Common	Per	Income	Common	Per
	Available	Shares	Share	Available	Shares	Share	Available	Shares	Share
	($000’s)	(000’s)	Amount	($000’s)	(000’s)	Amount	($000’s)	(000’s)	Amount
Basic earnings from continuing Operations per share	$33,449	32,258	$1.03	$32,059	36,626	$0.88	$16,466	36,346	$0.45
Effects of dilutive stock options:
Stock option plan	—	241	—	—	136	—	—	209	—

Diluted earnings (loss) from continuing Operations per share	$33,449	32,499	$1.03	$32,059	36,762	$0.87	$16,466	36,555	$0.45

     Weighted average common shares used for the computation of basic earnings (loss) per share excludes certain common shares issued pursuant to the Company’s restricted stock plan and deferred compensation agreement, because under the related agreements the holders of restricted stock will forfeit such shares if certain employment or service requirements are not met. The effect of the conversion of the subordinated convertible debentures has not been included in the diluted earnings per share calculation since such securities were anti-dilutive for all periods. At September 30, 2006, 2005 and 2004, such securities were convertible into 1,419,588 shares of common stock. Options to acquire 2,304,586, 2,453,586, and 2,851,723 shares of common stock were excluded from the 2006, 2005 and 2004 diluted earnings per share calculations because they were anti-dilutive.
(12) Operating Leases
     The Company and its subsidiaries conduct a significant portion of their operations on leased premises under operating leases expiring at various dates through 2101. Lease agreements provide for minimum payments or contingent payments based upon a percentage of revenue or, in some cases, a combination of both types of arrangements. Certain locations additionally require the Company and its subsidiaries to pay real estate taxes and other occupancy expenses.
Future minimum rental commitments under operating leases and subleases are as follows (in thousands):

Year Ending	Fixed	Sub-rental	Net
September 30,	Rent	Income	Rent
2007	$199,360	$1,653	$197,708
2008	151,111	1,367	149,745
2009	115,339	1,190	114,149
2010	92,719	1,216	91,503
2011	70,821	1,227	69,594
Thereafter	329,153	18,678	310,473

Total future operating lease commitments	$958,503	$25,331	$933,172

Rental expense for all operating leases, along with offsetting rental income from subleases were as follows (in thousands):

	Year Ended September 30,
	2006	2005	2004
Rentals:
Minimum	$256,661	$244,776	$254,378
Contingent	56,873	60,359	66,104

Total rent expense	313,534	305,135	320,482
Less sub-lease income	(16,970)	(16,305)	(16,570)

Total rent expense, net	$296,564	$288,830	$303,912

     In 1992 the Company entered into an agreement to lease and operate certain locations in New York City. The 1992 agreement, terminated in August 2004, initially covered approximately 80 locations; however, all but seven of these locations had been renegotiated with extended terms or terminated as of September 30, 2003. The Company was entitled to receive a termination fee, as defined in the agreement, as the landlord disposes of certain properties or renegotiates the lease agreements. The termination fee was based on the earnings of the location over the remaining duration of the agreement. The termination amounts have been recorded as deferred rent and were fully amortized through August 2004 to offset the rent payments due under the 1992 agreement. The Company reached an agreement to continue to operate six of the seven locations when the existing agreement expired in August 2004. These locations were converted from leased to managed. The seventh location has been sold and the Company is operating the location for the new owner under a lease.
     In October 2002, the Company executed an agreement with Connex South Eastern Limited, a private rail company headquartered in the United Kingdom, to lease 82 parking facilities throughout the United Kingdom. Connex was responsible for operating certain rail lines for the Strategic Rail Authority, a United Kingdom government agency. Under the terms of the lease agreement, the Company paid an upfront payment of $6.4 million for the right to lease these facilities and agreed to invest approximately $5 million in property improvements at these locations. The $6.4 million of upfront payments and $5 million in property improvements were to be amortized over the nine-year term of the lease. During the third quarter of 2003, the Company was informed that Connex would be removed as the private operator by the Strategic Rail Authority. Under the lease agreement Connex was required to reimburse the Company for the unamortized upfront payments. In November 2003, the Company entered into a management agreement with the Strategic Rail Authority to operate the same 82 parking facilities covered by the Connex lease, for a five year term. In accordance with the management agreement, the Strategic Rail Authority agreed to acquire the Company’s property improvements under the former Connex agreement. In November 2003, Connex made a settlement payment to the Company to reimburse the Company for the upfront and property improvement payments of $11.4 million and for $19.2 million for other capital expenditures. The Company realized a gain of $0.4 million in fiscal 2004 related to the settlement of the agreement.
(13) Income Taxes
Income tax expense (benefit) from continuing operations consists of the following (in thousands):

	Year Ended September 30,
	2006	2005	2004
Current:
Federal	$19,713	$27,558	$5,491
Jobs credit, net of federal tax benefit	(952)	(961)	(305)

Net federal current tax expense	18,761	26,597	5,186
State	2,871	2,669	1,414

Non-U.S	872	1,728	3,545

Total current tax expense	22,504	30,994	10,145

Deferred:
Federal	(2,640)	(5,414)	2,203
State	172	804	388
Non-U.S.	(968)	522	—

Total deferred tax (benefit) expense	(3,436)	(4,088)	2,591

Total income tax expense from continuing operations	$19,068	$26,906	$12,736

Total income taxes are allocated as follows (in thousands):

	Year Ended September 30,
	2006	2005	2004
Income tax expense from continuing operations	$19,068	$26,906	$12,736
Income tax (benefit) expense from discontinued operations	5,265	(3,172)	(16)
Shareholders’ equity for unrealized gain on fair value of derivatives for financial reporting purposes	—	—	721
Shareholders’ equity for compensation expense for tax purposes different from amounts recognized for financial reporting purposes	(254)	(508)	(205)

Total comprehensive income tax expense (benefit)	$24,079	$23,226	$13,236

     Provision has not been made for U.S. or additional foreign taxes on approximately $19.3 million, $17.9 million and $33.6 million at September 30, 2006, 2005 and 2004, respectively, of undistributed earnings of foreign subsidiaries, as those earnings are intended to be permanently reinvested.
     A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings (loss) from continuing operations before income taxes is summarized as follows (in thousands):

	Year Ended September 30,
	2006		2005		2004
U.S. Federal statutory rate on (loss) earnings from continuing operations before income taxes	$18,380	35.0%	$20,638	35.0%	$10,221	35.0%
State and city income taxes, including changes in valuation allowance, net of federal tax effect	1,978	3.8	2,257	3.8	1,172	4.0
Jobs credits	(952)	(1.8)	(961)	(1.6)	(305)	(1.0)
Foreign versus US rate difference, including changes in valuation allowance	(84)	(0.2)	3,549	6.0	(163)	(0.6)
Equity in unconsolidated subsidiaries	—	—	1,097	1.9	1,428	4.9
Other	(254)	(0.5)	326	0.5	383	1.3

Income tax expense from continuing operations	$19,068	36.3%	$26,906	45.6%	$12,736	43.6%

     Sources of deferred tax assets and deferred tax liabilities are as follows (in thousands):

	September 30,
	2006	2005
Deferred tax assets:
Intangible assets	$6,729	$5,662
Accrued expenses	9,859	13,323
Allowance for doubtful accounts	771	143
Partnership interest	1,018	262
Deferred income	10,245	9,339
Deferred compensation expense	5,829	6,269
Net operating losses	18,821	14,201
Tax credits	387	528
Other	256	213

Total gross deferred tax assets	53,915	49,940

Deferred tax liabilities:
Property, equipment and leasehold improvements	(32,679)	(35,548)
Unrecognized gain on fair value of derivative instruments	(733)	(1,202)
Deferred liability on discontinued foreign operations	(6)	(712)

Total gross deferred tax liabilities	(33,418)	(37,462)
Valuation allowance on deferred tax assets	(16,678)	(12,094)

Net deferred tax assets (liabilities)	$3,819	$384

     As of September 30, 2006, the Company has foreign, state and city net operating loss carry forwards of approximately $216.7 million which expire between 2007 and 2025. Based on prior taxable income, and expected future taxable income, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance. The valuation allowance has been provided for net operating loss carry forwards for which recoverability is deemed to be uncertain. The valuation allowance increase of $4.6 million during the year ended September 30, 2006 was to reflect net operating loss carryforwards in foreign operations and in certain states where management has determined that it is more likely than not that the deferred tax asset will not be realized.
(14) Stock-Based Compensation
(a) Stock Option Plans
     In August 1995, the Board of Directors and shareholders approved a stock plan for key personnel, which included a stock option plan and a restricted stock plan. Under the plans, incentive stock options, as well as nonqualified options and other stock-based awards, may be granted to officers, employees and directors. A total of 7,317,500 common shares had been reserved for issuance under these two plans combined. Options representing 3,307,395 shares are outstanding under the stock option plan at September 30, 2006. Under this plan, options generally vest over a one- to four-year period and generally expire ten years after the date of grant. This plan expired in August 2005 and no new shares will be granted under the plan.
     In February 2006, shareholders approved a new 2006 plan and reserved 1,500,000 shares to be issued. The Company has issued 300,000 options and 14,000 restricted shares under the new plan as of September 30, 2006. Options are expected to be granted with an exercise price equal to the fair market value at the date of grant, generally vest over a one- to four-year period and generally expire ten years after the date of grant, similar to the 1995 plans.

     In August 1995, both the Board of Directors and shareholders approved a stock plan for directors. A total of 475,000 shares have been reserved for issuance under the plan. This plan expired in August 2005 and no new options will be granted under this plan. Options to purchase 77,500 shares are outstanding under this plan at September 30, 2006.
     Effective October 1, 2005, the Company adopted the fair value recognition provisions of SFAS No.123R using the modified prospective method. Under this method, compensation costs in the periods are based on the estimated fair value of the respective options and the proportion vesting in the period. Stock-based employee compensation expense for the year ended September 30, 2006 was calculated using the Black-Scholes option-pricing model. The Company utilizes both the single option and multiple option valuation approaches. Allocation of compensation expense was made using historical option terms for option grants made to the Company’s employees and historical Central Parking Corporation stock price volatility.
     The following table illustrates the effect on net earnings (loss) if the fair-value-based method had been applied to record stock-based compensation.

	Year Ended
	September 30,
	2005	2004
Net earnings, as reported	$14,270	$16,993
Add stock-based employee compensation expense included in reported net earnings (loss), net of tax	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(9,006)	(2,765)

Pro forma net earnings	$5,264	$14,228

Net earnings per share:
Basic-as reported	$0.39	$0.47

Basic-pro forma	$0.14	$0.39

Diluted-as reported	$0.39	$0.47

Diluted-pro forma	$0.14	$0.39

     Stock-based employee compensation expense in the table above was calculated using the Black-Scholes option pricing model. The Company utilizes both the single option and multiple option valuation approaches. Allocation of compensation expense were made using historical option terms for option grants made to the Company’s employees and historical Central Parking Corporation stock price volatility. The Company applies a 40% tax rate to arrive at the after tax deduction. The Company accelerated the vesting of approximately 1.2 million out-of-the-money stock options at a weighted average exercise price of $18.85 per share during fiscal 2005 to reduce compensation expense in future years. During fiscal 2005, the Company did not recognize any compensation cost due to the decision to accelerate the vesting of the options. By accelerating the vesting of the out-of-the-money stock options, the Company reduced future compensation cost by $7.7 million over the next ten years.
     There was one option grant during the year ended September 30, 2006 for 300,000 options. Such options vest ratably over four years. The estimated weighted average fair value of options granted during 2006 was $4.35 using the Black-Scholes option pricing model with the following assumptions: weighted average dividend yield based on historic dividend rates at the date of the grant, weighted average volatility of 29% for fiscal year 2006, weighted average risk free interest based on the treasury bill rate of 10-year instruments at the date of grant (5.0%), and a weighted average expected term of 4.5 years for 2006.
     The adoption of SFAS No.123(R) using the modified prospective method resulted in the Company recognizing compensation expense of $582 thousand for fiscal 2006. The Company recognized an income tax benefit of $254 thousand during the fiscal year ended September 30, 2006 related to the exercise of non-qualified stock options. As of September 30, 2006, there were approximately $1.1 million of total unrecognized compensation expense related to unvested options granted under the option plans. The Company used a 7.5% forfeiture to arrive at this expense. This cost is expected to be fully recognized by the end of fiscal Year 2010. During the year ended September 30, 2006, the aggregate intrinsic value of options exercised under our stock plan was $887 thousand determined as of the date of option exercise.
     A summary for the Company’s stock option activity as of September 30, 2006, and changes during fiscal 2006 is presented in the following table:

			Weighted	Aggregate
	Number	Weighted Average	Average Remaining	Intrinsic Value
	of Shares	Exercise Price	Contractual Term	as of 9/30/06
Outstanding at September 30, 2005	4,153,206	$17.96
Granted	300,000	$14.41
Exercised	(234,469)	$13.03
Forfeited	(12,750)	$12.73
Expired	(521,092)	$19.27

Outstanding at September 30, 2006	3,684,895	$17.83	5.68	$4,883,998

Vested or expected to vest at September 30, 2006	3,629,372	$17.89	5.58	$4,752,352

Exercisable at September 30, 2006	3,261,770	$18.34	5.54	$3,792,691

     The estimated weighted average fair value of the options granted was $5.65 for 2005 option grants and $3.16 for 2004 option grants using the Black-Scholes option pricing model with the following assumptions: weighted average dividend yield based on historic dividend rates at the date of grant, weighted average volatility of 33% for fiscal year 2005 and 42% for fiscal year 2004; weighted average risk free interest based on the treasury bill rate of 10-year instruments at the date of grant, and a weighted average expected term of 7.0 years for 2005 and 2.0 years for 2004. The estimated weighted average fair value of options granted during 2006 was $4.35 using the Black-Scholes option pricing model with the following assumptions: weighted average dividend yield based on historic dividend rates at the date of the grant, weighted average volatility of 29% for fiscal year 2006, weighted average risk free interest based on the treasury bill rate of 10-year instruments at the date of grant (5.0%), and a weighted average expected term of 4.5 years for 2006.
     The following table summarizes the transactions pursuant to the Company’s stock option plans for the last three fiscal years:

	Number	Weighted Average
	of Shares	Exercise Price
Outstanding at September 30, 2003	5,008,646	$18.33
Granted	654,750	$14.14
Exercised	(129,905)	$14.01
Canceled	(825,584)	$19.32

Outstanding at September 30, 2004	4,707,907	$17.70
Granted	5,000	$15.00
Exercised	(123,334)	$11.33
Canceled	(436,367)	$15.92

Outstanding at September 30, 2005	4,153,206	$17.96
Granted	300,000	$14.41
Exercised	(234,469)	$13.03
Canceled	(533,842)	$19.27

Outstanding at September 30, 2006	3,684,895	$17.83

At September 30, 2006, 2005 and 2004, options to purchase 3,261,770, 3,836, and 2,144,778 shares of common stock, respectively, were exercisable at weighted average exercise prices of $18.34, $18.37 and $19.68, respectively.
(b)Restricted Stock
     As of September 30, 2005, the Restricted Stock Plan had issued 330,463 shares. Expense related to vesting of restricted stock is recognized by the Company over the vesting period of one year. Under the restricted stock plan, the Company granted 14,000 shares and 16,000 shares with weighted average fair values on grant date of $14.08 per share and $20.20 per share during fiscal year 2005 and 2004, respectively.
     The Company issued restricted stock valued at $197 thousand, $323 thousand and $216 thousand of restricted stock units, during fiscal year 2005, 2004 and 2003 respectively. These restricted stock grants are exercisable upon change of control of the Company. This plan expired in August 2005.
     The Company measures compensation cost related to restricted shares using the quoted market price on the grant date. During fiscal year ended 2006, the Company recognized compensation expense of $193 thousand related to restricted shares and expects to recognize $91 thousand during fiscal Year 2007.

     A summary for the Company’s restricted stock activity as of September 30, 2006, and changes during fiscal 2006 is presented in the following table:

	Number	Weighted Average
	of Shares	Grant Date Fair Value
Outstanding at September 30, 2005	28,660	$16.76
Granted	14,000	$15.56
Vested	(14,001)	$17.24
Forfeited	—	n/a

Outstanding at September 30, 2006	28,659	$15.94

(c) Stock Purchase Plan
     The Company also has an Employee Stock Purchase Plan which began on April 1, 1996, under which 850,000 shares of common stock have been reserved for issuance. The plan allows participants to contribute up to 10% of their normal pay (as defined in the Plan) to a custodial account for purchase of the Company’s common stock. Participants may enroll or make changes to their enrollment annually, and they may withdraw from the plan at any time by giving the Company written notice. Employees purchase stock annually following the end of the plan year at a price per share equal to the lesser of 85% of the closing market price of the Company’s common stock on the first or the last trading day of the plan year. At September 30, 2006, employees had purchased 595,032 shares under this plan. Beginning April 1, 2005, the Company suspended contributions into the plan.
(d) Deferred Stock Unit Plan
     On December 19, 1996, the Board of Directors approved the adoption of the Company’s Deferred Stock Unit Plan. Under the plan, certain key employees have the opportunity to defer the receipt of certain portions of their cash compensation, instead receiving shares of common stock following certain periods of deferral. The plan is administered by a committee, appointed by the Board of Directors of the Company consisting of at least two non-employee “outside” directors of the Company. The Company reserved 375,000 shares of common stock for issuance under the 1996 Deferred Stock Unit Plan. Participants may defer up to 50% of their salary. As of September 30, 2006, $2.7 million of compensation remained deferred under this plan. Beginning on October 1, 2005, the Company has suspended deferrals into the plan.
(15) Employee Benefit Plans
     The Company has a Profit-Sharing and 401(k) Savings Plan that allows eligible participants to make pretax contributions, receive Company 401(k) match contributions and participate in discretionary Company profit-sharing contributions. Employees 20 years or older may participate in the Plan after one year of continuous service, if the employee was employed prior to reaching age 65. Participants’ contributions, Company 401(k) match contributions and earnings thereon immediately vest. Company profit-sharing contributions are 100% vested after five years of continuous service. Company expense associated with this plan was $2.2 million, $2.4 million and $2.1 million in years 2006, 2005 and 2004, respectively.
     The Company has incentive compensation agreements with certain key employees. Participating employees receive an annual bonus based on profitability of the operations and other factors for which they are responsible. Incentive compensation expense is accrued during the year based upon management’s estimate of amounts earned under the related agreements. Incentive compensation under all such agreements was approximately $6.3 million, $5.4 million and $5.3 million in years 2006, 2005 and 2004, respectively.
     The Company has an employment agreement with its President of International Operations in which the officer is entitled to receive upon retirement 267,750 shares of common stock which were issued in 1995 under the Company’s restricted stock plan. The Company recorded $705 thousand of deferred compensation expense in its shareholders’ equity in fiscal year 1995, which was being amortized ratably over the remaining expected term of the officer’s employment. During fiscal year 2001 the agreement was amended to allow the officer to receive all of the shares if he were to leave the Company prior to his normal retirement date. The Company transferred 267,750 shares of restricted common stock into a Rabbi Trust (the “Trust”) owned by the Company. The officer has no authority over the administration of the Trust. Transfer of these shares resulted in an increase in liabilities and a decrease in equity of $705 thousand.
     The Company has a deferred compensation agreement that entitles the Chairman to receive annual payments of $500 thousand following his termination, for any reason until his death, in exchange for a covenant not to compete. In the event his wife survives him, she is entitled to annual payments of $500 thousand until her death. The Company recognizes annual compensation expense pursuant to this agreement equivalent to the change in the actuarially determined future obligation under the agreement.

Compensation (benefit) expense associated with this agreement was approximately $41 thousand, $861 thousand and $199 thousand in fiscal years 2006, 2005 and 2004, respectively. At September 30, 2006, the Company had recorded a liability of $4.5 million associated with this agreement.
     Agreements with certain former key executives of Allright provide for aggregate annual payments ranging from $20 thousand to $144 thousand per year for periods ranging from 10 years to life, beginning when the executive retires or upon death or disability. Under certain conditions, the amount of deferred benefits can be reduced. Life insurance contracts with a face value of approximately $8.3 million have been purchased to fund, as necessary, the benefits under these agreements. The cash surrender value of the life insurance contracts is approximately $1.7 million and $1.7 million at September 30, 2006 and 2005, respectively, and is included in other non-current assets. The plan is a nonqualified plan and is not subject to ERISA funding requirements. Deferred compensation costs for 2006, 2005 and 2004 were $370 thousand, $721 thousand and $774 thousand, respectively. At September 30, 2006, the Company had recorded a liability of $5.5 million associated with these agreements.
(16) Related Parties
     In fiscal 2005, the Company leased two properties from an entity 50% owned by Monroe Carell, Jr., the Company’s chairman, for a combined base rent of $725 thousand plus percentage rent over specified thresholds. Total rent expense, including percentage rent, was $875 thousand, $321 thousand and $296 thousand in 2006, 2005 and 2004, respectively. Management believes that such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated persons. A company owned by Mr. Carell, owns a 50% interest in a limited liability company that owns the Lodo Garage in Denver, Colorado. The entity owned by Mr. Carell purchased the interest in the garage from a third party. The Company owns the remaining 50%.
     In connection with the acquisition of Kinney, the Company entered into an agreement with Lewis Katz, a director of the Company whereby the director has agreed to seek new business opportunities in the form of leases and management contracts and renewals of existing leases and contracts as requested by the Company. During the fiscal years ended September 30, 2006, 2005 and 2004, the Company recognized expense of $591 thousand, $649 thousand and $339 thousand, respectively, in connection with this agreement.
     Lewis Katz, a director of the Company, has an ownership interest in Foley Parking Affiliate, LLC (“Foley Parking”). Foley Parking and the Company each own 50% of a company that leases a parking garage in New York City. The lease has a term of 20 years and the base rent is $1.3 million per year. This location incurred earnings of approximately $460 thousand in fiscal 2006 and losses of approximately $ 80 thousand and $636 thousand, in fiscal years 2005 and 2004, respectively.
(17) Contingencies
     The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits, due to the early stage of the litigation management has not yet concluded whether it is at least reasonably possible that the Company will incur a loss upon resolution.
     The Company has employment and severance agreements with certain employees which require payments by the Company upon the occurrence of certain events.
(18) Business Segments
     The Company’s business activities consist of domestic and foreign operations. Foreign operations are conducted in the United Kingdom, Canada, Spain, the Republic of Ireland, Puerto Rico, Chile, Colombia, Peru, Greece, Poland, and Switzerland. Revenues attributable to foreign operations were less than 10% of consolidated revenues for each of fiscal years 2006, 2005 and 2004. In 2006, the United Kingdom and Canada account for 24.9% and 38.9% of total foreign revenues, respectively.

A summary of information about the Company’s foreign and domestic continuing operations is as follows (in thousands):

	Year Ended September 30,
	2006	2005	2004
Total revenues, excluding reimbursement of management contract expenses:
Domestic	$602,668	$626,054	$634,807
Foreign	38,885	26,711	48,141

Consolidated	$641,553	$652,765	$682,948

Operating earnings:
Domestic	$80,355	$90,955	$42,937
Foreign	(12,416)	(20,043)	7,644

Consolidated	$67,939	$70,912	$50,581

Earnings (loss) from continuing operations before minority interest, and income taxes
Domestic	$67,111	$81,864	$28,350
Foreign	(13,580)	(21,572)	3,851

Consolidated	$53,531	$60,292	$32,201

Identifiable assets:
Domestic	$744,074	$821,663
Foreign	44,296	46,151

Consolidated	$788,370	$867,814

     The Company is managed based on segments administered by senior vice presidents. These segments are generally organized geographically, with exceptions depending on the needs of specific regions. The following is a summary of revenues (excluding reimbursement of management contract expenses) and operating earnings (loss) by segment for the years ended September 30, 2006, 2005 and 2004 (in thousands) and identifiable assets as of September 30, 2006 and 2005. During fiscal year 2006, the Company realigned certain locations among segments. All prior years’ segment data has been reclassified to conform to the new segment alignment.

	Year Ended September 30,
	2006	2005	2004
Revenues (a):
Segment One	$62,439	$65,716	$70,703
Segment Two	97,493	98,585	104,462
Segment Three	107,855	107,818	107,095
Segment Four	235,186	241,857	243,489
Segment Five	71,388	74,092	76,633
Segment Six	17,633	17,707	17,382
Segment Seven	40,549	37,816	43,552
Other	9,010	9,174	19,632

Total revenues	$641,553	$652,765	$682,948

Operating earnings (loss):
Segment One	$5,032	$2,800	$5,045
Segment Two	6,496	3,010	2,671
Segment Three	13,536	4,697	4,455
Segment Four	13,637	51,464	3,276
Segment Five	11,508	10,254	10,411
Segment Six	3,811	3,517	3,246
Segment Seven	37	(7,534)	5,439
Other	13,882	2,704	16,038

Total operating earnings (loss)	$67,939	$70,912	$50,581

	September 30,
	2006	2005
Identifiable assets:
Segment One	$20,878	$18,666
Segment Two	42,533	45,626
Segment Three	74,218	56,120
Segment Four	305,061	312,329
Segment Five	27,566	29,961
Segment Six	12,221	13,707
Segment Seven	43,129	49,095
Other	262,764	342,310

Total assets	$788,370	$867,814

(a)– Excludes reimbursement of management contract expenses.
Segment One encompasses the Midwestern region of the United States. It also includes Canada.
Segment Two encompasses the southeastern region of the United States to include Washington DC and Baltimore. It also includes the Mid Atlantic region including Pennsylvania and Western New York.
Segment Three encompasses Nashville, TN, Noxville, TN, Memphis, TN, Nebraska, Colorado, Missouri, and the western region of the United States.
Segment Four encompasses the northeastern region of the United States to include New York City, New Jersey, and Boston.
Segment Five encompasses Florida, Alabama, parts of Tennessee and the southeastern region of the United States to include the Gulf Coast region and Texas.
Segment Six encompasses the USA Parking acquisition.
Segment Seven encompasses Miami, FL, Europe, Puerto Rico, Central and South America.
Other encompasses the home office, eliminations, owned real estate and certain partnerships.
(19) Subsequent Event
     In October 2006, the Company sold its operations in Poland, which has been included in discontinued operations. The financial impact of the sale of Poland is not significant to the Company. The Company received $0.3 million from the sale of Poland.
     On November 28, 2006, the Company announced that it has retained The Blackstone Group L.P. as its financial advisor to assist the Company in exploring strategic alternatives to enhance stockholder value.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     None.
Item 9A. Controls and Procedures
(a) Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures
     Our Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this annual report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures effectively and timely provide them with material information relating to us and our consolidated subsidiaries required to be disclosed in the reports we file or submit under the Exchange Act.
(b) Management’s Report on Internal Control Over Financial Reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting included those policies and procedures that:
(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.
Based on management’s assessment and those criteria, management believes that, as of September 30, 2006, the Company’s internal control over financial reporting was effective.
The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting. That report begins below.
(c) Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting during our fiscal quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Central Parking Corporation:
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (Item 9A(b)) that Central Parking Corporation and subsidiaries (the Company) maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of September 30, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, and our report dated December 14, 2006 expressed an unqualified opinion on those consolidated financial statements. Our report refers to a change in accounting for share-based payments in fiscal 2006.
/s/ KPMG LLP
Nashville, Tennessee
December 14, 2006

PART III
Item 10. Directors and Executive Officers of the Registrant
The following table sets forth, as of December 31, 2006, the Company’s directors:

	Director	Positions with Company, Directorships and Business
Name and Age	Since	Experience for Last Five Years
Monroe J. Carell, Jr., 75	1979	Executive Chairman of the Board of Directors of the Company since August 2005. Mr. Carell served as Chairman of the Board of Directors from 1979 until being named Executive Chairman in August 2005. Mr. Carell also served as Chief Executive Officer from 1979 until April 2001 and from May 2003 to August 2005. Mr. Carell has served as a trustee of Vanderbilt University since 1991 and is a life member of the Urban Land Institute.

Raymond T. Baker, 57	2004	Partner, Gold Crown Management Company, a real estate asset management company, from 1974 to present. Mr. Baker is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He is a member of the Board of Directors of Alpine Banks of Colorado. Mr. Baker also serves on the Steele Street Bank Board of Directors and Land Title Guarantee Board of Directors. Mr. Baker is currently serving as Chairman of the Board of the Denver Metropolitan Major League Baseball Stadium District; Chairman of the Board of the Metropolitan Football Stadium District (Denver); Chairman of the Colorado Commission on Higher Education and the Colorado Commission on Higher Education Capital Development Committee.

Claude Blankenship, 66	2006	Executive Managing Partner, Blankenship CPA Group, a firm that provides audit, tax, accounting and business consulting services, since September 1992. Mr. Blankenship is a member of the American Institute of Certified Public Accountants (AICPA) and serves on the AICPA Executive Committee for Private Companies Practice Section. He is also a member and past president of the Tennessee Society of Certified Public Accountants. Mr. Blankenship currently serves on the Board of Directors of Faith Family Clinic and the Family Foundation.

Kathryn Carell Brown, 44	2004	Mrs. Brown was employed in various corporate staff positions with the Company from 1985 through 1996. She served as Project Manager for Herbert and Company, a residential construction company, from February 1998 until December 2000. Mrs. Brown currently serves as Vice Chairman of the Tennessee Repertory Theater and a member of the Board of Trustees of The Ensworth School. Mrs. Brown is the daughter of Monroe J. Carell, Jr., Executive Chairman of the Board of Directors of the Company.

Emanuel J. Eads, 55	2006	President and Chief Executive Officer since August 2005. Mr. Eads served as President and Chief Operating Officer from May 2003 to August 2005. He served as President – Business Development from October 2001 until his appointment as President and Chief Operating Officer. Prior to October 2001, Mr. Eads served as Executive Vice President, a position he assumed in August 1998. Employed by the Company since 1974, Mr. Eads previously served in a variety of positions of increasing responsibility including Senior Vice President, Regional Manager and General Manager.

Lewis Katz, 65	1998	Mr. Katz serves as Governor of the New Jersey Nets, a National Basketball Association franchise. He served as the Chief Executive Officer of Kinney System Holding Corp., a parking services company, from November 1990 until the Company acquired Kinney in February 1998.

	Director	Positions with Company, Directorships and Business
Name and Age	Since	Experience for Last Five Years
Edward G. Nelson, 75	1993	Mr. Nelson formed Nelson Capital Corp., a merchant banking firm, in 1985, and has served as Chairman and President since its organization. Mr. Nelson serves as a director of Bucyrus International, Inc., a manufacturer of surface mining equipment, Ohio Steel Forge, a subsidiary of Daido Steel of Japan and Evolved Digital Solutions, a radiology management company. Mr. Nelson also serves as a trustee of Vanderbilt University and is Honorary Consul General of Japan.

Owen G. Shell, Jr., 70	2004	Mr. Shell is a private investor. He served as President of the Asset Management Group of Bank of America Corporation from November 1996 until June 2001. From 1986 until 1996, Mr. Shell served as President of Bank of America/Tennessee and Chairman of the Commercial Corporate Forum for Bank of America Corporation. He has served as a director of LifePoint Hospitals, Inc. since December 2002 and currently serves as Chairman of the Board.

William B. Smith, 63	2004	Mr. Smith has served as an Advisory Director of Morgan Stanley & Co. Incorporated, a financial services firm, since July 2000. From May 1997 until July 2000, Mr. Smith served as Managing Director of Morgan Stanley, head of Morgan Stanley Realty and a member of the Investment Banking Department. He joined Dean Witter Discover, which merged with Morgan Stanley in May 1997, in 1982. Mr. Smith has served as a director of Pulte Homes, Inc., a real estate home building company, since March 2001.
The following table sets forth, as of December 31, 2006, the Company’s Executive Officers:

	Year of	Positions With The Company And Business
Name & Age	Employment	Experience For The Last Five Years
Monroe J. Carell, Jr., 75	1967	See description above.

Emanuel J. Eads, 55	1974	See description above.

James H. Bond, 64	1971	President — International Operations since October 2001. Mr. Bond was also named Executive Vice President – Strategic Initiatives in April 2006. Mr. Bond has been employed by the Company since 1971 in a variety of positions and served as President and Chief Operating Officer until October 2001.

William H. Bodenhamer, 54	2001	President of the Company’s USA Parking subsidiary, which was acquired by the Company in October 2001. Mr. Bodenhamer founded USA Parking in 1980 and has served as its president since that time. USA Parking provides valet parking and transportation services primarily to the hospitality industry.

Robert Cizek, 42	1990	Senior Vice President since May 2000. Mr. Cizek is responsible for the Company’s operations in the Southeast and Texas. He served as a regional manager for the Company from March 1995 until his appointment as Senior Vice President. Prior to March 1995, Mr. Cizek served as a general manager and operations manager for the Company.

Jeff Heavrin, 45	2002	Senior Vice President and Chief Financial Officer since June 2005. Mr. Heavrin served as Vice President and Controller of the Company from December 2002 to June 2005 and served as

	Year of	Positions With The Company And Business
Name & Age	Employment	Experience For The Last Five Years
		interim Chief Financial Officer from March to June 2005. Prior to joining the Company, Mr. Heavrin served as Controller of Service Merchandise, a retailer, from December 1998 to December 2002. Prior to December 1998, he held positions of increasing responsibility with Deloitte Touche. Mr. Heavrin is a Certified Public Accountant.

Donald N. Holmes, 56	2002	Senior Vice President — Human Resources since January 2002. From 1990 to 2001, Mr. Holmes held positions of increasing responsibility in human resources with CSX Transportation, including Assistant Vice President, Human Resources — Operations. He previously held various human resources positions with SmithKline Beecham Corporation.

Alan J. Kahn, 46	1982	Senior Vice President responsible for the Company’s operations in the Midwest and Canada. Mr. Kahn was named Senior Vice President in April 1996 and served as Executive Vice President from August 2005 to August 2006. He previously served in various other positions with the Company, including general and regional manager. Mr. Kahn serves on the Executive Committee of the National Parking Association and is Secretary of the association.

Gregory D. Maxey, 49	1979	Senior Vice President responsible for the Company’s operations in the Mid-Atlantic region and portions of the Southeast since December 2002. Mr. Maxey served as Managing Director of the Company’s European operations from 1999 until appointed to his current position. From 1995 to 1999, he served as International Marketing Director for the Company. He previously served in a variety of other positions with the Company including regional and general manager.

Benjamin F. Parrish, Jr., 50	1998	Senior Vice President and General Counsel since August 1998. From 1993 to 1998, Mr. Parrish served as Senior Vice President and General Counsel of Smith & Nephew, Inc., a medical products company.

William R. Porter, 52	1996	Senior Vice President — Acquisitions since November 1996. From 1991 to 1996, Mr. Porter served as Executive Vice President — Marketing for Ace Parking, a parking management company.

Gregory J. Stormberg, 44	1996	Executive Vice President since August 2005. Mr. Stormberg served as Senior Vice President from October 2002 to August 2005. He is responsible for the Company’s operations in the Northeast, Southwest, Southeast and the West Coast. From February 1997 until his appointment as Senior Vice President, Mr. Stormberg served as Vice President/Regional Manager of the Company’s operations in Texas and portions of the Southwest.
Section 16(A) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. During fiscal 2006, all such filings and disclosure requirements were met within the time allowed for all persons subject to Section 16(a) except that Mr. Porter was late in filing one Form 4.
Code Of Ethics
     The Company has adopted a code of ethics as part of its corporate compliance program. The code of ethics applies to all of the Company’s officers and employees, including its chief executive officer, chief financial officer and controller. The code is posted on the investor’s page of the Company’s website at www.parking.com. In addition, copies of the Company’s code of ethics may be obtained without charge upon request to Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com. Any amendments to, or waivers from, this code of ethics will be posted on our website.
Board of Directors and Corporate Governance
     During Central Parking’s fiscal year ended September 30, 2006 (“fiscal 2006”), the Board held four meetings. The Board frequently meets in Executive Session, from which all employees of the Company, except the Executive Chairman, are excluded. Matters relating to compensation, succession planning and other more sensitive areas are discussed at these sessions. The Board also meets regularly in Executive Session without the Executive Chairman. The presiding director solicits topics for discussion from the other directors and provides feedback from the Executive Session to the Chief Executive Officer and the General Counsel. The presiding director is chosen annually by a majority vote of the non-executive directors. The current presiding director is Ed Nelson. The Board has adopted Corporate Governance Guidelines, a current copy of which is available on the Company’s website, www.parking.com. In addition, copies of the Corporate Governance Guidelines may be obtained without charge upon request to Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com.
Committees of the Board of Directors
     The Board has the following committees: Audit, Compensation and Nominating/Corporate Governance. During fiscal 2006, the Audit Committee held 11 meetings, the Compensation Committee held three meetings and the Nominating/Corporate Governance Committee held two meetings. During fiscal 2006, all of the current directors of Central Parking attended at least 75% of the aggregate number of meetings of the Board and the respective committees of the Board on which they served.
     The Compensation Committee, which is comprised of Messrs. Baker, Blankenship and Shell, is responsible for reviewing and recommending the appropriate compensation and benefits of officers of Central Parking, administering Central Parking’s 2006 Long-Term Incentive Plan and overseeing Central Parking’s various other compensation and benefit plans. The Compensation Committee has a written charter, a current copy of which is available on the Company’s website, www.parking.com. In addition, copies of the Compensation Committee Charter may be obtained without charge upon request to Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com.
     The Audit Committee, which is comprised of Messrs. Nelson, Blankenship and Smith, is responsible for overseeing the auditing procedures and financial reporting of Central Parking, reviewing the scope of Central Parking’s annual audit and the fees charged by Central Parking’s independent registered public accounting firm, receiving, reviewing and accepting the reports of Central Parking’s independent registered public accounting firm, and overseeing Central Parking’s systems of internal accounting and management controls. The Audit Committee has a written charter, a current copy of which is available on the Company’s website, www.parking.com. In addition, copies of the Audit Committee Charter may be obtained without charge upon request to Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” directors, qualified to serve on the Audit Committee pursuant to Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. Claude Blankenship has been designated as the financial expert within the meaning of the New York Stock Exchange’s listing standards.
     The Nominating/Corporate Governance Committee, which is responsible for identifying and recommending to the Board nominees for director and for providing guidance to the Board on corporate governance issues, is comprised of Messrs. Shell, Baker and Nelson. The Nominating/Corporate Governance Committee will solicit recommendations for nominees from persons whom the committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating/Corporate Governance Committee may also engage a search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee evaluates potential nominees by examining, among other things, their qualifications, background information, references and relevant experience and selects individuals who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment throughout their careers and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.
     The Nominating/Corporate Governance Committee will consider nominees for director recommended by shareholders if they are submitted in writing to the Corporate Secretary not later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Such written recommendation from shareholders must set forth the names of such nominees and all supporting information relating to such persons, including their qualifications for service as a director of the Company (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). All nominees properly submitted to the Secretary will be evaluated and considered by the members of the Nominating/Corporate Governance Committee using the same criteria as nominees identified by the Nominating/Corporate Governance Committee itself. The Board has determined that each member of the Nominating/Corporate Governance Committee is independent as defined in the New York Stock Exchange listing standards. The Nominating/Corporate Governance Committee has a written charter, a current copy of which is available on the Company’s website, www.parking.com. In addition, copies of the Nominating/Corporate Governance Committee Charter may be obtained without charge upon request to Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com
Shareholder Communication with the Board
     Shareholders and other constituencies may communicate with the Board or individual members of the Board by addressing written correspondence to Central Parking Corporation, 2401 21st Avenue South, Suite 200, Nashville, Tennessee 37212, attention: Senior Vice President and General Counsel, or by sending an e-mail to bparrish@parking.com. Inquiries sent by mail will be reviewed by the Company’s General Counsel and if they are relevant to, and consistent with, the Company’s operations, policies and philosophies, they will be forwarded to the Audit Committee. This committee will monitor the correspondence and bring any significant issues to the attention of the appropriate members of the Board.
Director Attendance at Annual Meeting
     Central Parking strongly encourages, but does not require, its board members to attend the Annual Shareholders Meeting. Last year, all of our directors attended the 2006 Annual Shareholders Meeting.
Item 11. Executive Compensation
     The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the person who served as Central Parking’s Chief Executive Officer and the persons who were the four other most highly compensated executive officers during fiscal 2006 (the “Named Executive Officers”) for all services rendered in all capacities to Central Parking for the fiscal years indicated.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other		Securities
				Annual	Restricted	Underlying	All Other
Name and				Compen-	Stock	Options/	Compen-
Principal Position	Year	Salary($)(1)	Bonus($)(1)	sation($)(2)	Awards($)	SARs(#)(3)	sation($)(4)
Emanuel J. Eads	2006	559,138	435,236	—	—	300,000	8,800
President and Chief	2005	466,795	150,358	—	—	—	8,200
Executive Officer (5)	2004	448,767	125,000			23,000	8,200
Monroe J. Carell, Jr.	2006	693,249	—	—	—	—	17,054	(7)
Executive Chairman (6)	2005	525,591	123,020	—	—	—	15,619	(8)
	2004	543,906	137,500	33,994	—	23,000	21,202	(9)
Gregory J. Stormberg	2006	381,865	360,000	—	—	—	9,867
Executive Vice	2005	300,329	300,000	—	—	—	82,219	(10)
President	2004	299,178	225,000	—	—	23,000	8,200
James H. Bond	2006	448,768	243,504	—	—	—	8,800
President —	2005	448,768	41,007	—	—	—	8,200
International	2004	448,768	118,500	—	—	23,000	8,000
Operations
Alan Kahn	2006	361,634	277,654	—	—	—	8,800
Senior Vice	2005	310,685	142,642	7,132	—	—	8,200
President	2004	299,178	211,368	10,568	—	23,000	8,200

(1)	Includes amounts deferred under the Company’s Profit Sharing and 401(k) Savings Plan and Deferred Stock Unit Plan.

(2)	Except as otherwise noted, these amounts represent the dollar value as of the end of each fiscal year of premium shares awarded each year under the Company’s Deferred Stock Unit Plan. The premium units vest ratably over a four-year period from the date of grant.

(3)	These amounts represent the number of shares subject to options granted each year under the Company’s 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel. No stock appreciation rights were granted under this plan.

(4)	These amounts include contributions by the Company to the Company’s Profit Sharing and 401(k) Savings Plan, and miscellaneous compensation.

(5)	Named President and Chief Executive Officer on August 2, 2005. Served as President and Chief Operating Officer from May 2003 to August 2, 2005.

(6)	Named Executive Chairman on August 2, 2005. Served as Chairman and Chief Executive Officer from May 2003 to August 2, 2005.

(7)	Includes $8,254 in insurance premiums.

(8)	Includes $7,419 in insurance premiums.

(9)	Includes $13,002 in insurance premiums.

(10)	Includes relocation expenses of $74,019.
Option Grants
     The following table reflects certain information with respect to options to acquire shares of Central Parking’s Common Stock granted under Central Parking’s 2006 Long-Term Incentive Plan to the Named Executive Officers during the fiscal year ended September 30, 2006. No stock appreciation rights were granted.
Option/SAR Grants in Last Fiscal Year

					Potential
	Individual Grants				Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of
	Securities	Options/SARS	Exercise		Stock Price
	Underlying	Granted to	Base		Appreciation for
	Options/SARs	Employees in	Price	Expiration	Option Term(1)
Name	Granted(#)	Fiscal Year	($/sh)	Date	5%($)	10%($)
Monroe J. Carell, Jr.	—	0.00%	—	—	—	—

Emanuel J. Eads	75,000	25%	14.405	6/12/2009	170,294	357,604

	75,000	25%	14.405	6/12/2012	367,431	833,575

	75,000	25%	14.405	6/12/2015	595,641	1,467,093

	75,000	25%	14.405	6/12/2016	679,442	1,721,840

Total Eads	300,000	100%	—	—	—	—

Gregory J. Stormberg	—	0.00%	—	—	—	—

James H. Bond	—	0.00%	—	—	—	—

William H. Bodenhamer	—	0.00%	—	—	—	—

Alan Kahn	—	0.00%	—	—	—	—

(1)	The dollar amounts under these columns result from calculations assuming 5% and 10% annual growth rates as set by the Securities and Exchange Commission and are not intended to forecast future appreciation of Central Parking Common Stock.

Option Exercises and Values
     The table below provides information with respect to exercises of options by the Named Executive Officers during the fiscal year ended September 30, 2006 under Central Parking’s Key Personnel Plan and the year-end value of unexercised options. Central Parking has granted no stock appreciation rights.
Aggregated Option/SAR Exercises in the Last Fiscal Year
and Period-End Option/SAR Values

Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options/SARs at
			Options/SARs at	Fiscal Year-
	Shares		Fiscal Year-End(#)	End($)(1)
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable
Monroe J. Carell, Jr.	—	—	224,457/6,250	376,658/23,563
Emanuel J. Eads	—	—	256,000/306,250	188,408/652,063
James H. Bond	—	—	270,750/6,250	188,408/23,563
Gregory J. Stormberg	—	—	93,875/6,250	131,353/23,563
William H. Bodenhamer	—	—	121,750/6,250	163,308/23,563
Alan Kahn	9,000	$58,500	186,000/6,250	150,758/23,563

(1)	This amount represents the aggregate number of options multiplied by the difference between $16.50 the fair market value of Central Parking Common Stock at September 30, 2006, and the exercise price for each option.
Equity Compensation Plan Information
     The following table provides information about the Company’s equity compensation plans in effect at September 30, 2006, aggregated for two categories of plans: those approved by shareholders and those not approved by shareholders.
Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of Securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Employee stock purchase plan	—	—	254,969
Stock option plan – key/ Restricted stock plan (1)	3,307,395	17.86	—
Stock option plan – directors (1)	77,500	29.79	—
Deferred stock unit plan	147,488	18.65	217,818
2006 omnibus plan	300,000	14.41	1,186,000

Total-Plans approved by security holders	3,832,383	17.86	1,658,787

Total-Plans not approved by security holders	none	—	—

Total all plans	3,832,383	17.86	1,658,787

(1)	Plan has expired, so no securities remain available under this plan.
Employment Agreements
     Central Parking has entered into employment agreements with Messrs. Carell, Eads, Stormberg, Bond, Kahn and other senior executives that provide for base salary and annual performance-based bonus payments (see Summary Compensation Table for base salaries and amounts of bonus payments). These employment agreements generally are for a term of one year but automatically renew for additional one-year periods unless notice is provided at least thirty days prior to the end of the term. The agreements may be terminated by the executive upon 30 days’ written notice or may be terminated by the Company by complying with the severance provisions provided in the agreement except in the case of a termination for cause, in which case the executive is not entitled to severance. These agreements provide that in the event an executive is terminated without cause (and such termination does not occur within two years following a change in control) or the executive terminates his employment due to a constructive termination, the executive would receive one year of base salary, bonus and welfare benefits, except in the case of Messrs. Carell and Eads, who would receive two years of base salary, bonus and welfare benefits. Terminated executives would also receive outplacement assistance with a value of up to $25,000. These agreements, other than Mr. Carell’s agreement (Mr. Carell’s non-compete obligations are described below), provide that the executive is subject to a non-competition covenant for 12 months following termination of employment and non-solicitation covenants for 24 months following termination except in the case of a termination following a change in control, in which case the non-competition and non-solicitation covenants are waived.
     These employment agreements further provide generally that in the event of a termination without cause or a termination by the executive for good reason within two years following a change in control, most senior executives (except as set forth below) would receive severance equal to two times base and bonus plus two years of benefits. Messrs. Carell, Eads and Bond, and certain corporate staff executives, would receive three times base and bonus plus three years of benefits in the event of a termination without cause or a constructive discharge within two years following a change in control. Unvested stock options and deferred stock units would vest immediately upon a change in control. The arrangements also include an excise tax gross-up provision. A change in control is defined to include (i) the acquisition of 30% or more of the outstanding stock of the Company other than through acquisitions by the Company, a subsidiary, an employee benefit plan of the Company, or Monroe Carell or family members or related entities; (ii) a change in the majority of the Board; (iii) consummation of a merger, consolidation, or reorganization, unless following such transaction the shareholders prior to the transaction continue to own more than 70% of the outstanding shares, Board members prior to the transaction continue to constitute a majority of the Board and no person or control group owns more than 30% of the stock (other than Mr. Carell, family members or related entities); or (iv) consummation of the sale of all or substantially all of the Company’s assets or the adoption of a plan of liquidation.
     The employment agreements generally define “Termination for Cause” as (i) executive’s embezzlement, intentional mishandling of Company funds or theft or fraud with respect to the business or affairs of the Company; (ii) executive’s conviction of a felony or other crime involving moral turpitude which adversely affects executive’s job-related responsibilities; (iii) a violation by executive of the non-competition and non-solicitation covenants in the agreement; and (iv) executive’s deliberate and willful continuing refusal to substantially perform the duties and obligations of his position. “Constructive Discharge” is defined as termination of executive’s employment due to a failure of the Company to fulfill its obligations under the agreement in any respect, including (i) any reduction in executive’s base salary or annual incentive award or any other Company incentive plan target other than reductions not to exceed 25% applicable to all executive officers of the Company; (ii) substantial reduction of benefits or (iii) the reduction in the title, authority and/or duties of the executive.
     On December 14, 2004, the Company entered into an Employment Agreement and a Revised Deferred Compensation Agreement with Monroe Carell. The Employment Agreement and the Revised Deferred Compensation Agreement were negotiated in connection with Mr. Carell’s return to the Company as chief executive officer. The Employment Agreement is described above. The Revised Deferred Compensation Agreement replaced the prior deferred compensation agreement between Mr. Carell and the Company dated October 1, 1988, as amended. The Revised Deferred Compensation agreement provides that Mr. Carell is subject to non-competition and non-solicitation covenants during any period payments are made under the agreement, including periods following termination of employment, and for 12 months following the acceleration of amounts payable to Mr. Carell under the agreement upon a change in control (as described below). Following the termination of his employment, for any reason other than death, the Revised Deferred Compensation Agreement entitles Mr. Carell to annual payments of $500,000 until his death and, in the event his wife survives him, she is entitled to annual payments of $500,000 until her death. The agreement further provides that in the event of a change in control the annual payments shall cease, and the Company shall make a lump sum payment to Mr. Carell equal to the then actuarial value of the foregoing annual payments payable under this agreement. Mr. Carell also agrees to provide consulting services to the Company following the termination of his employment. In addition, the agreement provides that if Mr. Carell ceases to serve as the chief executive officer, he shall be entitled to annual payments of $300,000 until the later of (i) the date he ceases to serve as non-employee chairman of the Company’s board of directors or (ii) the date five years following the first payment; provided such payments shall cease if Mr. Carell breaches the non-competition or non-solicitation provisions. The arrangements also include an excise tax gross-up provision. On October 26, 2006, the Company entered into an amendment to the Employment Agreement with Mr. Carell. The purpose of the amendment was to avoid the imposition of taxes on certain payments to Mr. Carell pursuant to Section 409A of the Internal Revenue Code.
     The Revised Deferred Compensation Agreement was amended on October 27, 2005, to clarify the Company’s obligations under the agreement to provide health insurance coverage following termination of employment for Mr. Carell and his wife. Under the amended agreement, Mr. Carell agreed to procure Medicare supplemental insurance coverage that provides substantially the same level of benefits as the Company’s plan. The Company will reimburse Mr. Carell for the costs of such coverage for Mr. Carell and his wife. In the event of a change in control, the Company will pay Mr. Carell or his widow a lump sum payment equal to the actuarial value of the amounts payable by the Company for such coverage. On May 30, 2006, the Revised Deferred Compensation Agreement was amended to provide that all payments required to be paid to Mr. Carell on or after January 1, 2007 under Section 2.1 and 2.2 of the agreement (which include the annual payments of $500,000 to Mr. Carell or his wife described above), shall be paid in a lump sum equal to the then actuarial value of the payments. This amendment also provides that the Company’s obligation under Section 3 of the agreement to pay annual payments of $300,000 ($25,000 per month) following Mr. Carell’s cessation to serve as chief executive officer are currently being satisfied through the payment from the Company for his services as Executive Chairman. These payments of $25,000 per month will resume on the first day of the month immediately following the last month in which Monroe is an employee of the Company and continue for the remaining period he is entitled to receive such payments under Section 3. In addition, the amendment provides that the actuarial value of the cost of the insurance coverage for Mr. Carell and his wife described above will be paid in a lump sum on the date that the payment is made under Section 2.1 and 2.2 of the agreement.
     Under the terms of a Performance Unit Agreement dated as of June 26, 1986, as amended, between Mr. Bond and the Company, Mr. Bond was issued 267,750 shares of Common Stock under the Company’s 1995 Restricted Stock Plan, together with the right to receive additional shares of restricted Common Stock in an amount determined by a formula based upon the Company’s performance. Pursuant to amendments to the Performance Unit Agreement effective May 31, 2001, and September 30, 2001, the restricted shares were placed in an irrevocable trust and are distributable to Mr. Bond upon termination of his employment with the Company for any reason. The market value of the restricted shares was $4,417,875 on September 30, 2006.
Director Compensation
     Non-employee directors of Central Parking receive an annual retainer of $20,000, a meeting fee of $4,000 for each Board of Directors meeting attended, a meeting fee of $2,500 for each committee meeting attended in person, $1,500 for each committee meeting attended by phone and an annual grant of 2,000 shares of restricted stock. Committee chairpersons also receive an annual retainer of $5,000. Directors who are employees of Central Parking or its affiliates do not receive additional compensation for services as a director of Central Parking. All directors are reimbursed for actual expenses incurred in connection with attending meetings.
Compensation Pursuant to Plans
1995 Incentive and Nonqualified Stock Option Plan for Key Personnel
     Under the 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel (the “Key Personnel Plan”), options to purchase an aggregate of 7,317,500 shares of Common Stock were authorized for grant to directors, officers, and other key employees, consultants and advisors of Central Parking and its subsidiaries. The Key Personnel Plan is administered by the Board of Directors, which determines the vesting period and other terms of the options granted under the plan. Options granted under the plan have various vesting periods, generally ranging from one year to nine years after the date of the grant and expire on the tenth anniversary of their grant. The vesting of certain options may be accelerated if the Company achieves certain earnings targets or stock price targets. The plan provides that the exercise price of an option must not be less than the fair market value of the Common Stock on the trading day next preceding the date of grant. Vested options generally are exercisable for a period of three months after termination of employment. In the event of a merger or consolidation in which the Company is not the surviving corporation and the options are not assumed or substituted by the surviving corporation, all options will become exercisable immediately prior to such merger or consolidation. As of September 30, 2006, 12 executive officers (two of whom are directors) and approximately 295 key employees held options to purchase a total of 3,307,395 shares under the Key Personnel Plan. No new grants may be made under the Key Personnel Plan after August 2005.
1995 Restricted Stock Plan
     In August 1995, Central Parking’s Board of Directors and shareholders adopted the Restricted Stock Plan under which restricted shares of Common Stock were available for grant to directors, officers and other key employees and consultants of Central Parking and its subsidiaries. The plan is administered by the Board of Directors or a committee designated by the Board, which has the authority to select participants, make stock awards, determine the size and terms of stock awards (subject to the terms of the plan) and to make other determinations with respect to the plan. A participant vests in shares awarded under the plan in accordance with the vesting schedule determined by the Board (or the committee designated by the Board to administer the plan), except that a participant vests fully in any shares awarded under the plan in the event of a change of control, as defined in the plan. As of September 30, 2006, one executive officer and ten non-employee directors held a total of 282,409 shares issued under the Restricted Stock Plan. The Restricted Stock Plan allows for the issuance of up to 7,317,500 shares of Common Stock, in the aggregate, when taken together with shares available for grant under the Key Personnel Plan. A total of 330,463 shares have been issued under the Restricted Stock Plan since inception of the plan. No new grants may be made under the Restricted Stock Plan after August 2005.
1996 Employee Stock Purchase Plan
     The Company maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of the Company’s domestic employees (including executive officers) to purchase shares of the Company’s common stock. The plan authorizes the issuance of up to 850,000 shares of Common Stock. As of September 30, 2006, 595,032 shares had been issued under this plan. Participating employees may purchase common stock at a purchase price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of the purchase period. Participation periods are annual and begin on April 1 of each year. Employees may designate up to 10% of their annual salary (up to a maximum of $25,000) for the purchase of common stock under the plan. A total of 39,012 shares were issued at a purchase price of $14.60 per share to 516 employees in the most recent plan year, which ended on March 31, 2005. The Company suspended contributions into the Plan effective April 1, 2005.
1995 Nonqualified Stock Option Plan for Directors
     In August 1995, Central Parking’s Board of Directors and shareholders adopted the 1995 Nonqualified Stock Option Plan for Directors under which nonqualified options to purchase an aggregate of 475,000 shares of Common Stock were authorized for grant to non-employee directors of Central Parking. Vested options generally are exercisable for a period of three months following termination of service as a director. In the event of a merger or consolidation in which the Company is not the surviving corporation and the options are not assumed or substituted by the surviving corporation, all options will become exercisable immediately prior to such merger or consolidation. As of September 30, 2006, directors held options to purchase an aggregate of 77,500 shares of Common Stock. No new grants may be made under the Directors’ Plan after August 2005.
Profit Sharing and 401(k) Savings Plan
     Under the Central Parking System Profit Sharing and 401(k) Savings Plan, the Company matches 100% of each participant’s pre-tax contributions up to 3% of compensation and matches 50% of the next 2% of compensation. All matching contributions are 100% vested when made. Substantially all of Central Parking’s full-time domestic employees (including all executive officers) are eligible to participate in the plan. The plan also allows profit sharing contributions to be made by the Company. The Company determines the amount of profit sharing contributions, if any, it will contribute to the plan each year. Profit sharing contributions are allocated among participants based on years of service and total compensation (up to $170,000). Profit sharing contributions generally vest over a five-year period. Company contributions to the plan were approximately $2.2 million for fiscal 2006, comprised entirely of company matching contributions to participants in the 401(k) plan. No profit-sharing contributions were made for fiscal 2006.
Deferred Stock Unit Plan
     The Deferred Stock Unit Plan provides for the issuance of up to 375,000 shares of Common Stock. Under the plan, key employees designated to participate in the plan can defer from 5% to 50% of total cash compensation. Amounts deferred under the plan are converted into stock units. The Company matches participant’s deferrals as follows: the first 20% of total compensation deferred is matched at a rate of 25% and deferrals in excess of 20% of total compensation are matched at a rate of 50%. Company matches are in the form of additional stock units, which vest on a pro rata basis over a four-year period. For deferrals during the fiscal year, stock units are credited monthly based on the closing price of the Company’s Common Stock on the last trading day in the month. For deferrals from the annual bonus paid following the end of the fiscal year, stock units are credited based on the average of the twelve monthly closing prices used to credit stock units during the fiscal year. A participant’s stock unit account is distributed in shares of Common Stock to the participant or his designee upon the participant’s retirement, death, termination of employment, commencement date selected by the participant at the time the participant elects to make the deferral, or a change in control (as defined in the plan) of the Company. As of September 30, 2006, ten executive officers were participants in the plan with an aggregate balance of 147,488 stock units. The Company suspended contributions to the Deferred Stock Unit Plan effective October 1, 2005.
2006 Long-Term Incentive Plan
     In February 2006, the Company’s shareholders approved the Central Parking Corporation 2006 Long-Term Incentive Plan. The plan is designed to give the Company additional flexibility to address changing accounting rules and corporate governance practices by utilizing stock options, restricted stock, restricted stock units and stock appreciation rights as well as cash-based awards. The maximum number of shares of Company common stock which may be awarded and delivered under the plan is 1.5 million shares. The plan is administered by the Compensation Committee of the Board of Directors, which has the discretion, subject to the provisions of the plan, to select the employees and other service providers to receive awards under the plan and to determine the type, size and terms of the awards to be granted to each individual selected. The Compensation Committee also determines the time when the awards will be granted and the duration of any applicable exercise and vesting period, including the criteria for excercisability and vesting. Except as otherwise provided in the Plan, the Compensation Committee may specify in an award agreement that upon the occurrence of a change in control (as defined in the plan), such award will immediately vest and become fully exercisable, the restrictions as to transferability of shares subject to the award will be waived, and any and all forfeiture risks or other contingencies will lapse. As of September 30, 2006, one employee held options to purchase a total of 300,000 shares under the plan. In fiscal 2006, 14,000 restricted shares were issued under the 2006 plan.
Compensation Committee Interlocks And Insider Participation
     Messrs. Baker, Blankenship and Shell served as members of the Compensation Committee of the Company’s Board of Directors during fiscal 2006. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Item 12.	Security Ownership of Certain Beneficial Owners, Management and Related Stockholder Matters
The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of December 31, 2006, of (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each director, nominee and Named Executive Officer, and (iii) all directors, nominees and executive officers of the Company as a group. On that date, 32,192,211 shares were outstanding. Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares of the Common Stock indicated.

	Amount and
	Nature of
	Beneficial
Beneficial Owner	Ownership(1)		Percent(1)
Monroe J. Carell, Jr.	6,294,900	(2)	19.4%
2401 21st Avenue South, Suite 200,
Nashville, Tennessee 37212
The Carell Children’s Trust (3)	6,696,153		20.8%
One Belle Meade Place, Suite 310, 4400 Harding Road,
Nashville, Tennessee 37205
Dimensional Fund Advisors	3,068,006	(4)	9.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Columbia Wanger Asset Management	2,424,000	(5)	7.5%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Raymond T. Baker	8,333	(6)	*
William H. Bodenhamer	67,419	(7)	*
James H. Bond	548,930	(8)	1.7%
Kathryn Carell Brown	2,208,271	(9)	6.9%
Claude Blankenship	2,000	(10)	*
Edward G. Nelson	46,192	(11)	*
Emanuel J. Eads	284,227	(12)	*
Jeff Heavrin	14,125	(13)	*
Alan Kahn	204,620	(14)	*
Lewis Katz	701,685	(15)	2.2%
Owen G. Shell	9,333	(16)	*
William B. Smith	7,333	(17)	*
Gregory J. Stormberg	93,125	(18)	*

Directors and executive officers as a group (19 persons)	11,373,658	(19)	33.2%

*	Indicates less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after the date set forth above, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2)	Includes options to purchase 215,044 shares of Common Stock granted pursuant to the Key Personnel Plan, 23,377deferred stock units, and 124,999 shares held by the Monroe Carell, Jr. Foundation. Excludes 6,696,153 shares held by The Carell Children’s Trust. See footnote 3.

(3)	The Carell Children’s Trust is a trust created by Mr. Carell in 1987 for the benefit of his children. The trustee is Equitable Trust Company.

(4)	Based on Schedule 13G filed by Dimensional Fund Advisors with the Securities and Exchange Commission on February 6, 2006.

(5)	Based on Schedule 13G filed by Columbia Wanger Asset Management with the Securities and Exchange Commission on January 9, 2007.

(6)	Includes 4,334 directly owned shares and 3,999 shares of restricted stock.

(7)	Includes 67,419 deferred stock units and options to purchase 121,750 shares of Common Stock.

(8)	Includes 267,750 shares of stock held in an irrevocable trust that were granted under the Company’s 1995 Restricted Stock Plan in connection with Mr. Bond’s Performance Unit Agreement, 2,250 shares held by his spouse, 11,806 shares directly owned, 5,374 deferred stock units, and options to purchase 261,750 shares of Common Stock granted pursuant to the Company’s Key Personnel Plan. This amount excludes 700 shares held by the Andrew Bond Trust with respect to which Mr. Bond disclaims beneficial ownership.

(9)	Includes 81,630 shares held by the 1996 Carell Grandchildren’s Trusts with respect to which Mrs. Brown is a co-trustee, 20,000 shares held by the Kathryn Carell Brown Foundation with respect to which Mrs. Brown serves on the Board of Trustees, 79,303 shares held by the 2002 Katheryn Carell Brown Charitable Trust, 2,021,887 shares held by various trusts of which Mrs. Brown serves on the committee which has investment power with respect to Central Parking Common Stock held by such trusts and 3,999 restricted shares. This amount excludes 6,696,153 shares held by The Carell Children’s Trust with respect to which Mrs. Brown is a beneficiary. See footnote 3. This amount also excludes 61,823 shares held by her spouse and trusts for the benefit of Mrs. Brown’s children of which Mrs. Brown disclaims beneficial ownership.

(10)	Includes 2,000 restricted shares.

(11)	Includes 4,500 shares held by Mr. Nelson’s spouse, of which Mr. Nelson disclaims beneficial ownership, and options to purchase 23,000 shares of Common Stock, restricted shares of 3,999 and directly owned shares of 14,693.

(12)	Includes 18,601 deferred stock units, options to purchase 249,250 shares of Common Stock and 16,376 shares directly owned by Mr. Eads.

(13)	Includes options to purchase 14,125 shares of common stock.

(14)	Includes 13,879 deferred stock units, options to purchase 179,250 shares of common stock and 11,491 shares directly owned by Mr. Kahn.

(15)	Includes 667,779 shares of Common Stock owned by a partnership of which Mr. Katz is a general partner, options to purchase 25,250 shares of the Company’s Common Stock, 3,999 restricted shares and 4,657 shares directly owned by Mr. Katz.

(16)	Includes 5,334 shares directly owned and 3,999 restricted shares.

(17)	Includes 3,334 directly owned shares and 3,999 restricted shares of stock.

(18)	Includes options to purchase 93125 shares of common stock.

(19)	Includes options to purchase 1,947,794 shares of the Company’s Common Stock, 150,603 deferred stock units and 293,744 shares of restricted stock.
Item 13. Certain Relationships and Related Transactions
     The Company leases two properties from an entity 50% owned by Monroe Carell, Jr., the Company’s Executive Chairman, and 50% owned by Mr. Carell’s three daughters, including Kathryn Carell Brown, a director. The leases, which were entered into in 1995 for a term of ten years, were amended in fiscal 2005. The amended leases have terms of two and three years respectively, Total rent expense for the two locations in fiscal 2006, including percentage rent, was $875,000. Management believes such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated persons
     The Company owns a 50% interest in a limited liability company (“LLC”) that owns the Lodo Garage in Denver, Colorado. The Company manages the garage under a long-term management agreement. An offer to purchase the entire LLC was received from an unrelated third party and the owner of the other 50% interest informed the Company of its desire to sell its interest. The Company declined to sell its interest in the LLC and the third party buyer was not interested in purchasing a 50% interest. The Company elected not to exercise its option to purchase the remaining 50% interest and another buyer was sought by the parties. A company owned by Mr. Carell and his three daughters including Kathryn Carell Brown, a director, purchased the remaining 50% interest in the LLC at the price offered by the unrelated third party. The purchase was completed in February 2004. As a result, the entity owned by Mr. Carell and his daughters now owns 50% of the LLC and the Company owns the remaining 50% of the LLC.
     In connection with the Company’s acquisition of Kinney System Holding Corp. (“Kinney”) in February 1998, the Company entered into a consulting agreement with Lewis Katz, one of the principal shareholders of Kinney and a director of the Company since May 1998. Under this agreement, Mr. Katz is entitled to receive a base consulting fee of $200,000 a year beginning in February 1999 and continuing for a period of four years. The agreement has been extended on a year-to-year basis and is cancelable upon 60 days’ notice. The agreement also provides certain incentives to Mr. Katz to seek new business opportunities for the Company. In this regard, Mr. Katz is entitled to receive a “participating consulting fee” equal to 10% of “adjusted operating income,” as defined in the agreement, from the operation of any new leased or managed parking facilities that Mr. Katz secures for the Company. This participating consulting fee, which is to be paid for a period of five years from the commencement date of the parking facility, is to be paid only to the extent adjusted operating income from these new locations exceeds $200,000. In fiscal 2006, Mr. Katz received $200,000 under the consulting agreement.
     A subsidiary of the Company entered into a limited partnership agreement with Arizin Ventures, L.L.C. (“Arizin”), a company owned by Lewis Katz, in the fiscal year ended September 30, 1999. The Company serves as the general partner of the partnership and Arizin serves as the limited partner. Under the partnership agreement, Mr. Katz has agreed to seek new business opportunities in the form of leases and management contracts to operate parking facilities as well as renewals of existing leases and contracts as requested by the Company. The Company operates all of the partnership’s parking facilities. The Company owns 70% of the partnership and Arizin owns 30%. The partnership agreement provides that the net profit or loss of the partnership equals the combined lot level profit of each of the parking facilities operated by the partnership. Mr. Katz receives an administrative fee of $50,000 per quarter as long as he remains active in seeking new contracts or renewals for the partnership. Cash flow, after expenses, is distributed to the partners semi-annually. Mr. Katz is not entitled to receive the “participating consulting fee” under his consulting agreement (described above) for any opportunities presented to the partnership. The partnership agreement provides that the Company has the right to purchase Mr. Katz’ interest in the partnership at fair market value in certain circumstances, including Mr. Katz’ death or incapacity. Fair market value will be determined by independent appraisal. Arizin received $591,000 from the partnership in fiscal 2006.
Item 14. Principal Accounting Fees and Services
     The firm of KPMG LLP has served as the Company’s independent registered public accounting firm since September 30, 1991, and has been selected to serve in such capacity for the fiscal year ended September 30, 2007.
AUDITORS FEES
     The following table summarizes fees for professional services provided to the Company by KPMG LLP for fiscal years ended September 30, 2006 and 2005:

	2006	2005
Audit Fees (1)	$1,944,178	$2,246,752

Audit-Related Fees (2)	439,509	294,660

Tax Fees (3)	10,150	11,200

All Other Fees	—	—

Total Fees for Services Provided	$2,393,837	$2,552,612

(1)	Audit Fees include fees for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements and internal controls over financial reporting for the years ended September 30, 2006 and 2005, and the limited reviews of the condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during fiscal 2006 and 2005.

(2)	In fiscal 2006 and 2005, audit-related fees consisted of fees paid for professional services rendered in connection with internal control reports; statutorily or contractually required audits of individual parking facilities; and audits of employee benefit plans.

(3)	Tax Fees for tax related services, principally consist of tax compliance services, rendered to the Company by KPMG LLP.
     All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent registered public accounting firm of the Company shall be pre-approved by the Audit Committee. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the registered public accounting firm independence, and whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with the Company.
     The Audit Committee has considered whether the provision of services by KPMG LLP is compatible with maintaining KPMG LLP’s independence from the Company.
Item 15. Exhibits and Financial Statement Schedules
(a)	(1) and (2) Financial Statements and Financial Statement Schedules
     Financial statements and schedules of the Company and its subsidiaries required to be included in Part II, Item 8, are listed in the Index to Consolidated Financial Statements.
(b)	(3) Exhibits
     The exhibits are listed in the Index to Exhibits which appears immediately following the signature page.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
Schedule II — Valuation and Qualifying Accounts

Amounts in thousands		Additions
	Balance at	Charged (Credited) to	Charged to		Balance at
	Beginning of	Costs and	Other	(Deductions)	End of
Description	Period	Expenses	Accounts	Recoveries	Period
Allowance for Doubtful Accounts and Notes Receivable
Year ended September 30, 2004	$3,720	959	—	(1,473)	$3,206
Year ended September 30, 2005	3,206	8,854	—	(1,792)	10,268
Year ended September 30, 2006	10,268	(1,951)	—	(5,406)	2,911

Deferred Tax Valuation Account
Year ended September 30, 2004	$5,497	—	—	—	$5,497
Year ended September 30, 2005	5,497	6,597	—	—	12,094
Year ended September 30, 2006	12,094	4,584	—	—	16,678
See accompanying report of Independent Registered Public Accounting Firm.
CENTRAL PARKING CORPORATION and SUBSIDIARIES
Schedule IV — Mortgage Loans on Real Estate
September 30, 2006

Principal Amount
		Final	Periodic		Face	Carrying	of Loans Subject
	Interest	Maturity	Payment	Prior	Amount of	Amount of	to Delinquent
Description	Rate	Date	Terms	Liens	Mortgage	Mortgage	Principal or Interest
Mortgage note secured by parking garages	1-month LIBOR + 1.625%	2/28/08	Monthly interest only with balance of $12,681,698 due at maturity	None	$12,681,698	$12,681,698 at September 30, 2006	None
See accompanying report of Independent Registered Public Accounting Firm.

Signatures
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

CENTRAL PARKING CORPORATION
Date: December 14, 2006	By:	/s/ Jeff Heavrin
Jeff Heavrin
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Monroe J. Carell, Jr. Monroe J. Carell, Jr.	Chairman, Director	December 14, 2006
/s/ Emanuel Eads Emanuel Eads	President and Chief Executive Officer, Director	December 14, 2006
/s/ Jeff Heavrin Jeff Heavrin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 14, 2006
/s/ Claude Blankenship Claude Blankenship	Director	December 14, 2006
/s/ Lewis Katz Lewis Katz	Director	December 14, 2006
/s/ Edward G. Nelson Edward G. Nelson	Director	December 14, 2006
/s/ Owen Shell, Jr Owen Shell, Jr.	Director	December 14, 2006
/s/ William Smith William Smith	Director	December 14, 2006
/s/ Ray Baker Ray Baker	Director	December 14, 2006
/s/ Kathryn Brown Kathryn Brown	Director	December 14, 2006

Exhibit Index

Exhibit
Number	Document
2	Plan of Recapitalization, effective October 9, 1997 (Incorporated by reference to Exhibit 2 to the Company’s Registration Statement No. 33-95640 on Form S-1).

2.1
Agreement and Plan of Merger dated September 21, 1998, by and among the Registrant, Central Merger Sub, Inc., Allright Holdings, Inc., Apollo Real Estate Investment Fund II, L.P. and AEW Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement No. 333-66081 on Form S-4 filed on October 21, 1998).

2.2
Amendment dated as of January 5, 1999, to the Agreement and Plan of Merger dated September 21, 1998 by and among the Registrant, Central Merger Sub, Inc., Allright Holdings, Inc., Apollo Real Estate Investment Fund II, L.P. and AEW Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement No. 333-66081 on Form S-4 filed on October 21, 1998, as amended).

3.1	(a) Amended and Restated Charter of the Registrant (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 333-23869 on Form S-3).

(b) Articles of Amendment to the Charter of Central Parking Corporation increasing the authorized number of shares of common stock, par value $0.01 per share, to one hundred million (Incorporated by reference to Exhibit 2 to the Company’s 10-Q for the quarter ended March 31, 1999).

3.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 333-23869 on Form S-3).

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-95640 on Form S-1).

4.2
Registration Rights Agreement dated as of September 21, 1998 by and between the Registrant, Apollo Real Estate Investment Fund II, L.P., AEW Partners, L.P. and Monroe J. Carell, Jr., The Monroe Carell Jr. Foundation, Monroe Carell Jr. 1995 Grantor Retained Annuity Trust, Monroe Carell Jr. 1994 Grantor Retained Annuity Trust, The Carell Children’s Trust, The 1996 Carell Grandchildren’s Trust, The Carell Family Grandchildren 1990 Trust, The Kathryn Carell Brown Foundation, The Edith Carell Johnson Foundation, The Julie Carell Stadler Foundation, 1997 Carell Elizabeth Brown Trust, 1997 Ann Scott Johnson Trust, 1997 Julia Claire Stadler Trust, 1997 William Carell Johnson Trust, 1997 David Nicholas Brown Trust and 1997 George Monroe Stadler Trust (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement No. 333-66081 filed on October 21, 1998).

4.3
Amendment dated January 5, 1999 to the Registration Rights Agreement dated as of September 21, 1998, by and between the Registrant, Apollo Real Estate Investment fund II, L.P., AEW Partners, L.P. and Monroe J. Carell, Jr., The Monroe Carell Jr. Foundation, Monroe Carell Jr. 1995 Grantor Retained Annuity Trust, Monroe Carell Jr. 1994 Grantor Retained Annuity Trust, The Carell Children’s Trust, The 1996 Carell Grandchildren’s Trust, The Carell Family Grandchildren 1990 Trust, The Kathryn Carell Brown Foundation, The Edith Carell Johnson Foundation, The Julie Carell Stadler Foundation, 1997 Carell Elizabeth Brown Trust, 1997 Ann Scott Johnson Trust, 1997 Julia Claire Stadler Trust, 1997 William Carell Johnson Trust, 1997 David Nicholas Brown Trust and 1997 George Monroe Stadler Trust (Incorporated by reference to Exhibit 4.4.1 to the Company’s Registration Statement No. 333-66081 filed on October 21, 1998, as amended).

4.4
Indenture dated March 18, 1998 between the registrant and Chase Bank of Texas, National Association, as Trustee regarding up to $113,402,050 of 5-1/4 % Convertible Subordinated Debentures due 2028 (Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

Exhibit
Number	Document
4.5
Amended and Restated Declaration of Trust of Central Parking Finance Trust dated as of March 18, 1998 (Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

4.6
Preferred Securities Guarantee Agreement dated as of March 18, 1998 by and between the Registrant and Chase Bank of Texas, national Association as Trustee (Incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

4.7	Common Securities Guarantee Agreement dated March 18, 1998 by the Registrant (Incorporated by reference to Exhibit 4.9 to 333-52497 on Form S-3).

10.1	Executive Compensation Plans and Arrangements

(a) 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement No. 33-95640 on Form S-1).

(b) Amendment to the 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel increasing the number of shares licensed for issuance under the plan to 3,817,500 (Incorporated by reference to Exhibit 10.1 (b) of the Company’s Annual Report on Form 10-K for the year ended September 30, 2000).

(c) Form of Option Agreement under Key Personnel Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement No. 33-95640 on Form S-1).

(d) 1995 Restricted Stock Plan (Incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement No. 33-95640 on Form S-1).

(e) Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement No.33-95640 on Form S-1).

(f) Monroe J. Carell, Jr. Employment Agreement (Incorporated by reference to Exhibit 10.1(f) to the Company’s Annual Report on Form 10-K/A filed on December 17, 2004)

(g) Monroe J. Carell, Jr. Revised Deferred Compensation Agreement, as amended (Incorporated by reference to Exhibit 10.1(g) to the Company’s Annual Report on Form 10-K/A filed on December 17, 2004)

(h) Performance Unit Agreement between Central Parking Corporation and James H. Bond (Incorporated by reference to Exhibit 10.11.1 to the Company’s Registration Statement No. 33-95640 on Form S-1.)

(i) Modification of Performance Unit Agreement of James H. Bond (Incorporated by reference to Exhibit 10.1 (j) to the Company’s Annual Report on Form 10-K filed on December 27, 1997).

(j) Second modification of Performance Unit Agreement of James H. Bond (Incorporated by reference to Exhibit 10.1 (k) to the Company’s Report on Form 10-Q for the period ended March 31, 2001).

(k) Deferred Stock Unit Plan (Incorporated by reference to Exhibit 10.1(n) to the Company’s Annual Report on Form 10-K filed on December 21, 2001).

(l) James H. Bond Employment Agreement dated as of May 31, 2001 (Incorporated by reference to Exhibit 10.1 (p) to the company’s Report on Form 10-Q for the period ended June 30, 2001).

(m) Emanuel J. Eads Employment Agreement dated as of October 1, 2000 (Incorporated by reference to Exhibit 10.1 (q) to the company’s Report on Form 10-Q for the period ended June 30, 2001).

Exhibit
Number	Document
(n) Gregory A. Susick Employment Agreement dated as of October 1, 2000 (Incorporated by reference to Exhibit 10.1 (r) to the company’s Report on Form 10-Q for the period ended June 30, 2001).

(o) Jeff L. Wolfe Employment Agreement dated as of October 1, 2000 (Incorporated by reference to Exhibit 10.1 (s) to the company’s Report on Form 10-Q for the period ended June 30, 2001).

(p) Amendment No. 1 effective June 1, 2005, to the 2003 Employment Agreement between the Company and Jeff Heavrin. (Incorporated by reference to Exhibit 10.1 (p) to the Company’s Report on form 10-K for year ended Septebmer 2005)

(q) Emanuel Eads Employment Agreement dated as of August 2, 2005 (Incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 10-Q for period ended December 31, 2005)

(r) Form of Senior Executive Employment Agreement (Incorporated by reference to Exhibit 10.1(t) to the Company’s Annual Report on Form 10-K filed on December 24, 2003)

10.2	(a) 1995 Nonqualified Stock Option Plan for Directors (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement No. 33-95640 on Form S-1).

(b) Amendment to the 1995 Nonqualified Stock Option Plan for Directors increasing the number of shares reserved for issuance under the plan to 475,000 (Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on December 21, 2001).

10.3	Form of Option Agreement under Directors plan (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement No. 33-95640 on Form S-1).

10.4	Form of Indemnification Agreement for Directors (Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement No. 33-95640 on Form S-1).

10.5	Indemnification Agreement for Monroe J. Carell, Jr. (Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement No. 33-95640 on Form S-1).

10.6	Form of Management Contract (Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on December 21, 2001).

10.7	Form of Lease (Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed on December 21, 2001).

10.8	1998 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement No. 33-95640 on Form S-1).

10.9	Exchange Agreement between the Company and Monroe J. Carell, Jr. (Incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement No. 33-95640 on Form S-1).

10.10
Consulting Agreement dated as of February 12, 1998, by and between Central Parking Corporation and Lewis Katz (Incorporated by reference to Exhibit 10.20 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.11
Limited Partnership Agreement dated as of August 11, 1999, by and between CPS of the Northeast, Inc. and Arizin Ventures, L.L.C. (Incorporated by reference to Exhibit 10.21 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.12
Shareholders’ Agreement and Agreement Not to Compete by and among Central Parking Corporation, Monroe J. Carell, Jr., Lewis Katz and Saul Schwartz dated as of February 12, 1998 (Incorporated by reference to Exhibit 10.23 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.13	Lease Agreement dated as of October 6, 1995, by and between The Carell Family LLC and Central Parking

Exhibit
Number	Document
System of Tennessee, Inc. (Alloway Parking Lot) (Incorporated by reference to Exhibit 10.24 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.14
First Amendment to Lease Agreement dated as of July 29, 1997, by and between The Carell Family LLC and Central Parking System of Tennessee, Inc. (Alloway Parking Lot) (Incorporated by reference to Exhibit 10.25 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.15
Lease Agreement dated as of October 6, 1995 by and between The Carell Family LLC and Central Parking System of Tennessee, Inc. (Second and Church Parking Lot) (Incorporated by reference to Exhibit 10.26 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.16
First Amendment to Lease Agreement dated as of October 6, 1995, by and between The Carell Family LLC and Central Parking System of Tennessee, Inc. (Second and Church Parking Lot) (Incorporated by reference to Exhibit 10.27 of the Company’s Report on Form 10-K for the period ended September 30, 1999).

10.17	Revolving Credit Note dated November 1, 2002, by Suntrust Bank and Central Parking Corporation. (Incorporated by reference to Exhibit 10.1 on Form 10-Q filed on February 18, 2003).

10.18	Promissory Note dated January 8, 2003 by Bank of America, N.A. and Central Parking Corporation. (Incorporated by reference to Exhibit 10.2 on Form 10-Q filed on February 18, 2003).

10.19	Credit Agreement dated February 28, 2003, among Central Parking Corporation, et. al and Bank of America, N.A., et al. (Incorporated by reference to Exhibit 99.2 on Form 8-K filed on March 4, 2003)

10.20	Waiver Agreement dated May 14, 2003, by Bank of America, N.A. and Central Parking Corporation. (Incorporated by reference to Exhibit 10.3 on Form 10-Q filed on May 15, 2003).

10.21	Employment Agreement dated March 3, 2003, by William J. Vareschi, Jr. and Central Parking Corporation. (Incorporated by reference to Exhibit 10.4 on Form 10-Q filed on May 15, 2003).

10.22	First Amendment to Credit Agreement dated August 12, 2003, by Bank of America, N.A. and Central Parking Corporation. (Incorporated by reference to Exhibit 10.3 on Form 10-Q filed on August 14, 2003).

10.23	Second Amendment to the Credit Facility dated June 4, 2004 by Bank of America, N.A. and Central Parking Corporation (Incorporated by reference to Exhibit 10.1 on Form 10-Q filed on August 13, 2004)

10.24
Third Amendment to the Credit Facility dated January 25, 2005 by Bank of America, N.A. and Central Parking Corporation (Incorporated by reference to Exhibit 10.1 on Form 10-Q filed on February 9, 2005).

10.25
Fourth Amendment to Credit Agreement dated August 11, 2005, among Central Parking Corporation, et. al and Bank of America, N.A., et. al. (Incorporated by reference to Exhibit 10.1 on Form 8-K filed on August 12, 2005).

10.26
International Swap Dealers Association, Inc. Master Agreement dated as of June 9, 2003, by JP Morgan Chase Bank and Central Parking Corporation. (Incorporated by reference to Exhibit 10.4 on Form 10-Q filed on August 14, 2003).

10.27
International Swap Dealers Association, Inc. Master Agreement dated as of May 23, 2003, by SunTrust Bank and Central Parking Corporation. (Incorporated by reference to Exhibit 10.5 on Form 10-Q filed on August 14, 2003).

Exhibit
Number	Document
10.28
Waiver Agreement dated October 12, 2005 by and between the Company and Central Parking System, Inc., Allright Corporation, Kinney System Inc., CPS Finance, Inc., and Central Parking System of Tennessee, Inc., and certain subsidiaries of the Company and a group of lenders having Bank of America, N.A. as their administrative agent (the "Lenders"). (Incorporated by reference to Exhibit 10.28 of the Company's Report on Form 10-K for the period ended September 30, 2005)

10.29	Fifth Amendment to Credit Agreement dated as of April 7, 2006, by Bank of America, N. A. and Central Parking Corporation (Incorporated by reference to Exhibit 10.1 on Form 10-Q filed on May 10,2006)

21	Subsidiaries of the Registrant (filed herewith).

23	Consent of KPMG LLP (filed herewith).

31.1	Certification of Emanuel Eads pursuant to Rule 13a-14(a).

31.2	Certification of Jeff Heavrin pursuant to Rule 13a-14(a).

32.1	Certification of Emanuel Eads pursuant to Section 1350.

32.2	Certification of Jeff Heavrin pursuant to Section 1350.

Exhibit 21
CENTRAL PARKING CORPORATION & SUBSIDIARIES
ENTITY LIST

STATE/COUNTRY
	OF INCORPORATION	COMPANY NAME
1	AL	CENTRAL PARKING SYSTEM OF ALABAMA, INC.
2	AR	CENTRAL PARKING SYSTEM OF ARKANSAS, INC.
3	AZ	UNIVERSAL PARKING, INC. (AZ)
4	CA	UNIVERSAL PARKING, INC. – CA
5	DC	CENTRAL PARKING SYSTEM OF VIRGINIA, INC.
6	DE	ALLRIGHT CORPORATION
7	DE	ALLRIGHT PARKING MANAGEMENT, INC.
8	DE	APARKCO FINANCE, INC.
9	DE	APARKCO, INC.
10	DE	CENTRAL PARKING FINANCE TRUST
11	DE	CPS FINANCE, INC.
12	DE	KINNEY PARKING, INC.
13	DE	KINNEY SYSTEM, INC.
14	IL	SPRINGFIELD DOWNTOWN PARKING, INC.
15	IN	CENTRAL PARKING SYSTEM OF INDIANA, INC.
16	MI	NATIONAL GARAGES, INCORPORATED
17	MO	ALLRIGHT CARPARK, INC.
18	NE	CENTRAL PARKING SYSTEM OF NEBRASKA, INC.
19	NJ	CENTRAL PARKING SYSTEM OF NEW JERSEY, INC.
20	NV	CENTRAL PARKING SYSTEM OF NEVADA, INC.
21	NV	UNIVERSAL PARK HOLDINGS, INC.
22	NY	ALLRIGHT NEW YORK PARKING, INC.
23	NY	BLACK ANGUS, LLC
24	NY	KINNEY — 9TH STREET, INC.
25	NY	KINNEY — CIVIC CENTER, INC.
26	NY	KINNEY OF BROOKLYN, INC.
27	NY	KINNEY PARKING OF THE BRONX, INC.
28	NY	KINNEY PARKING SYSTEM, INC.
29	NY	KINNEY SYSTEM EASTSIDE PARKING, INC.
30	NY	KINNEY SYSTEM MANAGEMENT, INC.
31	NY	KINNEY WEST 83RD ST., INC.
32	NY	SLATE PARKING CORP.
33	NY	STOP — PARK GARAGE CORP.
34	TN	CENTRAL PARKING SYSTEM — AIRPORT SERVICES, INC.
35	TN	CENTRAL PARKING SYSTEM OF ASIA, INC.
36	TN	CENTRAL PARKING SYSTEM OF CONNECTICUT, INC.
37	TN	CENTRAL PARKING SYSTEM OF FLORIDA, INC.
38	TN	CENTRAL PARKING SYSTEM OF GEORGIA, INC.
39	TN	CENTRAL PARKING SYSTEM OF KENTUCKY, INC.
40	TN	CENTRAL PARKING SYSTEM OF LOUISIANA, INC.
41	TN	CENTRAL PARKING SYSTEM OF MARYLAND, INC.
42	TN	CENTRAL PARKING SYSTEM OF MISSISSIPPI, INC.
43	TN	CENTRAL PARKING SYSTEM OF MISSOURI, INC.
44	TN	CENTRAL PARKING SYSTEM OF NEW YORK, INC.
45	TN	CENTRAL PARKING SYSTEM OF NORTH CAROLINA, INC.
46	TN	CENTRAL PARKING SYSTEM OF OHIO, INC.
47	TN	CENTRAL PARKING SYSTEM OF OKLAHOMA, INC.
48	TN	CENTRAL PARKING SYSTEM OF PENNSYLVANIA, INC.
49	TN	CENTRAL PARKING SYSTEM OF PUERTO RICO, INC.
50	TN	CENTRAL PARKING SYSTEM OF RHODE ISLAND, INC.
51	TN	CENTRAL PARKING SYSTEM OF SOUTH CAROLINA, INC.
52	TN	CENTRAL PARKING SYSTEM OF TENNESSEE, INC.
53	TN	CENTRAL PARKING SYSTEM OF WASHINGTON, INC.
54	TN	CENTRAL PARKING SYSTEM OF WISCONSIN, INC.
55	TN	CENTRAL PARKING SYSTEM REALTY OF MISSOURI, INC.
56	TN	CENTRAL PARKING SYSTEM REALTY OF NEW YORK, INC.
57	TN	CENTRAL PARKING SYSTEM, INC.
58	TN	CPS OF THE NORTHEAST, INC.
59	TN	PARKING FACILITY SYSTEM, INC.
60	TN	USA PARKING SYSTEM, INC.
61	TN	USA TRANSPORTATION SERVICES, INC.
62	TX	CENTRAL PARKING SYSTEM OF TEXAS, INC.
63	BAHAMAS	USA PARKING SYSTEM OF THE BAHAMAS, INC.
64	BRAZIL	CENTRAL PARKING SYSTEM BRASIL, LIMITADA

STATE/COUNTRY
	OF INCORPORATION	COMPANY NAME
65	BRITISH COLUMBIA	ALLRIGHT PARK VANCOUVER, LTD.
66	BRITISH COLUMBIA	LEXIS SYSTEMS, INC.
67	BRITISH COLUMBIA	UNIVERSAL PARK HOLDINGS, INC.
68	BRITISH COLUMBIA	UNIVERSAL PARKING, INC.
69	CANADA	157166 CANADA, INC.
70	CANADA	811462 ONTARIO, INC.
71	CANADA	ALLRIGHT AUTO PARKS CANADA, LTD.
72	CANADA	IDEAL PARKING, INC.
73	CANADA	STERLING PARKING, LTD.
74	CHILE	ESTACIONAMIENTOS CENTRAL PARKING SYSTEM CHILE LIMTADA
75	CHILE	INVERSIONES CENTRAL PARKING SYSTEM LIMITADA
76	COLOMBIA	CENTRAL PARKING SYSTEM COLOMBIA, LIMITADA
77	CZECH REPUBLIC	CENTRAL PARKING SYSTEM OF THE CZECH REPUBLIC, SRO
78	DOMINICAN REPUBLIC	CPS PARKING, S.A.
79	DOMINICAN REPUBLIC	CPS PARKING SERVICES, S.A.
80	GERMANY	CENTRAL PARKING SYSTEM DEUTSCHLAND, GMBH
81	GREECE	CENTRAL PARKING SYSTEM ATHENS, A.E.
82	GREECE	CENTRAL PARKING SYSTEM HELLAS, E.P.E.
83	HUNGARY	CENTRAL PARKING SYSTEM KFT
84	IRELAND	CENTRAL PARKING SYSTEM IRELAND, LTD.
85	IRELAND	CONTROL PLUS LIMITED
86	MEXICO	CENTRAL PARKING SYSTEM OF MEXICO, SA De CV
87	MEXICO	SERVICIOS CORPORATIVOS PARA ESTACIONAMIENTOS, SA De CV
88	PERU	CENTRAL PARKING SYSTEM OF PERU, S.A.
89	POLAND	CENTRAL PARKING SYSTEM POLAND, LTD
90	POLAND	CENTRAL PARKING SYSTEM WROCLAW SP ZOO
91	PUERTO RICO	USA PARKING SYSTEM OF PUERTO RICO, INC.
92	SPAIN	CENTRAL PARKING SYSTEM ESPANA, S.A.
93	SPAIN	CENTRAL PARKING SYSTEM MADRID, S.A.
94	SWITZERLAND	CENTRAL PARKING SYSTEM OF SWITZERLAND, AG
95	UK	CENTRAL PARKING SYSTEM BIRMINGHAM, LTD.
96	UK	CENTRAL PARKING SYSTEM LUTON, LTD.
97	UK	CENTRAL PARKING SYSTEM OF THE U.K., LTD
98	UK	CENTRAL PARKING TRANSPORTATION MANAGEMENT, LTD
99	UK	CONTROL PLUS PARKING SYSTEM OF UK, LTD.
100	UK	PARK AND FLY (HEATHROW), LTD
101	VENEZUELA	CENTRAL PARKING SYSTEM OF VENEZUELA, S.A.

Exhibit 31.1
CERTIFICATION
I, Emanuel Eads, certify that:
     1. I have reviewed this annual report on Form 10-K of Central Parking Corporation;
     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15 (f))for the registrant and have:
     a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;
     b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
     a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 14, 2006	By:	/s/ EMANUEL EADS
Emanuel Eads
Chief Executive Officer

Exhibit 31.2
CERTIFICATION
I, Jeff Heavrin, certify that:
     1. I have reviewed this annual report on Form 10-K of Central Parking Corporation;
     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15 (f))for the registrant and have:
     a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;
     b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
     a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 14, 2006	By:	/s/ JEFF HEAVRIN
Jeff Heavrin
Senior Vice President and Chief Financial Officer

Exhibit 32.1
SECTION 1350 CERTIFICATION
     In connection with the Annual Report of Central Parking Corporation (the “Company”) on Form 10-K for the year ending September 30, 2006 as filed with the Securities and Exchange Commission on December 14, 2006 (the “Report”), I, Emanuel Eads, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ EMANUEL EADS
Emanuel Eads
Chief Executive Officer

     A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO CENTRAL PARKING CORPORATION AND WILL BE RETAINED BY CENTRAL PARKING CORPORATION AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
     The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. This certification is executed as of December 14, 2006.

Exhibit 32.2
SECTION 1350 CERTIFICATION
     In connection with the Annual Report of Central Parking Corporation (the “Company”) on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission on December 14, 2006 (the “Report”), I, Jeff Heavrin, Senior Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JEFF HEAVRIN
Jeff Heavrin
Senior Vice President and Chief Financial Officer

     A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO CENTRAL PARKING CORPORATION AND WILL BE RETAINED BY CENTRAL PARKING CORPORATION AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
     The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. This certification is executed as of December 14, 2006.

Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Central Parking Corporation
     We consent to the incorporation by reference in the registration statements (Nos. 33-98118, 33-98120, 33-98122, 333-37909 and 333-74837) on Form S-8 and the registration statements (Nos. 333-52497 and 333-54914) on Form S-3 of Central Parking Corporation of our report dated December 14, 2006 with respect to the consolidated balance sheets of Central Parking Corporation and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, and all related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal controls over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Central Parking Corporation.
     Our report dated December 14, 2006, on the Company’s consolidated financial statements refers to a change in accounting for share-based payments in fiscal 2006.
/s/ KPMG LLP
Nashville, Tennessee
December 14, 2006

Shareholder Information
Corporate Office
Central Parking Corporation
2401 21st Avenue South
Nashville, TN 37212
Telephone: (615) 297-4255
Registrar and Transfer Agent
Computershare Investor Services, LLC
Atlanta, Georgia
Independent Auditors
KPMG LLP
Nashville, Tennessee
Legal Counsel
Harwell, Howard, Hyne, Gabbert &
Manner, P.C.
Nashville, Tennessee
Form 10-K and Quarterly
Reports/Investor Contact
A copy of the Central Parking Corporation Form 10-K Report for fiscal 2006, filed with the Securities and Exchange Commission, is included with this report. Additional copies of the report are available from the Company. Requests for these items and other investor contacts should be directed to Kate Leahy, Human Resources, at the Company’s corporate office or on the Internet at kleahy@parking.com.
The Company’s Chief Executive Officer and Chief Financial Officer have provided certifications to the SEC as required by Section 302 of the Sarbanes Oxley Act of 2002 and these certifications are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006. In addition, as required by Section 303A.12(a) of the New York Stock Exchange (''NYSE’’) Listed Company Manual, the Company’s Chief Executive Officer submitted to the NYSE on April 11, 2006, the annual CEO cer- tification stating that he was not aware of any violations by the Company of the NYSE corporate governance listing standards.
Common Stock and Dividend
Information
The common stock of Central Parking Corporation is traded on the New York Stock Exchange under the symbol CPC. The prices in the table below represent the high and low sales prices for the stock as reported by the New York Stock Exchange.
At September 30, 2006, there were approximately 4,270 shareholders based on the number of record hold ers of the Company’s common stock and an estimate of the number of individual participants represented by security position listings. On December 18, 1995, the Company declared an initial quarterly cash dividend and has paid a dividend fol- lowing the end of each subsequent quarter. The quarterly rate since March 1997 has been $0.015 per share. The Board of Directors’ intent is to continue declaring a cash dividend each quarter depending on the Company’s profitability and cap- ital necessary to finance operations and expansion.

	2006
	High	Low

First Quarter	$15.54	$12.85
Second Quarter	16.84	12.96
Third Quarter	16.11	13.30
Fourth Quarter	17.97	15.00
Twelve Months	$17.97	$12.85

	2005
	High	Low

First Quarter	$15.72	$12.55
Second Quarter	18.37	13.72
Third Quarter	17.76	13.21
Fourth Quarter	16.33	13.79
Twelve Months	$18.37	$12.55
Forward Looking Statements
     This report contains historical and forward- Looking information. The words “strategy,” “believe,” “potential,” “looking ahead,” “plan,” “expect,” “guidance,” “assumptions,” “estimates,” “anticipates,” “goal,” “outlook,” “intend,” “continue to expect,” “should,” “project,” “objective,” “outlook,” “forecast,” “will likely result,” or “will continue” and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company’s ability to achieve the goals described in this report and other commu- nications, including but not limited to, the Company’s ability to implement its strategic plan, maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company’s ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company’s ability to comply with the terms of the Company’s credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company’s insurance programs, including medical, liability and workers’ compensation; the Company’s ability to renew and obtain performance and surety bonds on favorable terms; the impact of claims and liti- gation; and increased regulation or taxation of parking operations and real estate.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to pub- Licly update or revise any forward-looking state- ments contained herein to reflect events or cir- cumstances occurring after the date of this report or to reflect the occurrence of unanticipat- ed events. We have provided additional informa- tion in our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

CENTRAL PARKING CORPORATION
LOGO
2401 21st Avenue South
Nashville, Tennessee 37212
www.parking.com

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q
QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the quarter ended December 31, 2006
Commission file number 001-13950
CENTRAL PARKING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1052916

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2401 21st Avenue South, Suite 200, Nashville, Tennessee	37212

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (615) 297-4255
Former name, address and fiscal year, if changed since last report: Not Applicable
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☑ NO ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act).
Large accelerated filer ☐          Accelerated filer ☑          Non-accelerated filer ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). YES ☐ NO ☑
Indicate the number of shares outstanding of each of the registrant’s classes of common stock as of the latest practicable date.

Class	Outstanding at February 2, 2007

Common Stock, $0.01 par value	32,240,497

INDEX
CENTRAL PARKING CORPORATION AND SUBSIDIARIES

Part 1. Financial Information
Item 1. Financial Statements
CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED
Amounts in thousands, except share and per share data

	December 31,	September 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$42,848	$44,689
Management accounts receivable, net of allowance for doubtful accounts of $1,279 and $1,618 at December 31, 2006 and September 30, 2006, respectively	50,221	47,747
Accounts receivable – other, net of allowance for doubtful accounts of $1,371 and $1,234 at December 31, 2006 and September 30, 2006, respectively	15,567	13,406
Current portion of notes receivable (including amounts due from related parties of $148 at December 31, 2006 and $165 at September 30, 2006) and net of allowance for doubtful accounts of $65 and $59 at December 31, 2006 and September 30, 2006, respectively	4,240	3,913
Prepaid Expenses	14,756	12,306
Assets held for sale	420	6,682
Refundable income taxes	3,536	3,817
Deferred income taxes	10,788	10,003

Total current assets	142,376	142,563
Available for sale securities	4,933	4,909
Notes receivable, less current portion	9,607	10,569
Property, equipment, and leasehold improvements, net	300,816	295,923
Contracts and lease rights, net	70,011	71,995
Goodwill, net	232,056	232,056
Investment in and advances to partnerships and joint ventures	3,855	3,851
Other assets	25,385	26,504

Total assets	$789,039	$788,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,217	$2,862
Accounts payable	85,605	88,672
Accrued payroll and related costs	12,324	16,095
Accrued expenses	32,949	33,937
Management accounts payable	24,041	26,450

Total current liabilities	157,136	168,016
Long-term debt and capital lease obligations, less current portion	89,505	87,625
Subordinated convertible debentures	78,085	78,085
Deferred rent	21,369	21,547
Deferred income taxes	6,952	6,184
Other liabilities	20,077	20,388

Total liabilities	373,124	381,845

Minority interest	367	297

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized, 32,196,033 and 32,154,128 shares issued and outstanding at December 31, 2006 and September 30, 2006, respectively	322	322
Additional paid-in capital	180,661	180,091
Accumulated other comprehensive income, net	3,366	3,398
Retained earnings	231,904	223,122
Other	(705)	(705)

Total shareholders’ equity	415,548	406,228

Total liabilities and shareholders’ equity	$789,039	$788,370

See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
Amounts in thousands, except per share data

	Three months ended December 31,
	2006	2005
Revenues:
Parking	$131,660	$132,147
Management contracts and other	29,119	27,886

	160,779	160,033
Reimbursement of management contract expenses	120,945	112,445

Total revenues	281,724	272,478

Costs and expenses:
Cost of parking	116,645	120,596
Cost of management contracts	11,069	10,804
General and administrative	17,639	20,922

	145,353	152,322
Reimbursed management contract expenses	120,945	112,445

Total costs and expenses	266,298	264,767
Property-related gains, net	402	22,914

Operating earnings	15,828	30,625
Other income (expense):
Interest income	132	302
Interest expense	(2,877)	(3,945)
Loss on derivative instruments	(578)	(71)
Equity in partnership and joint venture earnings	366	421

Earnings from continuing operations before minority interest and income taxes	12,871	27,332
Minority interest	(204)	(355)

Earnings from continuing operations before income taxes	12,667	26,977
Income tax expense	(4,230)	(10,566)

Earnings from continuing operations	8,437	16,411

Discontinued operations, net of tax	828	1,544

Net earnings	$9,265	$17,955

Basic earnings per share:
Earnings from continuing operations	$0.26	$0.50
Discontinued operations, net of tax	0.03	0.05

Net earnings	$0.29	$0.55

Diluted earnings per share:
Earnings from continuing operations	$0.26	$0.50
Discontinued operations, net of tax	0.02	0.04

Net earnings	$0.28	$0.54

Weighted average shares used for basic per share data	32,141	32,908
Effect of dilutive common stock options	382	62

Weighted average shares used for dilutive per share data	32,523	32,970

See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
Amounts in thousands

	Three months ended December 31,
	2006	2005
		(revised See Note 3)
Cash flows from operating activities:
Net earnings	$9,265	$17,955
Earnings from discontinued operations	(828)	(1,544)

Earnings from continuing operations	8,437	16,411
Adjustments to reconcile earnings from continuing operations to net cash provided (used) by operating activities – continuing operations:
Depreciation and amortization	6,929	7,754
Equity in partnership and joint venture earnings	(366)	(421)
Distributions from partnerships and joint ventures	345	1,111
Property-related gains, net	(402)	(22,914)
Loss on derivative instruments	578	71
Stock-based compensation	180	111
Excess tax benefit related to stock option exercises	(72)	(44)
Deferred income taxes	(17)	(1,054)
Minority interest	204	355
Changes in operating assets and liabilities:
Management accounts receivable	(2,048)	2,440
Accounts receivable – other	(2,047)	(2,496)
Prepaid expenses	(2,392)	(3,830)
Other assets	(617)	1,652
Accounts payable, accrued expenses and other liabilities	(8,557)	1,874
Management accounts payable	(2,427)	(953)
Deferred rent	(178)	(339)
Refundable income taxes	280	—
Income taxes payable	37	(3,042)

Net cash used by operating activities – continuing operations	(2,133)	(3,314)
Net cash provided (used) by operating activities – discontinued operations	124	(95)

Net cash used by operating activities	(2,009)	(3,409)

Cash flows from investing activities:
Proceeds from disposition of property and equipment	3,048	39,070
Purchases equipment and leasehold improvements	(3,303)	(3,890)
Other investing activities	662	46

Net cash provided by investing activities — continuing operations	407	35,226
Net cash provided by operating activities – discontinued operations	1,680	1,660

Net cash provided by operating activities	2,087	36,886

Cash flows from financing activities:
Dividends paid	(483)	(479)
Net borrowings under revolving credit agreement	—	49,438
Proceeds from issuance of notes payable, net of issuance costs	244	433
Principal repayments on long-term debt and capital lease obligations	(1,890)	(360)
Payment to minority interest partners	(381)	(95)
Repurchase of common stock	—	(75,324)
Tax benefit related to stock option exercises	72	44
Proceeds from issuance of common stock and exercise of stock options	390	504

Net cash used by financing activities — continuing operations	(2,048)	(25,839)

Net cash used by operating activities – discontinued operations	—	—

Net cash used by operating activities	(2,048)	(25,839)

Foreign currency translation	129	(132)

Net (decrease) increase in cash and cash equivalents	(1,841)	7,506
Cash and cash equivalents at beginning of period	44,689	26,055

Cash and cash equivalents at end of period	$42,848	$33,561

Non-cash transactions:
Change in unrealized gain on fair value of derivatives and available-for-sale securities, net of tax	$24	$10
Purchases of fixed assets from capital leases	$2,112	$—
Cash payments for:
Interest	$2,419	$2,943
Income taxes	$4,061	$15,311
See accompanying notes to consolidated financial statements.

CENTRAL PARKING CORPORATION and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED
(1) Basis of Presentation
     The accompanying unaudited consolidated financial statements of Central Parking Corporation (“Central Parking” or the “Company”) have been prepared in accordance with U. S. generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U. S. generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments considered necessary for a fair presentation, consisting only of normal and recurring adjustments. All significant inter-company transactions have been eliminated in consolidation. Operating results for the three months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2007. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended September 30, 2006 (included in the Company’s Annual Report on Form 10-K).
(2) Stock Based Compensation
          Effective October 1, 2005, the Company adopted the fair value recognition provisions of SFAS No.123R using the modified prospective method. Under this method, compensation costs in the first quarter of 2007 is based on the estimated fair value of the respective options and the proportion vesting in the period. Stock-based employee compensation expense is calculated using the Black-Scholes option-pricing model. The Company utilizes both the single option and multiple option valuation approaches. Allocation of compensation expense is made using historical option terms for option grants made to the Company’s employees and historical Central Parking Corporation stock price volatility.
          There were no options granted during the quarter ended December 31, 2006. The estimated weighted average fair value of the options granted during fiscal 2006 was $4.35 using the Black-Scholes option pricing model with the following assumptions: weighted average dividend yield based on historic dividend rates at the date of the grant, weighted average volatility of 29% for fiscal year 2006, weighted average risk free interest based on the treasury bill rate of 10-year instruments at the date of grant, and a weighted average expected term of 4.5 years for 2006.
          The Company recognized $180 thousand and $111 thousand of stock based compensation expense in the quarter ended December 31, 2006 and 2005, respectively. As of December 31, 2006, there were approximately $0.9 million of total unrecognized compensation expense related to unvested options granted under the option plans. The Company used a 7.5% forfeiture to arrive at this expense. This cost is expected to be fully recognized by the end of Fiscal Year 2010. During the first three months ended December 31, 2006, the aggregate intrinsic value of options exercised under our stock plan was $153,003 determined as of the date of option exercise.
Stock Plans
          In August 1995, the Board of Directors and shareholders approved a stock plan for key personnel, which included a stock option plan and a restricted stock plan. Under the plans, incentive stock options, as well as nonqualified options and other stock-based awards, may be granted to officers, employees and directors. A total of 7,317,500 common shares had been reserved for issuance under these two plans combined. Options representing 3,180,524 shares are outstanding under the stock option plan at December 31, 2006. Under this plan, options generally vest over a one- to four-year period and generally expire ten years after the date of grant. This plan expired in August 2005 and no new shares will be granted under the plan.
          In February 2006, shareholders approved a new 2006 plan and reserved 1,500,000 shares to be issued. The Company has issued 300,000 options under the new plan as of December 31, 2006. Options are expected to be granted with an exercise price equal to the fair market value at the date of grant, generally vest over a one- to four-year period and generally expire ten years after the date of grant, similar to the 1995 plans.
          In August 1995, both the Board of Directors and shareholders approved a stock plan for directors. A total of 475,000 shares have been reserved for issuance under the plan. This plan expired in August 2005 and no new options will be granted under this plan. Options to purchase 77,500 shares are outstanding under this plan at December 31, 2006.

Restricted Stock
          As of December 31, 2006, the Restricted Stock Plan had issued 330,463 shares. Expense related to vesting of restricted stock is recognized by the Company over the vesting period of one year. This plan expired in August 2005 and no new shares will be granted under the plan. The new stock plan approved by shareholders in February 2006 is an omnibus plan under which restricted shares may be issued. The Company has granted 14,000 shares under this plan as of December 31, 2006.
          The Company measures compensation cost related to restricted shares using the quoted market price on the grant date. During the first three months of fiscal year ended 2007, the Company recognized compensation expense of $54 thousand related to restricted shares and expects to recognize $91 thousand during fiscal year 2007.
(3) Cash Flow Statement Revisions
     The Company has separately disclosed in the accompanying consolidated statements of cash flows the operating, investing and financing portions of the cash flows attributable to its discontinued operations, which prior periods were reported on a combined basis in a single amount.
(4) Earnings Per Share
     Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or if restricted shares of common stock were to become fully vested.
     The subordinated convertible debentures have not been included in the diluted earnings per share calculation since such securities are anti-dilutive. Such securities were convertible into 1,419,588 shares of common stock on both December 31, 2006 and 2005. For the three months ended December 31, 2006 and 2005, options to purchase 1,878,358 and 2,830,710 shares, respectively are excluded from the calculation of diluted common shares since they are anti-dilutive.
(5) Assets Held For Sale, Property-Related Gains, Net and Discontinued Operations
(a)	Assets Held For Sale

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets that are classified as held for sale are presented separately in the asset section of the balance sheet. Assets classified as held for sale are comprised almost exclusively of real property and are included in the Segment-Other in the identifiable asset segment table included in note 12. During the quarter ended December 2006, a location in Dallas with a net book value of $3.5 million was reclassified from Assets Held for Sale because there is no current contract outstanding and the Company has no current prospective buyers able to complete negotiations within the ensuing twelve-month period.

(b)	Property-Related Gains (losses), Net

The Company periodically disposes of or recognizes impairment related to owned properties, leasehold improvements, contract rights, lease rights and other long-term deferred expenses due to various factors, including economic considerations, unsolicited offers from third parties, loss of contracts and condemnation proceedings initiated by local government authorities. Leased and managed properties are also periodically evaluated and determinations may be made to sell or exit a lease obligation. A summary of property-related gains and losses for the three months ended December 31, 2006 and December 31, 2005 is as follows (in thousands):

	Three months ended
	December 31,
	2006	2005
Net gains on sale of property	$594	$23,619
Impairment charges for property, equipment and leasehold improvements	(89)	(697)
Impairment charges for intangible assets	(103)	(8)

Property-related gains, net	$402	$22,914

Net property-related gains for the three months ended December 31, 2006 of $0.4 million was comprised of gains on sale of property of $0.6 million in Segment-Two; offset by $0.2 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment-Seven. In assessing impairment, management considered current operating results, the Company’s recent forecast for the next fiscal year and required capital improvements, management determined that the projected cash flows for these locations would not be enough to recover the book value of the assets. The Company’s property-related gain for the three months ended December 31, 2005 was $22.9 million.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale shall be reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains noted above have been classified in continuing operations as the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, criteria for classification as discontinued operations primarily due to the expected retention of certain cash flows from assets disposed or the Company’s continuing involvement as arising from contracts to manage the parking properties. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.

(c)	The Company has either disposed of, or designated as held-for-sale, certain locations which meet the aforementioned criteria for classification as discontinued operations. The components of discontinued operations reflected on the accompanying consolidated statements of income are as follows:

	Three months ended
	December 31,
	2006	2005
Discontinued Operations:
Total Revenues	$947	$13,158

Operating earnings before property- related gains, net	145	627
Property-related gains, net	699	1,636

Earnings from discontinued operations, before taxes	844	2,263
Income tax expense	16	719

Discontinued operations, net of tax	$828	$1,544

     For the three months ended December 31, 2006, the Company had either disposed of or designated as held-for-sale or disposal certain locations, resulting in a gain from discontinued operations of $0.8 million, net of tax. The gain was primarily related to revenues of $0.9 million less expenses of $0.7 million, which includes a recovery of bad debt in the amount of $0.7 million from the transport division in London. Property related gains of $0.7 million consists of a $0.5 million gain on the sale of the Company’s interest in its Polish subsidiary and a $0.2 million gain on the sale of properties. The Company’s prior period results were reclassified to reflect those locations classified as discontinued operations through December 31, 2006.
(6) Intangible Assets
     As of December 31, 2006, the Company had the following amortizable intangible assets (in thousands):

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net

Contract and lease rights	$128,919	$58,908	$70,011

     Amortization expense related to the contract and lease rights was $1.9 million for the three months ended December 31, 2006, and $2.0 million for the three months ended December 31, 2005.
(7) Long-Term Debt
     The Company’s Credit Facility provides for aggregate availability of up to $300 million consisting of a $225 million revolving loan and a $75 million term loan. The Credit Facility requires term loan payments in the amount of $187,500 for the quarters ended March 2005 through March 2008 and $9.1 million for the quarters ended June 2008 through March 2010, with the remaining term loan balance due June 2010. The revolving loan is required to be repaid in February 2008. The facility is secured by the stock of certain subsidiaries of the Company, certain real estate assets, and domestic personal property assets of the Company and certain subsidiaries.
     The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate pricing tiers for the revolving loan and term loan. The weighted average margin as of December 31, 2006 was 200 basis points. The amount outstanding under the Company’s Credit Facility was $73.5 million, all of which related to the term loan, with an overall weighted average interest rate of 3.9% at December 31, 2006. The aggregate availability under the Credit Facility was $171.4 million at December 31, 2006, which is net of $53.6 million of stand-by letters of credit. During the first quarter of fiscal 2006, the Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a total notional value of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007. The derivatives do not qualify as cash flow hedges.
     The weighted average interest rate on the Company’s Credit Facility at December 31, 2006 was 3.9%, which includes all outstanding LIBOR contracts and swap agreements at December 31, 2006.
(8) Derivative Financial Instruments
     The Company periodically enters into various types of derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. These instruments include interest rate swaps and caps. Under interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate debt. Purchased interest rate cap agreements also protect the Company from increases in interest rates that would result in increased cash interest payments made under its Credit Facility. Under interest rate cap agreements, the Company has the right to receive cash if interest rates increase above a specified level.
     Because not all of the terms are consistent with those of the Credit Facility, the derivatives do not qualify as a cash flow hedge for accounting purposes. As such, any changes in the fair market value of these derivative instruments are included in the consolidated statement of operations.
     The Company entered into an interest rate cap agreement on the underlying $12.7 million loan in October 2005. This agreement limits the Company’s exposure to the floating interest rate by paying the Company for interest paid in excess of 5.50%.
     The Company has entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to various intercompany notes receivable from the Company’s wholly-owned subsidiary in the United Kingdom. These forward contracts are expected to offset the transactional gains and losses on the intercompany notes denominated in British pounds. The gains and losses related to such contracts and the transactional gains and losses related to the intercompany notes recognized during fiscal 2006 and for the first quarter of fiscal 2007 were not significant. The notional amount of the open contracts at December 31, 2006 totaled approximately $20.9 million. The fair value of the foreign currency forward contracts at December 31, 2006 was a liability of $1.1 million.
(9) Commitments and Contingencies
     The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits, due to the early stage of the litigation, management has not yet concluded whether it is at least reasonably possible that the Company will incur a loss upon resolution.
     The Company has employment and severance agreements with certain employees which require payments by the Company upon the occurrence of certain events.

(10) Comprehensive Income
     Comprehensive income for the three months ended December 31, 2006 and 2005 was as follows (in thousands):

	Three months ended
	December 31,
	2006	2005
Net earnings	$9,265	$17,955
Change in fair value of investment securities, net of tax	24	10
Change in foreign currency cumulative translation adjustment	(56)	(868)

Comprehensive income	$9,233	$17,097

(11) Stock Repurchase
          In August of 2005, the Company made an offer to its shareholders to purchase up to 4,400,000 shares of common stock at a price no greater than $16.75 or lower than $14.50 per share. The transaction was structured as a modified Dutch Auction tender offer.
     The offer was amended to reduce the range from a price no higher than $16.00 and no lower than $14.00 per share. The transaction was concluded on October 14, 2005 at which time the Company accepted and purchased 4,400,000 shares at a price of $15.50 per share. The Company exercised its right to purchase an additional 459,674 shares without extending or modifying the offer. The Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
(12) Business Segments
     The Company’s business activities consist of domestic and foreign operations. Foreign operations are conducted in the United Kingdom, Canada, Spain, the Republic of Ireland, Puerto Rico, Chile, Colombia, Peru, Greece, Poland, and Switzerland. Revenues attributable to foreign operations were less than 10% of consolidated revenues for the quarters ended December 31, 2006 and 2005. For the quarter ended December 31 2006, the United Kingdom and Canada account for 53.2% and 40.1% of total foreign revenues, respectively.
     The Company is managed based on segments administered by senior vice presidents. These segments are generally organized geographically, with exceptions depending on the needs of specific regions. The following are summaries of revenues and operating earnings (loss) from continuing operations of each segment for the three months ended December 31, 2006 and 2005, as well as identifiable assets for each segment as of December 31, 2006 and September 30, 2006.

	Three months Ended December 31,
	2006	2005
Revenues (a):
Segment One	$16,850	$15,033
Segment Two	23,186	24,540
Segment Three	25,533	25,932
Segment Four	60,056	61,164
Segment Five	18,953	16,517
Segment Six	4,565	4,092
Segment Seven	9,144	10,629
Other	2,492	2,126

Total revenues	$160,779	$160,033

Operating earnings (loss):
Segment One	$270	$1,333
Segment Two	(379)	2,459
Segment Three	1,651	3,690
Segment Four	1,432	3,509
Segment Five	1,373	2,169
Segment Six	204	883
Segment Seven	264	(2,872)
Other	11,013	19,454

Total operating earnings (loss)	$15,828	$30,625

	December 31,	September 30,
	2006	2006
Identifiable assets:
Segment One	$18,510	$20,878
Segment Two	41,610	42,533
Segment Three	76,812	74,218
Segment Four	304,339	305,061
Segment Five	28,186	27,566
Segment Six	13,386	12,221
Segment Seven	46,879	43,129
Other	259,317	262,764

Total assets	$789,039	$788,370

(a)– Excludes reimbursement of management contract expenses.
Segment One encompasses the Midwestern region of the United States. It also includes Canada.
Segment Two encompasses the southeastern region of the United States and includes Washington DC and Baltimore. It also includes the Mid Atlantic region including Pennsylvania and Western New York.
Segment Three encompasses Tennessee, Nebraska, Colorado, Missouri, and the western region of the United States.
Segment Four encompasses the northeastern region of the United States and includes New York City, New Jersey, and Boston.
Segment Five encompasses Florida, Alabama, and the southeastern region of the United States and includes the Gulf Coast region and Texas.
Segment Six encompasses the USA Parking acquisition.
Segment Seven encompasses Miami, FL, Europe, Puerto Rico, Central and South America.
Other encompasses the home office, eliminations, owned real estate and certain partnerships.
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements May Prove Inaccurate
     This report includes various forward-looking statements regarding the Company that are subject to risks and uncertainties, including, without limitation, the factors set forth below and in Item 1A – “Risk Factors” and Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s annual report on Form 10-K for the year ended September 30, 2006. Forward-looking statements include, but are not limited to, discussions regarding the Company’s operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources, results of operations and impact of new accounting pronouncements. Such statements include, but are not limited to, statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “seeks,” “estimates,” “projects,” “objective,” “strategy,” “outlook,” “assumptions,” “guidance,” “forecasts,” “goal,” “intends,” “pursue,” “will likely result,” “will continue” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
          The following important factors, in addition to those discussed elsewhere in this document, and the Company’s 10-K, could affect the future financial results of the Company and could cause actual results to differ materially from those expressed in forward-looking statements contained in news releases and other public statements by the Company:
-	the Company’s ability to achieve the goals described in this report and other reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s ability to
-	increase cash flow by reducing operating costs, accounts receivable and indebtedness;

-	cover the fixed cost of its leased and owned facilities and maintain adequate liquidity through its cash resources and credit facility;

-	integrate future acquisitions, in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing, and operations;

-	comply with the terms of its credit facility or obtain waivers of noncompliance;

-	reduce operating losses at unprofitable locations;

-	form and maintain strategic relationships with certain large real estate owners and operators; and

-	renew existing insurance coverage and obtain performance and surety bonds on favorable terms;
-	successful implementation of the Company’s strategic plan;

-	interest rate fluctuations;

-	the loss, or renewal on less favorable terms, of existing management contracts and leases and the failure to add new locations on favorable terms;

-	the timing of property-related gains and losses;

-	pre-opening, start-up and break-in costs of parking facilities;

-	player strikes or other events affecting major league sports;

-	changes in economic and business conditions at the local, regional, national or international levels;

-	changes in patterns of air travel or automobile usage, including but not limited to effects of weather on travel and transportation patterns;

-	the impact of litigation and claims;

-	higher premium and claims costs relating to medical, liability, worker’s compensation and other insurance programs;

-	compliance with, or changes in, local, state, national and international laws and regulations, including, without limitation, local regulations, restrictions and taxation on real property, parking and automobile usage, security measures, environmental, anti-trust and consumer protection laws;

-	changes in current parking rates and pricing of services to clients;

-	extraordinary events affecting parking facilities that the Company manages, including labor strikes, emergency safety measures, military or terrorist attacks and natural disasters;

-	the loss of key employees; and

-	the other factors discussed under Item 1A — “Risk Factors” and in Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.
Overview
     The Company is a leading provider of parking and related services. Central Parking operates parking facilities in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Colombia, Peru, the United Kingdom, the Republic of Ireland, Spain, Greece, Italy and Switzerland. The Company also provides ancillary products and services, including parking consulting, shuttle, valet, on-street and parking meter enforcement, and billing and collection services. As of December 31, 2006, Central Parking operated 1,599 parking facilities through management contracts, leased 1,279 parking facilities, and owned 134 parking facilities, either independently or in joint ventures with third parties.
     Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. Parking revenues consist of revenues from leased and owned facilities. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, insurance, and general operating expenses. Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, equipment leasing, and consulting. The cost of management contracts includes insurance premiums, claims and other direct overhead.
     The Company believes that most commercial real estate developers and property owners view services such as parking as potential profit centers rather than cost centers. Many of these parties outsource parking operations to parking management companies in an effort to maximize profits or leverage the original rental value to a third-party lender. Parking management companies can increase profits by using managerial skills and experience, operating systems, and operating controls unique to the parking industry.
     The Company’s strategy is to increase the number of profitable parking facilities it operates by focusing its marketing efforts on adding facilities at the local level and targeting real estate managers and developers with a national presence.
     The Company continues to view privatization of certain governmental operations and facilities as an opportunity for the parking industry. For example, privatization of on-street parking fee collection and enforcement in the United Kingdom has provided significant opportunities for private parking companies. In the United States, several cities have awarded on-street parking fee collection and enforcement and parking meter service contracts to for-profit parking companies such as Central Parking.
Critical Accounting Policies
          Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Accounting estimates are an integral part of the preparation of the financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from the Company’s current judgments and estimates.
          The following listing of critical accounting policies is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U. S. generally accepted accounting principles, with no need for management’s judgment regarding accounting policy. The Company believes that of its significant accounting policies, as discussed in Note 1 to the consolidated financial statements for the year ended September 30, 2006, the following involve a higher degree of judgment and complexity:
          Impairment of Long-Lived Assets and Goodwill
          As of December 31, 2006, the Company’s long-lived assets were comprised primarily of $300.8 million of property, equipment and leasehold improvements and $70.0 million of contract and lease rights. In accounting for the Company’s long-lived assets, other than goodwill and other intangible assets, the Company applies the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As of December 31, 2006, the Company had $232.1 million of goodwill. The Company accounts for goodwill and other intangible assets under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.
          The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of these assets includes cash flow projections that assume certain future revenue and cost levels, assumed discount rates based upon current market conditions and other valuation factors, all of which involve the use of significant judgment and estimation. The Company recorded impairment loss of approximately $0.2 million in continuing operations during the quarter ended December 31, 2006. There were no impairments in discontinued operations. Future events may indicate differences from management’s judgments and estimates which could, in turn, result in increased impairment charges in the future. Future events that may result in increased impairment charges include changes in interest rates, which could impact discount rates, unfavorable economic conditions or other factors which could decrease revenues and profitability of existing locations, and changes in the cost structure of existing facilities. For the quarter ended December 31, 2005, the Company recorded $0.7 million of impairment charges related to long-lived assets in continuing operations and $0.1 million of impairment charges related to long-lived assets in discontinued operations.
          Contract and Lease Rights
          As of December 31, 2006, the Company had $70.0 million of contract and lease rights. The Company capitalizes payments made to third parties, which provide the Company the right to manage or lease facilities. Lease rights and management contract rights which are purchased individually are amortized on a straight-line basis over the terms of the related agreements, which range from 5 to 30 years. Management contract rights acquired through acquisition of an entity are amortized as a group over the estimated term of the contracts, including anticipated renewals and terminations based on the Company’s historical experience (typically 15 years). If the renewal rate of contracts within an acquired group is less than initially estimated, accelerated amortization or impairment may be necessary.
          Allowance for Doubtful Accounts
          As of December 31, 2006, the Company had $68.4 million of trade receivables, including management accounts receivable and accounts receivable – other. Additionally, the Company had a recorded allowance for doubtful accounts of $2.7 million. The Company reports management accounts receivable, net of an allowance for doubtful accounts, to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis, using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, specifically in the Northeast and Mid-Atlantic United States, could have an impact on the collection of existing receivable balances or future allowance considerations.
          Lease Termination Costs
          The Company recognizes lease termination costs related to disposal activities in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Lease termination costs are based upon certain estimates of liabilities related to costs to exit an activity. Liability estimates may change as a result of future events, such as the settlement of a lease termination for an amount less than the amount contractually required.
          Self-Insurance Liabilities
          The Company purchases comprehensive liability insurance covering certain claims that occur at parking facilities it owns, leases or manages. The primary amount of such coverage is $1 million per occurrence and $2 million in the aggregate per facility. In addition, the Company purchases umbrella/excess liability coverage. The Company’s various liability insurance policies have deductibles of up to $350,000 that must be met before the insurance companies are required to reimburse the Company for costs incurred relating to covered claims. In addition, the Company’s worker’s compensation program has a deductible of $250,000. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $150,000 per claim. As a result, the Company is, in effect, self-insured for all claims up to the deductible levels. The Company applies the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of expense recognition associated with claims against the Company. The recognition of liabilities is based upon management’s determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable, as defined in SFAS No. 5. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. The Company engages an actuary to assist in determining the estimated liabilities for customer injury, employee medical costs and worker’s compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in the future. Total discounted self-insurance liabilities at December 31, 2006 and December 31, 2005 were $22.2 million and $24.3 million, respectively, reflecting a 4.5% discount rate. The related undiscounted amounts at such dates were $25.0 million and $28.8 million, respectively.
          Classification as Continuing or Discontinuing Operations
          In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale shall be reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains noted above have been classified in continuing operations as the individual disposal transactions did not meet the SFAS No. 144 and EITF 03-13 criteria for classification as discontinued operations primarily due to the expected retention of certain cash flows from assets disposed or the Company’s continuing involvement as arising from contracts to manage the parking properties. If management’s assumptions regarding the timing and amount of such retained cash flows change in the future, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.
          Income Taxes
          The Company uses the asset and liability method of SFAS No. 109, Accounting for Income Taxes, to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company has certain net operating loss carry forwards which expire between 2007 and 2025. The valuation allowance was established for certain net operating loss carry forwards where their recoverability is deemed to be uncertain. The carrying value of the Company’s net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, the Company will be required to adjust its deferred tax valuation allowances.
Recent Accounting Pronouncements
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
     In June 2006, the EITF reached a consensus on Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 concludes that (a) the scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and (b) that the presentation of taxes within the scope on either a gross or a net basis is an accounting policy decision that should be disclosed under Opinion 22. Furthermore, for taxes reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. The consensus is effective, through retrospective application, for periods beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
          In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
          In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance regarding the consideration given to prior year misstatements when determining materiality in current financial statements, and is effective for fiscal years ending after November 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
          In November 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split of Endorsement Split-Dollar Life Insurance Arrangements, (“EITF 06-04”). EITF 06-04 reached a consensus that for a split-dollar life insurance arrangement that provides a benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with FAS No. 106 or Opinion 12 (depending upon whether a substantive plan is deemed to exist) based on the substantive agreement with the employee. This consensus is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
          In November 2006, the Emerging Issues Task Force reached a consensus on Issue No.06-05, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-04, (“EITF 06-05”). EITF 06-05 reached a consensus that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. The Task Force agreed that contractual limitations should be considered when determining the realizable amounts. Those amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. The Task Force also agreed that fixed amounts that are recoverable by the policyholder in future periods in excess of one year from the surrender of the policy should be recognized at their present value. The Task Force also reached a consensus that a policyholder should determine the amount that could be realizable under the life insurance contract assuming the surrender of an individual-life by individual policy (or certificate by certificate in a group policy). The Task Force also noted that any amount that is ultimately realized by the policyholder upon the assumed surrender of the final policy (or final certificate in a group policy) shall be included in the amount that could be realized under the insurance contract. This consensus is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
          In September 2006, FASB issued FASB Staff Position (FSP) No. AUG AIR -01, Accounting for Planned Major Maintenance Activities, (“FSP No. AUG AIR-01”). FSP AUG AIR-01 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. An entity shall apply the same method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in this FSP shall be applied to the first fiscal year beginning after December 15, 2006. The Company has not determined the impact, if any, that the adoption of this FSP will have to its consolidated financial statements.
          In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132R. This Standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to (i) recognize the funded status of a benefit plan; (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’s Accounting for Pensions, or No. 106, Employers’ Accounting for Postretiremnet Benefits Other Than Pension; (iii) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position; and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006; except for the measurement date provisions, which shall be effective for fiscal years ending after December 15, 2008. The Company has not determined the impact, if any, that the adoption of this pronouncement will have to its consolidated financial statements.
Results of Operations
Unless otherwise indicated, the following discussion relates to continuing operations.
Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005
     Parking revenues for the first quarter of fiscal year 2007 decreased to $131.7 million from $132.1 million for the first quarter of fiscal year 2006, a decrease of $0.5 million, or 0.4%. The decrease of $0.5 million is due to a decrease of $9.0 million due to closed locations and a decrease of $4.3 million related to contracts converted from leased to management deals; partially offset by an increase of $6.3 million in new locations and an increase of same store sales of $6.5 million.

     Management contract revenues for the first quarter of fiscal 2007 increased to $29.1 million from $27.9 million for the first quarter of fiscal year 2006, an increase of $1.2 million or 4.4%. The increase was primarily due to an increase in other fees.
     Cost of parking for the first quarter of fiscal 2007 decreased to $116.6 million from $120.6 million for the first quarter of fiscal 2006, a decrease of $4.0 million or 3.3%. The decrease was due primarily to $1.4 million decline in rent expense, $0.4 million in depreciation expense, $0.1 million decline in snow removal, $0.1 million decline in utilities, $0.1 million in payroll expense, $0.2 million in liability insurance expense and $1.7 million in other. Rent expense as a percentage of parking revenues decreased to 50.3% during the quarter ended December 31, 2006, from 51.2% in the quarter ended December 31, 2005. Payroll and benefit expenses as a percent of parking revenues were 18.8% of parking revenues for the first quarter of fiscal 2007 and fiscal 2006. Cost of parking as a percentage of parking revenues decreased to 88.6% for the first quarter of fiscal 2007 compared to 91.3% for the first quarter of fiscal 2006.
     Cost of management contracts for the first quarter of fiscal 2007 increased to $11.1 million from $10.8 million in the comparable period in 2006, an increase of $0.3 million or 2.5%. The increase was primarily caused by an increase of $0.7 million in liability insurance expense and an increase of $0.2 million in bad debt expense; offset by a decrease of $0.6 million in other insurance related costs. Cost of management contracts as a percentage of management contract revenue decreased to 38.0% for the first fiscal quarter of 2007 from 38.7% for the same period in 2006.
     General and administrative expenses decreased to $17.6 million for the first quarter of fiscal 2007 from $20.9 million for the first quarter of fiscal 2006, a decrease of $3.3 million or 15.7%. This decrease is due to a decrease of $3.0 million in professional fees, $0.3 million in depreciation expense, $0.1 million in travel and entertainment and $0.9 million in other expenses; offset by a $1.0 million increase in payroll expenses. General and administrative expenses as a percentage of total revenues (excluding reimbursement of management contract expenses) decreased to 11.0% for the first quarter of fiscal 2007 from 13.1% for the first quarter of fiscal 2006.
     Net property-related gains for the three months ended December 31, 2006 of $0.4 million was comprised of gains on sale of property of $0.6 million in Segment-Two; offset by $0.2 million of impairments of leasehold improvements, contract rights and other intangible assets primarily in Segment-Seven. In assessing impairment, management considered current operating results, the Company’s recent forecast for the fiscal year and required capital improvements. Management determined that the projected cash flows for these locations would not be enough to recover the book value of the assets. The Company’s property-related gain for the three months ended December 31, 2005 was $22.9 million.
     Interest expense decreased to $2.9 million for the first quarter of fiscal 2007 compared to $3.9 million for first quarter of fiscal 2006, a decrease of $1.1 million or 27.1%. The increase was primarily attributed to a decrease in debt outstanding under the Credit Facility.
     The weighted average balance outstanding for the Company’s debt obligations and subordinated convertible debentures was $198.4 million during the quarter ended December 31, 2006, at a weighted average interest rate of 5.3% compared to a weighted average balance outstanding of $234.1 million at a weighted average rate of 5.2% during the quarter ended December 31, 2005. Amortization of deferred finance costs was included in the calculation of the weighted average interest rate.
     The Company recorded income tax expense on earnings from continuing operations of $4.2 million for the first quarter of fiscal 2007 as compared to $10.6 million for the first quarter of fiscal 2006, a change of $6.3 million. The effective tax rate on earnings from continuing operations before income taxes for the first quarter of fiscal 2007 was 33.4% compared to 39.2% for the first quarter of fiscal 2006. The lower effective tax rate in fiscal 2007 is due primarily to a decrease in 2007 of valuation allowances related to certain state and foreign tax loss carryforwards.
     For the three months ended December 31, 2006, the Company had either disposed of or designated as held-for-sale or disposal certain locations, resulting in a gain from discontinued operations of $0.8 million, net of tax. The gain was primarily related to revenues of $0.9 million less expenses of $0.7 million, which includes a recovery of bad debt in the amount of $0.7 million from the transport division in London. Property related gains of $0.7 million consists of a $0.5 million gain on the sale of the Company’s interest in its Polish subsidiary and a $0.2 million gain on the sale of properties. The Company’s prior period results were reclassified to reflect those locations classified as discontinued operations through December 31, 2006.
Liquidity and Capital Resources
     Net cash used by operating activities for the first quarter of fiscal year 2007 was $2.0 million, a decrease of $1.4 million from net cash used by operating activities of $3.4 million during the first quarter of fiscal year 2006. The primary factor which contributed to this change was the increase in revenue in the first quarter of fiscal year 2007 and changes in working capital components.
          Net cash provided by investing activities for the first quarter fiscal year 2007 was $2.1 million compared to $36.9 million of net cash provided by investing activities in the first quarter of fiscal year 2006. This change was primarily due to a decrease in proceeds from sale of properties and purchase of property, equipment and leasehold improvements in the first quarter of fiscal year 2007.
          Net cash used by financing activities for the first quarter of fiscal year 2007 was $2.0 million compared to cash used of $25.8 million in the first quarter of fiscal year 2006. Net cash used by financing activities in the first quarter of fiscal year 2007 primarily consisted of capital leases obtained during the first quarter of fiscal year 2007.
     The Company’s Credit Facility provides for aggregate availability of up to $300 million consisting of a $225 million revolving loan and a $75 million term loan. The Credit Facility requires term loan payments in the amount of $187,500 for the quarters ended March 2005 through March 2008 and $9.1 million for the quarters ended June 2008 through March 2010, with the remaining term loan balance due June 2010. The revolving loan is required to be repaid in February 2008. The facility is secured by the stock of certain subsidiaries of the Company, certain real estate assets, and domestic personal property assets of the Company and certain subsidiaries.
     The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate pricing tiers for the revolving loan and term loan. The weighted average margin as of December 31, 2006 was 200 basis points. The amount outstanding under the Company’s Credit Facility was $73.5 million, all of which related to the term loan, with an overall weighted average interest rate of 3.9% at December 31, 2006. The aggregate availability under the Credit Facility was $171.4 million at December 31, 2006, which is net of $53.6 million of stand-by letters of credit. During the first quarter of fiscal 2006, the Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a total notional value of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007. The derivatives do not qualify as cash flow hedges.
     The weighted average interest rate on the Company’s Credit Facility at December 31, 2006 was 3.9%, which includes all outstanding LIBOR contracts and swap agreements at December 31, 2006.
     Future Cash Commitments
     The Company routinely makes capital expenditures to maintain or enhance parking facilities under its control. The Company expects capital expenditures for fiscal 2007 to be approximately $10 to $13 million, of which the Company has spent $5.4 million during the first three months of fiscal 2007, including $2.1 million acquired through capital leases.
     The following tables summarize the Company’s total contracted obligations and commercial commitments as of December 31, 2006 (amounts in thousands):

	Payments due by period
		Less than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
Long-term debt and capital lease obligations	$91,722	$2,217	$60,832	$28,547	$126
Subordinated convertible debentures	78,085	—	—	—	78,085
Operating leases	989,577	209,594	279,410	168,813	331,760

Total contractual cash obligations	$1,159,384	$211,811	$340,242	$197,360	$409,971

	Amount of commitment expiration per period
		Less than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
Unused lines of credit	$171,391	$—	$—	$171,391	$—
     Unused lines of credit as of December 31, 2006 are reduced by $53.6 million of standby letters of credit.
Stock Repurchase
          In August of 2005, the Company made an offer to its shareholders to purchase up to 4,400,000 shares of common stock at a price no greater than $16.75 or lower than $14.50 per share. The transaction was structured as a modified Dutch Auction tender offer.
          The offer was amended to reduce the range from a price no higher than $16.00 and no lower than $14.00 per share. The transaction was concluded on October 14, 2005 at which time the Company accepted and purchased 4,400,000 shares at a price of $15.50 per share. The Company exercised its right to purchase an additional 459,674 shares without extending or modifying the offer. The Company repurchased a total of 4,859,674 shares for $75.3 million using the availability under the Credit Facility.
Item 3. Quantitative and Qualitative Disclosure about Market Risk
Interest Rates
     In March 2000, a limited liability company, of which the Company is the sole shareholder, purchased a parking structure for $19.6 million and financed $13.3 million of the purchase price with a five-year note bearing interest at one-month floating LIBOR plus 162.5 basis points. In April 2005, the limited liability company amended the note. The amendment extended the term to a maturity date of February 28, 2008. The amended $12.7 million loan will continue to bear interest at a floating basis based on LIBOR plus 162.5 basis points. The Company entered into an interest rate cap agreement on the underlying $12.7 million loan in October 2005. This agreement limits the Company’s exposure to the floating interest rate by paying the Company for interest paid in excess of 5.50%.
     The Company’s primary exposure to market risk consists of changes in interest rates on variable rate borrowings. As of December 31, 2006, the Company had $73.5 million of variable rate debt outstanding under the Credit Facility priced at LIBOR plus a weighted average margin of 200 basis points. The Credit Facility is payable in quarterly installments of $187,500 through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. The Company anticipates paying the scheduled quarterly payments from operating cash flows through March 2008. The Company is evaluating options for the required payments for the period beginning June 2008.
     The Company is required under the Credit Facility to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. On May 30, 2003, the Company entered into two interest rate swap transactions for a combined notional amount of $87.5 million. Both transactions swapped the Company’s floating LIBOR interest rates for fixed interest of 2.45% until June 30, 2007.
     The weighted average interest rate on the Company’s Credit Facility at December 31, 2006 was 3.9%, which includes all outstanding LIBOR contracts and swap agreements at December 31, 2006. An increase (decrease) in LIBOR of 1% would not result in a significant increase (decrease) of annual interest expense since the swaps, which converted the rates to fixed, totaled $87.5 million and the Credit Facility, which was all floating interest, was $73.5 million at December 31, 2006.
Foreign Currency Exposure
     As of December 31, 2006, the Company has approximately GBP 2.4 million (USD $4.8 million) of cash and cash equivalents denominated in British pounds, EUR 2.3 million (USD $3.1 million) denominated in euros, CAD 3.2 million (USD $2.7 million) denominated in Canadian dollars, and USD $1.9 million denominated in various other foreign currencies.
     The Company also has EUR 1.6 million (USD $2.1 million) of notes payable denominated in euros and GBP 10.3 million (USD $20.2 million) of intercompany notes receivable and notes payable denominated in British pounds at December 31, 2006. These intercompany notes bear interest at a floating rate of 5.6% as of December

31, 2006, and require monthly principal and interest payments through 2012. The Company has entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to various intercompany notes receivable from the Company’s wholly-owned subsidiary in the United Kingdom. These forward contracts are expected to offset the transactional gains and losses on the intercompany notes denominated in British pounds. The gains and losses related to such contracts and the transactional gains and losses related to the intercompany notes recognized during fiscal 2006 and the first quarter of fiscal 2007 were not significant. The notional amount of the open contracts at December 31, 2006 totaled approximately $20.9 million. The fair value of the foreign currency forward contracts at December 31, 2006 was a $1.1 million liability.
     Based on the Company’s overall currency rate exposure as of December 31, 2006, management does not believe a near-term change in currency rates, based on historical currency movements, would materially affect the Company’s consolidated financial statements.

ITEM 4. Controls and Procedures
(a) Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures
     Our Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this quarterly report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures effectively and timely provide them with material information relating to us and our consolidated subsidiaries required to be disclosed in the reports we file or submit under the Exchange Act.
(b) Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting during our first quarter ended December 31, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART II. OTHER INFORMATION
Item 1. Legal Proceedings
     The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits, due to the early stage of the litigation management has not yet concluded whether it is at least reasonably possible that the Company will incur a loss upon resolution.
Item 1A. Risk Factors
          You should carefully consider the following specific risk factors as well as the other information contained or incorporated by reference in this report, as these are important factors, among others, that could cause our actual results to differ from our expected or historical results. It is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete statement of all of our potential risks or uncertainties.
          Our financial performance is sensitive to changes in economic conditions that may impact employment and consumer spending and commercial office occupancy.
          Economic slowdowns in the United States could adversely affect employment levels, consumer spending and commercial office occupancy, which, in turn, could reduce the demand for parking. The reduced demand for parking could negatively impact our revenues and net income. Future economic conditions affecting disposable consumer income, employment levels, business conditions, fuel and energy costs, interest rates, and tax rates, are also likely to adversely affect our business.
          Our concentration of operations in the Northeastern and Mid-Atlantic regions of the United States, particularly in New York City, increases the risk of negative financial fluctuations due to events or factors that affect these areas.
          Our operations in the Northeastern and Mid-Atlantic regions of the United States, which includes the cities of New York, Newark, Boston, Philadelphia, Pittsburgh, Baltimore and Washington, D.C. generated approximately 43.4% of our total revenues from continuing operations (excluding reimbursement of management contract expenses) in first quarter of fiscal 2007. Revenues from our operations in New York City and surrounding areas accounted for approximately 26.3% of our total revenues from continuing operations (excluding reimbursement of management expenses) in the first quarter of fiscal 2007. The concentration of operations in these areas increases the risk that local or regional events or factors that affect these cities or regions such as severe winter weather, labor strikes, and changes in local or state laws and regulations, economic conditions or acts of terrorism, can have a disproportionate impact on our operating results and financial condition.

          Compliance with and any failure to comply with current regulatory requirements will result in additional expenses and may adversely affect us.
          Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission regulations and NYSE Stock Market rules, has required an increased amount of management attention. We remain committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment has resulted in, and we expect will continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.
          Changes in the insurance marketplace, including significantly higher premiums, higher deductibles and coverage restrictions and increased claims costs, have negatively impacted our net income in recent years and could have a material adverse effect on our results of operations and financial condition in the future.
          We purchase insurance covering certain types of claims that occur at parking facilities we own, lease or manage. In addition, we purchase worker’s compensation, group health, director’s and officer’s liability and certain other insurance coverages. Due to changes in the insurance marketplace, we have experienced in recent years a substantial increase in the premiums we pay for most types of insurance coverage and an increase in the deductibles relating to such coverage. We also have experienced an increase in certain claims costs, including worker’s compensation, liability and group health. In addition, coverages of certain types of risk, such as terrorism coverage, have been significantly restricted or are no longer available at a reasonable cost. The changes in the insurance marketplace, including increased premium and claims costs, higher deductibles and coverage restrictions, have negatively impacted our earnings in recent years and could have a material adverse effect on our results of operations and financial condition in the future.
          Acts of terrorism, such as the September 11, 2001 attacks, can have a significant adverse affect on our results of operations and financial condition.
          We estimate that the terrorist attacks on September 11, 2001 reduced our revenues in the fourth quarter of fiscal year 2001 by approximately $5 million and approximately $10 million in the first half of fiscal year 2002. Not only did the attack cause physical damage to some of the parking facilities operated by us, but the reduction in the number of commuters parking in the areas affected, reduction in tourists and local consumers traveling to the area as well as the broader reduction in airplane travel and lower attendance at sporting events, concerts and other venues, also impacted our operations adversely. The closing of streets in the vicinity of the World Trade Center and other areas of New York City and the imposition of certain restrictions on traffic and other security measures in New York City and at the nation’s airports also had a negative impact on our operations. Our operations are concentrated heavily in the downtown areas of major U.S. cities and some are located near landmarks or other sites that have been mentioned as potential targets of terrorists. In addition, we manage the parking operations at approximately 30 airports. Additional terrorist attacks or the imposition of additional security measures, particularly in New York, Washington, D.C. or other major cities in which we have a significant presence, or at airports, could have a material adverse effect on our results of operations and financial condition.
          The offer or sale of a substantial amount of our common stock by significant shareholders could have an adverse impact on the market price of our common stock.
          In February 2001, we filed a registration statement on Form S-3 covering 7,381,618 shares of our common stock held by certain shareholders. These shares were registered pursuant to registration rights previously granted to these shareholders. Although we believe a significant portion of these shares has been sold, these shareholders may sell any remaining shares that were registered on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Other substantial shareholders, including the Executive Chairman of Central Parking, Monroe Carell, Jr., the Carell Children’s Trust, and other family members and related entities (the “Carell Family”), are permitted to sell significant amounts of our common stock under Rule 144 and other exemptions from registration under the federal securities laws. In addition, the Carell Family has certain rights to register substantially all of the shares held by the family and related entities. The offer or sale of substantial amounts of our common stock by these or other significant shareholders, particularly if such offers or sales occur simultaneously or relatively close in time, could have a significant negative impact on our stock’s market price.
          We are dependent on the continued availability of capital to support our business.
          We have significant working capital requirements, including but not limited to, repair and maintenance obligations for our parking facilities. We are dependant on the cash generated from our operations and Credit Facility to meet our working capital requirements. The Credit Facility contains covenants including those that require us to maintain certain financial ratios, restrict further indebtedness and certain acquisition activity and limit the amount of dividends paid. The primary ratios are a leverage ratio, senior leverage ratio and a fixed charge coverage ratio. Quarterly compliance is calculated using a four-quarter rolling methodology and measured against certain targets. Our inability to meet debt covenants and debt service payments under the Credit Facility would have a material adverse effect on us.
          We are subject to interest rate risk.
          We are subject to market risk from exposure to changes in interest rates based upon our financing, investing and cash management activities. The Credit Facility bears interest at LIBOR plus a tier-based margin dependent upon certain financial ratios. There are separate tiers for the revolving loan and term loan. The weighted average margin as of December 31, 2006, was 200 basis points. The amount outstanding under our Credit Facility was $73.5 million with a weighted average interest rate of 3.9% as of December 31, 2006. We have reduced a portion of our interest rate risk by executing two interest rate swap transactions whereby we have fixed $87.5 million of floating rate debt. The term loan is required to be repaid in quarterly payments of $0.2 million through March 2008 and quarterly payments of $9.1 million from June 2008 through March 2010. An increase (decrease) in LIBOR of 1% would result in no increase (decrease) of annual interest expense since the swaps, which converted the rates to fixed, totaled $87.5 million and the Credit Facility, which was all floating interest, was $73.5 million on December 31, 2006. We expect to pay both quarterly principal amortization and monthly interest payments out of operating cash flow.
          Our large number of leased and owned facilities increases the risk that we may become unprofitable and that we may not be able to cover the fixed costs of our leased and owned facilities.
          We leased or owned 1,413 facilities as of December 31, 2006. Although there is more potential for income from leased and owned facilities than from management contracts, they also carry more risk if there is a downturn in the economy, property performance or commercial real estate occupancy rates because a significant part of the costs to operate such facilities typically is fixed. For example, in the case of leases, there are typically minimum lease payments that must be made regardless of the revenues or profitability of the facility. In particular, it is difficult to forecast revenues of newly constructed parking facilities because these facilities do not have an operating history. Start-up costs, the length of the break–in period during which parking demand is built and economic conditions at the time the facility is opened, are very difficult to predict at the time the lease is executed (and the base rent is agreed upon), which is often two or more years prior to the opening of the facility.
          In the case of owned facilities, there are the normal risks of ownership and costs of capital. In addition, operating expenses for both leased and owned facilities are borne by us and are not passed through to the owner, as is the case with management contracts. In the case of owned facilities and generally in the case of longer-term leased facilities, we also are responsible for property taxes and all maintenance and repair costs, including structural, mechanical and systems repairs. Performance of our parking facilities depends, in part, on our ability to negotiate favorable contract terms and control operating expenses, economic conditions prevailing generally and in areas where parking facilities are located, the nature and extent of competitive parking facilities in the area, weather conditions and the real estate market.
          An increase in government regulation or taxation could have a negative effect on our profitability.
          Our business is subject to numerous federal, state and local laws and regulations, and in some cases, municipal and state authorities directly regulate parking facilities. In addition, many cities impose a substantial tax or surcharge on parking services, which generally range from 10% to 50%. Substantial increases in the tax or surcharge on parking such as occurred in recent years in Pittsburgh and Miami can have a significant negative effect on profitability in a given city. The profitability of our business is also affected by increases in property taxes because the Company is responsible for paying property taxes on its owned properties and on many of its leased facilities. Several state and local laws have been passed in recent years that are designed to encourage car-pooling or the use of mass transit or impose certain restrictions on automobile usage. An example is the restrictions imposed by the City of New York in the wake of the September 11 terrorist attacks, which included street closures and a requirement for passenger cars entering certain bridges and tunnels to have more than one occupant during the morning rush hour. We also are subject to federal, state and local employment and labor laws and regulations, and several cities in which we have operations either have adopted or are considering the adoption of so-called “living wage” ordinances. The adoption of such laws and regulations, the imposition of additional parking taxes or surcharges and increases in property and other taxes could adversely impact our profitability.

     The sureties for our performance bond program may increase rates and require additional collateral to issue or renew performance bonds in support of certain contracts.
     Under substantially all of our contracts with municipalities and government entities and airports, we are required to provide a performance bond to support our obligations under the contract. We are also required to provide performance bonds under certain leases and other contracts with non-governmental entities. In recent years, the sureties for our performance bond program increased the rates we pay on these bonds and required us to collateralize a greater percentage of our performance bonds with letters of credit. Although we believe our performance bond program is adequate for its present needs, if we are unable to provide sufficient collateral in the future, our sureties may not issue or renew performance bonds to support our obligations under certain contracts.
     As is customary in the industry, a surety provider can refuse to provide a bond principal with new or renewal surety bonds. If any existing or future surety provider refuses to provide us with surety bonds, there can be no assurance that we would be able to find alternate providers on acceptable terms, or at all. Our inability to provide surety bonds could result in the loss of existing contracts or future business, which could have a material adverse effect on our business and financial condition.
     Our net income could be adversely affected if accruals for future insurance losses are not adequate.
     We provide liability, medical and worker’s compensation insurance coverage. We are obligated to pay for each loss incurred up to the amount of a deductible specified in our insurance policies. Our financial statements reflect our anticipated costs based upon loss experience and guidance and evaluation we have received from third party insurance professionals, such as actuaries. There can be no assurance, however, that the ultimate amount of such costs will not exceed the amounts presently accrued, in which case we would need to increase accruals and pay additional expenses.
     The operation of our business is dependent on key personnel.
     Our success is, and will continue to be, substantially dependent upon the continued services of our management team. The loss of the services of one or more of the members of our senior management team could have a material adverse effect on our financial condition and the results of operations. Although we have entered into employment agreements with, and historically have been successful in retaining the services of our senior management, there can be no assurance that we will be able to retain these senior management people in the future. In addition, our future growth depends on our ability to attract and retain skilled operating managers and employees.
     We have foreign operations that may be adversely affected by foreign currency exchange rate fluctuations.
     We operate in the United Kingdom, the Republic of Ireland and other countries. For the quarter ended December 31, 2006, revenues from foreign operations represented 6.3% of our total revenues, excluding reimbursement of management contract expenses. Our United Kingdom operations accounted for 53.2% of total revenues from foreign operations, excluding reimbursement of management contract expense and excluding earnings from joint ventures. We receive revenues and incur expenses in various foreign currencies in connection with our foreign operations and, as a result, we are subject to currency exchange rate fluctuations. We intend to continue to invest in certain foreign leased or owned parking facilities, either independently or through joint ventures, where appropriate, and may become increasingly exposed to foreign currency fluctuations. We believe we currently have limited exposure to foreign currency risk. We have entered into certain foreign currency forward contracts to mitigate the foreign exchange risk related to certain intercompany notes we have with our subsidiary in the United Kingdom. See note 1 to our consolidated financial statements.
     In connection with ownership or operation of parking facilities, we may be liable for environmental problems.
     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. The cost of defending against claims of liability, or of remediating a contaminated property, could have a negative effect on our business and financial results.
     If we cannot maintain positive relationships with labor unions representing our employees, a work stoppage may adversely affect our business.
     Approximately 3,907 employees are represented by labor unions. There can be no assurance that we will be able to renew existing labor union contracts on acceptable terms. Employees could exercise their rights under these labor union contracts, which could include a strike or walk-out. In such cases, there are no assurances that we would be able to staff sufficient employees for its short-term needs. Any such labor strike or our inability to negotiate a satisfactory contract upon expiration of the current agreements could have a negative effect on our business and financial results.
Item
Item 6. Exhibits

2.1		Plan of Recapitalization, effective October 9, 1997 (Incorporated by reference to Exhibit 2 to the Company’s Registration Statement No. 33-95640 on Form S-1).

2.2		Agreement and Plan of Merger dated September 21, 1998, by and among the Registrant, Central Merger Sub, Inc., Allright Holdings, Inc., Apollo Real Estate Investment Fund II, L.P. and AEW Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement No. 333-66081 on Form S-4 filed on October 21, 1998).

2.3		Amendment dated as of January 5, 1999, to the Agreement and Plan of Merger dated September 21, 1998 by and among the Registrant, Central Merger Sub, Inc., Allright Holdings, Inc., Apollo Real Estate Investment Fund II, L.P. and AEW Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement No. 333-66081 on Form S-4 filed on October 21, 1998, as amended).

2.4		Acquisition Agreement and Plan of Merger dated as of November 7, 1997, by and between the Registrant and Kinney System Holding Corp and a subsidiary of the Registrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 17, 1998).

3.1	(a)	Amended and Restated Charter of the Registrant (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 333-23869 on Form S-3).

	(b)	Articles of Amendment to the Charter of Central Parking Corporation increasing the authorized number of shares of common stock, par value $0.01 per share, to one hundred million (Incorporated by reference to Exhibit 2 to the Company’s 10-Q for the quarter ended March 31, 1999).

3.2		Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 333-23869 on Form S-3).

4.1		Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-95640 on Form S-1).

4.2	(a)	Registration Rights Agreement (the “Allright Registration Rights Agreement”) dated as of September 21, 1998 by and between the Registrant, Apollo Real Estate Investment Fund II, L.P., AEW Partners, L.P. and Monroe J. Carell, Jr., The Monroe Carell Jr. Foundation, Monroe Carell Jr. 1995 Grantor Retained Annuity Trust, Monroe Carell Jr. 1994 Grantor Retained Annuity Trust, The Carell Children’s Trust, The 1996 Carell Grandchildren’s Trust, The Carell Family Grandchildren 1990 Trust, The Kathryn Carell Brown Foundation, The Edith Carell Johnson Foundation, The Julie Carell Stadler Foundation, 1997 Carell Elizabeth Brown Trust, 1997 Ann Scott Johnson Trust, 1997 Julia Claire Stadler Trust, 1997 William Carell Johnson Trust, 1997 David Nicholas Brown Trust and 1997 George Monroe Stadler Trust (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement No. 333-66081 filed on October 21, 1998).

4.2	(b)	Amendment dated January 5, 1999 to the Allright Registration Rights Agreement (Incorporated by reference to Exhibit 4.4.1 to the Company’s Registration Statement No. 333-66081 filed on October 21, 1998, as amended).

4.2	(c)	Second Amendment dated February 1, 2001 to the Allright Registration Rights Agreement. (Incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement No. 333-54914 on Form S-3 filed on February 2, 2001)

4.3		Indenture dated March 18, 1998 between the registrant and Chase Bank of Texas, National Association, as Trustee regarding up to $113,402,050 of 5-1/4 % Convertible Subordinated Debentures due 2028. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

4.4		Amended and Restated Declaration of Trust of Central Parking Finance Trust dated as of March 18, 1998. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

4.5		Preferred Securities Guarantee Agreement dated as of March 18, 1998 by and between the Registrant and Chase Bank of Texas, national Association as Trustee (Incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement No. 333-52497 on Form S-3).

4.6		Common Securities Guarantee Agreement dated March 18, 1998 by the Registrant. (Incorporated by reference to Exhibit 4.9 to 333-52497 on Form S-3).

10.1		Waiver Agreement dated October 12, 2005 among Central Parking Corporation et. al. and Bank Of America N. A. et. al. (Incorporated by reference to Exhibit 10.28 to the Company’s Form 10-K for the year ended September 30, 2005)

10.2		Emanuel J. Eads Employment Agreement dated August 2, 2005. (Incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 10-Q for period ended December 31, 2005)

31.1		Certification of Emanuel Eads pursuant to Rule 13a-14(a).

31.2		Certification of Jeff Heavrin pursuant to Rule 13a-14(a).

32.1		Certification of Emanuel Eads pursuant to Section 1350.

32.2		Certification of Jeff Heavrin pursuant to Section 1350

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned party duly authorized.

CENTRAL PARKING CORPORATION
Date: February 9, 2007	By:	/s/ EMANUEL EADS
Emanuel Eads
Chief Executive Officer

CENTRAL PARKING CORPORATION
Date: February 9, 2007	By:	/s/ JEFF HEAVRIN
Jeff Heavrin
Senior Vice President and Chief Financial Officer

Exhibit 31.1
CERTIFICATION
I, Emanuel Eads, certify that:
     1. I have reviewed this quarterly report on Form 10-Q of Central Parking Corporation;
     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;
     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15 (f))for the registrant and have:
     a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;
     b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
     a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 9, 2007	By:	/s/ EMANUEL EADS

Emanuel Eads
Chief Executive Officer

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Exhibit 31.2
CERTIFICATION
I, Jeff Heavrin, certify that:
     1. I have reviewed this quarterly report on Form 10-Q of Central Parking Corporation;
     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;
     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15 (f))for the registrant and have:
     a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;
     b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
     a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 9, 2007	By:	/s/ JEFF HEAVRIN

Jeff Heavrin
Senior Vice President and Chief Financial Officer

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Exhibit 32.1
SECTION 1350 CERTIFICATION
     In connection with the Quarterly Report of Central Parking Corporation (the “Company”) on Form 10-Q for the Quarter ending December 31, 2006 as filed with the Securities and Exchange Commission on February 9, 2007 (the “Report”), I, Emanuel Eads, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ EMANUEL EADS
Emanuel Eads
Chief Executive Officer

     A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO CENTRAL PARKING CORPORATION AND WILL BE RETAINED BY CENTRAL PARKING CORPORATION AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
     The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. This certification is executed as of February 9, 2007.

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Exhibit 32.2
SECTION 1350 CERTIFICATION
     In connection with the Quarterly Report of Central Parking Corporation (the “Company”) on Form 10-Q for the Quarter ending December 31, 2006 as filed with the Securities and Exchange Commission on February 9, 2007 (the “Report”), I, Emanuel Eads, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JEFF HEAVRIN
Jeff Heavrin
Senior Vice President and Chief Financial Officer

     A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO CENTRAL PARKING CORPORATION AND WILL BE RETAINED BY CENTRAL PARKING CORPORATION AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
     The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. This certification is executed as of February 9, 2007.

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CENTRAL PARKING CORPORATION
NASHVILLE TENNESSEE

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 21, 2007

The undersigned hereby appoints Edward G. Nelson and Benjamin F. Parrish, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Special Meeting of Stockholders of Central Parking Corporation to be held on Monday, May 21, 2007 at 9:00 a.m., local time, at Central Parking’s principal executive offices, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, and at any postponement or adjournment thereof, upon the following matters and in their discretion with respect to any other matters which may properly come before the meeting.

The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND IN THE DISCRETION OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.

CENTRAL PARKING CORPORATION
2401 21st Avenue South
Nashville, Tennessee 37212

(Continued and to be dated and signed on the reverse side.)

CENTRAL PARKING
  CORPORATION

VOTE BY MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.
☑

Votes must be
indicated

(x) in Black or
Blue ink.

CENTRAL PARKING CORPORATION
2401 21st Avenue South
Nashville, Tennessee 37212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	The proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 2007, by and among Central Parking Corporation, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and a wholly-owned subsidiary of KCPC Holdings.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to, approve and adopt the Agreement and Plan of Merger.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment or postponement thereof.

Change of Address Mark Here ☐

Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Dated: _ _

Share Owner sign here:

Co-Owner sign here: